      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 8, 1998

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             EVI WEATHERFORD, INC.

           DELAWARE                          3498                         04-2515019
(State or other jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
incorporation or organization)    Classification Code Number)         Identification No.)

                                                          BERNARD J. DUROC-DANNER
                                                           EVI WEATHERFORD, INC.
         5 POST OAK PARK, SUITE 1760                    5 POST OAK PARK, SUITE 1760
          HOUSTON, TEXAS 77027-3415                      HOUSTON, TEXAS 77027-3415
                (713) 297-8400                                 (713) 297-8400
 (Address, including zip code, and telephone      (Name, address, including zip code, and
  number, including area code, of registrant's   telephone number, including area code, of
                   principal                                 agent for service)
              executive offices)

                                   Copies to:

                                 CURTIS W. HUFF
                             EVI WEATHERFORD, INC.
                          5 POST OAK PARK, SUITE 1766
                           HOUSTON, TEXAS 77027-3415
                                 (713) 297-8400

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: Upon consummation of the Merger described herein.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                         PROPOSED              PROPOSED
                                                         MAXIMUM               MAXIMUM
  TITLE OF EACH CLASS OF         AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED(1)           PER SHARE         OFFERING PRICE(2)    REGISTRATION FEE(3)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par
  value per share........         3,897,462           Not Applicable         $162,258,084             $9,626
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Represents the maximum number of shares of Common Stock issuable upon consummation of the Merger described herein.

(2) Pursuant to Rule 457(f) under the Securities Act of 1933, the proposed maximum offering price is calculated as $162,258,084 (representing 5,202,664 shares of Christiana Companies, Inc. common stock, $1.00 par value, multiplied by $31 3/16, which is the average of the high and low sale price for such stock on July 6, 1998).

(3) Pursuant to Rule 457(b) under the Securities Act of 1933, the registration fee included with this Registration Statement has been offset by $38,240, which is the fee previously paid by the Registrant with the filing of preliminary proxy materials on Schedule 14A (which contained the Joint Proxy Statement/Prospectus included herein) filed on February 19, 1998.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

[EVI, INC. LOGO]                                              [WEATHERFORD LOGO]

                             EVI WEATHERFORD, INC.
                          5 POST OAK PARK, SUITE 1760
                              HOUSTON, TEXAS 77027


                                                                   July 13, 1998


Dear Stockholder:


     You are cordially invited to attend a special meeting of stockholders (the "Special Meeting") of EVI Weatherford, Inc. ("EVI") to be held at 9:00 a.m., Houston time, on August 17, 1998, at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas.


     At the Special Meeting, you will be asked to consider and vote upon a proposal (the "Merger Proposal") to approve the acquisition by EVI of Christiana Companies, Inc. ("Christiana") through a merger of Christiana Acquisition, Inc., a wholly owned subsidiary of EVI ("Sub"), with and into Christiana (the "Merger") pursuant to an Agreement and Plan of Merger dated December 12, 1997, as amended (the "Merger Agreement"), among EVI, Sub, Christiana and C2, Inc., a Wisconsin corporation ("C2"). Under the Merger Agreement, EVI will provide to the Christiana shareholders in exchange for their shares of Christiana common stock, $1.00 par value, (i) 3,897,462 shares of EVI common stock, $1.00 par value ("EVI Common Stock"), (ii) cash in an amount equal to the cash of Christiana as of the effective time of the Merger less the sum of (x) Christiana's accrued taxes (without giving effect to the value of certain tax deductions to be retained by Christiana) and other liabilities as of such time that are not assumed by C2 pursuant to an agreement under which C2 is proposing to acquire from Christiana a two-thirds interest in Total Logistic Control LLC, a Delaware limited liability company ("Logistic"), and (y) $10.0 million, and
(iii) a contingent cash payment of up to $10.0 million payable five years after the effective date of the Merger, subject to earlier payment under certain circumstances, to the extent such funds are not required to satisfy contingent claims against Christiana and various indemnity obligations. THE NUMBER OF SHARES OF EVI COMMON STOCK ISSUABLE IN THE MERGER IS EQUAL TO THE NUMBER OF SHARES OF EVI COMMON STOCK CURRENTLY HELD BY CHRISTIANA AND, THEREFORE, THE MERGER WILL RESULT IN NO CHANGE IN THE OUTSTANDING SHARES OF EVI COMMON STOCK AFTER THE MERGER.

     Under the terms of the Merger Agreement, prior to EVI's obligation to acquire Christiana, the following events are required to occur:


     - All of Christiana's assets, other than the EVI Common Stock, cash in the amount of at least $30.0 million, a one-third interest in Logistic, and rights to various tax benefits, will be transferred to Logistic.


     - Christiana will sell a two-thirds interest in Logistic to C2 for consideration of $10.67 million and C2 and Logistic will be required to assume all the current and historical liabilities of Christiana and its current and historical subsidiaries and predecessors for which funds are not retained by Christiana to fully pay.

     As a result of the Merger, the assets of Christiana immediately after the effective time of the Merger will consist solely of its shares of EVI Common Stock, a one-third interest in Logistic having a pro forma net book value in excess of $7.0 million, the benefit of certain tax deductions and credits having an estimated value in excess of $1.0 million and cash equal to the total amount of cash consideration to be paid to the Christiana shareholders in the Merger (including the contingent $10.0 million payment) and the amount of Christiana's unassumed liabilities and taxes as of the effective date of Merger. EVI also will have a right, through its ownership of Christiana, to sell Christiana's one-third interest in Logistic to either C2 or Logistic for $7.0 million at any time on or after five years after the effective date of the Merger.

     A summary of the basic terms and conditions of the Merger, certain financial and other information relating to EVI and Christiana and copies of the Merger Agreement are set forth in the enclosed Joint Proxy Statement/Prospectus. Please review and consider the enclosed materials carefully. In connection with its approval of the Merger, the Board of Directors received and took into account the opinion of Morgan Stanley & Co. Incorporated, an investment banking firm retained by EVI, that the consideration to be paid by EVI in the Merger was fair to EVI from a financial point of view. A copy of the opinion of Morgan Stanley & Co. Incorporated is included in the accompanying Joint Proxy Statement/Prospectus.

     The Board of Directors has approved the Merger Proposal. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITS APPROVAL.

     WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. ACCORDINGLY, WE ASK THAT YOU MARK, DATE, SIGN AND RETURN YOUR PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU HAVE MULTIPLE STOCKHOLDER ACCOUNTS AND RECEIVE MORE THAN ONE SET OF THESE MATERIALS, PLEASE BE SURE TO VOTE EACH PROXY AND RETURN IT IN THE RESPECTIVE POSTAGE-PAID ENVELOPE PROVIDED.

                                            Very truly yours,

                                            /s/ BERNARD J. DUROC-DANNER
                                            BERNARD J. DUROC-DANNER
                                            President and Chief Executive
                                            Officer

CHRISTIANA COMPANIES, INC.
--------------------------------------------------------------------------------

                                                    700 N. WATER ST., SUITE 1200
                                                      MILWAUKEE, WISCONSIN 53202
                                                      TELEPHONE     414/291-9000
                                                      FACSIMILE     414/291-9061


                                                                   July 13, 1998

Dear Shareholder:

     This letter and the accompanying materials contain information regarding three aspects of the Merger (the "Merger") between Christiana Companies, Inc. ("Christiana") and a wholly-owned subsidiary ("Sub") of EVI Weatherford, Inc. ("EVI"), specifically: (1) information regarding a Special Meeting of Christiana shareholders to vote on the Merger, (2) a separate prospectus regarding the opportunity of each Christiana shareholder to purchase common stock ("C2 Stock") of C2, Inc., a newly formed Wisconsin corporation ("C2"), that will acquire a two-thirds interest in Total Logistic Control, LLC, a Delaware limited liability company and wholly owned subsidiary of Christiana ("Logistic"), and (3) information regarding the enclosed "Letter of Transmittal," which is the means by which Christiana shareholders obtain EVI stock and cash in connection with the Merger and exercise their opportunity to purchase C2 Stock.


     1. Special Meeting Regarding Merger. You are cordially invited to attend the Special Meeting of Christiana Shareholders to be held at 9:00 a.m. (Milwaukee time) on August 17, 1998, at the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin. At this Special Meeting, you will be asked to consider and vote upon the Merger pursuant to an Agreement and Plan of Merger dated December 12, 1997, as amended (the "Merger Agreement"), by and among Christiana, EVI, Sub, and C2.


     Under the Merger Agreement, EVI will provide to the Christiana shareholders in exchange for their shares of Christiana common stock, $1.00 par value ("Christiana Common Stock"):

     - 3,897,462 shares of EVI common stock, $1.00 par value ("EVI Common Stock") (approximately 0.74913 shares of EVI Common Stock for each share of Christiana Common Stock);


     - Cash in an amount equal to the cash of Christiana as of the effective time of the Merger less the sum of (i) Christiana's accrued taxes (without giving effect to the value of certain tax deductions to be retained by Christiana) and other liabilities as of such time that are not assumed by C2 and (ii) $10.0 million (approximately $4.00 for each share of Christiana Common Stock) (the "Cash Consideration"); and


     - A contingent cash payment of up to $10.0 million payable five years after the effective date of the Merger, subject to earlier payment under certain circumstances, to the extent such funds are not required to satisfy contingent claims against Christiana and various indemnity obligations (approximately $1.92 for each share of Christiana Common Stock) (the "Contingent Cash Consideration").

     Arthur Andersen LLP, Christiana's independent public accountants, has opined that Christiana shareholders will not recognize any income, gain or loss as a result of the receipt of EVI Common Stock in the Merger. However, Christiana shareholders will recognize gain to the extent of the Cash Consideration and the fair market value of the Contingent Cash Consideration to be received in the Merger.

     As part of the transactions contemplated by the Merger Agreement, Christiana will sell two-thirds of its interest in Logistic to C2 for $10.67 million (the "Logistic Sale"). The Logistic Sale is a condition to the consummation of the Merger and, if the Merger Agreement is approved by Christiana shareholders at the Special Meeting, the Logistic Sale will occur immediately prior to the Merger.

     Under Wisconsin law, approval and adoption of the transactions contemplated by the Merger Agreement requires the approval of two-thirds of the votes entitled to be cast at the Special Meeting excluding the 2,718,000 shares (52.8% of the issued and outstanding Christiana Common Stock) that may be deemed under Wisconsin law to be beneficially owned by Sheldon B. Lubar.

     A summary of the basic terms and conditions of the Merger, certain financial and other information relating to EVI and Christiana and copies of the Merger Agreement are set forth in the enclosed Joint Proxy

Statement/Prospectus. Please review and consider the enclosed materials carefully. In connection with its approval of the Merger, the Board of Directors received and took into account the opinion of Prudential Securities Incorporated, an investment banking firm retained by Christiana, that the transactions described herein are fair to the shareholders of Christiana from a financial point of view. A copy of the opinion of Prudential Securities Incorporated is included in the accompanying Joint Proxy Statement/Prospectus.

     Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus which contains a detailed description of the Merger Agreement and the respective terms and conditions thereof.

     AFTER CAREFUL CONSIDERATION, THE CHRISTIANA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT (WHICH INCLUDES AS A PART THEREOF THE AGREEMENT PROVIDING FOR THE LOGISTIC SALE) AS BEING IN THE BEST INTERESTS OF CHRISTIANA AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE FOR THE MERGER.

     YOUR VOTE IS IMPORTANT NO MATTER HOW MANY SHARES YOU HOLD. EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY AND ELECTION FORM AND RETURN IT PROMPTLY. IF YOU HAVE MULTIPLE SHAREHOLDER ACCOUNTS AND RECEIVE MORE THAN ONE SET OF THESE MATERIALS, PLEASE BE SURE TO VOTE EACH PROXY AND RETURN IT IN THE RESPECTIVE POSTAGE-PAID ENVELOPE PROVIDED.

     2. C2 Prospectus Regarding Purchase of C2 Stock. Pursuant to a separate prospectus being provided to Christiana shareholders simultaneously herewith, C2 is offering each Christiana shareholder the ability to purchase one share of C2 Stock (at $4.00 per share) for each share of Christiana held immediately prior to the Merger, with the objective of raising $20.8 million, $10.67 million of which will be utilized to fund the acquisition of the two-thirds ownership interest in Logistic. Each Christiana shareholder may purchase more shares of C2 if they are available.

     As described in the Joint Proxy Statement/Prospectus the $10.67 million price for the two-thirds interest in Logistic was fixed at a price that the Board of Directors and I believe are fair to Christiana and its shareholders. Please note that this price is $4.54 million below the current book value of the two-thirds interest being purchased by C2 and reflects the various restrictions and obligations that will apply to C2 and Logistic following the Merger.

     C2 is a newly-formed entity which I currently control. Certain members of my family (including my son, David J. Lubar, a director of Christiana and the President and a director of C2) and I will purchase enough shares of C2 to raise at least $10.67 million. This will ensure that C2 has sufficient funds to complete the Logistic purchase.

     You are encouraged to read carefully the C2 Prospectus enclosed herewith in connection with your decision to purchase shares of C2 Stock. Your election to purchase C2 Stock may be made pursuant to the "Letter of Transmittal" enclosed herewith and discussed in the next section.

     3. Letter of Transmittal. The enclosed Letter of Transmittal serves two purposes. First, it enables Christiana shareholders to receive EVI stock and cash in connection with the Merger. As described in more detail in the Letter of Transmittal, Christiana shareholders should complete the form, attach their Christiana certificates to it, then return it to Firstar Trust Company at the address indicated. The address of the registered owner set forth on the Letter of Transmittal will be the address to which the Contingent Cash Consideration of approximately $1.92 (payable five (5) years after the effective date of the Merger or earlier if Christiana receives $20.0 million for its one-third interest in Logistic) will be sent, so it is very important that you complete the form properly.

     Second, the Letter of Transmittal is the form to be used to elect to purchase C2 Stock. As indicated in the Letter of Transmittal, Christiana shareholders may use the cash received from EVI in the Merger to purchase C2 shares.

     On behalf of the Board of Directors and the management of Christiana, we look forward to your participation, either in person or by proxy, at the special meeting. In any event, we look forward to receiving your Letter of Transmittal.

                                            Sincerely,

                                            SHELDON B. LUBAR
                                            Chairman

                             EVI WEATHERFORD, INC.
                          5 POST OAK PARK, SUITE 1760
                              HOUSTON, TEXAS 77027

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


                           TO BE HELD AUGUST 17, 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of EVI Weatherford, Inc. ("EVI") will be held at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas, on August 17, 1998, at 9:00 a.m., Houston time, for the following purposes:


          1. To consider and vote upon a proposal to acquire Christiana Companies, Inc. ("Christiana") pursuant to an Agreement and Plan of Merger dated December 12, 1997, as amended (the "Merger Agreement"), among EVI, Christiana, C2, Inc. ("C2") and Christiana Acquisition, Inc. for (i) 3,897,462 shares of EVI common stock, $1.00 par value ("EVI Common Stock"),
     (ii) cash in an amount equal to the amount of cash of Christiana as of the effective time of the merger less the sum of (x) Christiana's accrued taxes (without giving effect to the value of certain tax deductions to be retained by Christiana) and other liabilities as of such time that are not assumed by C2 and (y) $10.0 million, and (iii) a contingent cash payment of up to $10.0 million payable five years after the effective date of the merger or earlier under certain circumstances to the extent such funds are not required to satisfy contingent claims against Christiana and various indemnity obligations, all more specifically described in the accompanying Joint Proxy Statement/Prospectus; and

          2. To approve a postponement or adjournment of the meeting to solicit additional votes in the event that there are not sufficient votes to approve the foregoing proposal.

          3. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.


     The Board of Directors has fixed the close of business on July 10, 1998, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Only stockholders of record at the close of business on such record date are entitled to notice of and to vote at such meeting. A complete list of such stockholders will be available for examination at the Special Meeting and at EVI's offices at 5 Post Oak Park, Suite 1760, Houston, Texas, during ordinary business hours, after August 6, 1998, for the examination of any such stockholder for any purpose germane to the Special Meeting.


                                            By order of the Board of Directors,

                                            /s/ CURTIS W. HUFF
                                            CURTIS W. HUFF,
                                            Corporate Secretary

July 13, 1998


                                   IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE EITHER IN PERSON OR BY YOUR PROXY.

CHRISTIANA COMPANIES, INC.
--------------------------------------------------------------------------------

                                                    700 N. WATER ST., SUITE 1200
                                                      MILWAUKEE, WISCONSIN 53202
                                                      TELEPHONE     414/291-9000
                                                      FACSIMILE     414/291-9061

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


                           TO BE HELD AUGUST 17, 1998



     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Christiana Companies, Inc., a Wisconsin corporation ("Christiana") will be held on August 17, 1998, at 9:00 a.m. (Milwaukee time), at the Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin for the following purposes:


          (1) To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated December 12, 1997, as amended (the "Merger Agreement"), by and among Christiana, EVI Weatherford, Inc., a Delaware corporation ("EVI"), Christiana Acquisition, Inc., a Wisconsin corporation and wholly-owned subsidiary of EVI ("Sub"), and C2, Inc., a Wisconsin corporation ("C2"), the terms and conditions of which include an agreement by and among Christiana, C2, Total Logistic Control, LLC, a Delaware limited liability company and wholly-owned subsidiary of Christiana ("Logistic"), and EVI, pursuant to which Christiana will sell two-thirds of its interest in Logistic for $10.67 million. The transactions contemplated by the Merger Agreement are more fully described in the attached Joint Proxy Statement/Prospectus.

          (2) To approve an adjournment of the Special Meeting to solicit additional proxies in the event that there are not sufficient votes to approve the foregoing proposal.

          (3) To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.


     The close of business on July 10, 1998 has been fixed as a record date for the determination of shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.


     Under Wisconsin law, approval and adoption of the transactions contemplated by the Merger Agreement requires the approval of two-thirds of the votes entitled to be cast at the Special Meeting excluding the 2,718,000 shares (52.8% of the issued and outstanding Christiana Common Stock) that may be deemed under Wisconsin law to be beneficially owned by Sheldon B. Lubar.

     If the transactions contemplated by the Merger Agreement are consummated, holders of Christiana Common Stock who have complied with the requirements of the Wisconsin Business Corporation Law will have certain dissenters' rights under Wisconsin law, if they wish to assert such rights, as described in more detail in the accompanying Joint Proxy Statement/Prospectus, which includes, as Appendix H, a copy of the dissenters' rights provisions of the Wisconsin Business Corporation Law. Christiana will provide a copy of Appendix H to any shareholder entitled to vote at the Special Meeting upon request of that shareholder.

                                            By Order of the Board of Directors

                                            David E. Beckwith
                                            Secretary

July 13, 1998


     YOUR VOTE IS IMPORTANT NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE. TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE DATE THE ENCLOSED PROXY AND ELECTION FORM WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF CHRISTIANA, SIGN EXACTLY AS YOUR NAME APPEARS THEREON AND RETURN IMMEDIATELY.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

EVI WEATHERFORD, INC.                                 CHRISTIANA COMPANIES, INC.

                        JOINT PROXY STATEMENT/PROSPECTUS


          SPECIAL MEETINGS OF STOCKHOLDERS TO BE HELD AUGUST 17, 1998

                             ---------------------

                             EVI WEATHERFORD, INC.
                        (COMMON STOCK, $1.00 PAR VALUE)

                             ---------------------


     This Joint Proxy Statement/Prospectus is being furnished to stockholders of EVI Weatherford, Inc. ("EVI"), a Delaware corporation formerly known as EVI, Inc., in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Stockholders of EVI (the "EVI Special Meeting") scheduled to be held on August 17, 1998, at 9:00 a.m., Houston time, at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas, and any adjournment or postponement thereof, and to shareholders of Christiana Companies, Inc., a Wisconsin corporation ("Christiana"), in connection with the solicitation of proxies by its Board of Directors for use at the Special Meeting of Shareholders of Christiana (the "Christiana Special Meeting") scheduled to be held on August 17, 1998, at 9:00 a.m., Milwaukee time, at Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin and any adjournment or postponement thereof. See "General Information about the Meetings".



     At the EVI Special Meeting and the Christiana Special Meeting, the holders of the EVI common stock, $1.00 par value, ("EVI Common Stock"), and the holders of the Christiana common stock, $1.00 par value, ("Christiana Common Stock"), respectively, will be asked to consider and vote on a proposal ("Merger Proposal") to approve and adopt the Agreement and Plan of Merger dated December 12, 1997, as amended (the "Merger Agreement"), among EVI, Christiana Acquisition, Inc., a wholly owned Wisconsin subsidiary of EVI ("Sub"), and C2, Inc., a Wisconsin corporation ("C2"), pursuant to which Sub will merge with and into Christiana (the "Merger") and the holders of the issued and outstanding shares of Christiana Common Stock will, subject to adjustment, be entitled to receive in respect of each share of Christiana Common Stock held as of the effective time of the Merger (the "Effective Time") (i) the EVI Share Consideration (as defined below), (ii) the Cash Consideration (as defined below) and (iii) the Contingent Cash Consideration (as defined below). Both EVI and Christiana have fixed July 10, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, their respective Special Meetings and any adjournments or postponements thereof.



     Based on the current capitalization of Christiana and after giving effect to the estimated expenses of the Merger payable by Christiana, the EVI Share Consideration would be .74913 of a share of EVI Common Stock, the Cash Consideration would be approximately $4.00 and the Contingent Cash Consideration, assuming no reductions for indemnity payments during the Hold Back Period (as defined below), would be $1.92. The specific number of shares of EVI Common Stock and Cash Consideration payable in the Merger will be determined as of the Effective Time and could vary from that which would be payable had the Merger been effective on December 31, 1997. The Contingent Cash Consideration will not be known until the expiration of the Hold Back Period (as defined below) and will be dependent on whether EVI and Christiana will be required to make any payments in respect of certain historical obligations and liabilities of Christiana and its current and historical subsidiaries and predecessors during that period. Accordingly, there can be no assurance as to the amount, if any, of the Contingent Cash Consideration. See "The Merger -- Terms of the Merger -- General Description of the Merger".


                                                  (Cover continued on next page)

   AN INVESTMENT IN EVI COMMON STOCK AFTER THE MERGER INVOLVES CERTAIN RISKS.
                         SEE "RISK FACTORS" ON PAGE 51.

  NEITHER THIS TRANSACTION NOR THE SHARES OF EVI COMMON STOCK TO BE ISSUED IN
    CONNECTION WITH THE TRANSACTION HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY
  OF THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      THE DATE OF THIS JOINT PROXY STATEMENT/PROSPECTUS IS JULY 13, 1998.

(Continued from cover page)

     As part of the transactions contemplated by the Merger Agreement, Christiana will sell two-thirds of its interest (the "Logistic Sale") in Total Logistic Control, LLC, a Delaware limited liability company and wholly owned subsidiary of Christiana ("Logistic"), to C2 for $10.67 million. The Logistic Sale will be effected pursuant to the terms of the Merger Agreement and an Agreement dated December 12, 1997, as amended (the "Logistic Purchase Agreement"), by and among Christiana, C2, Logistic and EVI. C2 is currently controlled by Sheldon B. Lubar, Chairman of Christiana. C2 is currently offering (the "C2 Offering") pursuant to a separate prospectus, up to 5,202,664 shares of its common stock, $0.01 par value per share (the "C2 Common Stock"), with the objective of raising approximately $21.0 million. Approximately $10.67 million of the net proceeds from the C2 Offering is expected to be utilized to fund the acquisition of Logistic. Christiana shareholders will have the ability to purchase their pro rata interest in C2. Sheldon B. Lubar and certain members of his immediate family (the "Lubar Family") have agreed pursuant to an agreement dated December 24, 1997, as amended, (the "Lubar/C2 Agreement") to purchase enough shares of C2 as are necessary to raise at least $10.67 million. The Lubar/C2 Agreement will insure that C2 has sufficient funds to complete the Logistic Sale. Under the terms of the Merger Agreement, Christiana is required to pay all printing and proxy solicitation costs, as well as EVI's filing fees with the Commission and under the HSR Act and all costs and expenses for blue sky and state securities law filings. EVI is required to pay its own legal and financial advisory fees. See "The Merger -- Terms of The Merger -- Expenses" and "Ancillary Transactions".


     UNDER WISCONSIN LAW, APPROVAL AND ADOPTION OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT REQUIRES THE APPROVAL OF TWO-THIRDS, OF THE VOTES ENTITLED TO BE CAST AT THE SPECIAL MEETING EXCLUDING THE 2,718,000 SHARES (52.8% OF THE ISSUED AND OUTSTANDING CHRISTIANA COMMON STOCK) THAT MAY BE DEEMED UNDER WISCONSIN LAW TO BE BENEFICIALLY OWNED BY SHELDON B. LUBAR.


     Because the amount of cash required to be paid by EVI in the Merger as part of the Cash Consideration and the Contingent Cash Consideration will not exceed the amount of cash required to be retained by Christiana at the time of the Merger and because the number of shares of EVI Common Stock issuable in the Merger is essentially the same number of shares of EVI Common Stock held by Christiana, the consideration payable in the Merger by EVI will in essence come from Christiana's existing assets and EVI will not be required to pay any consideration other than its agreement to engage in the Merger for the assets being acquired by it through the Merger.

     For purposes of this Joint Proxy Statement/Prospectus, the terms "EVI Share Consideration", "Cash Consideration", "Contingent Cash Consideration" and "Hold Back Period" have the following respective meanings:

     - The EVI Share Consideration will be equal to a fraction of a share of EVI Common Stock for each share of Christiana Common Stock held, calculated by dividing the number of shares of EVI Common Stock held by Christiana by the total number of shares of Christiana Common Stock issued and outstanding as of the Effective Time.

     - The Cash Consideration will be equal to the total amount of cash of Christiana as of the Effective Time (including the $10.67 million payable by C2 for the acquisition of a two-thirds interest in Logistic) minus the sum of (i) an amount of cash necessary to pay all Christiana Liabilities (as defined in the Merger Agreement), other than the C2/Logistic Assumed Liabilities (as defined below), in full without giving effect to the use or application of any tax deductions relating to the exercise, acquisition or cancellation of options or any tax benefits that may be realized as a result of amendments to any tax returns of Christiana and
       (ii) $10.0 million (the "Christiana Net Cash") divided by the total number of shares of Christiana Common Stock outstanding as of the Effective Time. For purposes of this Joint Proxy Statement/Prospectus, the "C2/Logistic Assumed Liabilities" means all the liabilities and obligations of Christiana and its current and past subsidiaries and affiliates for which cash is not retained by Christiana as of the Effective Time to fully pay such liabilities.

     - The Contingent Cash Consideration will be equal to (i) $10.0 million less all C2/Logistic Assumed Liabilities and any other liability for which indemnification is required to be provided to EVI or Christiana under the Logistic Purchase Agreement that may be paid by Christiana, EVI or their respective successors and assigns during the five year period following the Effective Time divided by (ii) the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time.

     The Hold Back Period shall mean the period from the Effective Time through the earlier of: (i) the fifth anniversary of the Effective Date or (ii) the date that Christiana receives consideration with a fair market value of $20.0 million or more for its one-third interest in Logistic; provided, however, that if there is any pending or threatened claim, demand or suit or existing matter for which EVI has determined it will be subject to indemnification under the Logistic Purchase Agreement, the Hold Back Period shall be extended until such time that such claim, demand, suit or matter is wholly resolved, paid and not subject to appeal or further claims.


     As of the Record Date, the total number of outstanding shares of Christiana
Common Stock and EVI Common Stock were 5,149,330 and      , respectively. As of
the Record Date, Christiana owned approximately 4% of the outstanding shares of EVI Common Stock and after giving effect to the Merger, the former shareholders of Christiana, as a group, will continue to hold approximately 4% of the outstanding shares of EVI Common Stock. All Christiana shareholders will be given a right to purchase on a pro rata basis shares in C2. If each Christiana shareholder exercises such right in full, Christiana shareholders will own all of the outstanding shares of C2. To the extent each Christiana shareholder does not exercise this right in full, members of the management of Logistic and the general public, in that order of preference, will have the opportunity to acquire the remaining unsold shares of C2 Common Stock.


     All information in this Joint Proxy Statement/Prospectus relating to EVI and Sub (other than tax consequences, which has been supplied by Christiana) has been supplied by EVI and all information relating to Christiana and C2 has been supplied by Christiana and C2, respectively. This Joint Proxy Statement/ Prospectus is not being used in connection with the C2 Offering.


     This Joint Proxy Statement/Prospectus, the attached Notices of Special Meetings of Stockholders of EVI and Christiana and the enclosed forms of proxy are first being mailed to stockholders of EVI and Christiana on or about July 17, 1998.


     The obligations of EVI, Sub, Christiana, Logistic and C2 to consummate the Merger (including the Logistic Sale) and the transactions contemplated thereby are subject to the satisfaction or waiver of certain conditions. For a description of such conditions, see "The Merger -- Terms of the Merger -- Conditions to the Merger".

     A copy of the Merger Agreement and the Logistic Purchase Agreement, as amended, are attached as Appendices A and B, respectively. It is anticipated that the Logistic Sale and the Merger will be effected as soon as practicable following the Special Meetings.

     If the Merger Proposal is approved and the other conditions to the consummation of the Logistic Sale and the Merger are satisfied or waived, the Merger and the Logistic Sale will be consummated and Logistic and C2 will assume the C2/Logistic Assumed Liabilities. See "Ancillary Transactions".

     This Joint Proxy Statement/Prospectus constitutes the prospectus of EVI pursuant to the Securities Act of 1933 (the "Securities Act") with respect to the issuance of the shares of EVI Common Stock in connection with the Merger. Application has been or will be made to list the shares of EVI Common Stock to be issued in the Merger on the New York Stock Exchange (the "NYSE").

     On December 12, 1998, the last trading date before the announcement by EVI and Christiana that they had reached an agreement concerning the Merger, the closing sale price of the EVI Common Stock and the Christiana Common Stock as reported by the NYSE were $46 3/8 and $40 3/4 per share, respectively.


     On July 10, 1998, the closing prices of EVI Common Stock and Christiana
Common Stock, as reported on the NYSE were $          and $          ,
respectively.

                               TABLE OF CONTENTS


                                                   PAGE
                                                   ----
AVAILABLE INFORMATION............................    6
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE......................................    7
FORWARD-LOOKING STATEMENTS.......................    8
MATERIAL FEDERAL INCOME TAX CONSEQUENCES.........    9
SUMMARY..........................................   10
  The Companies..................................   14
  Recent Developments; Weatherford Merger........   14
  The Special Meetings...........................   15
  Ancillary Transactions.........................   15
  The Merger.....................................   16
  Material Federal Income Tax Considerations.....   20
  Christiana Stock Option Plans..................   21
  Comparative Rights of Stockholders of EVI and
    Christiana...................................   21
  Price Range of Common Stock and Dividend
    Policy.......................................   21
  EVI Unaudited Pro Forma Condensed Consolidated
    Financial Data...............................   22
  EVI Summary Historical Financial Data..........   23
  Christiana Summary Historical Financial Data...   24
  Comparative Per Share Information..............   25
GENERAL INFORMATION ABOUT THE MEETINGS...........   26
  Date, Time and Place of Special Meetings.......   26
  Record Date and Outstanding Shares.............   26
  Purposes of the Special Meetings...............   26
    EVI..........................................   26
    Christiana...................................   26
  Vote Required..................................   26
    EVI..........................................   26
    Christiana...................................   26
  Voting and Revocation of Proxies...............   27
  Solicitation of Proxies........................   27
  Dissenters' Rights.............................   27
  Other Matters..................................   27
BACKGROUND OF THE TRANSACTION....................   28
EVI'S REASONS FOR THE TRANSACTION................   36
CHRISTIANA'S REASONS FOR THE TRANSACTION.........   37
OPINIONS OF FINANCIAL ADVISORS...................   42
  Morgan Stanley Opinion.........................   42
  Prudential Securities Opinion..................   45
  American Appraisal Opinion.....................   49
RISK FACTORS.....................................   51
ORGANIZATION OF EVI AND CHRISTIANA BEFORE AND
  AFTER THE TRANSACTION..........................   54
ANCILLARY TRANSACTIONS...........................   55
  The Logistic Sale and Operating Agreement......   55
  Terms of the Logistic Sale.....................   55
    General......................................   55
    Indemnification..............................   55
    Certain Definitions..........................   57
  Terms of the Operating Agreement...............   57
    General......................................   57
    Capital Contributions........................   58
    Allocations..................................   58
    Distributions................................   58
    Management...................................   58
    Assignment, Transfer and Repurchase of a
      Member's Units.............................   59
    Dissolution and Winding Up...................   59
THE MERGER.......................................   60
  Terms of the Merger............................   60
    General Description of the Merger............   60
    Effective Time of the Merger.................   60



                                                   PAGE
                                                   ----
    Manner and Basis of Converting Shares........   60
    Conditions to the Merger.....................   61
    Representations and Warranties of the Parties
      to the Merger Agreement....................   63
    Conduct of Business of Christiana and EVI
      Prior to Merger............................   63
    Expenses.....................................   64
    Management Following Merger..................   64
    Termination or Amendment of Merger
      Agreement..................................   64
  Governmental and Regulatory Approvals..........   65
  Accounting Treatment...........................   66
  NYSE Listing of EVI Common Stock...............   66
  Federal Securities Law Consequences............   66
  Dissenters' Rights.............................   66
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS.......   67
  Federal Income Tax Consequences of the
    Merger.......................................   68
  Backup Withholding.............................   68
INTERESTS OF CERTAIN PERSONS IN THE
  TRANSACTION....................................   69
  Christiana Ownership...........................   69
  Indemnity......................................   70
EVI SELECTED CONSOLIDATED FINANCIAL DATA.........   71
CHRISTIANA SELECTED CONSOLIDATED FINANCIAL
  DATA...........................................   72
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS.....................................   73
NOTES TO PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL STATEMENTS...........................   77
DESCRIPTION OF EVI...............................   79
  Recent Developments............................   79
  Management Stockholdings.......................   80
DESCRIPTION OF CHRISTIANA........................   82
  Business.......................................   82
    General......................................   82
    Logistic.....................................   82
  Properties.....................................   84
  Description of Properties......................   85
    Illinois Properties..........................   85
    Indiana Properties...........................   86
    Michigan Properties..........................   86
    New Jersey Properties........................   87
    Wisconsin Properties.........................   87
  Other Assets...................................   87
  Legal Proceedings..............................   87
  Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations...................................   88
  Financial Condition, Liquidity and Capital
    Resources....................................   89
  Directors and Executive Officers...............   91
  Executive Compensation.........................   92
  Certain Relationships and Related
    Transactions.................................   94
DESCRIPTION OF C2................................   95
  General........................................   95
  Management.....................................   95
  Description of Logistic Credit Agreement.......   96
DESCRIPTION OF EVI AND CHRISTIANA CAPITAL
  STOCK..........................................   99
  EVI............................................   99
  Christiana.....................................  100
COMPARATIVE RIGHTS OF STOCKHOLDERS OF EVI AND
  CHRISTIANA.....................................  102
  Special Vote Required for Certain
    Combinations.................................  102
  Vote Required for Corporate Transactions and
    Other Matters................................  102

                                                   PAGE
                                                   ----
  Disposition of Assets..........................  103
  Power to Amend By-laws.........................  103
  Quorum Requirements for Directors' Meetings....  103
  Removal of Directors...........................  103
  Director Elections, Qualifications and
    Number.......................................  104
PRICE RANGE OF COMMON STOCK AND DIVIDEND
  POLICY.........................................  104
STOCK OWNERSHIP AND CERTAIN BENEFICIAL OWNERS....  106
  EVI............................................  106
  Christiana.....................................  107
RELATIONSHIPS WITH INDEPENDENT PUBLIC
  ACCOUNTANTS....................................  107
LEGAL MATTERS....................................  107
EXPERTS..........................................  108
STOCKHOLDERS' PROPOSALS..........................  108
INDEX TO FINANCIAL STATEMENTS....................  F-1



                                                   PAGE
                                                   ----
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS.........  F-2
CHRISTIANA CONSOLIDATED FINANCIAL STATEMENTS.....  F-3
APPENDIX A: AGREEMENT AND PLAN OF MERGER
APPENDIX B: LOGISTIC SALE AGREEMENT
APPENDIX C: AMENDED AND RESTATED OPERATING
  AGREEMENT
APPENDIX D: MORGAN STANLEY OPINION
APPENDIX E: PRUDENTIAL SECURITIES OPINION
APPENDIX G: AMERICAN APPRAISAL OPINION
APPENDIX H: DISSENTERS' RIGHTS PROVISIONS OF THE
  WISCONSIN BUSINESS CORPORATION LAW

                             AVAILABLE INFORMATION

     EVI and Christiana are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by EVI and Christiana with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information concerning EVI and Christiana can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the EVI Common Stock and Christiana Common Stock are listed.

     EVI has filed with the Commission a registration statement on Form S-4 under the Securities Act with respect to the EVI Common Stock offered hereby (the "Registration Statement"). For further information with respect to EVI and the EVI Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Joint Proxy Statement/Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. All information herein with respect to EVI and its affiliates, including Sub (other than tax consequences which have been supplied by Christiana), has been furnished by EVI, and all information herein with respect to Christiana and its affiliates, has been furnished by Christiana.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS JOINT PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SHARES OF EVI COMMON STOCK MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF EVI OR CHRISTIANA SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by EVI with the Commission (File No. 1-13086) are incorporated by reference into this Joint Proxy Statement/Prospectus:

          (a) EVI's Annual Report on Form 10-K for the year ended December 31, 1997 as amended by Amendment No. 1 and Amendment No. 2 to the Annual Report on Form 10-K and Forms 10-K/A;

          (b) EVI's Current Report on Form 8-K dated May 1, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated January 14, 1998;

          (c) EVI's Current Report on Form 8-K dated November 5, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 26, 1998;

          (d) EVI's Current Report on Form 8-K dated December 2, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated February 13, 1998;

          (e) EVI's Current Report on Form 8-K dated January 28, 1998;

          (f) EVI's Current Report on Form 8-K dated February 3, 1998;

          (g)The Company's Current Report on Form 8-K dated February 19, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated April 21, 1998;

          (h) EVI's Current Report on Form 8-K dated March 5, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 9, 1998;

          (i) EVI's Current Report on Form 8-K dated April 20, 1998;

          (j) EVI's Current Report on Form 8-K dated April 22, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated April 24, 1998;

          (k) EVI's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (l) EVI's Current Report on Form 8-K dated May 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K and Form 8-K/A dated May 22, 1998; and

          (m) EVI's Current Report on Form 8-K dated May 27, 1998;

          (n) EVI's Current Report on Form 8-K dated June 15, 1998; and

          (o) The description of EVI Common Stock contained in EVI's Registration Statement on Form 8-A (filed May 19, 1994) and as amended by EVI's Registration Statement on Form S-3, as amended, (Registration No. 333-45207), including any amendment or report filed for the purpose of updating such description.

     The following documents filed by Christiana with the Commission (File No. 1-3846) are incorporated by reference into this Joint Proxy
Statement/Prospectus:

          (a) Christiana's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 as amended by Amendment No. 1 on Form 10-K/A for the same period;

          (b) Christiana's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

          (c) Christiana's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997; and

          (d) Christiana's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

All documents filed by EVI and Christiana pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Joint Proxy Statement/Prospectus and prior to the date of the Special Meetings shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Joint Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Joint Proxy Statement/Prospectus, except as so modified or superseded.

     EVI undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Written or oral requests for such copies should be directed to EVI at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, Attention: Secretary (Telephone number:
(713) 297-8400).

     Christiana undertakes to provide without charge to each person to whom a copy of this Joint Proxy Statement/Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Joint Proxy Statement/Prospectus incorporates. Written or oral requests for such copies should be directed to Christiana at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, Attention: Secretary (Telephone number: (414) 291-9000).

                           FORWARD-LOOKING STATEMENTS

     Certain statements made herein and in public filings and releases by EVI contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future sales, earnings, margins, production levels and costs, expected savings from acquisitions and plant expansions, demand for products, product deliveries, market trends in the oil and gas industry and the oilfield service sector thereof, research and development, environmental and other expenditures, currency fluctuations and various business trends. Forward-looking statements may be made by management orally or in writing including, but not limited to, the Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of EVI's filings with the Commission under the Exchange Act and the Securities Act of 1933 (the "Securities Act").

     Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, whether and for how long the current pricing trend for oil will continue and the effect thereof on the demand and price of EVI's products, changes in the price of oil and gas, changes in the domestic and international rig count, global trade policies, domestic and international drilling activities, the impact of the economic downturn in Southeast Asia on the worldwide economies and associated demand for oil, world-wide political stability and economic growth, including currency fluctuations, government export and import policies, technological advances involving EVI's products, EVI's successful execution of internal operating plans and manufacturing consolidations and restructurings, performance issues with key suppliers and subcontractors, the ability of EVI to maintain price increases and market shares, raw material costs changes, collective bargaining labor disputes, regulatory uncertainties and legal proceedings. Future results will also be dependent upon the ability of EVI to successfully integrate the operations of Weatherford Enterra, Inc. with EVI, as well as its ability to continue to identify and complete successful acquisitions at acceptable prices, integrate those acquisitions with EVI's other operations and penetrate existing and new markets. For additional information regarding risks and uncertainties relating to EVI, see "Risk Factors" and EVI's filings with the Commission under the Exchange Act and the Securities Act referenced herein under "Incorporation of Certain Documents by Reference".

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     Consummation of the Merger is conditioned on the receipt of opinions of Arthur Andersen LLP that the Merger qualifies as a "reorganization" under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, (the "Code") by reason of Section 368(a)(2)(E) of the Code. The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service ("IRS") or the courts. See "Material Federal Income Tax Considerations". If the Merger fails to qualify as a "reorganization", each Christiana shareholder who receives shares of EVI Common Stock would, in addition to the recognition of gain with respect to the Cash Consideration and Contingent Cash Consideration being received in the Merger, recognize gain or loss equal to the difference between the fair market value of the EVI Common Stock received and such shareholder's basis in the shares of Christiana Common Stock surrendered in exchange therefor. Under the terms of the Logistic Purchase Agreement, Logistic and C2 will be required to indemnify EVI and Christiana for any adverse tax consequences to EVI or Christiana arising out of the Merger. See "Ancillary Transactions -- The Logistic Sale and Operating Agreement -- Indemnification" and "The
Merger -- Terms of the Merger -- Conditions to the Merger".

                                    SUMMARY

     The following is a summary of certain information contained or incorporated by reference in this Joint Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information and financial statements contained or incorporated by reference in this Joint Proxy Statement/Prospectus and the appendices attached hereto, all of which should be reviewed carefully. As used in this Joint Proxy Statement/Prospectus, unless the context otherwise requires, the term "EVI" means EVI Weatherford, Inc. and its consolidated subsidiaries and the term "Christiana" means Christiana Companies, Inc. and its consolidated subsidiaries. Certain capitalized terms used in this summary are defined elsewhere in this Joint Proxy Statement/Prospectus.

     The Merger Proposal is being proposed as a means for EVI to acquire, (i) the 3,897,462 shares of EVI Common Stock currently held by Christiana, (ii) a one-third interest in Logistic having a pro forma net book value as of March 31, 1998, in excess of $7.0 million and (iii) cash of Christiana equal to the amount of cash (fixed and contingent) to be paid to the Christiana shareholders in the Merger. In addition, under the terms of the Merger, $10.0 million of the cash consideration payable to the Christiana shareholders in the Merger will be in the form of a contingent payment and will not be required to be paid until the expiration of the Hold Back Period, subject to reduction as provided below. The retained cash may be freely utilized by EVI without any obligation to pay interest thereon, can be used to cover unpaid indemnification obligations relating to Christiana's and its subsidiaries' historical operations and, to the extent so used, will not be required to be distributed to the Christiana shareholders. EVI will also be entitled to the benefit of various tax deductions and benefits accruing to Christiana having an estimated value to EVI in excess of $1.0 million. The shares of EVI Common Stock, the one-third interest in Logistic, the cash to be retained by Christiana as of the Effective Time and the benefit of various tax deductions and benefits of Christiana and its subsidiaries, together with certain immaterial assets, are referred to in this Joint Proxy Statement/Prospectus as the "Christiana Retained Assets".


     If the Merger Proposal is approved and the other conditions to the consummation of the Merger are satisfied or waived, (i) Christiana will sell to C2 a two-thirds interest in Logistic and Logistic and C2 will assume and agree to hold Christiana harmless from all of the liabilities and obligations of Christiana with respect to the transferred assets and certain liabilities of Christiana and its current and historical subsidiaries and predecessors and (ii) the Merger, pursuant to which Christiana (the assets of which will consist only of the Christiana Retained Assets) will become a subsidiary of EVI, will be consummated. The following diagrams set forth the stock ownership and organizational structure of EVI, Christiana and Logistic before and after the transaction:

                     [BEFORE AND AFTER TRANSACTION CHARTS]

     The consideration being paid by EVI in the Merger was negotiated and determined based on an acquisition of Christiana as a whole following the disposition of various assets and liabilities by Christiana. The following table sets forth the general allocation among the various assets considered by EVI to be required by virtue of the Merger:


    CHRISTIANA ASSETS (AFTER THE LOGISTIC SALE, BUT
IMMEDIATELY PRIOR TO THE EFFECTIVE TIME OF THE MERGER)   CONSIDERATION ALLOCATED TO ASSETS BY EVI(1)
-------------------------------------------------------  -------------------------------------------
(i)          3,897,462 shares of EVI Common Stock        (i)    3,897,462 shares of EVI Common
                                                                Stock(1)
(ii)         Christiana cash less (i) $10.0 million,     (ii)   Cash Consideration (estimated to be
             (ii) an amount equal to accrued and unpaid         $4.00 per share of Christiana Common
             taxes of Christiana through the Effective          Stock)
             Date and (iii) an amount equal to the
             other liabilities of Christiana not
             assumed by C2 and Logistic (cash includes
             $10.67 million to be received by
             Christiana from C2 in the Logistic Sale)
(iii)        $10.0 million cash                          (iii)  Contingent Cash Consideration(3)
(iv)         One-third interest in Logistic and certain  (iv)   Agreement to engage in the Merger
             Tax Benefits(2)                                    and bear certain costs of the
                                                                transaction such as legal, banking,
                                                                and other professional fees


---------------

(1) Although EVI is issuing 3,897,462 shares of EVI Common Stock for the shares of EVI Common Stock held by Christiana, the parties would not have agreed to the terms of the Merger unless it were to be structured as a tax-free reorganization.

(2) Christiana will sell two-thirds of its interest in Logistic to C2 immediately prior to the Effective Time of the Merger.


(3) The Contingent Cash Consideration is an amount of cash equal to $10.0 million less the amount of indemnification claims that may be paid by EVI from such amount during the first Holdback Period. As a result, the Contingent Cash Consideration will not be paid at the time of the Closing and is not available to the Christiana shareholders for use in the payment of their investment in shares of C2 if they elect to do so.


     Under the terms of the Merger Agreement, EVI will issue and pay in respect of each share of Christiana Common Stock as of the Effective Time:


     - the EVI Share Consideration (estimated to be .74913 of a share of EVI Common Stock);



     - the Cash Consideration (estimated to be approximately $4.00); and


     - the Contingent Cash Consideration of up to $1.92 payable upon the expiration of the Hold Back Period.

     Christiana shareholders may use the Cash Consideration to purchase shares of C2. The Lubar Family has indicated that they intend to use the Cash Consideration they receive for such purpose.


     Estimates are based on the current capitalization of Christiana and the assets and liabilities of Christiana as of March 31, 1998 after giving effect to the estimated expenses of the Merger payable by Christiana. Under the terms of the Merger Agreement, Christiana is required to bear significant transaction costs, which costs and the estimates thereof are as follows: Prudential Securities Opinion ($415,000), legal fees and expenses ($350,000), accounting and tax services ($250,000), fees for the American Appraisal Opinion ($75,000), lease cancellation ($327,000), EVI's filing fees with the Commission ($50,000), filing fees under the HSR Act as hereinafter defined ($90,000), reimbursement for certain costs incurred by EVI ($200,000), including all printing and proxy solicitation costs and expenses for Blue Sky and state securities law filings, and miscellaneous ($275,000). EVI is required to pay its own legal and financial advisory fees. Such costs are estimated as of the date of this Joint Proxy Statement/Prospectus and may be higher. If higher, the Cash Consideration available for distribution may be lower. See "The Merger -- Terms of the Merger -- Expenses" and "Ancillary Transactions".

     The specific number of shares of EVI Common Stock and Cash Consideration payable in the Merger will be determined as of the Effective Time and is expected to vary from that which would be payable had the Merger been effective on March 31, 1998. The Merger (including the Logistic Sale) and the transactions related thereto and described herein are hereinafter referred to as the "Transaction". The proposed Merger is expected to be nontaxable to the holders of Christiana Common Stock to the extent of the shares of EVI Common Stock received in the Merger. The Cash Consideration and the fair market value of the Contingent Cash Consideration will be taxable to the Christiana shareholders. The Contingent Cash Consideration will have an imputed interest component determined under the Code and regulations thereunder.


     The Cash Consideration is estimated to be $20,820,000, based on the following items: (a) cash and accrued interest through closing ($2,500,000); (b) cash received from the anticipated exercise of outstanding Christiana stock options ($1,400,000); (c) the dividend from Logistic ($20,000,000); (d) the repayment of the Wiscold Note ($3,000,000); and (e) the proceeds from the sale of two-thirds interest in Logistic ($10,667,000) minus (i) $6,330,000 for anticipated taxes due, (ii) $1,500,000 for anticipated transaction expenses,
(iii) $717,000 of negative cash flow at the Christiana corporate level, and (iv) the retention of $10,000,000 payable on expiration of the Hold Back Period (to the extent such funds are not required to satisfy contingent claims against Christiana and various indemnity obligations). As a result, the total anticipated cash available for distribution is $20,820,000 or an anticipated distribution of approximately $4.00 per share of Christiana Common Stock on a fully-diluted basis.



     Due to their ownership of 2,718,000 shares of Christiana Common Stock, the Lubar Family expects to receive $10,872,000 (2,718,000 shares multiplied by $4.00) in connection with the Merger. The Lubar Family will use all or a portion of such proceeds pursuant to the C2/Lubar Agreement to acquire stock in C2. If additional funds are needed to fulfill their $10.67 million obligation under the C2/Lubar Agreement, the Lubar Family will provide such funds from other sources, including cash on hand. C2 will use $10.67 million to acquire a two-thirds interest in Logistic.



     Based on the current market price of the EVI Common Stock, the total consideration that is expected to be provided to the Christiana shareholders in the Merger, excluding the Contingent Cash Consideration, would be approximately
$     per share of Christiana Common Stock, which is in excess of the closing price of the Christiana Common Stock on July 10, 1998. Assuming the payment of $1.92 per share for the Contingent Cash Consideration and an 8% discount rate, the holders of the Christiana Common Stock would receive a contingent cash payment having a net present value of approximately $1.30 per share, which when added to the value of the EVI Share Consideration and the Cash Consideration
would be $     , which is in excess of the market price of the Christiana Common
Stock on July 10, 1998. The Contingent Cash Consideration is to be held by EVI for its protection. Although Christiana is not currently aware of any facts or circumstances that would result in any material claims that would have the effect of reducing the Contingent Cash Consideration, there is no assurance that the Contingent Cash Consideration as described in this paragraph will ever be paid. If one or more contingent liabilities unrelated to historical business and operations of Logistic were to occur or if a contingent liability relating to Logistic were to occur that Logistic and C2 were unable to fully satisfy, the Contingent Cash Consideration would be reduced by the amount of the liability, together with costs and expenses relating thereto, that are paid by Christiana or EVI. Depending upon the nature and size of any such contingent claims, the Contingent Cash Consideration could be reduced to zero. In that circumstance, it is possible that the total consideration that would be provided to the Christiana shareholders in the Merger would be less than the market price of the Christiana Common Stock at the time of the Merger.


     Although the Hold Back Period may expire earlier than five years after the Effective Time under certain circumstances, there can be no assurance that such early expiration will ever occur.

THE COMPANIES

     EVI and Sub. EVI is an international manufacturer and supplier of engineered oilfield tools and equipment. EVI's products are used both for the drilling and production phases of oil and natural gas wells. EVI has achieved significant growth in recent years through a consistent strategy of synergistic acquisitions and internal development. EVI's acquisitions have focused on consolidation and vertical integration, development of complete product lines and technology. EVI's internal growth has focused on technology, product development, manufacturing efficiencies and productivity enhancements. See "Description of EVI".

     EVI's principal products consist of drill pipe and other drilling tools, premium connectors and associated high grade tubulars, marine connectors, artificial lift systems, packers and completion tools. EVI's growth strategy has resulted in EVI becoming the largest manufacturer of drill pipe, drill collars and heavyweight drill pipe in the world, the largest provider of premium tubular connectors in North America and one of the largest providers of artificial lift equipment in the world. EVI's product lines are divided into a drilling products segment consisting of drill pipe, premium tubulars and marine connectors, and a production equipment segment consisting of completion and artificial lift equipment.

     EVI was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. Sub is a wholly owned subsidiary of EVI that was incorporated in Wisconsin in December 1997 for the purpose of effecting the Merger. EVI's and Sub's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and their telephone number is (713) 297-8400.

     Christiana. Christiana, through Logistic, is engaged in providing public refrigerated and non-refrigerated warehousing and logistic services. Operations in the warehousing and logistic businesses were historically conducted through two wholly owned subsidiaries of Christiana, Wiscold, Inc. and Total Logistic Control, Inc. Christiana acquired Wiscold Inc. in September of 1992 and Total Logistic Control, Inc. in January of 1994. On June 30, 1997, as part of an internal restructuring, the operations and corporate structures of Wiscold, Inc. and Total Logistic Control, Inc. were merged to form Logistic.

     Logistic provides full service public and contract warehousing and logistic services in all ranges of refrigerated and ambient temperatures and believes it is the nation's seventh largest provider of public refrigerated warehouse services. Logistic's refrigerated warehousing operations include temperature sensitive storage services, blast freezing, individual quick freeze services, vegetable blanching and processing, and automated poly bag and bulk packaging services. Logistic's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment, dedicated fleet services and specialized store-door delivery formats. Transportation and logistic services are provided utilizing company-owned equipment as well as through carrier management services utilizing third party common and contract carriers. Integrated logistic services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturer to the point of consumption. Logistic also provides a full range of international freight management services, fully computerized inventory management, kitting, repackaging and just-in-time production supply services. As of March 31, 1998, the book value of Christiana and pro forma book value of Logistic was approximately $76.6 million and $24.2 million, respectively. See "Description of Christiana".

     Christiana was incorporated in 1954 as a Delaware corporation and was reincorporated in 1992 as a Wisconsin corporation.

     The principal executive offices of Christiana are located at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, and their telephone number is (414) 291-9000.

RECENT DEVELOPMENTS; WEATHERFORD MERGER


     On May 27, 1998, EVI completed the merger of Weatherford Enterra, Inc. ("Weatherford") with and into EVI pursuant to a tax free merger (the "Weatherford Merger") in which the stockholders of Weatherford received 0.95 of a share of EVI Common Stock in exchange for each outstanding share of Weatherford common stock, $0.10 par value ("Weatherford Common Stock"). EVI was the surviving corporation and has been renamed EVI Weatherford, Inc.

THE SPECIAL MEETINGS


     Time, Date, Place and Purpose. The EVI Special Meeting will be held at 9:00 a.m., Houston time, on August 17, 1998, at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas, for the purpose of approving and adopting the Merger Proposal. The Christiana Special Meeting will be held at 9:00 a.m., Milwaukee time, on August 17, 1998, at Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin, for the purpose of approving and adopting the Merger Proposal. See "General Information about the Meetings".



     Record Date and Vote Required. The Boards of Directors of EVI and Christiana have fixed the close of business on July 10, 1998, as the Record Date for the determination of stockholders entitled to notice of, and to vote at, the Special Meetings and any adjournments thereof. Only holders of record of EVI Common Stock and holders of record of Christiana Common Stock at the close of business on the Record Date are entitled to notice of, and to vote at, the EVI Special Meeting and the Christiana Special Meeting, respectively.


     Under EVI's listing agreement with the NYSE, approval and adoption of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of the EVI Common Stock represented, in person or by proxy, and entitled to vote thereon at the EVI Special Meeting.

     Under Wisconsin law, approval and adoption of the Merger requires the affirmative vote of the holders of at least 80% of the votes entitled to be cast at the Special Meeting and two-thirds of the votes entitled to be cast at the Special Meeting other than 2,718,000 shares (52.8% of the issued and outstanding Christiana Common Stock) that may be deemed under Wisconsin law to be beneficially owned by Sheldon B. Lubar (the "Lubar Shares"). See "General Information About the Meetings -- Vote Required -- Christiana" and "Description of EVI and Christiana Capital Stock -- Christiana -- Certain Statutory Provisions".


     At the close of business on the Record Date, there were           shares of
EVI Common Stock outstanding and entitled to vote at the EVI Special Meeting. As of the Record Date, Christiana held 3,897,462 shares of EVI Common Stock, representing an aggregate of approximately 4% of the outstanding shares of EVI Common Stock. In addition, directors and officers of EVI and their affiliates,
excluding Christiana, held           shares of EVI Common Stock, representing
approximately % of the outstanding shares. Such persons have indicated that they intend to vote their shares in favor of the approval of the Merger Proposal. Christiana intends to vote its 3,897,462 shares of EVI Common Stock in favor of the Merger.



     At the close of business on the Record Date, there were 5,149,330 shares of Christiana Common Stock outstanding and entitled to vote at the Christiana Special Meeting. At the close of business on the Record Date, the directors and officers of Christiana and their affiliates, held 3,447,507 shares of Christiana Common Stock, representing approximately 66.3% of the outstanding shares. Such persons have indicated that they intend to vote their shares in favor of the approval and adoption of the Merger Proposal.


ANCILLARY TRANSACTIONS

     The Logistic Sale. Under the terms of the Logistic Purchase Agreement, C2 will acquire a two-thirds interest in Logistic and C2 and Logistic will assume all of the obligations and liabilities of Christiana and its current and historical subsidiaries and predecessors other than those specifically relating to the assets and liabilities to be retained by Christiana. The purpose of the Logistic Sale is to transfer a two-thirds interest in Logistic to C2, which will be responsible for the management of Logistic and leave Christiana with only the Christiana Retained Assets. Further, the Logistic Purchase Agreement will result in all fixed, contingent and known and unknown liabilities and obligations of Christiana and current and historical subsidiaries, predecessors and affiliates of Christiana, including Logistic, being assumed by Logistic and C2, other than those liabilities and obligations for which funds shall have been retained by Christiana to fully satisfy the payment thereof (the "Christiana Retained Liabilities"). The purchase price for the two-thirds interest in Logistic will be approximately $10.67 million. See "Ancillary Transactions -- The Logistic Sale and Operating Agreement -- Terms of the Logistic Sale".

     Indemnification. Pursuant to the Logistic Purchase Agreement, Logistic and C2 have agreed to indemnify EVI, Christiana and their various affiliates and representatives from and against various liabilities relating to the historical operations of Christiana, Logistic and their current and historical subsidiaries and predecessors as well as matters relating to the Transaction. Among the matters for which Logistic and C2 are required to indemnify Christiana and EVI are (i) any liability relating to any claim or damage by any stockholder of Christiana or EVI with respect to the Merger, the Logistic Sale or the transactions relating thereto and (ii) any taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, federal, state or local law purposes regardless of the theory or reason for the Merger being subject to tax. This indemnity includes claims and liabilities arising under the securities laws and claims with respect to this Joint Proxy Statement/Prospectus. See "Ancillary Transactions -- The Logistic Sale and Operating Agreement -- Indemnification".

     Logistic Operating Agreement. Pursuant to the Logistic Purchase Agreement, C2 and Christiana will enter into an amended and restated operating agreement (the "Operating Agreement") relating to the rights of Christiana and C2 with respect to Logistic following the Logistic Sale. Under the terms of the Operating Agreement, additional interests in Logistic may be issued only with the unanimous approval of C2 and Christiana. C2 and Christiana will at all times be entitled to elect a number of managers to Logistic's Board of Managers that is proportionate to the percentage interest in Logistic held by C2 and Christiana. In addition, Logistic may not take certain specific actions without the prior approval of C2 and Christiana. Subject to certain exceptions, Christiana generally may not sell, give, or assign its interest in Logistic without the consent of Logistic's Board of Managers for a period of five years. As a result, Christiana's interest in Logistic may not be sold during this period without the prior consent of C2's representatives on Logistic's Board of Managers. Christiana, however, will have a right to dispose of its interest in Logistic in the event of certain changes in control of C2. See "Ancillary Transactions -- The Logistic Sale and Operating Agreement -- Terms of the Operating Agreement".

     C2 Offering. To finance its acquisition of Logistic, C2 intends to offer 5,202,664 shares of its common stock pursuant to a separate prospectus (the "C2 Prospectus"). Christiana shareholders will have an ability to subscribe for their pro rata share of C2 Common Stock. The Lubar Family has committed, pursuant to the Lubar/C2 Agreement, to purchase such shares of C2 Common Stock as are necessary for the net proceeds of the C2 Offering to C2, after deducting the expenses of the Offering, to equal at least $10.67 million. The Lubar/C2 Agreement will insure that C2 has sufficient funds to complete the Logistic Sale. This Joint Proxy Statement/Prospectus is not being provided in connection with that offering. The shareholders of Christiana should look solely to the C2 Prospectus to be received by them in connection with that offering in evaluating whether to purchase shares of C2.

THE MERGER

     Terms of the Merger. At the Effective Time, EVI will acquire Christiana through a merger of Sub with and into Christiana. As of the Effective Time, the only assets of Christiana will consist of the Christiana Retained Assets and the only liabilities of Christiana not assumed by Logistic and C2 will consist of the Christiana Retained Liabilities.

     Each outstanding share of Christiana Common Stock will be converted in the Merger into a right to receive (i) the EVI Share Consideration, (ii) the Cash Consideration and (iii) the Contingent Cash Consideration.

     After the Merger, Christiana will be a wholly owned subsidiary of EVI. Because the EVI Share Consideration in the Merger is intended to provide to the shareholders of Christiana an aggregate number of shares approximating the number of shares of EVI Common Stock held by Christiana, the number of shares of EVI Common Stock outstanding following the Merger is expected to be approximately the same as before the Merger. See "The Merger -- Terms of the Merger".

     Each Christiana shareholder will receive the same consideration per share of Christiana Common Stock in the Merger. The Lubar Family, as well as directors and officers of Christiana and their affiliates, beneficially owned 3,445,932 shares of Christiana Common Stock as of the Record Date, representing approximately 67% of outstanding Christiana Common Stock. Following the Transaction, the Lubar Family will own 2.1% of the total outstanding shares of EVI Common Stock and receive aggregate Cash Consideration of approximately $10,872,000, as well as a right to aggregate Contingent Cash Consideration of approximately $5,219,000. The directors and officers of Christiana (excluding Sheldon B. Lubar and David
J. Lubar who are included among the Lubar Family) will own 0.6% of total outstanding shares of EVI Common Stock after the Merger and receive aggregate Cash Consideration of $2,912,000, as well as a right to aggregate Contingent Cash Consideration of approximately $1,443,500. See "Interests of Certain Persons in the Transaction".


     The Transaction provides Christiana shareholders with (i) EVI Common Stock on a tax-free basis; (ii) Cash Consideration which can either be retained or applied to the purchase of C2 Common Stock or both; and (iii) the right to Contingent Cash Consideration in the future. See "The Merger -- Terms of the Merger". Accordingly, as a result of the Transaction, each Christiana shareholder will have the flexibility to determine whether to retain or dispose of the shares of EVI Common Stock received in the Merger, invest in Logistic through C2, or both. This will allow Christiana shareholders the opportunity to realize directly the benefit of EVI Common Stock without incurring a substantial corporate level tax (as would be the case if Christiana disposed of its EVI Common Stock). In addition, if Christiana shareholders wish to continue an investment in Logistic, they may do so through C2.

     The Transaction involves potential disadvantages. The Transaction will result in the increased exposure of Christiana shareholders to fluctuations in the price of EVI Common Stock. While an ownership of Christiana Common Stock provided balance between Christiana's holdings in EVI and Logistic, the Merger will result in Christiana shareholders owning EVI Common Stock directly, thereby increasing reliance on the performance of EVI and on the oil and gas industry and the level of domestic and international drilling activities generally. Additionally, as part of, and as an inducement to EVI to enter into, the Merger, EVI through Christiana will receive a one-third ownership interest in Logistic for no cash consideration. Christiana will have the ability to "put" this interest to C2 or Logistic for cash consideration of $7.0 million after five years from the effective date of the Merger. Christiana shareholders will benefit from this part of the Transaction only indirectly through their ownership of EVI Common Stock received in the Merger. Otherwise, Christiana shareholders will receive no direct benefit from this aspect of the Transaction. EVI has advised Christiana that its indirect ownership interest in Logistic will be viewed as a passive investment and that any decision to cause Christiana to exercise this put right will be based on the returns and perceived value of Logistic at the time the put becomes exercisable. As a result, the greater the perceived value of Logistic, the less likely the put will be exercised. Conversely, if Logistic is not highly profitable and Christiana's one-third interest is perceived to have a value substantially less than the $7.0 million put price, it is likely that EVI will cause Christiana to exercise the put. Such an exercise could have an adverse effect on those Christiana shareholders who elect to purchase shares of C2.

  Recommendations of the Boards of Directors.


     THE EVI BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE INTERESTS OF, EVI AND THE HOLDERS OF EVI COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF EVI COMMON STOCK APPROVE THE MERGER PROPOSAL. The Merger is being proposed by EVI primarily for the following reasons: First, the Merger will provide EVI with a one-third interest in Logistic, having a pro forma book value in excess of $7.0 million, certain tax benefits having an estimated value to EVI in excess of $1.0 million, and the use of $10.0 million cash for a period of five years without interest, all without consideration other than transaction costs and the exposure to certain contingent liabilities for which indemnity is being provided by C2 and Logistic. Second, the Merger is expected to improve the liquidity of EVI by placing the equivalent number of shares of EVI Common Stock currently held by Christiana directly in the hands of the Christiana shareholders. EVI believes that the only potential detriment of effecting the Transaction to EVI is the exposure to the contingent liabilities for which indemnity is being provided by C2 and Logistic and for which $10.0 million cash is being retained by EVI until the expiration of the Hold Back Period to cover such contingent liabilities. Accordingly, the Board of Directors of EVI believes that the Transaction is beneficial to EVI because of the favorable financial terms provided to EVI for effecting the Transaction. See "Background of the Transaction" and "EVI's Reasons for the Transaction".

     THE CHRISTIANA BOARD OF DIRECTORS BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE INTERESTS OF, CHRISTIANA AND THE HOLDERS OF CHRISTIANA COMMON STOCK AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF CHRISTIANA COMMON STOCK APPROVE THE MERGER PROPOSAL. In recommending the Transaction to Christiana shareholders, the Christiana Board of Directors considered the benefits of separating Christiana's two principal assets, its 3,897,462 shares of EVI Common Stock and Logistic. The Transaction allows Christiana shareholders to exchange their shares of Christiana Common Stock for shares of EVI Common Stock without any taxable gain or loss (except for taxes on the Cash Consideration and the fair market value of Contingent Cash Consideration as discussed above), while, at the same time, providing an opportunity to Christiana shareholders to acquire an interest in Logistic through an investment in C2. See "Background of the Transaction" and "Christiana's Reasons for the Transaction".

     Opinions of Financial Advisors. The EVI Board of Directors has received a written opinion from Morgan Stanley & Co. Incorporated ("Morgan Stanley") to the effect that the consideration to be paid in the Merger to the holders of the Christiana Common Stock is fair from a financial point of view to EVI. The Christiana Board of Directors has received a written opinion from Prudential Securities Incorporated ("Prudential Securities") to the effect that the Transaction (which for purposes of the Prudential Securities opinion is defined as the Merger, the Logistic Sale, and the option to participate in the C2 Offering pursuant to the Lubar/C2 Agreement (the "C2 Optional Purchase")) is fair from a financial point of view to the holders of Christiana Common Stock (the "Prudential Securities Opinion"). Christiana and EVI have also received an opinion from American Appraisal Associates, Inc. ("American Appraisal") that, after giving effect to the Transaction, Logistic would be solvent and able to pay its debts and obligations as they become due. In addition, as a condition to closing the Transaction, American Appraisal is required to deliver a similar opinion, dated as of the closing date of the Merger, that covers C2 and Christiana in addition to Logistic. See "The Merger -- Terms of the
Merger -- Conditions to the Merger".

     The stockholders of EVI and Christiana are urged to read the full texts of the opinions of Morgan Stanley, Prudential Securities and American Appraisal, respectively, for descriptions of the procedures followed, assumptions made and matters considered by Morgan Stanley, Prudential Securities and American Appraisal in connection with rendering such opinions. See "Opinions of Financial Advisors -- Morgan Stanley Opinion", "-- Prudential Securities Opinion" and
"-- American Appraisal Opinion". The full text of the Morgan Stanley, Prudential Securities and American Appraisal opinions are attached to this Joint Proxy Statement/Prospectus as Appendices D, E and G, respectively.

     Governmental and Regulatory Approvals. Consummation of the Merger is conditioned upon the expiration or termination of the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). EVI and Christiana have filed notification reports under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Department of Justice") and the applicable waiting period has expired. See "The Merger -- Governmental and Regulatory Approvals". EVI and Christiana are aware of no other governmental or regulatory approvals required for the consummation of the Merger, other than compliance with applicable securities laws of the various states.

     Effective Time of the Merger. The Merger will become effective at the effective time set forth in the certified copy of the Certificate of Merger to be issued by the Department of Financial Institutions of the State of Wisconsin with respect to the Merger (the "Effective Time"). Assuming all conditions to the Merger contained in the Merger Agreement are satisfied or waived prior thereto, it is anticipated that the Effective Time will occur as soon as practicable following the EVI Special Meeting and the Christiana Special Meeting. See "The Merger -- Terms of the Merger -- Effective Time of the Merger".


     As soon as practicable after the Effective Time, a bank or trust company selected by EVI to act as exchange agent (the "Exchange Agent") will mail a letter of transmittal and other information to each holder of record of Christiana Common Stock immediately before the Effective Time for use in exchanging certificates formerly representing shares of Christiana Common Stock for certificates representing shares of EVI Common Stock. CHRISTIANA COMMON STOCK CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY SHAREHOLDERS OF CHRISTIANA PRIOR TO THE APPROVAL OF THE MERGER PROPOSAL AND THE RECEIPT OF A LETTER OF

TRANSMITTAL FROM THE EXCHANGE AGENT. SEE "THE MERGER -- TERMS OF THE MERGER -- MANNER AND BASIS OF CONVERTING SHARES".

     Conditions to the Merger. In addition to the approval and adoption of the Merger Proposal by the requisite votes of EVI and Christiana stockholders and the receipt of regulatory approvals, the respective obligations of EVI and Christiana to effect the Merger are subject to the satisfaction or waiver, where permissible, of certain other conditions, including (i) confirmation of the tax opinion regarding the Merger, (ii) the receipt by each party of various legal opinions, certificates and consents, (iii) the opinions of the financial advisors shall not have been withdrawn, (iv) the Logistic Sale shall have occurred, (v) Christiana shall have delivered to EVI a pro forma balance sheet after giving effect to the Logistic Sale reflecting Christiana Net Cash in an amount of not less than $20.0 million, (vi) the accuracy as of the date of the Merger Agreement and as of the date on which the closing of the transactions contemplated by the Merger Agreement occurs (the "Closing Date") of the representations and warranties of EVI, Sub and Christiana and compliance in all material respects with all agreements and covenants by each party to be performed on or before the Closing Date and (vii) no material adverse change shall have occurred with respect to Christiana since the date of the Merger Agreement. There can be no assurance that all of the conditions set forth in the Merger Agreement will be satisfied.


     The various conditions to the obligations of EVI and Christiana to consummate the Merger may be waived by the party to which such conditions are applicable, subject to such restrictions as may exist under law that would prohibit the consummation of the Merger notwithstanding such waiver. Such conditions that could not be waived by law or without a material violation of law are (i) the requirements of stockholder approval by EVI and Christiana and
(ii) the effectiveness of the Registration Statement on the day of Closing Date. In addition, neither EVI nor Christiana contemplates waiving any of the conditions relating to (i) the receipt of legal or tax opinions, (ii) the receipt of a letter from Arthur Andersen LLP to the effect that the Merger would not adversely affect the ability of EVI to account for any prior or future business combination as a pooling of interest, (iii) the absence of any revocation or modification in any material manner of the fairness opinions of Morgan Stanley and Prudential Securities, or (iv) the consummation of the Logistic Sale and the existence at Christiana of certain minimum amounts of cash as of the Closing Date. See "The Merger -- Terms of the Merger -- Conditions to the Merger". If any of such conditions were to be waived, subject to the nature and materiality of the effect of such waiver, EVI and Christiana would provide their respective stockholders supplemental disclosure of such waiver and a reasonable opportunity to change their votes in light of the waiver.


     Management After the Transactions. No changes in the management of EVI are contemplated to be effected following the Merger. See "The Merger -- Terms of the Merger -- Management Following Merger".

     Termination or Amendment of Merger Agreement. The Merger Agreement may be terminated: (i) by mutual consent of EVI and Christiana, (ii) by either party if the stockholders of either Christiana or EVI fail to approve the Merger Proposal, (iii) by either party if the Merger is not effected on or before October 31, 1998, (iv) by either party if there has been a breach by the other party of any representation or warranty that could reasonably be expected to have a material adverse effect or a failure by the other party to perform in any material respect any of its covenants, agreements or obligations set forth in the Merger Agreement, (v) by either party if a court of competent jurisdiction, or other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or (vi) by the affected party if in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by counsel, the Board of Directors of EVI or Christiana determines that such termination is appropriate in complying with its fiduciary obligations. EVI and Christiana may also terminate the Merger Agreement if the Board of Directors of the other company withdraws, modifies or changes its recommendation with respect to the Merger in a manner adverse to it or shall have resolved to do any of the foregoing. The Merger Agreement may be amended or supplemented by an instrument in writing signed on behalf of each party, provided that after the Merger Agreement has been approved and adopted by the stockholders of EVI and Christiana, it may be amended only as may be permitted under applicable law. See "The Merger -- Terms of the Merger -- Termination or Amendment of Merger Agreement".

     Interests of Certain Persons. Christiana currently owns 3,897,462 shares of EVI Common Stock, or approximately 4.0% of the outstanding shares of EVI Common Stock. The Lubar Family owns a total of 2,718,000 shares of Christiana Common Stock or 52.8% of the issued and outstanding stock of Christiana. Following the Transaction, the Lubar Family will own a total of 2,036,135 shares of EVI Common Stock or approximately 2.1% of the total outstanding shares of EVI Common Stock after the Merger. Certain officers and directors of Christiana also own shares of Christiana Common Stock and, as a result of the Transaction, will own shares of EVI Common Stock following the Merger. See "Interests of Certain Persons in the Transaction".

     Certain executive officers and directors of Christiana will be executive officers and directors of C2, and to the extent such officers and directors are Christiana shareholders, they will have the ability to purchase their pro rata interest in C2 pursuant to C2's offering of up to 5,202,664 shares of its common stock under a separate prospectus. Assuming all shareholders of Christiana exercise their ability to purchase their pro rata interest in C2 pursuant to the C2 Offering, the Lubar Family and the other officers and directors of C2 would beneficially own approximately 66% of the outstanding shares of C2 Common Stock. To the extent Christiana shareholders do not exercise their ability to purchase their pro rata interest in C2, the beneficial ownership interest in C2 of the Lubar Family and the other directors and officers of C2 will increase, and such persons could potentially own up to 100% of C2 Common Stock. See "Interests of Certain Persons in the Transaction".

     Accounting Treatment. The Merger will be accounted for as a purchase under generally accepted accounting principles. See "The Merger -- Accounting Treatment".

     Dissenters' Rights. Under Delaware law, the holders of EVI Common Stock who object to the Merger Proposal or abstain from voting in favor of the Merger Proposal will not have any appraisal rights or right to receive cash for their shares of EVI Common Stock and EVI does not intend to make any such rights available to its stockholders.

     Under the provisions of Wisconsin law, any Christiana shareholder who dissents from the Merger will have a statutory right to demand the "fair value" of such shareholder's Christiana Common Stock in cash. To exercise this right, such shareholder must not vote its shares in favor of the Merger and must take certain other actions required by the provisions of Subchapter XIII of the Wisconsin Business Corporation Law. See "The Merger -- Dissenters' Rights".

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The Merger is intended to qualify as a "reorganization" under Section 368(a)(1)(A) of the Code by reason of Section 368 (a)(2)(E) of the Code and the Merger is not expected to be taxable to the shareholders of Christiana except to the extent of the Cash Consideration to be received by them and the fair market value of the Continent Cash Consideration to be received by them. Consummation of the Merger is conditioned on the receipt of an opinion of Arthur Andersen LLP to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(A)(2)(E) of the Code, (ii) no gain or loss for Federal income tax purposes will be recognized by EVI, Sub or Christiana as a result of the Merger, (iii) EVI and Christiana are parties to a reorganization within the meaning of Section 368(b) of the Code and (iv) no gain or loss will be recognized by the shareholders of Christiana upon the receipt by them of shares of EVI Common Stock in exchange for their shares of Christiana Common Stock pursuant to the Merger, except with respect to the Cash Consideration and the fair market value of the Contingent Cash Consideration. Arthur Andersen LLP has rendered such opinion for purposes of this Joint Proxy Statement/Prospectus. Such opinion is required to be redelivered at closing. The condition that the opinion be redelivered at closing may be waived by EVI and Christiana. If the opinion is waived or if there are modifications to such opinion that would conclude that, except as described in the opinion described herein, the Merger would be taxable in whole or in part to EVI, Christiana or the stockholders of EVI or Christiana, EVI and Christiana will provide additional disclosure to their respective stockholders and provide them with an opportunity to change their vote on the Transaction. See "Material Federal Income Tax Considerations".

CHRISTIANA STOCK OPTION PLANS

     Under the terms of the Merger Agreement, all employee stock options of Christiana are required to be exercised or cancelled prior to the Merger. Options to purchase a total of 201,050 shares will be cancelled in exchange for a total of $2,485,883. Options to purchase 53,334 shares are expected to be exercised prior to the Effective Time. See "Interests of Certain Persons in the Transaction", for information concerning executive officers and directors of Christiana.

COMPARATIVE RIGHTS OF STOCKHOLDERS OF EVI AND CHRISTIANA

     The rights of holders of Christiana Common Stock are currently governed by Wisconsin law, Christiana's Articles of Incorporation, as amended, and Christiana's By-laws, as amended. Upon consummation of the Merger, holders of Christiana Common Stock will become holders of EVI Common Stock, and their rights as holders of EVI Common Stock will be governed by Delaware law, EVI's Restated Certificate of Incorporation and EVI's By-laws. There exist various differences between Wisconsin law, Christiana's Articles of Incorporation and Christiana's By-laws and Delaware law, EVI's Restated Certificate of Incorporation and EVI's By-laws. See "Description of EVI and Christiana Capital Stock" and "Comparative Rights of Stockholders of EVI and Christiana".

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     EVI Common Stock is traded on the NYSE under the symbol "EVI", and Christiana Common Stock is traded on the NYSE under the symbol "CST". The following table sets forth the range of high and low sale prices for EVI Common Stock and Christiana Common Stock for the periods indicated, as reported on the NYSE. The prices for EVI Common Stock have been adjusted to reflect a two-for-one stock split effected in May 1997.


                                                                    EVI                      CHRISTIANA
                                                           ----------------------      ----------------------
                                                             HIGH          LOW           HIGH          LOW
                                                             ----          ---           ----          ---
Twelve Months Ended December 31, 1996
Quarter ended March 31, 1996.............................    $14 7/16      $11 1/8       $24 3/4       $22 1/4
Quarter ended June 30, 1996..............................     17 1/2        12 7/8        24 1/4        20 1/8
Quarter ended September 30, 1996.........................     20 1/4        14            22 3/4        20 5/8
Quarter ended December 31, 1996..........................     25 3/4        19 1/2        25 3/4        23 1/2

Twelve Months Ended December 31, 1997
Quarter ended March 31, 1997.............................    $31 7/8       $23 7/8       $33 3/4       $26 1/2
Quarter ended June 30, 1997..............................     45 1/2        28            39 7/8        31 1/2
Quarter ended September 30, 1997.........................     64            42 1/16       42 5/8        37 5/8
Quarter ended December 31, 1997..........................     73            40 1/4        46 9/16       36 5/8

Twelve Months Ended December 31, 1998
Quarter ended March 31, 1998.............................    $53 7/8       $37 1/2       $41 1/2       $33 15/16
Quarter ended June 30, 1998..............................     58 7/16       34 3/4        43 5/8        29 3/16
Quarter ended September 30, 1998 (through July 10,
  1998)..................................................


     EVI has not paid any dividends on the EVI Common Stock since 1984 and currently anticipates that, for the foreseeable future, any earnings will be retained for the development of EVI's business. See "Price Range of Common Stock and Dividend Policy".

     On December 12, 1997, the last trading date prior to the announcement by EVI and Christiana that they had reached an agreement concerning the Merger, the closing sale prices of EVI Common Stock and of Christiana Common Stock as reported by the NYSE were $46 3/8 and $40 3/4 per share, respectively.


     On July 10, 1998, the closing sale prices of EVI Common Stock and of
Christiana Common Stock as reported by the NYSE were $   and $  per share,
respectively.


     Following the Merger, EVI Common Stock will continue to be traded on the NYSE under the symbol "EVI" and Christiana Common Stock will cease to be traded and there will be no further market for such stock.

         EVI UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

     The following tables set forth certain summary pro forma condensed consolidated financial data of EVI. The Unaudited Pro Forma Condensed Consolidated Statements of Income give effect to the proposed Merger of Christiana as if the transaction had occurred on January 1, 1997. Because the fiscal years of EVI and Christiana differ, Christiana's December 31, 1997 historical operating results are based on Christiana's last two fiscal quarters of its fiscal year ended June 30, 1997, combined with the results for the six months ended December 31, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Merger as if this transaction had occurred on March 31, 1998.

     The unaudited pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the dates reflected, or that may be achieved in the future. This information should be read in conjunction with EVI's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Report on Form 10-Q for the period ended March 31, 1998 and Current Report on Form 8-K dated June 15, 1998, the EVI Selected Financial Data, the Pro Forma Condensed Consolidated Financial Statements and related notes thereto, and Christiana's financial statements and related notes thereto, which are included herein or incorporated herein by reference in this Joint Proxy Statement/Prospectus.

                                                                THREE MONTHS
                                                                   ENDED             YEAR ENDED
                                                               MARCH 31, 1998     DECEMBER 31, 1997
                                                               --------------     -----------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating Data:
  Revenues..................................................      $573,460            $1,969,089
  Income from continuing operations.........................        61,233               196,816
  Earnings per share from continuing operations:
     Basic..................................................      $   0.63            $     2.05
     Diluted................................................          0.63                  2.02
  Weighted average shares outstanding
     Basic..................................................        96,761                96,052
     Diluted................................................        97,625                97,562

                                                              MARCH 31, 1998
                                                              --------------
                                                              (IN THOUSANDS)
Balance Sheet Data:
  Total assets..............................................    $2,931,494
  Long-term debt............................................       252,527
  5% Convertible Subordinated Preferred Equivalent
     Debentures.............................................       402,500
  Stockholders' equity......................................     1,512,342

                     EVI SUMMARY HISTORICAL FINANCIAL DATA

     The following table sets forth certain summary historical condensed consolidated financial data of EVI. This information should be read in conjunction with EVI's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Report on Form 10-Q for the period ended March 31, 1998 and the Current Report on Form 8-K dated June 15, 1998, the EVI Selected Financial Data, and Christiana's financial statements and related notes thereto, which are included herein or incorporated herein by reference in this Joint Proxy Statement/Prospectus.

                                  THREE MONTHS ENDED
                                       MARCH 31,                         YEAR ENDED DECEMBER 31,
                                  -------------------   ----------------------------------------------------------
                                    1998       1997        1997         1996         1995        1994       1993
                                  --------   --------   ----------   ----------   ----------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues......................  $573,460   $431,253   $1,969,089   $1,467,270   $1,125,803   $858,993   $671,470
  Cost of sales.................   382,172    306,991    1,371,126    1,090,814      831,231    630,850    482,878
  Selling, general and
    administrative expenses.....    81,468     57,783      264,553      209,433      195,747    155,860    127,966
  Equity in Earnings of
    Unconsolidated Affiliates...      (780)      (509)      (2,582)      (2,078)      (1,477)    (1,169)    (2,716)
  Acquisition-related and other
    charges.....................        --         --           --           --       88,182      2,500      4,000
                                  --------   --------   ----------   ----------   ----------   --------   --------
  Operating income..............   110,600     66,988      335,992      169,101       12,120     70,952     59,342
  Interest expense..............   (12,011)   (10,545)     (43,273)     (39,368)     (33,504)   (22,384)   (11,601)
  Other income (expense), net...      (627)     2,178       12,242        2,941        8,409        615      2,231
  Income tax (provision)
    benefit.....................   (36,819)   (20,718)    (108,188)     (40,513)       4,707    (13,137)   (14,741)
                                  --------   --------   ----------   ----------   ----------   --------   --------
  Income (loss) from continuing
    operations..................  $ 61,143   $ 37,903   $  196,773   $   92,161   $   (8,268)  $ 36,046   $ 35,231
                                  ========   ========   ==========   ==========   ==========   ========   ========
  Earnings per share from
    continuing operations:
    Basic.......................  $   0.63   $   0.40   $     2.04   $     1.03   $    (0.10)  $   0.53   $   0.58
    Diluted.....................  $   0.63   $   0.39   $     2.01   $     1.01   $    (0.10)  $   0.53   $   0.58
  Weighted average shares
    outstanding:
    Basic.......................    96,761     95,302       96,052       89,842       77,595     67,672     60,628
    Diluted.....................    97,625     96,704       97,562       90,981       77,595     68,032     60,894

                                                                             DECEMBER 31,
                                        MARCH 31,    ------------------------------------------------------------
                                           1998         1997         1996         1995         1994        1993
                                        ----------   ----------   ----------   ----------   ----------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets........................  $2,909,445   $2,737,910   $2,243,633   $1,710,568   $1,464,804   $885,981
  Long-term debt......................     252,527      252,322      417,976      416,473      303,854     56,580
  5% Convertible Subordinated
    Preferred Equivalent Debentures...     402,500      402,500           --           --           --         --
  Stockholders' equity................   1,512,342    1,458,549    1,292,704      958,337      845,287    582,187

                  CHRISTIANA SUMMARY HISTORICAL FINANCIAL DATA


     The following table sets forth certain summary historical financial data for Christiana as of and for each of the five years ended June 30, 1997 and as of March 31, 1998 and for the nine month periods ended March 31, 1998 and 1997. The historical financial data as of and for each of the five years in the period ended June 30, 1997 was derived from the consolidated financial statements of Christiana, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial data as of March 31, 1998 and for the nine month periods ended March 31, 1998 and 1997 have not been audited. In the opinion of Christiana, the historical financial data as of March 31, 1998 and for the nine months ended March 31, 1998 and 1997 include all adjusting entries necessary to present fairly the information set forth therein. The operating data for the nine months ended March 31, 1998 is not necessarily indicative of results that may be expected for the year ending June 30, 1998. The following selected historical consolidated financial data should be read in conjunction with Christiana's "Management's Discussion and Analysis of Results of Operations and Financial Condition", Christiana's "Selected Consolidated Financial Data" and Christiana's "Consolidated Financial Statements" and related notes appearing elsewhere in this Joint Proxy Statement/ Prospectus.


                             NINE MONTHS ENDED
                                 MARCH 31,                     FISCAL YEAR ENDED JUNE 30,
                            -------------------   ----------------------------------------------------
                              1998       1997       1997       1996       1995       1994       1993
                            --------   --------   --------   --------   --------   --------   --------
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Data:
  Revenues................  $ 68,579   $ 63,271   $ 84,208   $ 77,170   $126,881   $ 90,153   $ 46,763
  Direct operating
     expense..............    57,843     53,051     70,973     65,418    104,818     74,976     36,658
  Selling, general and
     administrative
     expenses.............     6,615      6,114      8,656      7,531     11,739      8,755      8,653
                            --------   --------   --------   --------   --------   --------   --------
  Operating income........     4,121      4,106      4,579      4,221     10,324      6,422      1,452
  Interest expense........    (2,150)    (2,437)    (3,166)    (3,096)    (4,842)    (3,710)    (3,283)
  Equity in earnings
     of EVI...............     6,011      8,855     10,479      1,745         --         --         --
  Other income (expense),
     net..................    (1,102)      (962)      (923)     3,141      3,658      3,195      6,176
  Income tax expenses.....     2,704      3,731      4,306      2,408      3,394      2,256      1,812
  Minority interest.......        --         --         --         --       (684)      (530)       408
                            --------   --------   --------   --------   --------   --------   --------
  Net income..............  $  4,176   $  5,831   $  6,663   $  3,603   $  5,062   $  3,121   $  2,941
                            ========   ========   ========   ========   ========   ========   ========
  Earnings per share(1):
     Basic................  $   .081   $   1.14   $   1.30   $   0.69   $   0.96   $   0.59   $   0.57
     Diluted..............      0.80       1.13       1.29       0.69       0.96       0.59       0.57
  Weighted average shares
     outstanding..........     5,143      5,137      5,137      5,187      5,276      5,321      5,203

                                                                JUNE 30,
                           MARCH 31,    --------------------------------------------------------
                             1998         1997        1996        1995        1994        1993
                           ---------    --------    --------    --------    --------    --------
                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Data:
  Total assets...........  $142,764     $142,356    $131,018    $121,742    $147,565    $122,832
  Long-term debt.........    31,167       36,149      44,013      38,256      53,458      49,973
  Stockholder's equity...    76,598       72,085      61,077      58,710      60,088      51,461
  Cash dividends per
     share...............        --           --          --          --          --          --

---------------

(1) All earnings per share amounts have been restated to reflect the adoption of Statement of Accounting Standards No. 128, "Earnings Per Share", effective December 15, 1997. For further discussion of the change in accounting, refer to Note 5 to the Christiana Consolidated Financial Statements for the quarter ended March 31, 1998 included herein.

                       COMPARATIVE PER SHARE INFORMATION

     The following table sets forth certain historical and pro forma earnings per share and book value per share for the EVI Common Stock and the Christiana Common Stock. The table also reflects the equivalent per share earnings and book value with respect to one share of Christiana Common Stock on a pro forma basis for the Merger. The information presented in the table should be read in conjunction with the unaudited Pro Forma Condensed Consolidated Financial Statements and the separate historical consolidated financial statements of EVI and Christiana and the related notes included or incorporated by reference in this Joint Proxy Statement/Prospectus.

                                                             THREE MONTHS ENDED      YEAR ENDED
                                                               MARCH 31, 1998     DECEMBER 31, 1997
                                                             ------------------   -----------------
Basic Earnings Per Share:
  EVI Historical Earnings Per Share from Continuing
     Operations............................................        $0.63               $ 2.04
  Christiana Historical Earnings Per Share(1)..............         0.36                 0.82
  EVI Pro Forma Earnings Per Share from Continuing
     Operations
     for the Merger(2).....................................         0.63                 2.05
  Christiana Equivalent Pro Forma Earnings Per Share(3)....         0.47                 1.54
Diluted Earnings Per Share:
  EVI Historical Earnings Per Share from Continuing
     Operations............................................        $0.63               $ 2.01
  Christiana Historical Earnings Per Share(1)..............         0.35                 0.81
  EVI Pro Forma Earnings Per Share from Continuing
     Operations for the Merger(2)..........................         0.63                 2.02
  Christiana Equivalent Pro Forma Earnings Per Share(3)....         0.47                 1.51

                                                              MARCH 31, 1998
                                                              --------------
Book Value Per Share:
  EVI Historical Book Value Per Share.......................      $15.64
  Christiana Historical Book Value Per Share................       14.88
  EVI Pro Forma Book Value Per Share for the Merger.........       15.64
  Christiana Equivalent Pro Forma Book Value Per Share(3)...       11.71

---------------

(1) Christiana's historical and pro forma earnings per share for the year ended December 31, 1997 are based on Christiana's earnings for the six months ended December 31, 1997, combined with Christiana's earnings for the last two fiscal quarters of Christiana's fiscal year ended June 30, 1997.

(2) Gives pro forma effect to the Merger.


(3) Represents the pro forma earnings per share and book value per share of .74913 of one share of EVI Common Stock issuable in the Merger. In addition, the Christiana shareholders will be entitled to receive in the Merger (i) cash estimated to be in an amount per share of Christiana Common Stock of approximately $4.00 and (ii) the Contingent Cash Consideration of up to $1.92 per share of Christiana Common Stock.

                     GENERAL INFORMATION ABOUT THE MEETINGS

DATE, TIME AND PLACE OF SPECIAL MEETINGS


     The EVI Special Meeting will be held at 9:00 a.m., Houston time, on August 17, 1998, at The Luxury Collection Hotel of Houston, 1919 Briar Oaks, Houston, Texas. The Christiana Special Meeting will be held at 9:00 a.m., Milwaukee time, on August 17, 1998, at Galleria Conference Room, Firstar Center, 777 East Wisconsin Avenue, Milwaukee, Wisconsin.


RECORD DATE AND OUTSTANDING SHARES


     Only holders of record of EVI Common Stock and holders of record of Christiana Common Stock at the close of business on July 10, 1998, are entitled to notice of, and to vote at, the EVI Special Meeting and the Christiana Special Meeting, respectively.



     At the close of business on the Record Date, there were      holders of
record of EVI Common Stock with      shares issued and outstanding and
holders of record of Christiana Common Stock with 5,149,330 shares issued and outstanding. Each share of EVI Common Stock and Christiana Common Stock entitles the holder thereof to one vote on each matter submitted for stockholder approval.


PURPOSES OF THE SPECIAL MEETINGS

     EVI. At the EVI Special Meeting, the holders of EVI Common Stock will be asked to consider and vote upon the Merger Proposal and to transact such other business as may properly come before the EVI Special Meeting.

     Christiana. At the Christiana Special Meeting, Christiana's stockholders will be asked to consider and vote upon the Merger Proposal and to transact such other business as may properly come before the Special Meeting.

     If the Merger Proposal is approved by the stockholders of both EVI and Christiana, and the other conditions to the consummation of the Merger are satisfied or waived, Logistic and C2 will assume the C2/Logistic Assumed Liabilities, which generally include all the debts, liabilities and other obligations of Christiana, Logistic and their current and historical subsidiaries and predecessors other than liabilities arising out of the Christiana Retained Assets after the Effective Time. See "Ancillary Transactions".

VOTE REQUIRED

     EVI. EVI's By-laws provide that the presence at the EVI Special Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of EVI Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business. Under EVI's listing agreement with the NYSE, approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of EVI Common Stock present, in person or by proxy, and entitled to vote at the EVI Special Meeting.


     At the close of business on the Record Date, there were      shares of EVI
Common Stock outstanding and entitled to vote at the EVI Special Meeting. As of the Record Date, Christiana held 3,897,462 shares of EVI Common Stock, representing an aggregate of approximately 4% of the outstanding shares. In addition, directors and officers of EVI and their affiliates, excluding
Christiana, held      shares of EVI Common Stock, representing
approximately     % of the outstanding shares. Such persons have indicated that they intend to vote their shares in favor of the approval and adoption of the Merger Proposal. In addition, Christiana intends to vote its 3,897,462 shares of EVI Common Stock in favor of the Merger.


     Christiana. Under Wisconsin law, approval and adoption of the Merger Proposal requires the affirmative vote of the holders of 80% of the votes entitled to be cast at the Special Meeting and two-thirds of the votes entitled to be cast at the Special Meeting other than the Lubar Shares or 31.4% of the outstanding shares of Christiana Common Stock excluding the Lubar Shares.

     At the close of business on the Record Date, there were 5,149,330 shares of Christiana Common Stock outstanding and entitled to vote at the Christiana Special Meeting. At the close of business on the Record Date, the directors and officers of Christiana and their affiliates held 3,445,932 shares of Christiana Common Stock, representing approximately 67% of the outstanding shares. Such directors and officers have indicated that they intend to vote their shares in favor of the approval and adoption of the Merger Proposal.


VOTING AND REVOCATION OF PROXIES

     All properly executed proxies that are not revoked will be voted at the EVI Special Meeting and the Christiana Special Meeting, as applicable, in accordance with the instructions contained therein. If a holder of EVI Common Stock or a holder of Christiana Common Stock executes and returns a proxy and does not specify otherwise, the shares represented by such proxy will be voted "FOR" approval and adoption of the Merger Proposal in accordance with the recommendation of the EVI Board of Directors and the Christiana Board of Directors, respectively. Checking the abstention box on the proxy card or failing to return the proxy card has the same effect as voting against the Proposals. A stockholder of EVI or shareholder of Christiana who has executed and returned a proxy may revoke it at any time before it is voted at the respective Special Meeting by executing and returning a proxy bearing a later date, by filing written notice of such revocation with the Secretary of EVI or Christiana, as appropriate, stating that the proxy is revoked or by attending the Special Meeting and voting in person.

     Under applicable stock exchange rules, brokers will not be permitted to submit proxies authorizing a vote on the Merger Proposal in the absence of specific instructions from beneficial owners. An abstention will have the effect of a vote against the Merger Proposal. A broker nonvote will have the effect of a vote against the Merger Proposal. Under Delaware law and Wisconsin law, both abstentions and broker nonvotes contained on a returned proxy card will be considered present for purposes of determining the existence of a quorum at the EVI Special Meeting or the Christiana Special Meeting, as applicable.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, the directors, officers and employees of each of EVI and Christiana may solicit proxies from their respective stockholders by personal interview, telephone, facsimile or otherwise.

     Christiana will bear the costs of the solicitation of proxies from the stockholders of both EVI and Christiana. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation materials to the beneficial owners thereof. EVI and Christiana will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

DISSENTERS' RIGHTS

     Under Delaware law, the holders of EVI Common Stock who object to the Merger Proposal or abstain from voting in favor of the Merger Proposal will not have any appraisal rights or right to receive cash for their shares of EVI Common Stock and EVI does not intend to make any such rights available to its stockholders.

     Under the provisions of Wisconsin law, any Christiana shareholder who dissents from the Merger will have a statutory right to demand the "fair value" of such shareholder's Christiana Common Stock in cash. To exercise this right, such shareholder must not vote its shares in favor of the Merger and must take certain other actions required by the provisions of Subchapter XIII of the Wisconsin Business Corporation Law. See "The Merger -- Dissenters' Rights".

OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus, the EVI Board of Directors and the Christiana Board of Directors do not know of any business to be presented at their respective Special Meetings other than as set forth in the notices accompanying this Joint Proxy Statement/Prospectus. If any other matters should properly come before the respective Special Meetings, including a proposal to adjourn such Special Meetings, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting such proxies.

                         BACKGROUND OF THE TRANSACTION

     On June 30, 1995, EVI acquired Prideco, Inc. ("Prideco") from Christiana and other stockholders of Prideco in consideration for the issuance of approximately 4.5 million shares of EVI Common Stock. As part of this acquisition, Christiana received 3,897,462 shares of EVI Common Stock and Sheldon Lubar, Chairman of the Board of Christiana, was appointed to the Board of Directors of EVI. Christiana also was given the right to name a nominee for election to the Board of Directors of EVI as long as its interest in EVI was equal to at least 8% of the outstanding shares of EVI Common Stock.

     In earlier years, Christiana developed commercial and residential properties, including projects in California, Nevada, Georgia and Texas. In 1987, the Christiana Board of Directors decided that the Company should be involved in other businesses, because of the opportunity for more favorable returns. Consequently, Christiana began a program of disposing of its real estate properties and reinvesting its available cash into other businesses, including Logistic's warehousing and logistics businesses. As a result of this internal restructuring, Christiana consisted primarily of two unrelated assets:
(a) its warehousing and logistics businesses on the one hand and (b) its EVI shareholdings on the other. Christiana's Board of Directors considered it desirable to separate the two operations in order that Christiana be viewed as either a warehousing and logistic business or a company involved in the engineered oilfield tools and equipment business by virtue of its EVI shareholdings. In recent months, the value of Christiana stock in the market reflected primarily the underlying asset value of its EVI shareholdings and did not adequately reflect the value of its warehousing and logistics business. The Christiana Board was aware that a sale of the warehousing and logistics business would likely result in Christiana becoming a single business holding company and subject to investment company regulations which was not an objective of the Board. Further, if the EVI shares were sold or distributed to the Christiana shareholders, significant taxes would be incurred at the corporate level and further at the shareholder level. The Christiana Board considered, but rejected, an outright sale of Christiana, because this would transfer ownership, but not separate the two businesses. The Board considered, but rejected, a sale of Logistic's warehousing and logistics business, because the result would leave Christiana as a nonoperating holding company. The Christiana Board also considered, but rejected, a sale of the EVI shareholdings, because of Christiana's view as to the future potential for increase in the value of the asset and the substantial corporate-level tax that would result from such a sale. The Christiana Board ultimately determined that a tax-free merger would accomplish many of the objectives described above.


     In early June 1997, Mr. Lubar informally advised Christiana Board members that he intended to approach EVI to inquire as to EVI's interest in acquiring Christiana. The Board members informally concurred that this was appropriate and requested that Mr. Lubar keep them advised and schedule a formal meeting at an appropriate date to discuss such matter. At this time there was no intention on the part of Mr. Lubar or any other officer or director of Christiana or Logistic to purchase Logistic. Christiana, however, was not certain that EVI would be willing to acquire Christiana with a controlling management interest in Logistic. In considering a possible acquisition of Christiana by EVI, the Christiana Board of Directors took into account that if EVI were not willing to acquire a controlling management interest in Logistic, Christiana would be required to dispose of a controlling interest in Logistic prior to the acquisition. In such case, the Lubar Family and members of Christiana and Logistic management were willing to consider purchasing such portion if that became necessary to complete a merger with EVI. Mr. Lubar routinely advised Christiana directors regarding discussions. Informal Board communications consisted primarily of individual telephone calls between Mr. Sheldon Lubar and Messrs. Nicholas F. Brady and Albert O. Nicholas, Christiana directors. Messrs. Sheldon Lubar, David Lubar, a Christiana director, and William T. Donovan, Christiana's President and a director, had extensive discussions on a daily basis during these periods. Mr. Donovan had telephone conversations with the other Christiana directors, Messrs. Brady, Raymond F. Logan, Nicholas, John R. Patterson and Gary R. Sarner, to discuss progress and solicit input in the evaluation process and to update the Board on negotiations. Specifically, on June 19, 1997, Messrs. Lubar and Donovan sent a memorandum to Messrs. Brady, Nicholas and David Lubar describing in more detail the restructuring of Christiana focusing on providing shareholders with enhanced value in a tax efficient manner. The valuation of the components of Christiana as well as tax liabilities and the basis of Christiana's assets were considered. Messrs. Brady, Nicholas, D. Lubar, S. Lubar and Donovan conferred by telephone on June 20, 1997 and concurred that a tax-free merger with EVI was desirable. Messrs. S. Lubar and Donovan advised the other directors that a meeting was scheduled with Mr. Bernard Duroc-Danner on June 23, 1997, in Milwaukee, and discussed with them the basis upon which a merger with EVI would be most beneficial to Christiana shareholders. Although members of the Christiana Board were consulted during this process, Christiana did not hold any meetings of the Board in person or telephonic meetings of the Board relating to the Merger at this time.

     In early June 1997, Mr. Lubar approached Bernard J. Duroc-Danner, President of EVI, to inquire as to EVI's interest in acquiring Christiana in a tax free merger. At a meeting held in Milwaukee, Wisconsin, on June 23, 1997, at which Messrs. Lubar, Donovan and Mr. Duroc-Danner were present, the parties discussed the possible acquisition. Messrs. Lubar and Donovan expressed flexibility from Christiana's standpoint as to the structure of the transaction and the mix of the consideration between stock and cash that would be received by the Christiana stockholders. Following that meeting, EVI and Christiana directed their legal and tax advisors to review the possibility of an acquisition of Christiana by EVI and any issues relating thereto.

     Following a review of issues involved in an acquisition by EVI of Christiana, in July 1997, Mr. Duroc-Danner advised Mr. Lubar of EVI's management's interest in EVI pursuing a possible acquisition of Christiana on appropriate terms, including, specifically, an acquisition that would not be dilutive to EVI's per share earnings or cash flow and that would not involve EVI's full ownership and management of Christiana's warehouse and logistics business and that the ownership and management of such a business would be inconsistent with the operations of EVI and EVI's focus on the oilfield manufacturing and service business. EVI also advised Christiana that EVI would need to receive confirmation that an acquisition of Christiana by EVI would not adversely affect EVI's ability to consummate any future acquisition that would be accounted for as a pooling of interests, in particular EVI's then pending acquisition of XLS Holding, Inc. ("XL").

     Following these discussions, Messrs. Duroc-Danner and Lubar agreed that the most appropriate structure for an acquisition by EVI of Christiana would involve a transaction in which a controlling interest in Logistic's business would be sold to another entity for cash prior to EVI's acquisition and the consideration that would be paid to the Christiana shareholders in the acquisition would consist solely of a number of shares of EVI Common Stock equal to the number of shares of EVI Common Stock held by Christiana and an amount of cash not greater than the amount of cash held by Christiana in excess of its existing obligations.


     During the course of the negotiations, EVI imposed additional requirements in connection with any proposed transaction, specifically, that (i) the entity that would acquire a controlling interest in Logistic must be a creditworthy entity acceptable to EVI, because such an entity must assume significant liability in connection with Christiana's and Logistic's present and prior businesses, (ii) such an entity must agree to certain operational restraints in order to increase the likelihood that such an entity would be able to satisfy all assumed liabilities and (iii) a substantial holdback be available as security for such assumption of liabilities. The imposition of each of the foregoing decreased the desirability of the transaction to Christiana. In periodic telephone conversations with Messrs. Nicholas and Brady and in frequent conversations with Messrs. Patterson and Sarner, Messrs. Lubar and Donovan advised them of the increasing requirements of EVI. On numerous occasions the directors were asked their opinion of whether the conditions imposed by EVI were decreasing the desirability of Christiana's completing a proposed transaction. The impact of the discussions with the directors was that Messrs. Lubar and Donovan should continue the negotiations, making as few concessions as possible.



     During this interaction with Board Members, Messrs. Lubar and Donovan gave special attention to the views of Messrs. Nicholas and Brady, because each owned a significant interest in Christiana, but were not employees. While neither director was directly involved in negotiations with EVI, the directors, including, specifically Messrs. Nicholas and Brady, were advised as to the increasing conditions required by EVI as the basis for a contemplated transaction. The impact of Messrs. Nicholas and Brady on the negotiations was important, because, without their concurrence, Messrs. Lubar and Donovan decided that they would not proceed with a transaction with EVI.


     In conversations with the other directors, Messrs. Lubar and Donovan specifically discussed the appropriateness of a payment of $10.67 million to be paid to Christiana for a two-thirds interest in Logistic. In particular, Messrs. Donovan, Sarner and Patterson considered the operations of Logistic and the impact on its liabilities, including the liabilities that it would have to assume in order to satisfy EVI's requirements and the operational restrictions under which it would have to operate in order to satisfy EVI. Messrs. Lubar and Donovan concluded that it was highly unlikely that any outside party would be willing to enter into a transaction on a basis acceptable to EVI. For these reasons they concluded that $10.67 million cash for a two-thirds interest in Logistic was appropriate. The appropriateness of the $10.67 million payment by C2 for a two-thirds interest in Logistic and the adequacy and fairness of that payment was discussed and approved by the full Christiana Board of Directors at its meeting held on November 21, 1997.

     No alternative acquisition structures were discussed or considered in that the above form of transaction was the only form of transaction which would meet the objectives of EVI in the transaction. The specific amount of cash that would be provided to the Christiana shareholders in such a transaction was not agreed to at that time. Because of Mr. Lubar's interest in both Christiana and EVI, as well as Christiana's ownership interest in EVI, Mr. Duroc-Danner advised Mr. Lubar that he believed that the review of the Transaction and the determination of the consideration to be received should be approved and considered by a special committee of EVI.


     The Christiana Board of Directors did not consider a sale of all of Logistic to facilitate EVI's desire not to acquire a controlling interest in Logistic because (i) such a sale could have impacted the ability to effect the Merger as a partially tax-free reorganization and (ii) EVI required Christiana to have assets other than EVI Common Stock at the time of the Merger in order to proceed with the transaction. The Christiana Board also did not consider an auction of the two-thirds interest in Logistic that EVI did not wish to acquire because of the perceived difficulty that would be involved in selling only a portion of the ownership interest in Logistic. In particular, the Christiana Board of Directors believed that the indemnification requirements, the distribution, operation and management restrictions and the tag-along and change in control provisions and EVI put rights would materially reduce the desire of a third party to acquire an interest in Logistic and would affect materially the consideration that would be received. Accordingly, the Christiana Board of Directors concluded that a sale of a two-thirds interest in Logistic to Mr. Lubar or one or more of his affiliates at a fair price reflecting these restrictions would be in the best interest of Christiana in that it would allow Christiana to effect the Merger with EVI and receive a fair value for the interest in Logistic that EVI was not willing to acquire. Mr. Lubar, in his capacity both as a director of Christiana and a potential interested party through his agreement to assist in the funding of C2, took part in these discussions with the Board.


     To facilitate the consideration of a possible acquisition of Christiana by EVI, Messrs. Lubar and Donovan on behalf of Christiana proposed that the consideration to be paid by EVI in the acquisition would consist of (i) a number of shares equal to the number of shares of EVI Common Stock held by Christiana and (ii) an amount of cash equal to the amount of cash of Christiana in excess of Christiana's fixed liabilities, including $20.0 million from a cash dividend that would be paid by Logistic to Christiana prior to the sale of a two-thirds interest in Logistic and approximately $10.67 million cash to be paid to Christiana for such two-thirds interest in Logistic. This proposal also contemplated that, following the acquisition, Christiana's only assets would consist of the shares of EVI Common Stock then currently held by Christiana, a one-third interest in Logistic following the $20.0 million distribution and cash equal to the amount of cash payable by EVI to the Christiana shareholders in the Merger. Mr. Lubar also advised EVI and Christiana that to facilitate the transaction, he and his affiliates would be willing to acquire the two-thirds interest in Logistic (and cause the acquiring entity and Logistic to assume certain obligations of Christiana) at the $10.67 million price.

     Mr. Lubar decided that $10.67 million for a two-thirds interest in Logistic was a fair price. This price for a two-thirds interest would correspond to a price for 100% of the equity interest in Logistic of $16.0 million. Christiana's management and Board determined the $16.0 million equity value principally by employing a multiple of "operating cash flow" produced by the business of Logistic. "Operating cash flow" was generally considered to be earnings before interest, taxes, depreciation and amortization. In fiscal 1997, Logistic produced $13.1 million in "operating cash flow". The multiple employed to determine the total enterprise value was six, which was based on their assessment of the various components of Logistic's earnings, i.e., transportation, dry public warehousing, public refrigerated warehousing and international services. No financial analysts were consulted in determining such price. This produced an enterprise value for Logistic of

$78.6 million from which the anticipated level of debt of $63.0 million was subtracted, giving an equity value of Logistic of $15.8 million (rounded up to $16.0 million). Two-thirds of this value is $10.67 million. The consideration as to the appropriate cash flow multiple of six for purposes of the calculation of the purchase price for a two-thirds interest in Logistic and the anticipated level of debt, which is currently expected to be approximately $3 million greater than the level originally anticipated due primarily to the proposed acquisition of the Hudsonville Facility described under "Description of Christiana -- Business", was determined by Mr. Donovan on behalf of Christiana and C2 and conveyed to the full Christiana Board of Directors. Afterward the Christiana Board of Directors took into account the advice of Mr. Donovan with respect to such cash flow multiple when it approved the transaction at the meeting held on November 21, 1997. The Board of Directors of Christiana concluded that a higher price for Logistic would not be warranted for the following reasons: First, Logistic would be required to assume debt of approximately $63.0 million (in part to pay a cash dividend of $20.0 million to Christiana). Second, while the proposed sale price of the two-thirds interest in Logistic was approximately $4.54 million less than its then book value, the Christiana Board of Directors believed that the liability assumption obligations and restrictions imposed by EVI supported a sale below book value. The Christiana Board of Directors, however, also believed that the cost to Christiana for disposing of such interest at that price represented a fair discount for the assumption obligations and restrictions imposed by EVI. The Christiana Board of Directors further believed that any lower amount of consideration that would be received by the Christiana shareholders from the proposed sale of the two-thirds interest in Logistic in the manner contemplated was more than offset by the benefits to be realized by the Christiana shareholders in the Merger and their receipt of EVI Common Stock in a tax free manner. Third, the purchasing entity and Logistic would be required to assume various contingent and unquantifiable liabilities, including liabilities related to the historical operations of Christiana, Logistic and other companies formerly owned by Christiana. Fourth, Logistic would be required to restrict its operational activities for the benefit of EVI and consequently would not have complete freedom in connection with its business operations. Such restrictions were expected to include prohibitions on any of the following without approval by EVI: cash distributions, noncash distributions, acquisitions, liquidation and compensation. These restrictions were eventually agreed upon in the Operating Agreement to govern Logistic following the Transaction. See "Ancillary Transaction -- Terms of the Operating Agreement". Fifth, no right was available to acquire the remaining one-third interest in Logistic. Sixth, it was contemplated that EVI would have the ability to put its one-third interest to Logistic, thereby decreasing the value of Logistic.


     The Christiana Board of Directors did not believe that it was necessary to engage an independent third party to conduct an analysis as to the appropriate valuation for a two-thirds interest in Logistic in the proposed sale of that interest to C2 on the basis that the board was familiar with the business of Logistic and itself had historical expertise and knowledge as to financial matters. In addition, the Board of Directors believed that by providing the Christiana shareholders with the right to invest in C2, the need and expense of obtaining a third party independent valuation of Logistic was not in the interest of the Christiana shareholders and would not have provided any additional meaningful basis for determining the fairness of the transaction to Christiana.

     To assure the fairness of the proposed sale of Logistic to C2 at the price contemplated by the Logistic Purchase Agreement and upon the recommendation of Prudential Securities, Christiana required C2 to offer to the Christiana shareholders the right to participate and invest in C2 on the same terms and conditions as the Lubar Family. Christiana also required EVI to agree to procedural terms relating to the payment of the Cash Consideration that would allow the Christiana shareholders to apply the Cash Consideration payable to them directly toward the purchase of shares of stock of C2. The Christiana Board of Directors believes that this right to participate provides substantial procedural fairness to the proposed sale of Logistic and allows the Christiana shareholders to continue to participate in the ownership of Logistic if they so desire.

     Weighing the above factors, the price of $10.67 million for a two-thirds interest in Logistic was the highest price Mr. Lubar thought appropriate. Furthermore, considering that the purchasing entity would have to be acceptable to EVI, Mr. Lubar felt it highly unlikely that a transaction could be concluded with any other entity paying the same or higher price for the two-thirds interest in Logistic. Mr. Lubar reached this conclusion because, in order to conclude a transaction on such a basis, any acquirer would have to be (i) acceptable to EVI (primarily because EVI would want to assure that TLC was operated appropriately and because EVI would want a creditworthy entity to be able to accept a put of the interest in Logistic and satisfy the indemnities, if any, relating to the current and historical operations of Logistic and Christiana), (ii) willing to assume indemnity obligations to EVI relating to the historical operations of Logistic and Christiana, (iii) willing to acquire less than a 100% interest in Logistic (without the right to acquire the remaining minority interest), (iv) willing to accept a put on the one-third interest retained by Christiana and (v) willing to accept restricted operational activities. He considered the chances of fulfilling all such conditions remote. As a result, no consideration was given by the Christiana Board of Directors to a sale of Logistic to a bidder other than EVI.

     The Christiana Board of Directors also determined that a discount of $4.5 million off the then existing book value for a two-thirds interest in Logistic was an appropriate discount for a sale of a two-thirds interest in Logistic to C2 (and Mr. Lubar through his proposed interest in C2) due to the fact that a two-thirds interest in Logistic would be generally illiquid and the factors considered by Mr. Lubar described in clauses (ii) through (v) in the above paragraph. Although the impact of these factors was not subject to precise quantification, the Christiana Board of Directors believed that the discount, which was in large part reflective of the six times cash flow multiple discussed and suggested by Mr. Donovan as described above, was fair to the Christiana shareholders.

     On October 1, 1997, Mr. Donovan was approached by another entity inquiring about a potential interest in Logistic. This entity was an entity known to Mr. Donovan to have recently acquired a majority interest of a company involved in the public refrigerated warehouse and logistics industry. Mr. Donovan discussed with representatives of this entity the key elements of the contemplated transactions with EVI. Such potential purchaser indicated that it was not interested in considering such a transaction, primarily because of the indemnification provisions, the lack of a right to acquire the minority interest to be held by EVI and the operating restrictions imposed on Logistic.

     In July, 1997, Mr. Donovan commenced discussions with investment bankers regarding potential financial advisory roles. These discussions culminated on November 19, 1997, in discussions with Prudential Securities, which was eventually retained to deliver the fairness opinion to Christiana shareholders.

     On August 14, 1997, Mr. Lubar advised the Christiana Board of Directors of the potential for a merger with EVI. The Christiana Board determined that it was not necessary to appoint a special committee, even though Mr. Lubar was expected to own a significant interest in an entity that would purchase Logistic in connection with the Merger. The Board noted that the outside directors, Messrs. Nicholas and Brady, were in favor of the Transaction and that the Transaction would not be approved without their concurrence. The views of Messrs. Nicholas and Brady were especially important for two reasons. First, unlike the other directors, they were not employed by Christiana or Logistic. Second, each held significant interest in Christiana (9.9% in the aggregate) and therefore their interests would be aligned with other shareholders. The directors decided that it was important for all shareholders to know how each director voted on this issue. Each voted in favor of continuing the negotiations. Because the two unaffiliated directors, Messrs. Nicholas and Brady, voted in favor of continuing the negotiations, Messrs. Lubar and Donovan had sufficient authority under applicable Wisconsin law to proceed even though the "affiliated" directors voted. The Board approved continuation of discussions. During this period and until the November 21, 1997 Board meeting at which the Board of Directors of Christiana approved the Merger, Messrs. Lubar and Donovan kept the Board advised of the progress of negotiations, including, specifically, the outside directors, Messrs. Nicholas and Brady.

     After having been advised by EVI that EVI would be interested in owning only a one-third interest in Logistic, Christiana and its Board of Directors began to consider what entity would own the remaining two-thirds interest in Logistic.


     On August 21, 1997, at the recommendation of Mr. Duroc-Danner, the Board of Directors of EVI appointed a special committee of the Board of Directors of EVI consisting of Sheldon S. Gordon, a former director of EVI, and Robert A. Rayne (the "EVI Special Committee") to review the Christiana proposal. Following that meeting, the EVI Special Committee directed Fulbright & Jaworski L.L.P., EVI's outside counsel ("Fulbright & Jaworski"), to begin negotiations with Christiana of an acquisition on terms satisfactory to EVI.

     In early September, Fulbright & Jaworski and Foley & Lardner, outside counsel to Christiana, began negotiations for the acquisition. In late September, EVI advised Christiana that in light of a number of transactions that EVI was then pursuing, in particular, its proposed acquisitions of BMW Monarch (Lloydminster) Ltd. and BMW Pump, Inc. (collectively, "BMW") and Trico Industries, Inc. ("Trico"), EVI was not in a position at that time to devote the time and resources necessary to pursue the acquisition of Christiana and that further negotiations would need to be delayed until a later date.

     On October 8, 1997, following the execution of definitive agreements for the acquisitions of Trico and BMW, Mr. Duroc-Danner met in Milwaukee with Messrs. Lubar and Donovan to discuss the status and expected timing of EVI's review of the Christiana acquisition. Mr. Duroc-Danner subsequently contacted the members of the EVI Special Committee and suggested a November 11, 1997, meeting to review and discuss the terms and structure of the Transaction. EVI and Christiana then directed their advisors to resume negotiations of documentation.

     On November 7, 1997, EVI engaged Morgan Stanley to provide EVI with a fairness opinion on the Transaction.

     On November 11, 1997, the EVI Special Committee met in London with Mr. Duroc-Danner, James G. Kiley, Vice President and Chief Financial Officer of EVI, and representatives of Fulbright & Jaworski and Morgan Stanley to review the status and structure of the Transaction. At this meeting, the EVI Special Committee reviewed the outstanding issues with respect to the Transaction and the financial impact to EVI thereof as well as drafts of documents for the proposed acquisition. The EVI Special Committee also reviewed various due diligence matters relating to Christiana and Logistic, including the historical businesses of Christiana, various matters relating to the prior ownership of real property by Christiana in California, the status of various lawsuits then pending against Christiana, including a class action lawsuit involving a prior real estate development in California that has since been settled, and other customary matters involving the historical business and operations of Christiana and its subsidiaries.

     Following the conclusion of the November 11, 1997 meeting of the EVI Special Committee, the members of the EVI Special Committee contacted Mr. Lubar to discuss proposed changes in the terms of the Transaction. EVI and Christiana advisers then continued negotiation of the terms of the transactions, including the following: (i) that $10.0 million cash be retained by Christiana to be available to pay any unpaid indemnity claims under the Logistic Purchase Agreement, (ii) that $10.0 million of the cash consideration proposed by Christiana to be paid in the Merger be deferred for five years without interest and be subject to reduction for any liabilities or unpaid indemnity claims that may be paid by EVI or Christiana, (iii) that Christiana pay all printing and proxy solicitation costs as well as EVI's filing fees with the Commission and under the HSR Act and all costs and expenses for blue sky and state securities law filings, (iv) that the value of various tax benefits associated with the exercises and termination of options by Christiana prior to the Merger be provided to EVI without offset for other income by Christiana, (v) that Christiana obtain a solvency opinion with respect to the Transaction, (vi) that various protections be incorporated in the Operating Agreement to protect Christiana's minority interest in Logistic following the Merger and (vii) that C2 be responsible for the indemnification of the historical liabilities and obligations of Christiana and its current and historical subsidiaries and predecessors under the Logistic Purchase Agreement as well as be responsible to purchase Christiana's one-third interest in Logistic if Christiana were to elect to sell its one-third interest in Logistic five years after the closing. The EVI Special Committee requested a solvency opinion because of the various loans that were anticipated to be made to Logistic to fund a portion of the cash dividend to be made by Logistic to Christiana as a condition to the Merger and given that the Logistic Sale involved a transaction among affiliated parties, an independent third-party solvency opinion would provide support that the Logistic Sale would not constitute a fraudulent transfer. EVI also conducted various additional due diligence regarding the litigation described above. Except for the class action lawsuit, which was subsequently settled, no known material liabilities or contingencies were identified during the due diligence process.

     Further negotiations between the representatives of EVI and Christiana with respect to open points under the agreements continued through the month of November.

     On November 21, 1997, the Board of Directors of Christiana met to consider the Transaction. At this meeting, representatives of Foley & Lardner and Christiana management provided presentations to the full Board of Directors describing the Transaction and the financial, legal and other effects of the Transaction on Christiana. The Board considered the advantages of (i) a separation of Christiana's two principal assets, its 3,897,462 shares of EVI Common Stock and Logistic, including permitting Christiana shareholders to make more focused investment decisions based on the specific attributes of EVI and Christiana, as discussed more fully under "Christiana's Reasons For the Transaction", (ii) the fair value Christiana shareholders would receive in the Merger in the form of the EVI Share Consideration, the Cash Consideration and the Contingent Cash Consideration; (iii) the tax-free nature of the EVI Share Consideration to Christiana shareholders; and (iv) the right of each Christiana shareholder to purchase his or her pro rata interest in C2 and thereby maintain an ownership interest in Logistic. The Board especially considered the fact that Prudential Securities was prepared to deliver its fairness opinion if the Transaction was to be effected on the terms described at the meeting. The Christiana Board also considered the cost to the Christiana shareholders in connection with the Merger, including, specifically, that the Merger would preclude other alternatives in the future, that the Contingent Cash Consideration would not bear interest, that Christiana (which following the Merger will be a wholly-owned subsidiary of EVI) would retain a one-third interest in Logistic and the cost associated with converting the Logistic business to the business of C2. The Christiana Board also considered that the Transaction will increase the exposure of Christiana shareholders to fluctuations in the price of EVI Common Stock, as described more fully in "Christiana Reasons For the Transaction". The Christiana Board, nevertheless, considered that the advantages outweighed such disadvantages. In considering the proposed transaction, the Christiana Board of Directors also noted that the potential tax benefits that could be realized by Christiana (and therefore accruing to the benefit of Christiana's shareholders through the elimination of double taxation) through the Merger (versus other alternatives) ranged from $57.8 million on August 14, 1997, the date of the Christiana Board's first meeting to consider the potential for a merger with EVI to $72.0 million on November 21, 1997, the date the Christiana Board approved the Merger, and, based on its favorable outlook on EVI Common Stock, the Christiana Board expected these tax benefits to increase. Except for the quantification of these tax benefits and its analysis of the potential value of Logistic as described above, the Christiana Board of Directors did not assign values or quantify further its analysis of the transaction. Following these presentations and discussions at the November 21, 1997 Board meeting, the Board of Directors of Christiana unanimously approved the Merger (including, specifically, the sale of two-thirds of Logistic to C2) and determined that the Merger was in the best interest of Christiana and fair to the Christiana shareholders including the unaffiliated shareholders. A special committee of the Board was not established because the Board noted that the two outside directors, Messrs. Nicholas and Brady, who were present and voting, approved the Merger and concluded that the Merger was in the best interest of Christiana. The views of Messrs. Nicholas and Brady were especially important for two reasons. First, unlike the other directors, they were not employed by Christiana or Logistic. Second, each held significant interest in Christiana (9.9% in the aggregate) and therefore their interests would be aligned with other shareholders. The directors unanimously voted in favor of the Merger. Because the two unaffiliated directors, Messrs. Nicholas and Brady, voted in favor of the Merger, Messrs. Lubar and Donovan had sufficient authority under applicable Wisconsin law to proceed even though the "affiliated" directors voted. This approval was subject to the finalization of the documentation relating to the Transaction, the receipt of the Prudential Securities Opinion, satisfaction of other closing conditions and approval of the final documentation for the Merger by the President of Christiana.


     On December 1, 1997, the EVI Special Committee met to review the Transaction. At this meeting, representatives of Fulbright & Jaworski and Morgan Stanley provided to the EVI Special Committee an updated summary of the financial, legal and other effects of the Transaction. The terms of the documentation were also reviewed. Morgan Stanley further advised the EVI Special Committee that it was prepared to deliver its fairness opinion if the Transaction were to be effected on the terms described at the meeting. A draft of the fairness opinion was provided and reviewed by the EVI Special Committee. After discussion, the EVI Special Committee determined that the proposed Transaction was desirable for EVI and that it would recommend to the full Board of Directors of EVI that the Merger be approved.

     Later on December 1, 1997, the Board of Directors of EVI met to consider the Transaction. At this meeting, representatives of Fulbright & Jaworski and Morgan Stanley provided presentations to the full Board of Directors describing the Transaction and the financial, legal and other effects of the Transaction on EVI. The EVI Special Committee also provided a report to the EVI Board of Directors outlining its findings and recommendations. Morgan Stanley further advised the EVI Board of Directors that it was prepared to deliver its fairness opinion if the Transaction was to be effected on the terms described at the meeting. A draft of that opinion was provided to the Board of Directors. Following these presentations, the Board of Directors of EVI, with Mr. Lubar abstaining from voting, unanimously approved the Merger and determined that the Merger was in the interest of EVI. This approval was subject to the finalization of the documentation relating to the Transaction, the receipt of the Morgan Stanley opinion, satisfaction of certain other conditions and approval of the final documentation for the Merger by the EVI Special Committee.

     From December 1, 1997, through December 12, 1997, the final terms of the Transaction were negotiated between EVI and Christiana.

     On or about December 11, 1997, C2 was formed for the purpose of acquiring the two-thirds interest in Logistic and it was determined that each Christiana shareholder would have a pro rata allocation preference to purchase shares in C2.

     On December 12, 1997, the EVI Special Committee approved the final terms of the Transaction and Morgan Stanley delivered its oral opinion to the EVI Special Committee with respect to the Merger, which was subsequently confirmed in writing.

     On December 12, 1997, the President of Christiana approved the final terms of the Transaction and Prudential Securities advised the President that it was in a position to deliver its opinion to the effect that the Transaction (which for the purposes of the Prudential Securities Opinion is defined as the Merger, the Logistic Sale and the C2 Optional Purchase) was fair, from a financial point of view, to the shareholders of Christiana.

     On December 15, 1997, EVI and Christiana executed the Merger Agreement and Logistic Purchase Agreement.

     On April 9, 1998, Mr. Duroc-Danner advised Mr. Sheldon Lubar that EVI would be unable to consummate the Merger until mid July 1998 because of an accounting requirement that would not allow EVI to account for the Weatherford Merger as a "pooling of interests" if the Merger were to close prior to EVI's publication of 30 days of combined results with Weatherford Enterra, Inc. This delay would have allowed both Christiana and Weatherford to have terminated the Merger Agreement after June 30, 1998. Messrs. Duroc-Danner and Lubar agreed that it would be desirable to amend the Merger Agreement to extend the termination date. In connection with such amendment, Christiana requested that other modifications be made to the Merger Agreement and the Logistic Purchase Agreement to provide for the payment of the Contingent Cash Consideration for four years, greater operational flexibility and certain clarifying changes.

     On April 29, 1998, the EVI Special Committee considered the requests by Christiana and approved an amendment to the Merger Agreement and the Logistic Purchase Agreement that (i) extended the termination date of the Merger Agreement to October 31, 1998 and (ii) allowed for the payment of the Contingent Cash Consideration on the earlier of (a) the fifth anniversary of the Effective Date of the Merger and (b) the date that Christiana received consideration of a fair market value of $20.0 million or more in connection with a sale of its one-third interest in Logistic. The inclusion of the early Contingent Cash Consideration payment provision was agreed to in order to allow the Christiana shareholders to receive such funds if EVI has received sufficient funds in respect of Christiana's interest in Logistic that is substantially in excess of the $10.0 million cash required to be retained by Christiana after the Merger. The amendment also clarified certain provisions of the Logistic Purchase Agreement, in particular Christiana's "participation rights" in the event of a "change of control" of C2. The principal change was that no "change in control" would be deemed to occur if the "Lubar Family," as defined in Amendment No. 1, retains at least a 25% voting and ownership interest in C2 or the resulting entity.

     On May 12, Mr. William Donovan telephoned the Christiana directors to advise them of the proposed amendment. On May 13, Mr. Donovan substantively described in writing the proposed amendment to the

Christiana Board of Directors. Directors approving the amendment were requested to sign and return a consent action. The directors unanimously approved the amendment, which approval was effective on May 15, 1998.

     The amendment to the Merger Agreement and the Logistic Purchase Agreement was approved by the EVI Board of Directors upon the recommendation of the EVI Special Committee by written consent, with Mr. Lubar executing the consent only to comply with the requirements of Delaware law, but effectively abstaining from voting. On May 25, 1998, the amendment to the Merger Agreement and the Logistic Sale Agreement was executed.

                       EVI'S REASONS FOR THE TRANSACTION


     The Board of Directors of EVI, with Mr. Lubar abstaining, has approved the Merger Proposal and recommends that the stockholders of EVI approve the Merger Proposal. The EVI Board of Directors believes that the Merger is in the interest of EVI and its stockholders for the following reasons. First, the Merger will provide EVI a one-third interest in Logistic with a pro forma book value in excess of $7.0 million, certain tax benefits having an estimated value to EVI in excess of $1.0 million and the use of $10.0 million cash for a period of five years without interest, all without any consideration other than transaction costs and the exposure to certain contingent liabilities for which indemnity is being provided by C2 and Logistic. Second, the Merger is expected to further improve the liquidity of the EVI Common Stock by placing the equivalent number of shares of EVI Common Stock currently held by Christiana directly in the hands of the Christiana shareholders. The Board of Directors believes that such a transaction is beneficial to EVI because of the favorable financial terms provided to EVI for effecting the Transaction. Except for the exposure to certain contingent liabilities for which indemnity is being provided by C2 and Logistic and for which $10.0 million cash is being retained for five years by EVI to be used for the payment of such liabilities in the event C2 or Logistic are unable to pay such contingent liabilities, the Board of Directors of EVI does not believe that there exists any material negative aspects of the Transaction to the stockholders of EVI. Such a transaction would not be available to EVI other than pursuant to the terms of the Merger.


     In considering the approval of the Merger, the EVI Special Committee and the Board of Directors of EVI noted that EVI, through its ownership in Christiana, would be provided with an option to dispose of Christiana's one-third interest in Logistic five years from the date of the Merger for a cash consideration of $7.0 million. The EVI Special Committee and EVI Board of Directors also noted that pursuant to the Transaction, EVI would be entitled to various tax benefits and the financial benefit of the retention of $10.0 million cash for five years without interest.

     The EVI Special Committee and the EVI Board of Directors also considered a number of other factors in approving the Merger. Principal among these additional factors was the fact that under the terms of the Merger Agreement and the Logistic Purchase Agreement, Logistic and C2 are required to indemnify EVI and Christiana for all liabilities relating to Christiana's, Logistic's and their respective subsidiaries', and predecessors', prior businesses and all historical contingent liabilities relating to the businesses of Christiana, Logistic and their respective current and historical subsidiaries and predecessors. In addition, the Board of Directors of EVI considered the fact that Christiana, C2 and EVI would receive an opinion from American Appraisal to the effect that the Transaction would not render Christiana, Logistic or C2 insolvent and that the value of the assets of C2 and Logistic would be sufficient to satisfy the liabilities of Christiana, C2 and Logistic after giving effect to the Transaction. See "Opinions of Financial
Advisors -- American Appraisal Opinion". The Board of Directors of EVI further considered the fact that an updated fairness opinion would not be provided in the Transaction and that the other conditions to the closing of the Transaction provided appropriate protection to EVI for changes in circumstances between the date of the opinion and the consummation of Merger. The EVI Board of Directors also placed considerable weight on the opinion of Arthur Andersen LLP to the effect that the Merger would be tax-free to EVI and Christiana and on the fact that even if the Merger were subsequently found not to be tax free, the Merger would only be considered to be a taxable purchase of stock of Christiana from the shareholders of Christiana and therefore not trigger any material tax liabilities to EVI or Christiana. The Board of Directors of EVI also noted that, under the terms of the Logistic Purchase Agreement, Logistic and C2 will be fully responsible for, and indemnify Christiana and EVI against, any and all tax liabilities that may arise in connection with the Merger. In this regard, the Board of Directors of EVI and the EVI Special Committee gave particular weight to the fact that EVI would be entitled to reduce the $10.0 million contingent cash consideration component in the Merger for any liabilities of Christiana and its subsidiaries, including Logistic, to the extent EVI or Christiana is required to pay such liabilities. Finally, the EVI Special Committee and the EVI Board of Directors considered the opinion of Morgan Stanley that the consideration to be paid by EVI in the Merger was fair to EVI from a financial point of view.

     Although no specific weight was given to any one of the above described reasons or factors by the EVI Board in approving the Merger, the ability of EVI to realize the potential benefits of the Merger without any significant cost to EVI other than transactional costs and with a complete indemnity from Logistic and C2 for prior liabilities of Christiana and its current and historical subsidiaries and predecessors was considered to be the most important factor by both the EVI Special Committee and the EVI Board of Directors. The foregoing factors were all the material factors considered by EVI's Board of Directors.


                    CHRISTIANA'S REASONS FOR THE TRANSACTION


     The Board of Directors of Christiana has approved the Merger Proposal and recommends that the shareholders of Christiana approve the Merger Proposal. The Christiana Board of Directors believes that the Merger is in the interest of Christiana and its shareholders. Christiana's Board of Directors has had for some time a strategic interest to separate the company's large EVI shareholdings from its operating business, Logistic, in order to achieve a more representative company valuation today and into the future. The Board has not been interested in liquidating the EVI shareholdings given Christiana's view as to the future potential for increase in the value of this asset and the substantial corporate level tax that would result from such a liquidation. Various alternative transactions were considered in order to accomplish these objectives, as described more fully under "Background of the Transaction". In addition, as described under "Background of the Transaction", EVI had advised Christiana that EVI was not interested in pursuing an acquisition of Christiana if the Transaction would be dilutive to EVI's per share earnings or cash flow or would involve EVI's full ownership and management of Christiana's warehouse and logistics business. Accordingly, no alternative transaction was believed by the Christiana Board of Directors to be feasible. The proposed structure allows Christiana shareholders to exchange their shares of Christiana Common Stock for newly issued EVI shares in a tax efficient manner. Specifically, the Christiana Board noted that the proposed structure would avoid the substantial corporate-level tax that would result if Christiana sold the EVI shareholdings. This will give maximum flexibility to each shareholder to determine whether retention of EVI shares is desirable.

     The Christiana Board of Directors also considered the advantages of a separation of Christiana's two principal assets, its 3,897,462 shares of EVI Common Stock and Logistic. These advantages include permitting Christiana shareholders to make more focused investment decisions based on the specific attributes of EVI and Logistic. Specifically, a Christiana shareholder may, after the Merger, elect to (i) retain the EVI Share Consideration and acquire stock in C2 (thereby owning an interest in EVI and a warehousing and logistics business), (ii) sell the EVI holdings and acquire an interest in C2, (iii) retain the EVI Share Consideration and not acquire an interest in C2 or (iv) sell the EVI Share Consideration and not acquire an interest in C2. Christiana's Board believes that the Merger will also enable the financial markets to better understand and recognize the merits of Logistic as a stand-alone entity. Prior to the Merger, investors interested in Christiana's warehousing and logistics business could only participate in such business by purchasing Christiana Common Stock, but a significant value of the Christiana Common Stock was based upon its EVI shareholdings. After the Merger, investors interested in the logistics and warehousing business can acquire stock in C2, whose only principal asset immediately after the Merger will be its interest in Logistic.

     The Christiana Board concluded that the Transaction would permit Christiana shareholders to receive fair value for Christiana's EVI shareholdings. Specifically, each shareholder would receive a pro rata portion of the EVI shareholdings represented by each share of Christiana Common Stock. The Christiana Board also concluded that the Transaction would permit Christiana shareholders to receive fair value for Christiana's ownership of Logistic. C2 will acquire a two-thirds interest in Logistic. Each Christiana shareholder will have a right to acquire his or her pro rata interest in C2, so that a Christiana shareholder, if deemed desirable, could continue to own an interest in Logistic through C2.

     The Christiana Board noted that EVI Common Stock closed at $49 per share on
August 13, 1997 (the EVI Common Stock closed at $     per share on July 10,
1998) and the Christiana Board expected such stock to increase in value. The Christiana Board also considered the substantial corporate-level tax that would result from a sale of its EVI holdings. On August 14, 1997, the date of the Christiana Board approval, Christiana's gain on the EVI holdings if it had sold such holdings would have been approximately $165.0 million. A sale of such stock would have incurred a corporate-level general income tax of approximately $57.8 million. The Christiana Board also noted that the Cash Consideration and the Contingent Cash Consideration would be determined based on the amount of cash of Christiana as of the effective time of the Merger, less Christiana's accrued taxes and other liabilities not otherwise assumed by C2. Effectively, this represented a distribution of Christiana's net cash.



     The Christiana Board considered the costs to the shareholders in connection with the Merger, including, specifically, that the Merger would preclude other alternatives in the future, that the Contingent Cash Consideration would not bear interest and that Christiana (which following the Merger will be a wholly-owned subsidiary of EVI) would retain one-third of an interest in Logistic. The Christiana Board also considered potential disadvantages to the Transaction. The Transaction will result in the increased exposure of Christiana shareholders to fluctuations in the price of EVI Common Stock. While an ownership of Christiana Common Stock provided balance between Christiana's holdings in EVI and Logistic, the Merger will result in Christiana shareholders owning EVI Common Stock directly, thereby increasing reliance on the performance of EVI and on the oil and gas industry and the level of domestic and international drilling activities generally. Additionally, as part of, and as an inducement to EVI to enter into the Merger, EVI through Christiana will receive a one-third ownership interest in Logistic for no cash consideration. Christiana will have the ability to "put" this interest to Logistic for cash consideration of $7.0 million after five years from the date of Merger. Christiana shareholders will benefit from this part of the Transaction only indirectly through their ownership of approximately 4% of outstanding EVI Common Stock received in connection with the Merger. Otherwise, Christiana shareholders will receive no direct benefit from this aspect of the Transaction. The Christiana Board nevertheless considered that the advantages outweighed such disadvantages.


     In considering the approval of the Merger, the Christiana Board of Directors noted that Prudential Securities had advised the Christiana Board of Directors that it was prepared to deliver its opinion that the Transaction (which for the purposes of the Prudential Securities Opinion is defined as the Merger, the Logistic Sale and the C2 Optional Purchase) is fair to Christiana shareholders from a financial point of view. The Prudential Securities Opinion as to the fairness of the Transaction to Christiana shareholders will not be updated as of the closing of the Transaction. The Christiana Board believed that receipt of the Prudential Securities Opinion prior to the execution of the Merger Agreement was sufficient for its approval of the Transaction. The Christiana Board understood that a change in circumstances between the date of the Prudential Securities Opinion and the consummation of the Transaction could impact the fairness of the Transaction, but the Christiana Board believed that the protections afforded in the Merger Agreement and its familiarity with EVI rendered an update of the Prudential Securities Opinion unnecessary. The Christiana Board also considered that the only item of consideration to be received in the Merger that would be subject to material change in value between the date of the execution of the Merger Agreement and the Effective Time was the EVI Share Consideration and that Christiana was already subject to this risk because it already owned an equivalent number of shares of EVI Common Stock.

     Prudential Securities was not requested to, nor did it deliver any written materials to the Christiana Board; however, prior to the delivery of the Prudential Securities Opinion on December 24, 1997, Mr. Donovan had numerous telephone conferences with representatives of Prudential Securities regarding the review and analysis performed by Prudential Securities. Such telephone conferences occurred during the period of November 28-30, 1997, between Mr. Donovan and representatives of Prudential Securities. As a result of such telephone conferences, Mr. Donovan concluded that (a) if Christiana shareholders were given the opportunity to acquire an interest in the entity acquiring Logistic on the same basis as the Lubar Family, the price for Logistic would not be a significant factor in determining the fairness of the Transaction and (b) the Christiana shareholders would be assured of such an opportunity (which commitment was eventually incorporated into the C2/Lubar Agreement). Prudential Securities confirmed to Mr. Donovan that, in their view these conclusions were reasonable. Mr. Donovan advised the Christiana Board of those conferences. Having ascertained that Christiana Shareholders would be able to maintain their interest in Logistic by being able to acquire shares in C2, the Christiana Board considered the necessity of being presented with an analysis by Prudential Securities to be less significant than might be the case otherwise.

     The Christiana Board of Directors also placed considerable weight on the opinion of Arthur Andersen LLP to the effect that the Merger would be tax free to EVI and Christiana.

     The Christiana Board of Directors also considered the potential adverse implications of continuing to be subject to the costly regulatory requirements relating to Christiana's status as a public company. Total expenses associated with Christiana being a public company in fiscal 1997 were approximately $157,000. A Christiana shareholder interested in EVI could, after the Merger, hold its interest in EVI directly without having to hold its interest in one public entity, Christiana, which in turn held a significant interest in another public entity, EVI.

     Although the book value of Logistic was approximately $22.8 million at December 31, 1997 and $24.2 million at March 31, 1998, the Christiana Board believes that the sale of two-thirds of Logistic to C2 for approximately $10.67 million is fair to Christiana shareholders, based on Christiana's view as to the value of such interest after giving effect to restrictions and obligations applicable to Logistic and C2 after the sale and on the opinion of Prudential Securities that the Transaction (which includes the Logistic Sale) was fair from a financial point of view to Christiana shareholders, and the fact that any Christiana shareholder who wishes to retain an interest in Logistic may do so by electing to purchase his or her pro rata interest in C2 Common Stock at a price of $4.00 per share, the same price offered to all Christiana shareholders including the Lubar Family and all directors and officers of Christiana.

     The Christiana Board acknowledged that the value of EVI shareholdings for Christiana was the major determinant in Christiana's share price in the market. Hence, if EVI's share price increased, Christiana's share price increased too. Accordingly, if EVI's share price declined, Christiana's share price declined as well. Christiana's Board, however, did not and does not control EVI and for this reason decided that it was better to manage operations that it could control, rather than have the Christiana stock price dependent upon an entity (EVI) that it did not control. The Christiana Board did not favor selling the EVI shares, but rather wanted to provide the investment decision directly to the Christiana shareholders through the Merger.

     As previously stated, the price to be paid by the purchasing entity, ultimately determined to be C2, was determined unilaterally by Mr. Lubar in connection with his negotiations with EVI. The Board believes this to be procedurally fair for the following reasons. First, Mr. Lubar did not think it appropriate to pay more than $10.67 million for the two-thirds interest in Logistic, because Logistic, at the insistence of EVI, would be assuming significant liabilities. Logistic, at EVI's insistence, would also be required to restrict its operational activities, in order to assure, to EVI's satisfaction, that Logistic would be able to satisfy its obligations. Finally, the Christiana Board concluded that if a Christiana shareholder concurred that the price was appropriate, the Christiana shareholder could continue his indirect ownership in Logistic by acquiring stock in C2, along with the Lubar family. If the Christiana shareholder concluded that the price was too low, the Christiana shareholder could vote against the merger and elect dissenters rights. If the Christiana shareholder concluded that the price for Logistic was too high, the Christiana shareholder could vote in favor of the merger and not elect to purchase stock in C2.

     The Christiana Board believes it to be fair to pay $10.67 million for a two-thirds interests in Logistic and pay EVI $7.0 million for its one-third interest (if EVI elects to put its interest in Logistic at such price), because of the difference in the time value of money. The $10.67 million for the two-thirds interest in Logistic will be paid to the Christiana shareholders at the Effective Time of the Merger, whereas EVI will not receive its $7.0 million until it exercises its put, which may not be for at least five years. The Christiana Board determined the $7.0 million put value by allocating $5.34 million to a one-third interest in Logistic (equivalent to a two-thirds interest for $10.67 million), then increasing such amount by a modest compound rate of return on such amount at approximately 5 1/2% for five years, resulting in a put price of $7.0 million.

     The Christiana Board noted that the price of the Christiana Common Stock immediately prior to the amendment of the Merger was $40 3/4 and recognized that, depending upon the price of EVI stock at the Effective Date relative to the price of the Christiana stock at such time, the consideration to be received could be less than the then current market price of the Christiana Common Stock. The Board considered whether to recommend the Merger, even though the total consideration could be less than the current market price of Christiana stock. (As set forth under "Summary", the consideration to be received by Christiana
shareholders as of July 10, 1998 is $       .) The Board noted the significant
appreciation in the EVI Common Stock and, based upon its assessment of favorable long-term appreciation of the EVI Common Stock, felt it advisable that each Christiana shareholder have the opportunity to decide whether such stock should be held or sold. As long as Christiana held the EVI Common Stock, the Christiana shareholders could not individually make such a decision. Consequently, even though it was possible that the total consideration to be received by the Christiana shareholders was less than the current price of the Christiana Common Stock, the Christiana Board determined that the Merger was in the best interest of all of its shareholders.


     Christiana recognized that costs would be incurred to establish C2. While such costs will not be paid by Christiana, they will be paid by C2 from funds raised in connection with C2's public offering. The costs incurred in connection with establishing C2 are expected to be as follows: legal fees and expenses ($70,000), accounting and tax services ($45,000), filing fees with the Commission ($6,140), printing costs, expenses for state securities laws filings and transfer agent fees and expenses ($36,000), Nasdaq listing fee ($10,000) and miscellaneous ($4,000).


     Christiana Common Stock traded at $40.75 immediately prior to the announcement of the Merger. On the day after announcement of the Merger, the
price closed at $37.375, but as of July 10, 1998, it closed at      . The
Christiana Board does not consider the decline in its stock price to be relevant for two reasons. First, the EVI stock held by Christiana is a significant Christiana asset, so Christiana's stock price is substantially dependent on EVI's Common Stock price. Second, the Christiana Board believes it important that each Christiana shareholder make an independent decision to retain or sell the EVI stock. Such independent decision can only be made if the EVI Common Stock is distributed to Christiana shareholders. Consequently, even if the total consideration to be received by Christiana shareholders is less than its price prior to the Merger, the Christiana Board considers the transaction still to be in the best interest of all Christiana shareholders.


     The Christiana Board (including Mr. Lubar) and the board of directors and management of C2 believe the Transaction is fair to the unaffiliated shareholders of Christiana. In arriving at this conclusion, these entities considered the structure of the Transaction and how such structure rendered immaterial traditional valuation analysis such as current and historical market prices, net book value, going concern value, liquidation value and discounted cash flow value. While the Christiana Board took into account its view of the value of Logistic and Christiana in approving the Transaction, the Christiana Board believed that the combination of the benefits to be derived from the Transaction combined with the right of the Christiana shareholders to participate in Logistic through EVI and C2 rendered in their view the need to perform traditional valuation analyses immaterial. In this regard, the Christiana Board noted that Christiana had two principal assets, its holdings in EVI Common Stock and its ownership of Logistic. The Transaction essentially results in each Christiana shareholder receiving his or her pro rata share of EVI Common Stock held by Christiana on a tax-free basis and a right to purchase such Christiana shareholder's pro rata interest in C2, the entity which will acquire Logistic as part of the Transaction. Finally, the cost to Christiana in allowing EVI to receive a one-third interest in Logistic in the Transaction was more than offset by the expected economic benefits to be realized by Christiana in the Transaction.

     The Christiana Board also considered the fact that each unaffiliated shareholder of Christiana will be able to participate in the purchase of Logistic through C2 on the same basis as Mr. Lubar and all other affiliates of Christiana. The Christiana Board of Directors believes that treating unaffiliated shareholders of Christiana in a similar way to Mr. Lubar supports the fairness of the consideration to the unaffiliated shareholders in that it provides the unaffiliated shareholders with the same rights as any affiliated shareholder, including family members of Mr. Lubar.

     The Merger has been structured to require approval of at least 80% of the votes entitled to be cast at the Special Meeting of Christiana shareholders and two-thirds of the votes entitled to be cast at the Special Meeting other than the Lubar Shares (shares beneficially owned by the Lubar Family) both as a result of a desire by the Christiana Board to assure fairness and as required by Wisconsin law. Because of this supermajority vote requirement, the Christiana Board did not believe that a separate vote of a majority of the unaffiliated shareholders of Christiana would be necessary to insure fairness.

     Although no specific weight was given to any one of the above-described reasons or factors by the Christiana Board in approving the Merger, the placement of the EVI Common Stock currently held by Christiana directly in the hands of the Christiana shareholders, thereby giving each shareholder maximum flexibility with regard to such shares without any significant cost, was considered to be the most important factor by the Christiana Board of Directors. The foregoing factors were all the material factors considered by Christiana's Board of Directors.

                         OPINIONS OF FINANCIAL ADVISORS

MORGAN STANLEY OPINION

     In a letter agreement effective November 7, 1997 (the "Engagement Letter"), EVI engaged Morgan Stanley to provide a financial fairness opinion (the "Morgan Stanley Opinion") in connection with the Merger. Morgan Stanley was selected by the EVI Board of Directors to provide the Morgan Stanley Opinion based on Morgan Stanley's qualifications, expertise and reputation, as well as Morgan Stanley's investment banking relationship and familiarity with EVI. Morgan Stanley has delivered the written Morgan Stanley Opinion dated December 15, 1997, to the EVI Board of Directors, to the effect that, on and as of the date of such Morgan Stanley Opinion, and based on assumptions made, matters considered, and limits of review, as set forth in the Morgan Stanley Opinion, the consideration paid by EVI pursuant to the Merger Agreement is fair from a financial point of view to EVI.

     The full text of the Morgan Stanley Opinion, dated December 15, 1997, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached as Appendix D to this Joint Proxy Statement/Prospectus and incorporated herein by reference. EVI stockholders are urged to, and should, read the Morgan Stanley Opinion carefully and in its entirety. The Morgan Stanley Opinion is directed to the EVI Board of Directors, addresses only the fairness of the consideration paid by EVI pursuant to the Merger Agreement from a financial point of view to EVI and does not address any other aspect of the Merger or constitute a recommendation to any holder of EVI common stock as to how to vote at the EVI Special Meeting. The following summary of the Morgan Stanley Opinion, dated December 15, 1997, is qualified in its entirety by reference to the full text of the Morgan Stanley Opinion attached as Appendix D to this Joint Proxy Statement/Prospectus. Morgan Stanley has consented to the use of the Morgan Stanley Opinion as an appendix to this Joint Proxy Statement/Prospectus.

     In rendering the Morgan Stanley Opinion, Morgan Stanley, among other things: (i) reviewed certain publicly available financial statements and other information of EVI and Christiana; (ii) reviewed certain internal financial statements and other financial and operating data concerning EVI, Christiana and Logistic prepared by the managements of EVI, Christiana and Logistic, respectively; (iii) analyzed certain financial projections concerning EVI, Christiana and Logistic prepared by the management of EVI, Christiana and Logistic, respectively; (iv) discussed the past and current operations and financial condition and the prospects of EVI, Christiana and Logistic with senior executives of EVI, Christiana and Logistic, respectively; (v) analyzed the pro forma impact of the Merger on EVI's earnings per share; (vi) reviewed the reported prices and trading activity for the EVI Common Stock and Christiana Common Stock; (vii) reviewed the Merger Agreement, the Logistic Purchase Agreement and certain related documents; (viii) reviewed a certain draft letter provided to Logistic by Arthur Andersen LLP, regarding the tax treatment of the Merger; (ix) discussed and reviewed with Fulbright & Jaworski the results of their legal and environmental due diligence; and (x) performed such other analyses and considered such other factors as Morgan Stanley has deemed appropriate.

     In rendering the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the Morgan Stanley Opinion. In addition, Morgan Stanley assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performances of EVI, Christiana and Logistic. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of EVI, Christiana and Logistic, except, that Morgan Stanley received the draft letter of Arthur Andersen LLP referred to as item (viii) above and the verbal report concerning legal and environmental due diligence analyses performed by Fulbright & Jaworski referred to as item (ix) above and Morgan Stanley relied, without independent verification, upon such items for purposes of the Morgan Stanley Opinion. In addition, Morgan Stanley has assumed the Logistic Sale will be consummated prior to or simultaneously with the Merger and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement including that all material conditions to closing have been satisfied and not waived. Morgan Stanley has also assumed that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code. In arriving at the Morgan Stanley Opinion, Morgan Stanley was not authorized to consider, and did not consider, any alternative transaction or transaction structure. Morgan Stanley's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

     The following is a brief summary of certain analyses performed by Morgan Stanley in connection with the Morgan Stanley Opinion dated December 15, 1997:

     Discounted Cash Flow Analysis. Morgan Stanley analyzed certain financial projections prepared by the management of Logistic for the fiscal years 1998 through 2002 (the "Projections") and performed a discounted cash flow analysis of Logistic based on the Projections. Morgan Stanley discounted the unlevered free cash flows of Logistic at a range of discount rates from 10.0% to 12.0%, representing an estimated weighted average cost of capital range for Logistic, and terminal values based on a range of multiples of 5 to 7 times estimated 2002 earnings before interest, taxes, depreciation and amortization ("EBITDA") to arrive at a range of present values for Logistic. Such present values were then adjusted for Logistic's debt, net of cash and mortgage note receivable, all pro forma for the Logistic Sale as of September 30, 1997, to arrive at a net asset value. Based on this analysis, Morgan Stanley calculated values representing one-third of Logistic's equity value ranging from approximately $10.9 million to $21.4 million.

     Morgan Stanley also performed certain sensitivity analyses on the Projections (the "Adjusted Projections"). Specifically, Morgan Stanley assumed that Logistic projected sales revenue from 1999 through 2002, with the exception of sales revenue related to government contracts, remained the same as 1998 sales revenue forecasted in the Projections. Morgan Stanley also assumed that Logistic's gross margin from 1999 through 2002 remained the same as 1998 gross margin forecasted in the Projections. The Adjusted Projections assume that Logistic would have more long-term debt in 2002 than the Projections show. Morgan Stanley performed a discounted cash flow analysis of Logistic based on the Adjusted Projections. Morgan Stanley discounted the unlevered free cash flows of Logistic at a range of discount rates from 10.0% to 12.0%, representing an estimated weighted average cost of capital range for Logistic, and terminal values based on a range of multiples of 5 to 7 times estimated 2002 EBITDA to arrive at a range of present values for Logistic. Such present values were then adjusted for Logistic's debt, net of cash and mortgage note receivable, all pro forma for the Logistic Sale as of September 30, 1997, to arrive at a net asset value. Based on this analysis, Morgan Stanley calculated values representing one-third of Logistic's equity value arranging from approximately $3.4 million to $10.6 million.

     Projected Credit Statistics Analysis. Based on the Projections, Morgan Stanley calculated financial ratios including EBITDA/Interest, (EBITDA-Capital Expenditures)/Interest and Total Debt/EBITDA (collectively, the "Ratios") for every year from 1998 through 2002. Morgan Stanley calculated a range for EBITDA/Interest of 2.6 times in fiscal 1998 to 7.0 times in fiscal 2002, a range for (EBITDA-Capital Expenditures)/Interest of 2.1 times in fiscal 1998 to 5.3 times in fiscal 2002 and, a range for Total Debt/EBITDA of 4.6 times in fiscal 1998 to 1.5 times in fiscal 2002. Morgan Stanley also calculated the Ratios assuming that Logistic borrows an additional $7.0 million in 2002 in order to meet its obligation pursuant to the purchase obligation of Logistic of Christiana's one-third interest in Logistic under the Logistic Purchase Agreement. Based on this assumption, Morgan Stanley calculated values for EBITDA/Interest of 6.3 times, (EBITDA-Capital Expenditures)/Interest of 4.8 times and Total Debt/EBITDA of 1.9 times, all in fiscal 2002.

     Based on the Adjusted Projections, Morgan Stanley calculated a range for EBITDA/Interest of 2.6 times in fiscal 1998 to 4.1 times in fiscal 2002, a range for (EBITDA-Capital Expenditures)/Interest of 2.1 times in fiscal 1998 to 3.0 times in fiscal 2002 and, a range for Total Debt/EBITDA of 4.6 times in fiscal 1998 to 2.7 times in fiscal 2002. Morgan Stanley also calculated the Ratios assuming that Logistic borrows an additional $7.0 million in 2002 in order to meet its obligation pursuant to the purchase obligation of Logistic of Christiana's one-third interest in Logistic under the Logistic Purchase Agreement. Based on this assumption, Morgan Stanley calculated values for EBITDA/Interest of 3.8 times, (EBITDA-Capital Expenditures)/Interest of 2.8 times and Total Debt/EBITDA of 3.2 times, all in fiscal 2002.

     Selected Precedent Logistic/Warehousing Acquisitions Analysis. Using publicly available information, Morgan Stanley reviewed recent precedent transactions involving companies which provide services comparable to those of Logistic such as refrigerated warehousing, logistic services and transportation. The companies which were selected for inclusion in Morgan Stanley's analysis provide services which Morgan Stanley believes are comparable to those provided by Logistic.

     Morgan Stanley analyzed the purchase prices and implied transaction multiples paid in the following publicly announced logistic/warehousing transactions: the acquisition of Heijden Logistics and France Distribution System from Mayne Nickless Limited by Hayes plc, the acquisition of Caliber System, Inc. by Federal Express Corporation, the acquisition of Americold Corporation and URS Logistics, Inc. by Vornado Realty Trust and Crescent Real Estate Equities Company, and the acquisition of Intertrans Corporation by Fritz Companies, Inc. (collectively, the "Precedent Transactions"). Morgan Stanley reviewed publicly available financial information including the aggregate value to latest twelve month ("LTM") EBITDA. Morgan Stanley observed an aggregate value to LTM EBITDA range of 6.4 to 14.0 times for the Precedent Transactions.

     Pro Forma Analysis of the Merger. Morgan Stanley analyzed the pro forma impact of the Merger on EVI's earnings per share for the fiscal years 1998 and 1999. Such analysis was based on earnings projections for EVI prepared by the management of EVI and on the Projections. Morgan Stanley noted that the Merger would be slightly accretive to EVI stockholders in 1998 and in 1999.

     In connection with the review of the Merger by the EVI Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of the Morgan Stanley Opinion given in connection herewith. While the foregoing summary describes the analyses and factors reviewed by Morgan Stanley in connection with the Morgan Stanley Opinion, it does not purport to be a complete description of all the analyses performed by Morgan Stanley in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at the Morgan Stanley Opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Christiana or Logistic. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of EVI, Christiana or Logistic. Any estimates, contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the consideration to be paid by EVI pursuant to the Merger Agreement from a financial point of view to EVI and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Christiana or Logistic might actually be sold. Morgan Stanley did not recommend the consideration to be paid by EVI or that any consideration to be paid by EVI constituted the only appropriate consideration for the Merger.

     In addition, Morgan Stanley's opinion and presentation to the EVI Board of Directors and the EVI Special Committee was one of the many factors taken into consideration by the EVI Board of Directors and EVI Special Committee in making their determination to recommend approval of the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the EVI Board of Directors and the EVI Special Committee with respect to the consideration paid in connection with the Merger. The consideration to be paid by EVI pursuant to the Merger Agreement was determined through arm's-length negotiations between EVI and Christiana and was approved by the EVI Board of Directors.

     EVI engaged Morgan Stanley to provide the Morgan Stanley Opinion because of its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan

Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell, securities of EVI or Christiana. In the past, Morgan Stanley and its affiliates have provided financial advisory services to EVI and have received customary fees in connection with these services.

     EVI has agreed to pay Morgan Stanley a fee of $250,000 in connection with the delivery of the Morgan Stanley Opinion. In addition, EVI has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities and expenses, including liabilities under federal securities laws, in connection with Morgan Stanley's engagement.

     Morgan Stanley has provided investment banking services for EVI in the past, including serving as joint lead manager in EVI's private placement of its 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures"), and may provide such services in the future. In addition, Prudential Securities has provided investment banking services to EVI in the past, including serving as a co-manager of EVI's private placement of the Debentures, and may provide such services in the future.

PRUDENTIAL SECURITIES OPINION

     On December 24, 1997, Prudential Securities delivered the Prudential Securities Opinion to the Christiana Board that, as of such date, the Transaction (which for purposes of the Prudential Securities Opinion is defined as the Merger, the Logistic Sale and the C2 Optional Purchase) was fair, from a financial point of view, to the shareholders of Christiana. In requesting the Prudential Securities Opinion, the Christiana Board did not give any special instructions to Prudential Securities or impose any limitation upon the scope of the investigation that Prudential Securities deemed necessary to enable it to deliver its opinion. Prudential Securities was not requested by Christiana to, and did not, restate the Prudential Securities Opinion for any date subsequent to December 24, 1997.

     The full text of the Prudential Securities Opinion, which sets forth the assumptions made, the matters considered and the limitations on the review undertaken, is set forth as Appendix E to this Joint Proxy Statement/Prospectus and is incorporated herein by reference and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The Prudential Securities Opinion is directed only to the fairness of the Transaction to the shareholders of Christiana from a financial point of view and does not address any other terms of the Transaction or the Christiana Board of Directors' underlying business decision to effect the Transaction. The Prudential Securities Opinion was delivered for the information of Christiana's Board of Directors and does not constitute a recommendation to any shareholder of Christiana as to how such shareholder should vote such shareholder's shares at the Christiana Special Meeting. The summary of the Prudential Securities Opinion set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Prudential Securities Opinion attached as Appendix E. Prudential Securities has consented to the use of the Prudential Securities Opinion as an appendix to this Joint Proxy Statement/ Prospectus.

     In conducting its analysis and arriving at its opinion dated December 24, 1997, Prudential Securities reviewed such information and considered such financial data and other factors as Prudential Securities deemed relevant under the circumstances, including, among others, the following: (i) The Merger Agreement, the C2/Lubar Agreement and a draft of the Logistic Purchase Agreement dated December 12, 1997; (ii) certain publicly available historical financial and operating data concerning Christiana, including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended June 30, 1997, (b) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and (c) the Proxy Statement for the Annual Meeting of Shareholders held on October 29, 1996; and certain pro-forma financial data prepared by Christiana management; (iii) certain publicly-available historical financial and operating data for EVI including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) the Quarterly Report on Form 10-Q for the quarter ended September 30,

1997, and (c) the Proxy Statement for the Meeting of Stockholders held on May 6, 1997; (iv) certain information relating to Logistic, including historical financial data for the fiscal years ended June 30, 1993 through June 30, 1997, and the quarters ended September 30, 1997 and September 30, 1996, provided by the management of Logistic; (v) certain information relating to Logistic, including financial forecasts for the fiscal years ending June 30, 1998 through June 30, 2002, prepared by the management of Logistic; (vi) publicly available financial, operating and stock market data concerning certain companies engaged in businesses Prudential Securities deemed comparable to Logistic or otherwise relevant to Prudential Securities' inquiry; (vii) the financial terms of certain recent transactions Prudential Securities deemed relevant to Prudential Securities' inquiry; (viii) the historical stock prices and trading volumes of Christiana Common Stock and EVI Common Stock; and (ix) an analysis of the present value of the Contingent Cash Consideration. Prudential Securities assumed, with Christiana's consent, that the draft of the Logistic Purchase Agreement which Prudential Securities reviewed (as referred to above) will be conformed in all material respects to such document in final form.

     While Prudential Securities reviewed certain publicly available historical and projected financial results for a company (Versacold Corporation) involved in a business comparable to that engaged in by Christiana, Prudential Securities did not identify any companies that it deemed to be relevant for purposes of its analysis, and, accordingly, did not undertake any analysis comparing the financial results of any such companies with Christiana. Versacold Corporation was not considered by Prudential Securities to be comparable to Logistic because of Logistic's lower margin transportation and dry warehousing revenues when compared to Versacold Corporation's higher margin refrigerated warehousing revenues.

     Prudential Securities met with the senior management of Christiana and Logistic to discuss (i) the prospects for Christiana's business, (ii) their estimates of the future financial performance of Christiana, (iii) the financial impact of the Merger on Christiana and (iv) such other matters that Prudential Securities deemed relevant. Prudential Securities also visited selected Christiana and Logistic facilities.

     In connection with its review and analysis and in arriving at its opinion, Prudential Securities assumed and relied upon the accuracy and completeness of the financial and other information provided to it by Christiana and Logistic and did not undertake any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of Christiana or Logistic. With respect to the financial forecasts provided to Prudential Securities by Christiana for Christiana and by Logistic for Logistic, Prudential Securities assumed that such forecasts (and the assumptions and bases therefor) were reasonably prepared and represent the respective management's best currently available estimate as to the future financial performance of Christiana and Logistic. In addition, the Prudential Securities Opinion assumes that: (i) the Merger will qualify as a reorganization within the meaning of
Section 368(a) of the Code; (ii) neither Christiana nor Sub will recognize any gain or loss for federal income tax purposes as a result of the receipt by EVI of Christiana Common Stock in exchange for EVI Common Stock in the Merger; (iii) the holders of Christiana Common Stock will not recognize any gain or loss for federal income tax purposes as a result of the receipt of EVI Common Stock as partial consideration for their Christiana Common Stock in the Merger and Prudential Securities has assumed that such taxes are the only relevant taxes for purposes of the Prudential Securities Opinion other than taxes that may be applicable to the Cash Consideration and the Contingent Cash Consideration as set forth in such opinion. Furthermore, for purposes of the Prudential Securities Opinion, Prudential Securities has assumed that C2 will perform its obligations under the Lubar/C2 Agreement in accordance with its terms. Prudential Securities further assumed that at the time the Prudential Securities Opinion was issued, the Lubar/C2 Agreement would not be amended or modified.

     On January 30, 1998, the Lubar/C2 Agreement was modified to permit C2 to raise $20.8 million in its offering of common stock, rather than $18.0 million (the "C2 Amendment"). On March 31, 1998, Prudential Securities delivered a letter to the Christiana Board of Directors advising the Christiana Board of Directors that Prudential Securities was of the view that the C2 Amendment, had it been adopted prior to December 24, 1997, would not have caused Prudential Securities to change its view expressed in the Prudential Securities Opinion that the Transaction was fair, as of December 24, 1997, from a financial point of view to the shareholders of Christiana.

     In reaching that conclusion, Prudential Securities reviewed the C2 Amendment and conducted such other review and analysis as it deemed necessary for the purposes of its March 31, 1998 letter. At the direction of Christiana, Prudential Securities has not performed the review and analysis that it would consider necessary to pass on the fairness, from a financial point of view, to the shareholders of Christiana of the Transaction as of any date subsequent to December 24, 1997. Accordingly, Prudential Securities has not addressed in any manner any developments since December 24, 1997 relating to either Christiana, EVI or Logistic specifically or market and economic conditions generally.

     Prudential Securities' engagement by Christiana was limited to reviewing the financial terms of the Transaction, and accordingly, the Prudential Securities Opinion does not address nor should it be construed to address the relative merits of the Transaction or alternative business strategies that may be available to Christiana. In addition, the Prudential Securities Opinion does not in any manner address the prices at which EVI Common Stock or C2 Common Stock will trade following consummation of the Merger.

     In addition, Prudential Securities' Opinion was one of the many factors taken into consideration by the Christiana Board in making their determination to recommend approval of the Transaction. Consequently, the Prudential Securities Opinion should not be viewed as determinative of the opinion of the Christiana Board with respect to the fairness, from a financial point of view, of the Transaction to the shareholders of Christiana. The consideration to be received by the shareholders of Christiana was determined through negotiations between Christiana and EVI and was approved by the Christiana Board.

     In arriving at the Prudential Securities Opinion, Prudential Securities performed a variety of financial analyses, including those summarized herein. These analyses were prepared solely for internal use by Prudential Securities and were not prepared with a view toward dissemination to the Christiana Board or any other party. Prudential Securities was not requested to and did not present these analyses to the Christiana Board. The summary set forth below does not purport to be a complete description of the analyses performed. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstance and, therefore, such an opinion is not necessarily susceptible to partial analysis or summary description. Prudential Securities believes that its analyses must be considered as a whole and that selecting portions thereof or portions of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying the Prudential Securities Opinion. Prudential Securities made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Christiana and EVI. Estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. In addition, Prudential Securities reviewed the following operating projections for Logistic in connection with its overall analysis of the Transaction: for the years ended 1998, 1999, 2000, 2001 and 2002, Logistic stand-alone revenues of $97.4 million, $106.7 million, $112.6 million, $118.2 million and $124.3 million, respectively, Logistic stand-alone EBITDA (as defined below) of $14.5 million, $15.5 million, $17.3 million, $18.0 million and $18.8 million, respectively, and Logistic stand-alone net income of $1.4 million, $2.2 million, $3.8 million, $4.8 million and $5.8 million, respectively.

     As a matter of policy, Christiana does not publicly disclose internal management forecasts, projections or estimates of the type furnished to Prudential Securities in connection with its analysis of the Transaction. Such forecasts, projections and estimates were not prepared with a view towards public disclosure. These forecasts, projections and estimates were based on numerous variables and assumptions which are inherently uncertain and which may not be within the control of management of Christiana, including without limitation, general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts, projections and estimates.

     Any estimates contained in Prudential Securities' analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the values of businesses and securities do not purport to be appraisals or necessarily reflect the prices at which businesses or securities may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Subject to the foregoing, the following is a summary of the material financial analyses conducted by Prudential Securities in arriving at the Prudential Securities Opinion.

     Comparable Transactions Analysis. Prudential Securities analyzed the consideration paid in several recent merger and acquisition transactions deemed by Prudential Securities to be reasonably similar to the Merger and considered the ratios of the unlevered purchase price ("UPP") to the acquired entities' latest twelve months ("LTM") revenues, LTM earnings before interest and taxes ("EBIT") and LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), based upon publicly-available information and information supplied by Christiana management for such transactions. The transactions considered were the combinations of: (i) Americold Corp. and JV-Vornado Realty Trust, Crescent Real Estate Equities Co. ("JV-Vornado"), (ii) URS Logistics Inc. and JV-Vornado and (iii) Christian Salvensen Inc. and CS Integrated LLC (the "Comparable Transactions"). The Comparable Transactions analysis resulted in a range of ratios of UPP to LTM revenues of 2.4 to 1.7, a range of ratios of UPP to LTM EBIT of 17.1 to 11.0 and a range of ratios of UPP to LTM EBITDA of 9.9 to 6.8. Applying such ratios to Logistic's LTM revenues ($86.8 million), LTM EBIT ($5.7 million) and LTM EBITDA ($13.1 million) resulted in a mean range of implied unlevered market values of $144.9 million to $98.8 million. Prudential Securities noted that Logistic's revenues include a large component of lower margin transportation and dry-warehousing revenues and that the revenues of the entities in the Comparable Transactions consist of higher margin refrigerated warehousing revenues. Prudential Securities believes that implied unlevered market values derived from multiples of LTM revenues (which resulted in a range of $208.3 million to $147.6 million for the Comparable Transactions) do not constitute meaningful criteria for performing valuation analyses because of Logistic's lower margin revenues. Prudential Securities analyzed implied unlevered market values derived from multiples of EBIT and EBITDA for purposes of valuation. Applying the ratios of LTM EBIT and LTM EBITDA for the Comparable Transactions to Logistic's LTM EBIT and LTM EBITDA resulted in a range of implied unlevered market values of $97.5 million to $62.7 million and $129.7 million to $89.1 million, respectively, or a combined range of implied unlevered market value based on the Comparable Transactions of $62.7 to $129.7 million. The assumed unlevered market value of Logistic used by Prudential Securities was $76.7 million (based upon estimated debt as of September 30, 1997, of $40.7 million, estimated additional debt of $20.0 million to be incurred immediately prior to the Effective Time, and $16.0 million, the implied aggregated equity value of Logistic, based upon a purchase price of $10.7 million for a two-thirds interest in Logistic). Prudential Securities observed that the assumed $76.6 million unlevered market value of Logistic falls within the combined range of implied unlevered market values based on the Comparable Transactions, which Prudential Securities believes supports its opinion.

     None of the acquired entities utilized in the above analysis for comparative purposes is, of course identical to Logistic. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the acquired entities and other factors that could affect the consideration paid for each of the acquired entities as well as that of Logistic.

     Projected financial and other information concerning Christiana, Logistic and EVI and the impact of the Merger upon the holders of Christiana Common Stock are not necessarily indicative of future results. All projected financial information is subject to numerous contingencies, many of which are beyond the control of management of Christiana, Logistic and EVI.

     Transaction Consideration Analysis. Prudential Securities calculated a total "up front" value (i.e., total consideration payable at closing excluding the Contingent Cash Consideration) of $43.78 per share of Christiana Common Stock and a total value (i.e., the "up-front" value plus the discounted present value of the Contingent Cash Consideration) of $44.89 per share of Christiana Common Stock for the total consideration offered in the Transaction, representing a premium to Christiana's closing price as of December 5, 1997 of 9.6% and 12.4%, respectively. Prudential Securities did not perform any analysis with respect to premium/discount paid in comparable transactions. The present value of the total consideration offered per share of Christiana Common Stock was based on (i) 0.72 of a share of EVI Common Stock having a closing price of $53.56 as of December 5, 1997, (ii) an anticipated $5.14 per share cash distribution, net of taxes and anticipated transaction-related expenses, and
(iii) an anticipated $1.11 per share contingent cash payment, calculated based on 5.4 million shares of Christiana Common Stock outstanding on a fully-diluted basis as of December 5, 1997 and an assumed discount rate of 10.7%.

     The exchange ratio of .72 of a share of EVI Common Stock per share of Christiana Common Stock and the anticipated $5.14 cash distribution number utilized by Prudential Securities were based on financial calculations performed by Christiana as of October 31, 1997 and provided to Prudential Securities. The exchange ratio was derived by dividing the amount of shares of EVI Common Stock held by Christiana (3,897,462) by the total outstanding shares of Christiana on a fully-diluted basis (5,403,714). The anticipated $5.14 cash distribution amount (net of taxes and expenses) was derived by subtracting estimated cash expenses to be paid on or prior to the Effective Time ("Estimated Cash Expenses") from the anticipated amount of cash held by Christiana as of the Effective Time ("Estimated Aggregate Cash"). The Estimated Aggregate Cash was based on the following items: (a) cash and accrued interest ($6,655,000); (b) cash received from the anticipated exercise of outstanding Christiana stock options ($7,331,500); (c) the dividend from Logistic ($20,000,000); (d) the repayment of the Wiscold Note ($3,000,000) and (e) the proceeds from the sale of two-thirds interest in Logistic ($10,667,000), which items yielded a total amount of Estimated Aggregate Cash of $47,653,500. Estimated Cash Expenses consisted of (i) $7,070,000 for anticipated taxes due, (ii) $1,500,000 for anticipated transaction expenses, (iii) $1,307,000 of negative cash flow at the Christiana corporate level, and (iv) the retention of $10,000,000 payable upon the expiration of the Hold Back Period (to the extent such funds are not required to satisfy contingent claims against Christiana and various indemnity obligations). Total anticipated cash available for distribution equaled $27,776,500 or an anticipated distribution of $5.14 per share of Christiana Common Stock on a fully-diluted basis.

     Stock Trading History. Prudential Securities also analyzed the history of the volume and trading prices for the Christiana Common Stock and the EVI Common Stock. Prudential Securities observed that between December 5, 1996 and December 5, 1997, Christiana Common Stock had an average daily trading volume of 3,001 shares, with trading prices in the range of $23.50 and $46.38 per share. Between December 5, 1996, and December 5, 1997, EVI Common Stock had an average daily trading volume of 257,111 shares, with trading prices in the range of $23.25 and $71.25 per share. Prudential noted that the receipt of EVI stock in the Merger provides Christiana shareholders with a security of substantially greater liquidity. Prudential Securities also noted that, as described above under "-- Transaction Consideration Analysis", based on the market prices of the EVI Common Stock and the Christiana Common Stock and the assumed Cash Consideration and Contingent Cash Consideration, the implied "up front" and "total" value to be received by the holders of the Christiana Common Stock in the Merger as of December 5, 1997, exceeded the closing price of the Christiana Common Stock on that date by 9.6% and 12.4%, respectively. The combination of the increased liquidity and market premium as of December 5, 1997, supported its opinion.

     Christiana selected Prudential Securities to provide a fairness opinion because it is a nationally recognized investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and for other purposes and has substantial experience in transactions similar to the merger. The engagement letter with Prudential Securities provides that Christiana will pay Prudential Securities an advisory fee equal to (i) a retainer of $50,000, plus (ii) $100,000 upon delivery of the Prudential Securities Opinion and (iii) $250,000 upon consummation of the Transaction. In addition, the engagement letter with Prudential Securities provides that Christiana will reimburse Prudential Securities for its out-of-pocket expenses and will indemnify Prudential Securities and certain related persons against certain liabilities, including liabilities under securities laws, arising out of the Transaction or its engagement. In the ordinary course of business, Prudential Securities may actively trade the shares of Christiana Common Stock and EVI Common Stock for its own account and for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

AMERICAN APPRAISAL OPINION

     In connection with the Merger, which includes as a part thereof the Logistic Sale, American Appraisal Associates, Inc. ("American Appraisal") delivered a written opinion to the Board of Directors of each of Christiana and EVI and the Board of Directors of C2, dated December 1, 1997, that given certain assumptions and assuming further that the Merger and Logistic Sale have been consummated as proposed, immediately after giving effect to consummation of the Logistic Sale:

          (a) the fair value of the aggregate assets of Logistic will exceed its respective total liabilities, including, without limitation, subordinated, unmatured, unliquidated, disputed and contingent liabilities;

          (b) the present fair saleable value of the aggregate assets of Logistic will be greater than its respective probable liabilities on its debts as such debts become absolute and mature;

          (c) Logistic will be able to pay its respective debts and other liabilities, including contingent liabilities and other commitments, as they mature; and

          (d) Logistic does not have unreasonably small capital for the business in which it is engaged, as managements of Logistic and Christiana have indicated such business is now conducted and proposed to be conducted following the consummation of the Merger and the Logistic Sale.

     The full text of the American Appraisal Opinion which sets forth the assumptions made, the matters considered and the limitations on the review undertaken, is set forth as Appendix G to this Joint Proxy Statement/Prospectus and is incorporated herein by reference and should be read in its entirety in connection with this Joint Proxy Statement/Prospectus. The American Appraisal Opinion is directed only to the solvency of Logistic and does not address any other terms of the Merger, the Logistic Sale or the underlying business decision of Christiana's Board of Directors or EVI's Board of Directors to effect the Merger. The American Appraisal Opinion does not constitute a recommendation to any stockholder of Christiana or EVI as to how any such stockholder should vote such stockholder's shares of Christiana or EVI, as the case may be. The summary of the American Appraisal Opinion set forth in the Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the American Appraisal Opinion attached as Appendix G. American Appraisal has consented to the use of the American Appraisal Opinion as an appendix to this Joint Proxy Statement/Prospectus.

     As a condition to closing the Transaction, American Appraisal is required to deliver a similar opinion, dated as of the closing date of the Merger, that covers C2 and Christiana in addition to Logistic. See "The Merger -- Terms of the Merger -- Conditions to the Merger".

                                  RISK FACTORS

     An investment in the EVI Common Stock offered hereby involves a high degree of risk. The following factors should be carefully considered, together with the information contained or incorporated by reference in this Joint Proxy Statement/Prospectus, in evaluating an investment in the EVI Common Stock offered hereby.

GENERAL

  Cautionary Statements


     This Joint Proxy Statement/Prospectus contains statements relating to future results of EVI and Christiana (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to whether and for how long the current pricing trend for oil will continue and the effect thereof on the demand and price of EVI's products, changes in the price of oil and gas, changes in the domestic and international rig count, global trade policies, domestic and international drilling activities, the impact of the economic downturn in Southeast Asia on the worldwide economies and associated demand for oil, world-wide political stability and economic growth, including currency fluctuations, government export and import policies, technological advances involving EVI's products, EVI's successful execution of internal operating plans and manufacturing consolidations and restructurings, performance issues with key suppliers and subcontractors, the ability of EVI to maintain price increases and market shares, raw material costs changes, collective bargaining labor disputes, regulatory uncertainties and legal proceedings. Future results will also be dependent upon the ability of EVI to successfully integrate the operations of Weatherford Enterra, Inc. with EVI, as well as its ability to continue to identify and complete successful acquisitions at acceptable prices, integrate those acquisitions with EVI's other operations and penetrate existing and new markets, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the filings of EVI and Christiana with the Commission. For additional information regarding risks and uncertainties relating to EVI and Christiana, see EVI's and Christiana's filings with the Commission under the Exchange Act and the Securities Act referenced herein under "Incorporation of Certain Documents by Reference".


  Material Federal Income Tax Consequences

     Consummation of the Transaction is conditioned on the receipt of an opinion of Arthur Andersen LLP that the Merger qualifies as a "reorganization" under
Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E). The opinion of Arthur Andersen LLP is not binding on the Internal Revenue Service ("IRS") or the courts. See "Material Federal Income Tax Considerations". If the Merger fails to qualify as a "reorganization", each Christiana shareholder who receives shares of EVI Common Stock would, in addition to the recognition of gain with respect to the Cash Consideration and the fair market value of the Contingent Cash Consideration being received in the Merger, recognize gain or loss equal to the difference between the sum of the fair market value of the EVI Common Stock received and such shareholder's basis in the shares of Christiana Common Stock surrendered in exchange therefor. Under the terms of the Logistic Purchase Agreement, Logistic and C2 will be required to indemnify EVI and Christiana for adverse tax consequences to EVI or Christiana arising out of the Merger. See "Ancillary Transactions -- The Logistic Sale and Operating
Agreement -- Indemnification" and "The Merger -- Terms of the
Merger -- Conditions to the Merger".

EVI

  Market Trends

     The demand for EVI's drilling products is particularly affected by the price of natural gas and the level of oil and gas exploration activity, while the demand for EVI's production equipment is directly dependent on oil production activity. Exploration and production activities are also affected by worldwide economic conditions, supply and demand for oil and natural gas, seasonal trends and the political stability of oil producing countries. The oil and gas industry has been substantially volatile over the years, due in large part to volatility in the prevailing prices of oil and natural gas.

     In recent months, the worldwide price of oil has declined, with prices having dropped as much as 40% to under $13 per barrel for spot deliveries and prices for natural gas have weakened slightly on a year to year basis. These declines have been attributed to, among other things, an excess supply of oil in the world markets, reduced domestic demand associated with an unseasonably warm winter and the potential for lower worldwide demand due to the impact of the economic downturn in Southeast Asia. With lower oil prices, EVI and others in the industry have begun to experience a softening in demand for their products and services, in particular products associated with exploration activity and oil production. Although EVI continues to have a backlog for drill pipe, there has begun a softening in demand from the strong demand that existed in 1997. In addition, lower prices have impacted demand for products associated with the production of heavy oil and oil from marginal wells. The current market conditions are expected to have an effect on results over the next twelve months. A prolonged period of low price oil can be expected to adversely affect the demand throughout the industry, including those products manufactured by EVI. In such a case, EVI's revenues and income could be expected to be similarly affected.


  Foreign Operations


     EVI's equipment and services are used in approximately 61 countries by U.S. customers operating abroad and by foreign customers. Operations and sales in foreign markets are subject to substantial competition from large multinational corporations and government-owned entities and to a variety of local laws and regulations requiring qualifications, use of local labor, the provision of financial assurances or other restrictions and conditions on operations. Foreign operations are also subject to risks associated with doing business outside the U.S., including risk of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair compensation. Foreign operations may also subject EVI to risks relating to fluctuations in currency exchange rates.


     EVI has drill pipe and other products manufactured for it by Oil Country Tubular Limited ("OCTL") in India under a long-term exclusive manufacturing arrangement with OCTL. Although EVI has sought to minimize the risks of this operation through its manufacturing arrangement and insurance, EVI is providing OCTL with a substantial amount of raw materials and inventory for the products manufactured by it. Operations in India are subject to various political and economic risks as well as financial risks with respect to OCTL.


     EVI's operations in Singapore, Mexico, Brazil, Venezuela, Nigeria and Argentina are subject to various political and economic conditions existing in them which could disrupt operations. EVI generally seeks to obtain, where economical, insurance against certain political risks and attempts to structure its contracts and arrangements in the foreign countries in which it operates in a manner that would minimize the exposure of its assets to losses in those countries. Such efforts include structuring its sales and service contracts to be in U.S. dollars where practical and where feasible or desirable utilizing lease arrangements, manufacturing and distribution alliances and joint ventures for foreign manufacturing facilities. Although EVI believes that its exposure to foreign risks is not materially greater than that of its competitors, there can be no assurance that disruptions will not occur in EVI's foreign operations or that any losses that do occur will be covered by insurance.


  Operating Risks and Insurance

     EVI's products are used for the exploration and production of oil and natural gas. Such operations are subject to hazards inherent in the oil and gas industry, such as fires, explosions, craterings, blowouts and oil spills, that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an occurrence at a location where EVI's products or services are used or provided may in the future result in EVI being named as a defendant in lawsuits asserting potentially large claims.

     EVI maintains insurance coverage that it believes to be customary in the industry against these hazards and, whenever possible, obtains agreements from customers providing for indemnification against liability to others. However, insurance and indemnification agreements may not provide complete protection against casualty losses. There can be no assurance that EVI will be able to maintain adequate insurance in the future at rates it considers reasonable. Further, there can be no assurance that insurance will continue to be available on terms as favorable as those for its existing arrangements. The occurrence of an adverse claim in excess of the coverage limits maintained by EVI could have a material adverse effect on EVI's financial condition and results of operations.

  Risks of Environmental Costs and Liabilities

     EVI's operations are subject to governmental laws and regulations relating to the protection of the environment and to public health and safety. The regulations applicable to EVI's operations include certain regulations controlling the discharge of materials into the environment, requiring removal or remediation of pollutants and imposing civil and criminal penalties for violations. Some of the statutory and regulatory programs that apply to EVI's operations also authorize private suits, the recovery of natural resource damages by the government, injunctive relief and cease and desist orders.

     Laws and regulations protecting the environment have generally become more stringent in recent years and could become more stringent in the future. Some environmental statutes impose strict liability, rendering a person or entity liable for environmental damage without regard to negligence or fault, on the part of such person or entity. As a result, EVI could be liable, under certain circumstances, for environmental damage caused by others or for acts of EVI that were in compliance with all applicable laws at the time such acts were performed.

  Substantial Competition

     Competition in the oilfield service and equipment segments of the oil and gas industry is intense and, in certain markets, is dominated by a small number of large competitors, many of which have greater financial and other resources than EVI.

  Contingent Cash Consideration

     Christiana shareholders will also receive a right to the Contingent Cash Consideration of $10.0 million (approximately $1.92 per each share of Christiana Common Stock) payable by Christiana upon the expiration of the Hold Back Period. This $10.0 million, however, may be used by EVI to satisfy all C2/Logistic Assumed Liabilities and any other liability for which indemnification is required to be provided to EVI or Christiana under the Logistic Purchase Agreement. To the extent such funds are used to satisfy any C2/Logistic Assumed Liabilities or any other liability for which indemnification of EVI is required, such funds will not be available for payment to Christiana shareholders.

C2

     Christiana shareholders may use their Cash Consideration to invest in C2, a newly-formed entity which will acquire a two-thirds interest in Logistic. An investment in C2 involves a high degree of risk as described under "Risk Factors" in the C2 Prospectus provided to Christiana shareholders simultaneously herewith.

                  ORGANIZATION OF EVI, CHRISTIANA AND LOGISTIC
                        BEFORE AND AFTER THE TRANSACTION

     The following diagrams set forth the stock ownership and organizational structure of EVI, Christiana and Logistic before and after the Transaction:

                        [BEFORE AND AFTER TRANSACTIONS]

                             ANCILLARY TRANSACTIONS

     The detailed terms and conditions to the consummation of the Logistic Sale are contained in the Logistic Purchase Agreement and the Operating Agreement, both of which are attached as Appendix B and Appendix C, respectively, to this Joint Proxy Statement/Prospectus and incorporated herein by reference. The following discussion sets forth a description of the material terms and conditions of the Logistic Purchase Agreement, and the Operating Agreement. THE DESCRIPTION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE TERMS AND CONDITIONS TO THE CONSUMMATION OF THE LOGISTIC SALE IS QUALIFIED BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE LOGISTIC PURCHASE AGREEMENT AND THE OPERATING AGREEMENT.

LOGISTIC SALE AND OPERATING AGREEMENT

     Under the terms of the Merger Agreement, Christiana is required to a sell a two-thirds interest in Logistic to C2 as a condition to EVI's obligations to consummate the Merger. In addition, upon the disposition of the two-thirds interest in Logistic to C2, Christiana and C2 are required to enter into the Operating Agreement defining their respective rights and obligations with respect to Logistic following the Logistic Sale. The following sets forth the general terms of the Logistic Purchase, Agreement and the Operating Agreement.

TERMS OF THE LOGISTIC SALE

     General. The Logistic Purchase Agreement provides that, immediately prior to the Effective Time, C2 will purchase 666.667 membership units of Logistic for an aggregate purchase price of $10.67 million. As an inducement of Sub to merge with Christiana, C2 and Logistic agreed to assume the Assumed Liabilities (as defined in the Logistic Purchase Agreement). The Logistic Purchase Agreement also provides that at any time after the fifth anniversary of the Effective Time, Christiana has the option to sell to C2 or Logistic the Logistic Interest for $7.0 million. In addition, if there is a proposed merger, consolidation or share exchange involving C2 or if the Lubar Family, as defined therein, proposes to sell its interest in C2 and as a result the Lubar Family holds less than a 25% interest in C2 or the resulting entity or if C2 proposes to sell its interest in Logistic to an unrelated third party, Christiana will have the right to participate in such sale with respect to its interest in Logistic for the same equivalent consideration per equivalent unit in Logistic. See "-- Terms of the Operating Agreement". It is currently anticipated that the Logistic Sale will take place prior to the Effective Time.

     Concurrently with the Transaction, C2 will offer 5,202,664 shares of its common stock pursuant a registration statement on Form S-1. Christiana shareholders immediately prior to the Effective Time will have the ability to purchase C2 Common Stock in an amount up to their pro rata share of Christiana Common Stock. The Lubar Family committed pursuant to the Lubar/C2 Agreement to purchase such number of shares of C2 Common Stock as is necessary for the net proceeds of the C2 Offering to C2, after deducting the expenses of the C2 Offering, to equal $10.67 million. The Lubar/C2 Agreement will insure that C2 has sufficient funds to complete the Logistic Sale. For a complete description of C2, its management team and other related considerations, Christiana stockholders should review the C2 Prospectus.

     Indemnification. Logistic and C2 agreed under the Logistic Purchase Agreement, to indemnify, defend and hold Christiana, EVI and their respective officers, directors, employees, agents and assigns harmless from and against any and all liabilities or environmental liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that such parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of the following matters:

          (i) any breach of any covenant or agreement of Logistic or C2 contained in the Logistic Purchase Agreement or any other agreement contemplated thereby;

          (ii) the acts or omissions of Christiana or any of its current or past subsidiaries or affiliated companies (a "Christiana Company") on or before the Effective Time;

          (iii) the acts or omissions of any Christiana Company, Logistic, C2 or Logistic's or C2's affiliates or the conduct of any business by them on or after the Effective Time;

          (iv) the Assumed Liabilities (as defined below) and including, without limitation, any and all liabilities and environmental liabilities other than the Christiana Retained Liabilities to which Christiana or C2's interest in Logistic may now or at any time in the future become subject resulting from, arising out of or relating to (A) the business, operations of Christiana or any Christiana Company on or prior to the Effective Time,
     (B) the Merger, the Logistic Sale or any other transactions contemplated thereby and (C) any taxes to which Christiana or any Christiana Company may be obligated for periods ending on or before the Effective Time (except for Christiana taxes expressly retained by Christiana pursuant to the Merger Agreement);

          (v) any taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, Federal, state or local law purposes regardless of the theory or reason for the transactions being subject to tax;

          (vi) any and all amounts for which Christiana or EVI may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from claims by Christiana's or any Christiana Company's affiliates, or the employees of any of the foregoing, or claims by insurance carriers of Christiana or any Christiana Company for indemnity arising from or out of claims by or against Christiana or any Christiana Company for acts or omissions of Christiana or any Christiana Company, or related to any current or past business of Christiana or any Christiana Company or any product or service provided by Christiana or any Christiana Company in whole or part prior to the Effective Time;

          (vii) any liability under the Consolidated Omnibus Budget Reconciliation Act of 1986 with respect to any employees of Christiana or any Christiana Company who become employees of Logistic or C2 after the Logistic Sale;

          (viii) any settlements or judgments in any litigation commenced by one or more insurance carriers against Christiana or EVI on account of claims by Logistic or C2 or any Christiana Company or employees of Logistic or C2 or any Christiana Company;

          (ix) any and all liabilities incurred by Christiana or EVI pursuant to its obligations hereunder in seeking to obtain or obtaining any consent or approval to assign, transfer or lease any interest in any asset or instrument, contract, lease, permit or benefit arising thereunder or resulting therefrom;

          (x) the on-site or off-site handling, storage, treatment or disposal of any Waste Materials (as hereinafter defined) generated by Christiana or any Christiana Company on or prior to the Effective Time or any Christiana Company at any time;

          (xi) any and all Environmental Conditions (as hereinafter defined) on or prior to the Effective Time, known or unknown, existing on, at or underlying any of the properties owned, leased or operated by Christiana on or after the Effective Time;

          (xii) any acts or omissions on or prior to the Effective Time of Christiana or any Christiana Company relating to the ownership or operation of the business of Christiana or any Christiana Company or the properties currently or previously owned or operated by Christiana or any Christiana Company;

          (xiii) any liability relating to any claim or demand by any stockholder of Christiana or EVI with respect to the Merger, the Logistic Sale or the transactions relating thereto; and

          (xiv) any liability relating to the Christiana 401(k) Plan and the other employee benefit or welfare plans of Christiana or any Christiana Company arising out of circumstances occurring on or prior to the Effective Time.

     Certain Definitions. For purposes of the Logistic Purchase Agreement, the following terms have the following meanings:

     "Assumed Liabilities" means any and all liabilities and environmental liabilities other than the Christiana Retained Liabilities and to which Christiana or C2's interest in Logistic may now or at any time in the future become subject (whether directly or indirectly, including by reason of Christiana or any Christiana Company, owning, controlling or operating any business or assets of any person (including any current or past affiliate)), resulting from, arising out of or relating to (i) any Christiana Company (other than Logistic), (ii) the business, operations or assets of Christiana or any Christiana Company on or prior to the Effective Time, (iii) any taxes to which Christiana or any Christiana Company may be obligated for periods ending on or before the Effective Time (except for Christiana taxes expressly retained by Christiana pursuant to the Merger Agreement), (iv) any obligation, matter, fact, circumstance or action or omission by any person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana Company that existed on or prior to the Effective Time, (v) any product or service provided by Christiana or any Christiana Company prior to the Effective Time, (vi) the Merger, the Logistic Sale or any of the other transactions contemplated thereby, (vii) previously conducted operations of Christiana or any Christiana Company and (viii) C2's interest in Logistic.

     "Environmental Conditions" means any pollution, contamination, degradation, damage or injury caused by, related to, arising from or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Waste Materials (as hereinafter defined).

     "Environmental Laws" means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity now or at any time in the future in effect relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Laws" includes, without limitation, (1) the terms and conditions of any license, permit, approval or other authorization by any governmental entity and (2) judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Laws" includes, but is not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. sec. 7401 et seq., The Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. sec. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. sec. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. sec. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601, et seq., and any state, county or local regulations similar thereto.

     "Retained Liabilities" means, and are limited solely to, (i) accounts payable relating to Christiana that are reflected on the balance sheet of Christiana at the Effective Time, (ii) accounts payable reflected on the balance sheet of Christiana at the Effective Time and agreed to by EVI prior to the Effective Time, (iii) the obligations of Christiana that arise after the Effective Time (other than obligations relating to matters existing or occurring on or prior to the Effective Time and indemnification, warranty and product liability, wrongful death or property claims associated with actions or omissions prior to the Effective Time or any business conducted prior to the Effective Time) and (iv) tax liability for income of EVI attributable to Christiana under the equity method of accounting either before or after the Effective Date (the "EVI Related Taxes").

     "Waste Materials" means any (i) toxic or hazardous materials or substances,
(ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials, (iii) radioactive materials, (iv) petroleum wastes and spills or releases of petroleum products and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

TERMS OF THE OPERATING AGREEMENT

     General. Christiana's and C2's interests in Logistic will be governed by the Operating Agreement. Logistic was formed as a Delaware limited liability company and its only members (collectively, the

"Members" or individually, a "Member") are C2 and Christiana. Additional members may be admitted to Logistic only with the unanimous vote or written consent of the Members.

     Capital Contributions. Christiana initially capitalized Logistic in exchange for 1,000 membership units (the "Membership Units") of Logistic representing 100 percent of the issued and outstanding membership units of Logistic. Pursuant to the terms of the Logistic Purchase Agreement, C2 will acquire 666.667 membership units of Logistic representing a two-thirds interest in Logistic from Christiana. The Membership Units will have identical preferences, limitations and other relative rights. The Members will not be required to make additional capital contributions and the issuance of any additional membership units will require the approval of both C2 and Christiana. A separate capital account will be maintained for each member on the books and records of Logistic in accordance with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     Allocations. All items of income, gain, loss or deduction of Logistic determined in accordance with the Code will be allocated among the Members in proportion to the number of Membership Units held by each Member. The allocation of items of income, gain, loss or deduction will be interpreted so as to comply with the Treasury Regulations promulgated under the Code.

     Distributions. In order to permit the Members to make their required estimated income tax payments on items of income, gain, loss or deduction allocated to the Members, Logistic will make mandatory distributions to the Members in an amount equal to Logistic's estimated federal taxable income for each calendar quarter, multiplied by the sum of (i) the highest corporate federal and Wisconsin income tax rates minus (ii) the product of such tax rates. The mandatory distributions will be made to the Members in proportion to the number of Membership Units held by each Member. Logistic may make additional distributions to the Members in proportion to the number of Membership Units held by each Member at such times as C2 and Christiania determine by vote or written consent.

     Management. The Management of Logistic is vested in a Board of Managers. The initial Board of Managers consists of six Managers consisting of William T. Donovan, Bernard J. Duroc-Danner, Curtis W. Huff, an officer of EVI, Sheldon B. Lubar, John Patterson and Gary Sarner. Each Manager is elected by the vote or written consent of the Members holding at least a majority of the Membership Units in Logistic; provided, however, that Christiana and C2 will at all times each be entitled to elect, without the consent of any other Member, a number of Managers that is proportionate to the number of Membership Units held by Christiana and C2, respectively. The Operating Agreement provides that the Board of Managers may not cause Logistic to take certain specified actions without the prior approval of the Members by unanimous vote or written consent. Such matters include (i) the authorization or issuance of additional Membership Units, (ii) the authorization or payment of any distribution with respect to Membership Units, except for the payment of any distribution that is necessary for C2 to fulfill its purchase obligation with respect to Christiana's interest in Logistic, (iii) any direct or indirect purchase or acquisition by Logistic or any subsidiary of Logistic of Membership Units, (iv) approval of any merger, consolidation or similar transaction or sale of all or substantially all of the operating assets of Logistic in one or more transactions, (v) the creation of any new direct or indirect subsidiary of Logistic, (vi) the making of any tax election, (vii) the liquidation or dissolution of Logistic or any subsidiary of Logistic, (vii) any transaction between Logistic or subsidiary of Logistic and any affiliate of a Member (other than a transaction between Logistic and a subsidiary of Logistic), (viii) the payment of any compensation to any Member or any affiliate of a Member or entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member, (ix) any amendment to the Operating Agreement or the Certificate of Organization and (x) any other matter for which approval of Members is required under the Delaware Limited Liability Company Act.

     Logistic will generally indemnify the Managers to the fullest extent permitted under the Delaware Limited Liability Company Act against any losses incurred by reason of any act or omission in connection with the business of Logistic. The Board of Managers may appoint officers of Logistic to perform such duties as are set forth in the Operating Agreement or as specified by the Board of Managers. The Board of Managers may authorize Logistic to pay the officers any reasonable fees for their services. Neither the Members nor the

Managers are required to devote their full time and efforts to Logistic. Logistic will pay C2 an annual management fee of $250,000.

     Assignment, Transfer and Repurchase of a Member's Units. Except as specifically set forth in the Operating Agreement, a Member may not voluntarily sell, give, assign, bequeath or pledge (each a "Transfer") any Membership Unit without the prior written consent of the Board of Managers; provided, however, that C2 may pledge and assign its Membership Units to Christiana. Christiana may effect a Transfer of C2's Membership Units pursuant to any action taken with respect to any security interest granted to Christiana by C2. Christiana may also Transfer its Membership Units if the transferee is an affiliate of Christiana or C2 and the transferee agrees to be bound by the provisions of the Operating Agreement. At any time after the fifth anniversary of the date of the Operating Agreement, Christiana may Transfer any or all of its Membership Units to any person; provided, however, that C2 shall have a right of first refusal to purchase such Membership Units for the same price and at the same terms as such Membership Units were offered to the transferee. In the event of any attempted involuntary Transfer of a Unit, Logistic will have the option to purchase the Membership Units subject to the involuntary Transfer at an amount equal to the book value of such Membership Units. An involuntary transferee receiving Membership Units will not be considered a member of Logistic unless all of the Members consent in writing to treat the involuntary transferee as a member. In addition, if there is a proposed merger, consolidation or share exchange involving C2 or if the Lubar Family proposes to sell their interest in C2 or if C2 proposes to sell its interest in Logistic to an unrelated third party, Christiana will have the right to participate in such sale with respect to its interest in Logistic for the same equivalent consideration per equivalent unit in Logistic.

     Dissolution and Winding Up. Logistic will be dissolved upon (i) the unanimous vote or written consent of the Members to dissolve Logistic; (ii) Logistic being adjudicated insolvent or bankrupt; or (iii) an entry of a decree of judicial dissolution relating to Logistic. Upon a dissolution of Logistic, the Members will select a liquidator to liquidate Logistic, pay and discharge all of Logistic's debts and liabilities, and distribute all remaining assets of Logistic to the Members in accordance with their respective capital accounts.

                                   THE MERGER

     The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus which is incorporated herein by reference.

TERMS OF THE MERGER

     The detailed terms and conditions to the consummation of the Merger are contained in the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus which is incorporated herein by reference. The following discussion sets forth a description of certain material terms and conditions of the Merger Agreement. THE DESCRIPTION IN THIS JOINT PROXY STATEMENT/PROSPECTUS OF THE TERMS AND CONDITIONS TO THE CONSUMMATION OF THE MERGER IS QUALIFIED BY, AND MADE SUBJECT TO, THE MORE COMPLETE INFORMATION SET FORTH IN THE MERGER AGREEMENT.


     General Description of the Merger. The Merger Agreement provides that, at the Effective Time, Sub will merge with and into Christiana, with Christiana becoming the surviving corporation. Pursuant to the Merger, each outstanding share of Christiana Common Stock will be converted into the right to receive the EVI Share Consideration, the Cash Consideration and the Contingent Cash Consideration. Based on the current capitalization of Christiana and the assets and liabilities of Christiana as of March 31, 1998, and after giving effect to the estimated expenses of the Merger payable by Christiana, each holder of a share of Christiana Common Stock as of the Effective Time would be entitled to receive from EVI with respect to each share of Christiana Common Stock then held
(i) .74913 of a share of EVI Common Stock, (ii) cash of approximately $4.00 and
(iii) a contingent cash payment of up to $1.92 payable following the expiration of the Hold Back Period. The specific number of shares of EVI Common Stock and Cash Consideration and Contingent Cash Consideration per share of Christiana Common Stock payable in the Merger will be determined as of the Effective Time and could vary from that which would be payable had the Merger been effective on March 31, 1998. In addition, the Cash Consideration will not be determined until following the Effective Time based on a 30-day post closing review by EVI of the assets and liabilities of Christiana as of the Effective Time. EVI will distribute such cash consideration to the Christiana shareholders promptly following the calculation of such amount.


     As of the Record Date, there were           shares of EVI Common Stock
outstanding, including the 3,897,462 shares of EVI Common Stock held by Christiana. Based upon the number of shares of Christiana Common Stock outstanding as of the Record Date, and after giving effect to the conversion of the 3,897,462 shares of EVI Common Stock held by Christiana into treasury shares, the number of shares of EVI Common Stock outstanding after the Merger will be approximately the same as prior to the Merger.

     Effective Time of the Merger. Under the terms of the Merger Agreement, the Merger will become effective when the Certificate of Merger is duly filed with the Secretary of State of Wisconsin or at such later time (not to exceed 90 days from the date the Certificate of Merger is filed) as is specified in the Certificate of Merger pursuant to mutual agreement of EVI and Christiana. It is anticipated that, if the Merger Proposal is approved at the EVI Special Meeting and the Christiana Special Meeting and all other conditions to the Merger have been satisfied or waived, the Effective Time will occur as soon as practicable thereafter.

     Manner and Basis of Converting Shares. The Merger Agreement provides that, at the Effective Time, each share of Christiana Common Stock issued and outstanding immediately prior to the Effective Time not owned directly or indirectly by Christiana shall be converted into a right to receive the EVI Share Consideration, the Cash Consideration and the Contingent Cash Consideration.

     As soon as practicable following the Effective Time, EVI will cause the Exchange Agent to mail to each record holder of Christiana Common Stock immediately prior to the Effective Time a letter of transmittal and other information advising such holder of the consummation of the Merger and for use in exchanging Christiana Common Stock certificates for EVI Common Stock certificates and the Cash Consideration. No fractional shares of EVI Common Stock will be issued and, in lieu thereof, all fractional shares of EVI Common Stock that would otherwise be issuable in the Merger will be rounded to the nearest whole share of

EVI Common Stock. Letters of transmittal also will be available following the Effective Time at the offices of the Exchange Agent. SHARE CERTIFICATES SHOULD NOT BE SURRENDERED FOR EXCHANGE BY SHAREHOLDERS OF CHRISTIANA PRIOR TO APPROVAL OF THE MERGER AND THE RECEIPT OF A LETTER OF TRANSMITTAL.


     As soon as possible after the Effective Time, but no later than 30 days thereafter (the "Payment Date"), the parties to the Merger Agreement shall calculate and agree upon the Cash Consideration (anticipated to be approximately $4.00 per share of Christiana Common Stock, based upon the terms of the Merger Agreement as described more fully on the cover page of this Joint Proxy Statement/Prospectus) and the Contingent Cash Consideration (approximately $1.92 per share of Christiana Common Stock, based upon the terms of the Merger Agreement as described more fully on the cover page of this Joint Proxy Statement/Prospectus). On the Payment Date, EVI will pay the Cash Consideration due each Christiana Shareholder to Firstar Trust Company, Milwaukee, Wisconsin (the "Escrow Agent") who shall promptly distribute such cash to each Christiana Shareholder; provided, however that if the Escrow Agent advises the Exchange Agent that it has authorization from the Christiana Shareholders to apply all or a portion of the Cash Consideration to the purchase of C2 stock as described in the C2 Prospectus, such cash shall be so applied. The Escrow Agent shall, following instructions from the Christiana Shareholders, either transmit such funds to C2 to purchase C2 shares or transmit such funds to the Christiana Shareholders.


     Contemporaneously with this Joint Proxy Statement/Prospectus, C2 will deliver to each Christiana shareholder the C2 Prospectus regarding the proposed issuance of C2 Common Stock. If the Merger is approved, each Christiana shareholder is entitled to purchase shares in C2 and may use the Cash Consideration for such purpose by following the procedures described in the C2 Prospectus.

     The rights of the Christiana shareholders regarding the purchase of C2 Common Stock and the terms upon which the Cash Consideration may be used to purchase such shares are governed by the C2 Prospectus. Christiana shareholders shall rely solely upon such document with regard to the purchase of such shares.

     The Contingent Cash Consideration will be retained by EVI until the expiration of the Hold Back Period. EVI will pay the Contingent Cash Consideration as determined as of such future date and issue the payment to the Christiana shareholders of record as of the Record Date.

     No fraction of a share of EVI Common Stock will be issued in the Merger. In lieu thereof, all fractional shares of EVI Common Stock that would otherwise be issuable in the Merger will be rounded to the nearest whole share of EVI Common Stock.

     Until such time as a holder of Christiana Common Stock surrenders such shareholder's outstanding stock certificate to the Exchange Agent, together with an appropriately completed and executed letter of transmittal, such shareholder will have no rights as a stockholder of EVI. Such certificate shall represent only the right to receive upon surrender thereof the number of shares of EVI Common Stock, the Cash Consideration and the Contingent Cash Contribution, into which the shares of Christiana Common Stock theretofore represented by such certificate shall be converted pursuant to the Merger Agreement. Unless and until such outstanding certificates are surrendered, no dividends or other distributions payable to the holders of EVI Common Stock, as of any time on or after the Effective Time, will be paid to the holders of such outstanding certificates. Upon surrender of the certificate previously representing Christiana Common Stock, the holder thereof will receive certificates representing the number of shares of EVI Common Stock to which such shareholder is entitled, the Cash Consideration to which such shareholder is entitled and will receive the amount of any dividends or other distributions, if any, payable to holders of EVI Common Stock on or after the Effective Time with respect to such shares, without interest thereon. In addition, upon surrender of the certificate previously representing Christiana Common Stock, following five years after the effective date of the Merger the holder thereof will receive the Contingent Cash Consideration to which such shareholder is entitled, if any.

     Conditions to the Merger. EVI's and Christiana's obligations to effect the Merger are subject to the fulfillment of, at or prior to the closing date of the Merger (the "Closing Date"), the following conditions:


          (i) the Merger Proposal shall have been approved and adopted by the requisite vote of the stockholders of Christiana and EVI; (ii) no order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency that would prevent or make illegal the consummation of the Logistic Sale and the Merger;
     (iii) the registration statement of which this Joint Proxy Statement/Prospectus forms a part and the registration statement under the Securities Act to be filed by C2 in connection with the Merger shall be effective on the Closing Date, and all post-effective amendments filed shall have been declared effective or shall have been withdrawn and no stop order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission; (iv) there shall have been obtained any and all material permits, approvals and consents of any governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have (a) a material adverse effect on the financial condition of Christiana after giving effect to the Logistic Sale or prevent or adversely affect the ability of Christiana, Logistic or C2 to perform and comply with their respective obligations under the Merger Agreement and the Logistic Sale or any other agreement to be executed and delivered in connection with the transactions contemplated thereby (collectively, a "Christiana MAE") or (b) a material adverse effect on the financial condition of EVI and its subsidiaries, taken as a whole (an "EVI MAE");
     (v) the shares of EVI Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance; (vi) EVI and Christiana shall have received a solvency opinion from American Appraisal Associates, Inc. in form and substance satisfactory to them, and (vii) the receipt of material third party consents.


     EVI's obligation to effect the Merger is, at the option of EVI, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (i) the representations and warranties of Christiana contained in the Merger Agreement shall be accurate as of the date of the Merger Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time, all of the terms, covenants and conditions of the Merger Agreement to be complied with and performed by Christiana on or before the Closing Date shall have been duly complied with and performed in all material respects, (ii) there shall not have occurred or exist any fact or condition that would reasonably result in a Christiana MAE or would constitute a material fixed or contingent liability to Christiana, (iii) the Morgan Stanley Opinion shall not have been withdrawn; (iv) all stock options of Christiana under its various stock option plans shall have been terminated or such option shall have been exercised; (v) Christiana shall have received, and furnished written copies to EVI of, the Christiana affiliates' agreements required by the Merger Agreement; (vi) EVI shall have received from Foley & Lardner, counsel to Christiana, an opinion dated the Closing Date covering customary matters relating to the Merger Agreement, the Merger and other corporate and securities law matters related to Christiana; (vii) EVI shall have received a written opinion from Arthur Andersen LLP, in form and substance satisfactory to EVI, covering the matters described under "Material Federal Income Tax Considerations -- Federal Income Tax Consequences of the Merger". (viii) C2 shall have executed and delivered to Christiana and EVI the Logistic Purchase Agreement and agreement among members in form and substance, including schedules, acceptable to EVI;
     (ix) the Logistic Sale shall have been consummated; (x) EVI shall have received from Arthur Anderson LLP an opinion, in form and substance satisfactory to EVI, dated as of the Closing Date, to the effect that the Merger would not adversely effect the ability of EVI to account for any prior or future business combination as a pooling of interest;
     (xi) Christiana shall have delivered to EVI a pro forma balance sheet after giving effect to the Logistic Sale, including a full accrual for Taxes thereon without regard to any tax credits or tax deductions that Christiana may have in connection with the exercise of any stock options, reflecting Christiana Net Cash in an amount not less than $20.0 million; (xii) except for certain liabilities agreed to by EVI, all outstanding Indebtedness (including guarantees thereof) of Christiana and its Subsidiaries (other than Logistic) shall have been paid in full or Christiana shall have been released therefrom; (xiii) the assets of Christiana shall consist only of cash of at least $30.0 million, 3,897,462 shares of EVI common stock and
     333.333 units of Logistic representing one-third of the outstanding interests of Logistic; and (xiv) there shall not be any pending litigation involving Christiana or any of its subsidiaries, that EVI, in its sole discretion, considers to be a material liability for which adequate security has not been provided EVI. See "Description of Christiana -- Legal Proceedings".

     Christiana's obligations to effect the Merger is, at the option of Christiana, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (i) the representations and warranties of EVI and Sub contained in the Merger Agreement shall be accurate as of the date of the Merger Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time, all the terms, covenants and conditions of the Merger Agreement to be complied with and performed by EVI on or before the Closing Date shall have been duly complied with and performed in all material respects, (ii) the Prudential Securities Opinion shall not have been withdrawn;
     (iii) Christiana and C2 shall have received from Fulbright & Jaworski, counsel to EVI, an opinion dated the Closing Date covering customary matters relating to the Merger Agreement and the Merger; (iv) Christiana and C2 shall have received, a written opinion from Arthur Andersen LLP, in form and substance satisfactory to Christiana, covering the matters described under "Material Federal Income Tax Consequences of the Merger"; and (v) the Logistic Sale shall have occurred.

     Representations and Warranties of the Parties to the Merger Agreement. EVI, Sub, Christiana and C2 have made various representations and warranties in the Merger Agreement relating to, among other things, their respective businesses and financial conditions, the accuracy of their various filings with the Commission and their financial statements contained therein, the status of various employee benefit plans and environmental matters, the satisfaction of certain legal requirements for the Merger and the existence of certain litigation. The representations and warranties of each of the parties to the Merger Agreement other than C2 will expire upon consummation of the Merger. The representations and warranties of C2 will survive the Merger Agreement without limitation.

     Conduct of Business of Christiana and EVI Prior to Merger. Under the Merger Agreement, Christiana is prohibited from taking various actions prior to the Merger without the prior consent of EVI. In this regard, Christiana has agreed that, unless otherwise expressly contemplated by the Merger Agreement or the Logistic Purchase Agreement,

          (i) its business and its subsidiaries would be conducted only in, and it and its subsidiaries would not take any action except in, the ordinary course of business and consistent with past practice; (ii) it would not directly or indirectly do any of the following: (a) issue, sell, pledge, dispose of or encumber any capital stock of Christiana except upon the exercise of Christiana Stock Options; (b) split, combine, or reclassify any outstanding capital stock, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to its capital stock outstanding at any time; (c) redeem, purchase or acquire or offer to acquire any of its capital stock; (d) acquire, agree to acquire or make any offer to acquire for cash or other consideration, any equity interest in or assets of any corporation, partnership, joint venture, or other entity in an amount greater than $500,000; or (e) enter into any contract, agreement, commitment, or arrangement with respect to any of the matters set forth in this clause (ii); (iii) it would not transfer, dispose or otherwise convey any of the shares of EVI Common Stock held by it or grant or permit there to exist any lien or other encumbrance on such shares; (iv) subject to certain procedures relating to approvals of new contracts, it would not enter into any contract regarding its business having a term greater than 120 days or involving an amount in excess of $50,000 or commit to do the same; (v) it would not become bound by any agreement or obligation in an amount in excess of $500,000 in the aggregate for all such agreements and obligations; (vi) it would not pledge or encumber any of the assets to be held by it following the Logistic Sale; (vii) neither it nor its subsidiaries would enter into any employment or consulting contracts;
     (viii) neither it nor its subsidiaries would enter into any contract or agreement that if effective on the date of the Merger Agreement would be required to be identified to EVI under the terms of the Merger Agreement;
     (ix) it would not sell, lease, mortgage, pledge, grant a lien or other encumbrance on or otherwise encumber or otherwise dispose of any of its subsidiaries' properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and Christiana may liquidate (in a manner acceptable to EVI) CST Financial, Inc., Martinique Holdings, Inc. and Christiana Community Builders, Inc.; (x) subject to certain exceptions, neither it nor its subsidiaries would directly or indirectly incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Christiana or its subsidiaries, guarantee any debt securities of another person; (xi) it nor any of its subsidiaries would not make any election relating to taxes except for those elections to be made in connection with its 1997 tax returns that are consistent with the 1996 tax returns; (xii) neither it nor any of its subsidiaries would change any accounting principle used by it; (xiii) it would use its reasonable efforts to preserve intact the business organization and goodwill of Christiana and Logistic; (xiv) it would cause there to exist, immediately prior to the Effective Time, Christiana Net Cash (as defined in the Merger Agreement) of not less than $20.0 million (including $10.67 million to be paid by C2 under the Logistic Purchase Agreement); (xv) subject to certain exceptions neither Christiana nor any of its subsidiaries would settle or compromise any litigation; (xvi) it would cause the Logistic Sale to be effected prior to the Merger; (xvii) it would not authorize any of, or commit or agree to take any of, or permit any of its subsidiaries to take any of the foregoing actions to the extent prohibited by the foregoing; (xviii) Christiana shall cause Logistic to pay to Christiana a distribution in the amount of $20.0 million cash prior to the Effective Time; (xix) Christiana shall cause Logistic to pay in full the entire principal amount of the Wiscold Note (as defined in the Merger Agreement) dated September 1, 1992 in the principal amount of $3.0 million together with all accrued interest thereon; and (xx) except as set forth in the disclosure schedule to the Merger Agreement, or agreed to in writing by EVI prior to the Closing, Christiana shall cause all of its obligations (a) relating to Logistic or any other historical business of Christiana or its subsidiaries and (b) under any and all agreements relating to the borrowing of funds, including all guarantees and other similar arrangements relating thereto, to be fully released or otherwise satisfied in a manner acceptable to EVI.

     Pursuant to the Merger Agreement, EVI agreed that, from the date of the Merger Agreement until the Effective Time, unless Christiana otherwise agrees in writing or as otherwise expressly contemplated by the Merger Agreement, it would not take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in the Merger Agreement becoming untrue or any of the conditions to the Merger set forth above not applicable to it being satisfied.


     Expenses. Under the terms of the Merger Agreement, Christiana is required to bear significant transaction costs, which costs and the estimates thereof are as follows: Prudential Securities Opinion ($415,000), legal fees and expenses ($350,000), accounting and tax services ($250,000), fees for the American Appraisal Opinion ($75,000), lease cancellation ($327,000), EVI's filing fees with the Commission ($50,000), filing fees under the HSR Act ($90,000), reimbursement for certain costs incurred by EVI ($200,000), including all printing and proxy solicitation costs and expenses for Blue Sky and state securities law filings, and miscellaneous ($275,000). EVI is required to pay its own legal and financial advisory fees. Such costs are estimated as of the date of this Joint Proxy Statement/Prospectus and may be higher. If higher, the Cash Consideration available for distribution may be lower. See "The Merger -- Terms of the Merger -- Expenses" and "Ancillary Transactions".


     Management Following Merger. No changes in the directors or officers of EVI will be effected as a result of the Merger. As of the Effective Time, the directors and officers of Sub will become the directors and officers of Christiana.

     Termination or Amendment of Merger Agreement. The Merger Agreement provides that it may be terminated and the Merger and the other transactions contemplated therein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of EVI or the shareholders of Christiana by mutual written consent of EVI and Christiana.

     EVI or Christiana may also terminate the Merger Agreement if: (i) the Merger has not been consummated on or before October 31, 1998 (provided that the right to terminate the Merger Agreement
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

under this provision is not available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under the Merger Agreement is the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger; (iii) the shareholders of Christiana do not approve the Merger Proposal at the Christiana Special Meeting or at any adjournment thereof;
(iv) the stockholders of EVI do not approve the Merger Proposal at the EVI Special Meeting or any adjournment thereof; or (v) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of Christiana or EVI determines that such termination is appropriate in complying with its fiduciary obligations.

     Christiana may terminate the Merger Agreement if: (i) EVI fails to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by EVI or Sub at or prior to such date of termination (provided such breach is not cured within 30 days following receipt by EVI of written notice from Christiana of such breach and is existing at the time of termination of the Merger Agreement); (ii) any representation or warranty of EVI contained in the Merger Agreement shall not have been true in all respects when made (provided such breach has not been cured within 30 days following receipt by EVI of written notice from Christiana of such breach and is existing at the time of termination of the Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not, individually or in the aggregate, reasonably be expected to have an EVI MAE, assuming the effectiveness of the Merger; or (iii) the Board of Directors of EVI withdraws, modifies or changes its recommendation of the Merger Proposal in a manner adverse to Christiana or shall have resolved to do any of the foregoing.

     EVI may terminate the Merger Agreement if: (i) Christiana fails to comply in any material respect with any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach is not cured within 30 days following receipt by Christiana of written notice from EVI of such breach and is existing at the time of termination of the Merger Agreement); (ii) any representation or warranty of Christiana contained in the Merger Agreement shall not have been true in all respects when made (provided such breach has not been cured within 30 days following receipt by Christiana of written notice from EVI of such breach and is existing at the time of termination of the Merger Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not, individually or in the aggregate, reasonably be expected to have a Christiana MAE, assuming the effectiveness of the Merger or (iii) the Board of Directors of Christiana withdraws, modifies or changes its recommendation of the Merger Proposal in a manner adverse to EVI or shall have resolved to do any of the foregoing.

GOVERNMENTAL AND REGULATORY APPROVALS

     Under the provisions of the HSR Act, the Merger may not be consummated until such time as the specified waiting period requirements of the HSR Act have been satisfied. EVI and Christiana have filed notification reports, together with requests for early termination of the waiting period, with the Department of Justice and the FTC and the applicable waiting period has expired. At any time before or after the Effective Time, the Department of Justice, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause EVI to divest itself, in whole or in part, of Christiana or of other businesses conducted by EVI. Although neither EVI nor Christiana knows of any reason that a challenge to the Merger would be made under the antitrust laws, there can be no assurance that a challenge to the Merger will not be made.

     EVI and Christiana are aware of no other governmental or regulatory approvals required for consummation of the Merger, other than compliance with applicable securities laws of the various states.

ACCOUNTING TREATMENT

     The Merger will be accounted for as a purchase under generally accepted accounting principles.

NYSE LISTING OF EVI COMMON STOCK

     Pursuant to the Merger Agreement, EVI is required to use reasonable efforts to obtain listing on the NYSE of the shares of EVI Common Stock to be issued in connection with the Merger. An application for a listing of such shares on the NYSE, subject to the approval of the Merger by the stockholders of EVI, is expected to be filed and approved prior to the closing of the Merger. Approval of the listing on the NYSE of the shares of EVI Common Stock to be issued in the Merger is a condition to the respective obligations of EVI, Christiana and Sub to consummate the Merger.

FEDERAL SECURITIES LAW CONSEQUENCES

     All shares of EVI Common Stock issued in connection with the Merger will be freely transferable, except that any share of EVI Common Stock received by persons who are deemed to be "affiliates" (as that term is defined under the Securities Act) of Christiana prior to the Merger may be resold by them only in transactions registered under the Securities Act, permitted by the resale provisions of Rule 145 promulgated under the Securities Act (or Rule 144 if such persons are or become affiliates of EVI) or otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of EVI generally include individuals or entities that control, are controlled by, or are in common control with such party, and may include certain officers and directors of such party, as well as principal stockholders of such party.

DISSENTERS' RIGHTS

     Under Delaware law, the holders of EVI Common Stock who object to the Merger Proposal or abstain from voting in favor of the Merger Proposal will not have any appraisal rights or right to receive cash for their shares of EVI Common Stock and EVI does not intend to make any such rights available to its stockholders.

     The following discussion of dissenters' rights under the Wisconsin Business Corporation Law (the "WBCL") does not purport to be complete and is qualified in its entirety by reference to the provisions of Section 180.1301 to 180.1331 (the "Dissenters' Rights Provisions") of the WBCL. Christiana hereby undertakes to supply a complete copy of the Dissenters' Rights Provisions upon written request of its respective shareholders to Christiana Companies, Inc., William T. Donovan, President and Chief Financial Officer, 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202.

     Any holder of Christiana Common Stock who is entitled to vote at the Special Meeting and who objects to the Merger may demand payment of his or her shares of Christiana Common Stock. Any such shareholder who elects to exercise such Dissenters' Rights and wishes to do so must (i) before the vote is taken at the Special Meeting regarding approval of the Merger, deliver to Christiana written notice of such shareholder's intent to demand payment for such shareholder's shares and (ii) not vote such shares in favor of approval of the Merger. A shareholder may assert Dissenters' Rights as to fewer than all the shares registered in such shareholder's name only if such shareholder dissents with respect to all shares beneficially owned by any one person and notifies Christiana in writing of the name and address of each person on whose behalf such record shareholder asserts Dissenters' Rights. Similarly, a beneficial owner of Christiana Common Stock may assert Dissenters' Rights as to shares held on the beneficial owner's behalf if the beneficial owner submits to Christiana the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts Dissenters' Rights and the beneficial owner does so with respect to all shares of which it is the beneficial owner or over which it has power to direct the vote. All notices to Christiana should be sent or delivered to its address at the end of the immediately preceding paragraph.

     Not more than ten days after approval of the Merger by shareholders, Christiana must send to each person who has satisfied the foregoing requirements for asserting Dissenters' Rights a notice (the "Dissenters' Notice") which must, among other things: (i) state where the payment demand (described below) must be sent, (ii) state where and when share certificates must be deposited, (iii) supply a form for demanding payment that includes the date of the first public announcement of the proposed Merger (which date was December 15, 1997) and requires that the shareholder asserting Dissenters' Rights certify whether the shareholder acquired beneficial ownership of its shares before that date, (iv) set a date (which must be at least 30 but not more than 60 days after the date the Dissenters' Notice is delivered) by which Christiana must receive the payment demand; and (v) be accompanied by a copy of the Dissenters' Rights Provisions of the WBCL.

     A shareholder who receives a Dissenters' Notice and wishes to exercise Dissenters' Rights must submit a demand for payment (a "Payment Demand"), must certify whether beneficial ownership was acquired prior to December 15, 1997, and must deposit the applicable share certificate in accordance with the terms of the Dissenters' Notice. Upon receipt of such Payment Demand and the share certificates from a dissenting shareholder who certified that beneficial ownership was acquired before December 15, 1997, Christiana will pay the dissenting shareholder Christiana's estimate of the fair value of the dissenting shareholder's shares plus interest, if any, from the date the Merger is consummated. Upon receipt of such Payment Demand and the share certificate from a dissenting shareholder who did not certify that beneficial ownership was acquired prior to December 15, 1997, Christiana may choose (in lieu of paying) to offer to purchase the dissenting shareholder's shares at a price based upon Christiana's estimate of the fair value of the dissenting shareholder's shares plus accrued interest, if any.

     Within 30 days after receipt of such payment or offer, the dissenting shareholder either: (i) must accept the payment or offer or (ii) must notify Christiana in writing of the shareholder's estimate of the fair value of the shares (and accrued interest) and demand payment of the estimate (less any payment previously received). In the event Christiana fails to make payment to a person within 60 days after the date set for demanding payment, such person may notify Christiana in writing of his or her own estimate of the fair value of his or her shares (and accrued interest) and demand payment of such estimate. If a dissenting shareholder and Christiana cannot agree as to the fair value of such dissenter's shares, Christiana must, within 60 days after receiving the Payment Demand, commence a proceeding in the Circuit Court of Milwaukee County, Wisconsin to determine the fair value of such shares. If Christiana fails to commence such a proceeding within such 60-day time period, Christiana must pay to each dissenting shareholder whose demand remains unsettled the amount each such dissenting shareholder demands as fair value.

     Shareholders contemplating exercising Dissenters' Rights under Wisconsin law are urged to read carefully the Dissenters' Rights Provisions of the WBCL.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion of the material United States Federal income tax consequences of the Merger is based in part on an opinion of Arthur Andersen LLP dated February 3, 1998, and on the Code, Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof. No rulings have been requested from the IRS with respect to these matters. Additionally, the opinion of Arthur Andersen LLP is based on various representations and assumptions described therein, including representations by EVI and Christiana regarding the reasons for the Transaction described in "EVI's Reasons for the Transaction" and "Christiana's Reasons for the Transaction", and is not binding on the IRS or the courts. The conclusions set forth in the discussion may change as a result of changes in applicable laws or interpretations thereof occurring after the date hereof. The discussion does not address the effects of any state, local or foreign tax laws on the Merger.

     THE OPINION OF ARTHUR ANDERSEN LLP IS ALSO REQUIRED TO BE DELIVERED TO EVI AND CHRISTIANA AS A CONDITION TO THE CLOSING OF THE MERGER. THIS CONDITION MAY BE WAIVED BY EVI AND CHRISTIANA AS TO THE OPINION TO BE RECEIVED BY IT. EXCEPT FOR MODIFICATIONS TO THE OPINIONS WHICH WOULD NOT CHANGE THE CONCLUSIONS OF THE OPINIONS DESCRIBED BELOW OR WHICH EVI AND CHRISTIANA DO NOT BELIEVE WILL MATERIALLY CHANGE THE SUBSTANCE OF SUCH OPINIONS, NO WAIVER OF THE REQUIRED OPINIONS OF ARTHUR ANDERSEN LLP WILL BE EFFECTED BY EVI OR CHRISTIANA WITHOUT DISCLOSURE TO THEIR RESPECTIVE STOCKHOLDERS OF SUCH WAIVER, INCLUDING THE RISKS THEREOF, AND PROVIDING STOCKHOLDERS WITH AN OPPORTUNITY TO CHANGE THEIR VOTE ON THE TRANSACTION.

     The tax treatment of a shareholder may vary depending upon his or her particular situation, and certain shareholders that have a special status (including individuals who hold restricted Christiana Common Stock, individuals who acquired Christiana Common Stock as a result of the exercise of an employee stock option, pursuant to an employee stock purchase plan or otherwise as compensation, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who do not hold Christiana Common Stock as capital assets and persons who are neither citizens nor residents of the United States, or who are foreign corporations, foreign partnerships or foreign estates or trusts not subject to United States Federal income tax on income regardless of source) may be subject to special rules not discussed below.

     EACH SHAREHOLDER IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     In the opinion of Arthur Andersen LLP:

          (i) The Merger of Sub will constitute a reorganization pursuant to
     Section 368(a)(2)(E) of the Code and Christiana, EVI and Sub will be parties to the reorganization.

          (ii) Neither EVI nor Sub will recognize any gain or loss as a result of the Merger.

          (iii) No gain or loss will be recognized by Christiana on the consummation of the Merger.

          (iv) Except for the Cash Consideration and the fair market value of the Contingent Cash Consideration received, a holder of Christiana Common Stock will not recognize any income, gain or loss as a result of the receipt of EVI Common Stock in the Merger.

          (v) A holder's tax basis in his or her shares of EVI Common Stock received in the Merger will equal such holder's basis in his or her Christiana Common Stock surrendered in exchange therefor (as determined immediately following the Merger) less the Cash Consideration and the fair market value of the Contingent Cash Consideration received in respect of such holders of Christiana Common Stock and increased by the gain recognized in the Merger by such holder.

          (vi) A holder's holding period for his or her shares of EVI Common Stock received in the Merger will include the period for which the shares of Christiana Common Stock were held, provided such shares were held as capital assets at the time of the Merger.

          (vii) Holders of Christiana Common Stock will recognize gain to the extent of the Cash Consideration and the fair market value of the Contingent Cash Consideration to be received in the Merger. The gain recognized by the holders of Christiana Common Stock in the Merger will be a capital gain provided the Christiana Common Stock exchanged is a capital asset in the hands of the shareholder and provided it is not essentially equivalent to a dividend.

          (viii) The Contingent Cash Consideration should be a deferred payment under the Code and have an imputed interest component determined under the Code and regulations thereunder. As such, upon receipt of the Contingent Cash Consideration, gain or loss attributable to the Contingent Cash Consideration will be computed as the difference between (i) the amount of the Contingent Cash Consideration received and (ii) the sum of the fair market value of the Contingent Cash Consideration at the Effective Time and the amount of imputed interest. The resulting gain or loss will be capital gain or loss provided the Christiana Common Stock exchanged constitutes a capital asset in the hands of the shareholder. The imputed interest component will be ordinary income.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of EVI Common Stock may be subject to backup withholding at the rate of 31% with respect to dividends and proceeds of redemption, unless such holder (a) is

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

a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under these rules will be credited against the holder's Federal income tax liability. EVI may require holders of EVI Common Stock to establish an exemption from backup withholding or to make arrangements satisfactory to EVI with respect to the payment of backup withholding. A holder who does not provide EVI with his or her current taxpayer identification number may be subject to penalties imposed by the IRS.

                INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

CHRISTIANA OWNERSHIP


     Christiana currently owns 3,897,462 shares of EVI Common Stock, which in aggregate represents approximately 4% of the total outstanding shares of EVI Common Stock. Sheldon B. Lubar, is a Member of the Board of Directors of EVI. Mr. Lubar is also the Chairman of Christiana. Mr. Lubar also holds, together with his wife and as trustee of certain trusts for the benefit of his grandchildren 968,615 shares of Christiana Common Stock and options to purchase an aggregate of 30,000 shares of EVI Common Stock.


     Sheldon B. Lubar is a member of the EVI Board of Directors. Mr. Lubar in his capacity as a director of EVI did not participate in any business of the EVI Board of Directors relating to the Merger or any transactions ancillary thereto. Mr. Lubar beneficially owns, as of the date hereof, 968,615 shares of Christiana Common Stock or 18.8% of the issued and outstanding Common Stock of Christiana (including 433,705 shares owned by his wife). In addition, certain members of Mr. Lubar's immediate family own shares of Christiana Common Stock in the following amounts: David J. Lubar, his son, 427,403 shares (8.2% of Christiana's outstanding stock); Joan P. Lubar, his daughter, 448,551 shares (8.6% of Christiana's outstanding stock); Kristine L. Thomson, his daughter, 430,478 shares (8.3% of Christiana's outstanding stock); and Susan Solvang, his daughter, 442,953 shares (8.5% of Christiana's outstanding stock). As a result of the Transaction, Sheldon B. Lubar, David J. Lubar, Joan P. Lubar, Kristine L. Thomson and Susan Solvang, will own 725,619, 320,180, 336,023, 322,484 and 331,829 shares of EVI Common Stock, respectively.


     In addition, other directors and executive officers beneficially own shares of Christiana Common Stock in the following amounts: Albert O. Nicholas, a director, 310,700 shares (6.0% of Christiana's outstanding stock); Nicholas F. Brady, director, 200,000 shares (3.8% of Christiana's outstanding stock); William T. Donovan, President, Chief Financial Officer and a director, 178,532 shares (3.4% of Christiana's outstanding stock); Gary R. Sarner, Chairman of Logistic, 26,000 shares (less than 1% of Christiana's outstanding stock); and John R. Patterson, President and Chief Executive Officer of Logistic, 12,700 shares (less than 1% of Christiana's outstanding stock). The amounts reflected for Messrs. Donovan and Sarner include options to purchase 25,000 and 20,000 shares, respectively. As a result of the Transaction, Messrs. Nicholas, Brady, Donovan, Sarner and Patterson will own 232,755, 149,826, 133,744, 19,477 and 7,058 shares of EVI Common Stock, respectively.


     Shareholders of Christiana immediately prior to the Effective Time, including Christiana executive officers and directors, will be entitled to purchase one share of C2 Common Stock for each share of Christiana Common Stock held immediately prior to the Effective Time. In addition, in connection with the Merger and the Logistic Sale, the Lubar Family entered into the Lubar/C2 Agreement wherein they agreed to purchase enough shares of C2 as are necessary to raise $10.67 million. The Lubar/C2 Agreement will insure that C2 has sufficient funds to complete the Logistic Sale.

     Certain executive officers and directors of Christiana will be executive officers and directors of C2, and to the extent such officers and directors are Christiana shareholders, they will have the ability to purchase their pro rata interest in C2 pursuant to C2's offering of up to 5,202,664 shares of its common stock under a separate prospectus. Assuming all shareholders of Christiana exercise their ability to purchase their pro rata interest in C2 pursuant to the C2 Offering, the Lubar Family and the other officers and directors of C2 would beneficially own approximately 66% of the outstanding shares of C2 Common Stock. To the extent Christiana shareholders do not exercise their ability to purchase their pro rata interest in C2, the beneficial ownership interest in C2 of the Lubar Family and the other directors and officers of C2 will increase, and such persons could potentially own up to 100% of C2 Common Stock. See "Interests of Certain Persons in the Transaction".

     Under the terms of the Merger Agreement, all employee stock options of Christiana are required to be exercised or cancelled prior to the Merger. As a result, the executive officers and other individuals who hold options to purchase shares of Christiana were given a choice to (i) either cancel, in whole or in part, their options in exchange for an amount equal to the (A) difference between $40 and the option exercise price, multiplied by (B) the number of shares subject to the cancelled option or (ii) exercise their options prior to the Effective Time. Mr. Donovan has elected to exercise all of his options to purchase Christiana Common Stock prior to the Effective Time. Mr. Sarner has exercised options to purchase 5,000 shares of Christiana Common Stock, has elected to exercise options and purchase 20,000 shares of Christiana Common Stock prior to the Effective Time and has elected to cancel options to purchase 65,150 shares of Christiana Common Stock in exchange for $641,727. Mr. Patterson has exercised options to purchase 7,700 shares of Christiana Common Stock and elected to cancel options to purchase 92,300 shares of Christiana Common Stock in exchange for $1,453,725.

INDEMNITY

     Pursuant to the Logistic Purchase Agreement, Logistic and C2 are obligated to indemnify Christiana, EVI and their respective affiliates and agents for various liabilities relating to historical operations of Christiana, Logistic and their current and historic subsidiaries and predecessors. Among the matters for which Logistic and C2 are required to indemnify Christiana and EVI are (i) any liability relating to any claim or damage by any stockholder of Christiana or EVI with respect to the Merger, the Logistic Sale or the transactions relating thereto and (ii) any taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, federal, state or local law purposes regardless of the theory or reason for the Merger being subject to tax and any taxes as a result of the Logistic Sale. This indemnity includes claims and liabilities arising under the securities laws and claims with respect to this Joint Proxy Statement/Prospectus.

               EVI SELECTED CONDENSED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain summary historical condensed consolidated financial data of EVI. This information should be read in conjunction with EVI's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 1997, Quarterly Report on Form 10-Q for the period ended March 31, 1998 and the Current Report on Form 8-K dated June 15, 1998, and Christiana's financial statements and related notes thereto, which are included herein or incorporated herein by reference in this Joint Proxy Statement/Prospectus.

                                  THREE MONTHS ENDED
                                       MARCH 31,                         YEAR ENDED DECEMBER 31,
                                  -------------------   ----------------------------------------------------------
                                    1998       1997        1997         1996         1995        1994       1993
                                  --------   --------   ----------   ----------   ----------   --------   --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
OPERATING DATA:
  Revenues......................  $573,460   $431,253   $1,969,089   $1,467,270   $1,125,803   $858,993   $671,470
  Cost of sales.................   382,172    306,991    1,371,126    1,090,814      831,231    630,850    482,878
  Selling, general and
    administrative expenses.....    81,468     57,783      264,553      209,433      195,747    155,860    127,966
  Equity in Earnings of
    Unconsolidated Affiliates...      (780)      (509)      (2,582)      (2,078)      (1,477)    (1,169)    (2,716)
  Acquisition-related and other
    charges.....................        --         --           --           --       88,182      2,500      4,000
                                  --------   --------   ----------   ----------   ----------   --------   --------
  Operating income..............   110,600     66,988      335,992      169,101       12,120     70,952     59,342
  Interest expense..............   (12,011)   (10,545)     (43,273)     (39,368)     (33,504)   (22,384)   (11,601)
  Other income (expense), net...      (627)     2,178       12,242        2,941        8,409        615      2,231
  Income tax (provision)
    benefit.....................   (36,819)   (20,718)    (108,188)     (40,513)       4,707    (13,137)   (14,741)
                                  --------   --------   ----------   ----------   ----------   --------   --------
  Income (loss) from continuing
    operations..................  $ 61,143   $ 37,903   $  196,773   $   92,161   $   (8,268)  $ 36,046   $ 35,231
                                  ========   ========   ==========   ==========   ==========   ========   ========
  Earnings per share from
    continuing operations:
    Basic.......................  $   0.63   $   0.40   $     2.04   $     1.03   $    (0.10)  $   0.53   $   0.58
    Diluted.....................  $   0.63   $   0.39   $     2.01   $     1.01   $    (0.10)  $   0.53   $   0.58
  Weighted average shares
    outstanding:
    Basic.......................    96,761     95,302       96,052       89,842       77,595     67,672     60,628
    Diluted.....................    97,625     96,704       97,562       90,981       77,595     68,032     60,894

                                                                             DECEMBER 31,
                                        MARCH 31,    ------------------------------------------------------------
                                           1998         1997         1996         1995         1994        1993
                                        ----------   ----------   ----------   ----------   ----------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
BALANCE SHEET DATA:
  Total assets........................  $2,909,445   $2,737,910   $2,243,633   $1,710,568   $1,464,804   $885,981
  Long-term debt......................     252,527      252,322      417,976      416,473      303,854     56,580
  5% Convertible Subordinated
    Preferred Equivalent Debentures...     402,500      402,500           --           --           --         --
  Stockholders' equity................   1,512,342    1,458,549    1,292,704      958,337      845,287    582,187

                CHRISTIANA SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain selected historical financial data for Christiana as of and for each of the five years ended June 30, 1997 and as of March 31, 1998 and for the nine month periods ended March 31, 1998 and 1997. The historical financial data as of and for each of the five years in the period ended June 30, 1997 was derived from the consolidated financial statements of Christiana, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial data as of March 31, 1998 and for the nine month periods ended March 31, 1998 and 1997 have not been audited. In the opinion of Christiana, the historical financial data as of March 31, 1998 and for the nine months ended March 31, 1998 and 1997 include all adjusting entries necessary to present fairly the information set forth therein. The operating data for the nine months ended March 31, 1998 is not necessarily indicative of results that may be expected for the year ending June 30, 1998. The following selected historical consolidated financial data should be read in conjunction with Christiana's "Management's Discussion and Analysis of Results of Operations and Financial Condition" and Christiana's Consolidated Financial Statements and related notes appearing elsewhere in this Prospectus.

                                       NINE MONTHS ENDED
                                           MARCH 31,                  FISCAL YEAR ENDED JUNE 30,
                                       -----------------   ------------------------------------------------
                                        1998      1997      1997      1996       1995      1994      1993
                                       -------   -------   -------   -------   --------   -------   -------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Operating Data:
  Revenues...........................  $68,579   $63,271   $84,208   $77,170   $126,881   $90,153   $46,763
  Direct operating expenses..........   57,843    53,051    70,973    65,418    104,818    74,976    36,658
  Selling, general and administrative
     expenses........................    6,615     6,114     8,656     7,531     11,739     8,755     8,653
                                       -------   -------   -------   -------   --------   -------   -------
  Operating income...................    4,121     4,106     4,579     4,221     10,324     6,422     1,452
  Interest expense...................   (2,150)   (2,437)   (3,166)   (3,096)    (4,842)   (3,710)   (3,283)
  Equity in earnings of EVI..........    6,011     8,855    10,479     1,745         --        --        --
  Other income (expense), net........   (1,102)     (962)     (923)    3,141      3,658     3,195     6,176
  Income tax expenses................    2,704     3,731     4,306     2,408      3,394     2,256     1,812
  Minority interest..................       --        --        --        --       (684)     (530)      408
                                       -------   -------   -------   -------   --------   -------   -------
  Net income.........................  $ 4,176   $ 5,831   $ 6,663   $ 3,603   $  5,062   $ 3,121   $ 2,941
                                       =======   =======   =======   =======   ========   =======   =======
  Earnings per share(1):
     Basic...........................  $  0.81   $  1.14   $  1.30   $  0.69   $   0.96   $  0.59   $  0.57
     Diluted.........................     0.80      1.13      1.29      0.69       0.96      0.59      0.57
  Weighted average shares
     outstanding.....................    5,143     5,137     5,137     5,187      5,276     5,321     5,203

                                                                          JUNE 30,
                                          MARCH 31,   ------------------------------------------------
                                            1998        1997      1996      1995      1994      1993
                                          ---------   --------  --------  --------  --------  --------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Balance Sheet Data:
  Total assets..........................  $142,764    $142,356  $131,018  $121,742  $147,565  $122,832
  Long-term debt........................    31,167      36,149    44,013    38,256    53,458    49,973
  Stockholders' equity..................    76,598      72,085    61,077    58,710    60,088    51,461
  Cash dividends per share..............        --          --        --        --        --        --

---------------

(1) All earnings per share amounts have been restated to reflect the adoption of Statement of Accounting Standards No. 128, "Earnings Per Share", effective December 15, 1997. For further discussion of the change in accounting, refer to Note 5 to the Christiana Consolidated Financial Statements for the quarter ended March 31, 1998 included herein.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following tables set forth certain summary unaudited pro forma condensed consolidated financial data of EVI, and is based on the supplemental historical financial data of EVI and the historical financial data of Christiana. The Unaudited Pro Forma Condensed Consolidated Statements of Income for the twelve months ended December 31, 1997, and the three months ended March 31, 1998, give effect to the proposed Merger and the sale by Christiana, prior to the proposed Christiana Merger, of two-thirds of its interest in Logistic to C2 for approximately $10.7 million, as if these transactions had occurred January 1, 1997. The Unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the Merger as if this transaction had occurred on March 31, 1998.

     The pro forma information set forth below is not necessarily indicative of the results that actually would have been achieved had such transactions been consummated as of the aforementioned dates, or that may be achieved in the future. All other acquisitions by EVI are not material individually or in the aggregate; therefore, pro forma information is not reflected. This information should be read in conjunction with EVI's Management's Discussion and Analysis of Financial Condition and Results of Operations and its financial statements and related notes thereto contained in its Annual Reports on Form 10-K for the year ended December 31, 1997, Quarterly Reports on Form 10-Q for the period ended March 31, 1998 and EVI's Current Report on Form 8-K dated June 15, 1998 and Christiana's financial statements and related notes thereto, which are included herein or are incorporated herein by reference.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF MARCH 31, 1998
                                 (IN THOUSANDS)

                                                    ASSETS
                                                                         PRO FORMA
                                                                        ADJUSTMENTS
                                       EVI                       --------------------------
                                   SUPPLEMENTAL    CHRISTIANA      SALE OF         MERGER               EVI
                                    HISTORICAL     HISTORICAL    LOGISTIC(A)       ENTRIES           PRO FORMA
                                   ------------    ----------    -----------      ---------          ----------
Current assets:
  Cash and cash equivalents....     $   42,500      $  5,290      $ 33,303(b)     $ (20,357)(c)(d)   $   60,736
  Accounts receivable, net.....        536,816         8,169        (8,169)              --             536,816
  Inventories..................        499,387            --            --               --             499,387
  Other current assets.........        101,199         1,734        (1,734)              --             101,199
                                    ----------      --------      --------        ---------          ----------
          Total current
            assets.............      1,179,902        15,193        23,400          (20,357)          1,198,138
                                    ----------      --------      --------        ---------          ----------
Property, plant and equipment,
  net..........................        886,351        72,301       (72,301)              --             886,351
Goodwill, net..................        755,962         5,475        (5,475)              --             755,962
Investment in EVI..............             --        47,268            --          (47,268)(e)              --
Investment in Logistic.........             --            --         7,976(f)        (4,163)(g)           3,813
Other assets...................         87,230         2,527        (2,527)              --              87,230
                                    ----------      --------      --------        ---------          ----------
                                    $2,909,445      $142,764      $(48,927)       $ (71,788)         $2,931,494
                                    ==========      ========      ========        =========          ==========
                                      LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term borrowings and
     current portion of
     long-term debt............     $  148,043      $  1,404      $ (1,404)       $      --          $  148,043
  Accounts payable.............        201,948         4,081        (4,081)              --             201,948
  Other accrued liabilities....        254,050         4,815         1,921(h)         1,373(d)(i)       262,159
                                    ----------      --------      --------        ---------          ----------
          Total current
            liabilities........        604,041        10,300        (3,564)           1,373             612,150
                                    ----------      --------      --------        ---------          ----------
Long-term debt.................        252,527        31,167       (31,167)              --             252,527
Deferred income taxes and
  other........................        138,035        24,699       (10,797)(h)           38(e)(j)       151,975
5% Convertible Subordinated
  Preferred Equivalent
     Debentures................        402,500            --            --               --             402,500
Shareholders' equity:
  Common stock.................        101,507         5,209            --           (1,312)(d)(k)(l)    105,404
  Capital in excess of par.....      1,052,109        12,346            --          144,527(d)(k)(l)  1,208,982
  Retained earnings............        603,491        60,279        (3,399)         (56,880)(d)(l)      603,491
  Cumulative foreign currency
     translation adjustment....        (41,635)           --            --               --             (41,635)
  Treasury stock, at cost......       (203,130)       (1,236)           --         (159,534)(k)(l)     (363,900)
                                    ----------      --------      --------        ---------          ----------
          Total stockholders'
            equity.............      1,512,342        76,598        (3,399)         (73,199)          1,512,342
                                    ----------      --------      --------        ---------          ----------
                                    $2,909,445      $142,764      $(48,927)       $ (71,788)         $2,931,494
                                    ==========      ========      ========        =========          ==========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                 FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            PRO FORMA
                                                EVI                        ADJUSTMENTS
                                            SUPPLEMENTAL    CHRISTIANA    -------------       EVI
                                             HISTORICAL     HISTORICAL    CHRISTIANA(M)    PRO FORMA
                                            ------------    ----------    -------------    ----------
Revenues:
  Products................................   $1,097,823      $    --        $      -       $1,097,823
  Services and rentals....................      871,266       90,101         (90,101)         871,266
                                             ----------      -------        --------       ----------
                                              1,969,089       90,101         (90,101)       1,969,089
                                             ----------      -------        --------       ----------
Costs and expenses:
  Cost of sales:
     Products.............................      790,314           --              --          790,314
     Services and rentals.................      580,812       76,377         (76,377)         580,812
  Selling, general and administrative.....      264,553        9,103          (9,103)         264,553
  Equity in earnings in unconsolidated
     affiliates...........................       (2,582)          --              --           (2,582)
                                             ----------      -------        --------       ----------
                                              1,633,097       85,480         (85,480)       1,633,097
                                             ----------      -------        --------       ----------
Operating income..........................      335,992        4,621          (4,621)         335,992
                                             ----------      -------        --------       ----------
Other income (expense):
  Interest expense........................      (43,273)      (2,991)          2,991          (43,273)
  Interest income.........................        8,329          507            (507)           8,329
  Equity in earnings in EVI...............           --        6,290          (6,290)(n)           --
  Equity in earnings in Logistic..........           --           --             130              130
  Other income (expense), net.............        3,913       (1,470)          1,470            3,913
                                             ----------      -------        --------       ----------
                                                (31,031)       2,336          (2,206)         (30,901)
                                             ----------      -------        --------       ----------
Income (loss) before income taxes.........      304,961        6,957          (6,827)         305,091
Provision (benefit) for income taxes......      108,188        2,763          (2,676)(o)      108,275
                                             ----------      -------        --------       ----------
Income (loss) from continuing
  operations..............................   $  196,773      $ 4,194        $ (4,151)      $  196,816
                                             ==========      =======        ========       ==========
Earnings per share from continuing
  operations:
  Basic...................................   $     2.04                                    $     2.05
                                             ==========                                    ==========
  Diluted.................................   $     2.01                                    $     2.02
                                             ==========                                    ==========
Weighted average shares outstanding:
  Basic...................................       96,052                                        96,052(p)
                                             ==========                                    ==========
  Diluted.................................       97,562                                        97,562
                                             ==========                                    ==========

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            PRO FORMA
                                                  EVI                      ADJUSTMENTS
                                              SUPPLEMENTAL   CHRISTIANA   --------------        EVI
                                               HISTORICAL    HISTORICAL   CHRISTIANA (M)     PRO FORMA
                                              ------------   ----------   --------------     ---------
Revenues:
  Products..................................    $363,396      $    --        $     --        $363,396
  Services and rentals......................     210,064       21,865         (21,865)        210,064
                                                --------      -------        --------        --------
                                                 573,460       21,865         (21,865)        573,460
                                                --------      -------        --------        --------
Costs and expenses:
  Cost of sales:
     Products...............................     249,066           --              --         249,066
     Services and rentals...................     133,106       18,526         (18,526)        133,106
  Selling, general and administrative.......      81,468        2,273          (2,273)         81,468
  Equity in earnings in unconsolidated
     affiliates.............................        (780)          --              --            (780)
                                                --------      -------        --------        --------
                                                 462,860       20,799         (20,799)        462,860
                                                --------      -------        --------        --------
Operating income............................     110,600        1,066          (1,066)        110,600
                                                --------      -------        --------        --------
Other income (expense):
  Interest expense..........................     (12,011)        (658)            658         (12,011)
  Interest income...........................         648          101            (101)            648
  Equity in earnings in EVI.................          --        2,564          (2,564)(n)          --
  Equity in earnings in Logistics...........          --           --              94              94
  Other income (expense), net...............      (1,275)         (72)             72          (1,275)
                                                --------      -------        --------        --------
                                                 (12,638)       1,935          (1,841)        (12,544)
                                                --------      -------        --------        --------
Income (loss) before income taxes...........      97,962        3,001          (2,907)         98,056
Provision (benefit) for income taxes........      36,819        1,168          (1,164)(o)      36,823
                                                --------      -------        --------        --------
Income (loss) from continuing operations....    $ 61,143      $ 1,833        $ (1,743)       $ 61,233
                                                ========      =======        ========        ========
Earning per share from continuing
  operations:
  Basic.....................................    $   0.63                                     $   0.63
                                                ========                                     ========
  Diluted...................................    $   0.63                                     $   0.63
                                                ========                                     ========
Weighted average shares outstanding:
  Basic.....................................      96,761                                       96,761(p)
                                                ========                                     ========
  Diluted...................................      97,625                                       97,625
                                                ========                                     ========

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

GENERAL

     The following notes set forth the assumptions used in preparing the unaudited pro forma financial statements. The pro forma adjustments are based on estimates made by EVI's management using information currently available.

PRO FORMA ADJUSTMENTS

     The adjustments to the accompanying Unaudited Pro Forma Condensed Consolidated Balance Sheet are described below:

          (a) To reflect the sale of a two thirds interest in Logistic by Christiana to C2 for cash of $10.67 million and to reflect a $3.4 million loss, net of taxes, due to the purchase price being less than the $16.2 million carrying value of the interest in Logistic. Such sale is in accordance with the Merger Agreement as (i) Logistic is required to distribute $23.4 million to Christiana, funded from borrowings of Logistic to permit Christiana to have sufficient cash to allow EVI to pay the cash consideration contemplated by the Transaction, (ii) Christiana is to sell its two-thirds interest in Logistic to C2 for $10.67 million and (iii) EVI is required to pay to the Christiana shareholders an amount of cash equal to the cash of Christiana at the closing of the Transaction less $10.0 million and the amount of certain liabilities and tax benefits to be maintained by Christiana for the benefit of EVI.

          (b) To reflect an increase in Christiana's cash of $23.0 million from a dividend from Logistic funded through Logistic's borrowings to meet the required minimum cash levels per the Merger Agreement, and to reflect the cash to Christiana of $10.67 million from its sale of the two-thirds interest in Logistic less $0.4 million of cash held by Logistic.


          (c) To reflect the cash payment by EVI of $19.3 million or $3.71 per share to the holders of common stock of Christiana pursuant to the Merger Agreement. The pro forma cash payment by EVI of $3.71 per share is based on pro forma data for the period presented herein; however, Christiana currently expects that such payment will be approximately $4.00 per share. The difference of $0.29 per share reflects expected cash flow through the anticipated closing and timing differences for cash expenditures, including taxes, for the period from April 1, 1998, to closing, not reflected in the historical financial information of Christiana presented herein.


          (d) To reflect the exercise of Christiana employee stock options relating to 53,334 shares of Christiana Common Stock for $1.4 million in cash and the cancellation of Christiana employee stock options for $2.5 million in cash. The exercise and cancellation of Christiana employee stock options generated a tax benefit of $1.1 million. Cash in this amount is required to be retained by Christiana for the benefit of EVI.

          (e) To eliminate Christiana's investment in EVI and related deferred taxes of $10.0 million.

          (f) To reflect the remaining one-third interest in Logistic held by Christiana. The investment represents a one-third interest of the net book value of Logistic.

          (g) Prior to Christiana's sale of its two-thirds interest in Logistic, the pro forma net book value of Logistic was $24.2 million at March 31, 1998. After the sale of Christiana's two-thirds interest in Logistic, the remaining net book value of Logistic is $8.0 million. EVI reflects a reduction of $4.2 million in the carrying value of Christiana's remaining one-third interest in Logistic reflecting the excess fair value of the net tangible post merger assets of Christiana over the cash and stock consideration being paid to the Christiana shareholders.

          (h) To reclassify certain deferred tax liabilities of $8.9 million to current federal taxes payable as a result of the sale by Christiana of its two-thirds interest in Logistic.

          (i) To record a $2.5 million liability for transaction costs related to the Transaction.

                          NOTES TO PRO FORMA CONDENSED
                CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          (j) To record a $10.0 million EVI liability to the Christiana shareholders payable in five years pursuant to the Merger Agreement.

          (k) To reflect the issuance of 3,897,462 shares of EVI Common Stock in the Transaction at a price of $41.25 per share, the market price of the EVI Common Stock on December 15, 1997, and the acquisition of 3,897,462 shares of EVI Common Stock held by Christiana as a result of the Transaction. The shares of EVI Common Stock held by Christiana have been classified as treasury shares.

          (l) To eliminate the remaining Christiana Common Stock of $5.3 million, capital in excess of par of $14.9 million, retained earnings of $52.9 million and treasury stock of $1.2 million.

     The adjustments to the accompanying Unaudited Pro Forma Condensed Consolidated Statement of Income are described below:

          (m) To eliminate Logistic's historical operating results, to reflect a one-third equity interest in Logistic and to record the income tax provision related to the one-third equity interest at the statutory rate.

          (n) To eliminate Christiana's equity in earnings of EVI.

          (o) To record the income tax benefit related to the effect of the pro forma adjustments at the statutory rate.

          (p) EVI's historical shares outstanding and basic weighted average pro forma post-merger shares outstanding as of March 31, 1998, were 96,710,361 and 96,761,171, respectively.

                               DESCRIPTION OF EVI

     EVI is an international manufacturer and supplier of engineered oilfield tools and equipment. EVI's products are used both for the drilling and production phases of oil and natural gas wells. EVI has achieved significant growth in recent years through a consistent strategy of synergistic acquisitions and internal development. EVI's acquisitions have focused on consolidation and vertical integration, development of complete product lines and technology. EVI's internal growth has focused on technology, product development, manufacturing efficiencies and productivity enhancements.

     EVI's principal products consist of drill pipe and other drilling tools, premium connectors and associated high grade tubulars, marine connectors, artificial lift systems, packers and completion tools. EVI's growth strategy has resulted in EVI becoming the largest manufacturer of drill pipe, drill collars and heavyweight drill pipe in the world, the largest provider of premium tubular connectors in North America and one of the largest providers of artificial lift equipment in the world. EVI's product lines are divided into the drilling products segment consisting of drill pipe, premium tubulars and marine connectors, and the production equipment segment consisting of artificial lift and completion equipment.

     EVI was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. Sub is a wholly owned subsidiary of EVI that was incorporated in Wisconsin in December 1997 for the purpose of effecting the Merger. EVI's and Sub's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and their telephone number is (713) 297-8400.

RECENT DEVELOPMENTS

     On May 27, 1998, EVI completed the merger of Weatherford with and into EVI pursuant to a tax free merger in which the stockholders of Weatherford received
0.95 of a share of EVI Common Stock, in exchange for each outstanding share of Weatherford Common Stock. EVI was the surviving corporation and has been renamed EVI Weatherford, Inc.

     Weatherford is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. Weatherford operates in virtually every oil and gas exploration and production region in the world. Weatherford's principal business segments include (i) the oilfield services segment, which consists of renting specialized oilfield equipment, providing fishing, milling, whipstock installation and retrieval, well control assistance and other downhole services and related tools, and providing tubular running services and related tools, (ii) the oilfield products segment, which consists of manufacturing, selling and servicing a variety of products, including cementation products, liner hangers, gas lift equipment and equipment used to provide oilfield services and (iii) the gas compression segment, which consists of manufacturing, packaging, renting, selling and providing parts and services for gas compressor units over a broad horsepower range.

     The Weatherford Merger was effected to further EVI's strategy of taking advantage of opportunities in the oilfield service industry, more particularly the well construction and production life cycle segments. EVI believes that the combination of EVI's broad range of completion and artificial lift products with Weatherford's worldwide oilfield services infrastructure and reputation should provide the combined company with a firm foundation for growth. The Weatherford Merger was also effected to (i) provide EVI with a greater and more diversified line of products and services to serve its customers' needs, (ii) expand EVI's international presence and (iii) provide EVI with benefits through product leveraging and consolidation savings.

MANAGEMENT STOCKHOLDINGS


     The following table sets forth as of the Record Date the beneficial ownership of the outstanding EVI Common Stock by each current director and each current executive officer of EVI and all directors and executive officers of EVI as a group.


                                                       BEFORE THE MERGER            AFTER THE MERGER
                                                    ------------------------    ------------------------
                                                     NUMBER OF                   NUMBER OF
                                                       SHARES       PERCENT        SHARES       PERCENT
                                                    BENEFICIALLY       OF       BENEFICIALLY       OF
                       NAME                           OWNED(1)      CLASS(%)      OWNED(1)      CLASS(%)
                       ----                         ------------    --------    ------------    --------
Bernard J. Duroc-Danner...........................     830,000        *            830,000        *
Curtis W. Huff....................................      75,000        *             75,000        *
James G. Kiley....................................     155,000        *            155,000        *
Frances R. Powell.................................      41,953        *             41,953        *
Randall D. Stilley................................      23,750        *             23,750        *
John C. Coble.....................................      80,400        *             80,400        *
Robert F. Stiles..................................      60,200        *             60,200        *
Jon Nicholson.....................................      21,553        *             21,553        *
David J. Butters..................................      56,612        *             56,612        *
Sheldon B. Lubar(2)...............................      30,000        *             30,000        *
Robert B. Millard.................................     118,960        *            118,960        *
Robert A. Rayne(3)................................      20,000        *             20,000        *
Philip Burguieres(4)..............................     233,722        *            233,722        *
William E. Macaulay(5)............................   5,631,255           %       5,631,255           %
Robert K. Moses, Jr.(6) ..........................     425,228        *            425,228        *
All Directors and Executive Officers as a Group
  (14 persons)....................................                    8.6%                        8.6%


---------------

 *  Less than 1%.

(1) Beneficial ownership by a person includes both outstanding shares of EVI Common Stock owned and shares of EVI Common Stock which such person has a right to acquire within 60 days upon the exercise of outstanding options. Directors and executive officers have sole voting and investment power with respect to the shares they own.

(2) Does not include 3,897,462 shares of EVI Common Stock owned directly by Christiana. Mr. Lubar currently beneficially owns approximately 18.8% of the outstanding shares of common stock of Christiana. Pursuant to the Merger, Mr. Lubar will be entitled to receive 725,618 shares of EVI Common Stock or approximately 0.8% of the outstanding shares of EVI Common Stock after the Merger.

(3) Excludes 400,000 shares beneficially owned by London Merchant Securities plc, of which Mr. Rayne serves as Executive Director. Mr. Rayne disclaims beneficial ownership of all of such shares.


(4) Includes (a) 950 shares of EVI Common Stock held by Mr. Burguieres' wife, with respect to which he has no voting or dispositive power, and (b) 475 shares of EVI Common Stock held by Mr. Burguieres' adult son supported by him, with respect to which he has sole voting and dispositive power; Mr. Burguieres disclaims beneficial ownership of all such shares. Also includes
    (a) 409 shares of EVI Common Stock held under EVI's Employee Stock Purchase Plan (the "ESPP") in the account of Mr. Burguieres, as to which he has sole voting and no dispositive power prior to withdrawal of such shares from the ESPP and (b) 175 shares of EVI Common Stock held under EVI's 401(k) Savings Plan (the "401(k) Plan") in Mr. Burguieres' account, as to which shares Mr. Burguieres has sole voting and no dispositive power.



(5) Includes 6,619 shares of EVI Common Stock held by Mr. Macaulay's wife, with respect to which he has no voting or dispositive power; Mr. Macaulay disclaims beneficial ownership of such shares. Includes 5,623,340 shares of EVI Common Stock owned beneficially by First Reserve and the First Reserve Funds; Messr. Macaulay disclaims beneficial ownership of such shares.

(6) Includes an aggregate of 42,750 shares of EVI Common Stock held in various trusts for Mr. Moses' children, his brother and his sister, of which Mr. Moses is the trustee, with respect to which Mr. Moses has sole voting and dispositive power; Mr. Moses disclaims beneficial ownership of all such shares. Does not include (a) an aggregate of 49,875 shares of EVI Common Stock held in various trusts for Mr. Moses children, with respect to which Mr. Moses has no voting or dispositive power, (b) 1,758 shares of EVI Common Stock held in a trust for Mr. Moses' son, with respect to which he has no voting or dispositive power, since Mr. Moses is not a trustee of such trusts and has no voting or dispositive power, he disclaims beneficial ownership of all such shares or (c) 593 shares of EVI Common Stock held by Mr. Moses' adult son supported by him, with respect to which Mr. Moses has no voting or dispositive power.

                           DESCRIPTION OF CHRISTIANA

BUSINESS

     General. Christiana's only operating entity is Logistic. Logistic provides refrigerated and non-refrigerated warehousing and logistic services. Christiana also owns 3,897,462 shares of EVI Common Stock, which represents approximately 4.0% of the outstanding shares of EVI Common Stock. Christiana also holds, through a wholly-owned subsidiary, mortgage notes receivable, derived from certain condominium sales, which as of March 31, 1998, had an aggregate principal amount outstanding of $1,231,000 (accruing interest at rates ranging from 6.875% to 9%).

     Logistic. The operations of Logistic were historically conducted through two of Christiana's wholly owned subsidiaries, Wiscold, Inc., a Wisconsin corporation ("Wiscold"), and Total Logistic Control, Inc., a Michigan corporation ("Total Logistic"). On June 30, 1997, the operations and corporate structures of Wiscold and Total Logistic were merged to form Logistic. Christiana acquired Wiscold in September of 1992 and Total Logistic in January of 1994.

     Logistic provides refrigerated and dry (non-refrigerated) third-party logistic services including warehousing, transportation, distribution and international freight forwarding. The third-party logistics industry is comprised generally of entities which provide either asset-based or non-asset based services. Asset-based entities provide services through their warehousing and fleet operations, while non-asset based entities provide strategic solutions to, and arrange for, the distribution and warehousing needs of their customers. Logistic believes that its ability to offer customers "one-stop shopping" through its complement of services which include both asset and non-asset based solutions provides it with a competitive advantage. Christiana's integrated logistic services generally combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturing to the point of consumption and allows it to capitalize on the growing trend of corporations toward seeking to reduce costs by outsourcing large components of their logistics function.

     Logistic's operations are conducted through a network of 13 distribution warehouses, comprised of an aggregate of 33 million cubic feet of refrigerated and frozen storage capacity in eight locations and five dry distribution centers in key markets, primarily in the upper Midwest. Logistic's refrigerated warehousing operations include temperature sensitive storage services, blast freezing, individual quick freeze services, vegetable blanching and processing and automated poly bag and bulk packaging services. Logistic's transportation and distribution services include full service truckload, less-than-truckload and pooled consolidation in both temperature controlled and dry freight equipment, dedicated fleet services and specialized store-door delivery formats. Transportation and logistic services are provided utilizing Christiana-owned equipment as well as through carrier management services utilizing third party common and contract carriers. Logistic also provides a full range of international freight management services, fully computerized inventory management, assembling, repackaging and just-in-time production supply services.

     Logistic assists companies in managing the logistics of the physical movement of product and materials. Logistic offers refrigerated and frozen warehousing, dry warehousing, transportation, information systems, and international freight forwarding services. These services can be applied to customers' needs individually, as a single service or in combination as a unified set of services.

     Logistic provides various solutions that address a wide range of customer needs. A few examples of the types of services Logistic provides to its customers follow.

     Logistic provides an international food manufacturer a combination of transportation solutions, which includes the use of Logistic's transportation fleet and carrier-managed equipment and refrigerated storage. Logistic provides a national food manufacturer with a consolidation and distribution center and with outbound transportation. Logistic provides a national food distributor with refrigerated warehousing, including high volume order selection and shipping to facilitate rapid inventory turnover. Logistic serves as the distributor for the Michigan Department of Education school lunch program, which involves a combination of warehousing, order selection, store door delivery and related customer billings. Logistic has a strategic alliance with a furniture manufacturer to provide warehousing services for the consolidation of products and order selection for international shipments on a global basis.

     Logistic's revenue for each of the basic service lines are detailed below for fiscal years ended June 30, 1997, 1996, and 1995.

                                                       REVENUES
                                                (DOLLARS IN MILLIONS)
                                  --------------------------------------------------
                                       1997              1996              1995
                                  --------------    --------------    --------------
                                  AMOUNT     %      AMOUNT     %      AMOUNT     %
                                  ------    ----    ------    ----    ------    ----
Refrigerated Warehousing........   $38       45%     $35       45%     $34       48%
Dry Warehousing.................    12       14%      14       18%      11       15%
Transportation..................    33       39%      28       36%      25       35%
International...................     3        4%       3        4%       2        3%
Eliminations....................    (2)      (2%)     (3)      (3%)     (1)      (1%)
                                   ---      ----     ---      ----     ---      ----
          Total Revenues........   $84      100%     $77      100%     $71      100%
                                   ===      ====     ===      ====     ===      ====

     As of March 31, 1998, the pro forma book value of Logistic was approximately $24.2 million.

     Logistic's services target the consumer goods industries; industries in which logistics performance is important to success. Nearly 75% of Logistic's revenues come from food manufacturers, food wholesalers and food retailers. Because of its unique storage and distribution needs, the food industry has launched broad industry-wide initiatives, such as Efficient Consumer Response
(ECR) and Efficient Foodservice Response (EFR), that are formulated on high quality logistic services. The basis of ECR is to reduce the cost of delivering products from the place of manufacture to the point of sale.

     While Logistic's top 15 customers, all of which participate in the food industry, account for 60% of revenues, no one customer represents more than 10% of the business. Beyond the food industry, the balance of Logistic's customer base is spread across a broad base of industries including pharmaceuticals, automotive suppliers, building supplies and office furniture.

     Competition in the logistic services industry is very fragmented. Leonard's Guide, a leading industry publication, lists more than 1500 companies competing in the United States marketplace. Logistic believes that competitors can be characterized as either asset or non-asset based providers and single or integrated service providers. Asset-based companies, such as Exel, Americold Corporation, GATX Logistics, Inc., or Ryder Integrated Logistics, Inc. own and operate warehouses and/or transportation equipment. These companies utilize their asset base and the expertise with which to operate them to provide services. Non-asset based competitors, such as Hub Group Logistics Services, Menlo Logistics, and C.H. Robinson Logistics offer logistics management expertise and information systems and sub-contract warehousing and transportation services to asset-based providers.

     Logistic experiences competition for logistic services on a national basis and in its warehousing and transportation business Logistic competes generally on a regional and local basis. Other than the high capital requirements of building a refrigerated warehouse facility, there are no significant barriers to entry into the transportation, warehousing and non-asset based logistic service markets in which Logistic operates, permitting a relatively large number of smaller competitors to enter the various markets.

     In addition, Logistic's customers, many of which have substantially greater resources than Logistic, may divert business from Logistic's warehousing and transportation operations by building their own warehouse facilities and/or operating their own transportation fleet.

     Logistic's operations are headquartered in Zeeland, Michigan, and Logistic also maintains an office in Milwaukee, Wisconsin. Logistic is organized into three main operating units: refrigerated warehousing, dry warehousing and transportation. Each operating unit is headed up by a group vice president/general manager. Sales and marketing for Logistic are principally performed at the corporate level, with support from the group vice presidents as well as local warehouse facility managers. Logistic also maintains a business development group which is responsible for pricing, logistics engineering, and transporting large logistic accounts over from sales to operations during start up.

     Sales and marketing are principally performed at the corporate level, with support from the group vice presidents and facility managers. The sales organization is comprised of seven individuals and is divided into the following teams: refrigerated warehousing team; dry warehousing team; transportation team; and logistics sales team. Each of these teams has primary responsibility for selling their specific services. The goal is to develop the sales team to effectively present the fullest extent of Logistic's services suited for each customer.

     Marketing and advertising is done centrally for the entire company and uses a combination of media advertising and direct mail. The marketing organization also has responsibility for maintaining and gathering information on market intelligence related to competition, customers and the logistic industry in general.

     Business development supports both sales and operations by providing logistics engineering capabilities, pricing and costing services, and assists in the startup of complex logistic projects.

     The only employees of Christiana are the executive officers described under "Executive Officers and Directors of Christiana". Logistic had approximately 735 employees as of March 31, 1998. A breakdown of the employees by functional area is set forth below:

                                                          EMPLOYEE BREAKDOWN BY FUNCTION
                                                    ------------------------------------------
                     FUNCTION                       NUMBER OF EMPLOYEES    PERCENTAGE OF TOTAL
                     --------                       -------------------    -------------------
Operations.........................................         472                   64.2%
Transportation.....................................         207                   28.2%
Administration.....................................          46                    6.2%
Sales and Marketing................................          10                    1.4%
                                                            ---                   ----
Total..............................................         735                    100%

     No Logistic employees are covered by union contracts.

     Logistic's operations are not dependent on any particular patent, license, franchises, or trademarks. Logistic has registered a trademark and the name "Total Logistic Control" with the United States Patent and Trademark office.

     Logistic does not operate in an environment which has a strong need or reliance on research and development. Logistic has not made material expenditures with regard to research or development in the past and does not see it as a material issue in the future.


     EVI. Christiana owned 3,897,462 shares of EVI, representing an approximate 4% ownership interest as of July 10, 1998. Christiana's holdings in EVI resulted from the June 30, 1995 merger of Prideco, a former majority owned subsidiary of Christiana, with a subsidiary of EVI and a $13.2 million cash investment to purchase additional EVI shares in connection with the merger transaction. Christiana accounts for its investment in EVI using the equity method.


PROPERTIES

     As of March 31, 1997, Logistic owned or leased thirteen facilities in five states. Of this total, eight are refrigerated/frozen with the balance being dry facilities. The refrigerated facilities are operated through eight public refrigerated warehouses located in Wisconsin (3), Michigan (3), and Illinois
(2). Other than Wisconsin Cold Storage, located in downtown Milwaukee, Logistic's refrigerated facilities are large single-story buildings constructed at dock height with full insulation and vapor barrier protection. The refrigeration is provided by screw-type compressors in ammonia-based cooling systems. These facilities are strategically located and well served by rail and truck.

     On May 20, 1998, Logistic entered into a preliminary agreement to purchase a refrigerated warehouse facility in Hudsonville, Michigan, with 4.6 million cubic feet of storage capacity. The purchase price for this facility is approximately $12.3 million and the transaction is expected by Christiana to close in July 1998, subject to the satisfaction of customary conditions.

     The Wisconsin Cold Storage facility was closed in March 1998. The property is currently offered for sale.

     In addition to the refrigerated facilities discussed above, there are five public non-refrigerated (or dry) warehouse distribution facilities, three of which are located in Michigan and one in each of Indiana and New Jersey. Zeeland Distribution Center II, located in Zeeland, Michigan is a company-owned facility. All other dry facilities are held under lease. Lease terms generally match the underlying contracts with major customers served at each facility. These facilities are single-story block or metal construction buildings. All dry facilities are approved as food grade storage facilities.

     The following tables list the thirteen facilities by location, size, type, and if owned or leased.

                       REFRIGERATED WAREHOUSE FACILITIES

                                                           TOTAL STORAGE SPACE
                                                               (CUBIC FEET          TYPE OF
           FACILITY                     LOCATION              IN MILLIONS)         FACILITY
           --------                     --------           -------------------   -------------
Rochelle Logistic Center I.....  Rochelle, Illinois #1            10.6           Distribution
Rochelle Logistic Center II....  Rochelle, Illinois #2             3.5           Distribution
Beaver Dam Logistic Center.....  Beaver Dam, Wisconsin             7.2           Distribution/
                                                                                 Production
Milwaukee Logistic Center......  Wauwatosa, Wisconsin              4.3           Distribution
Holland Logistic Center........  Holland, Michigan*                2.1           Distribution/
                                                                                 Production
Kalamazoo Logistic Center I....  Kalamazoo Logistic #1**           3.3           Distribution
Kalamazoo Logistic Center II...  Kalamazoo Logistic #2             2.8           Distribution
Wisconsin Logistic Center......  Milwaukee, Wisconsin              1.0           Distribution
                                                                  ----
Total..........................                                   34.8
                                                                  ====

                            DRY WAREHOUSE FACILITIES

                                                                             TOTAL STORAGE      TYPE
                                                                             SPACE (SQ. FT.      OF
                      FACILITY                              LOCATION         IN THOUSANDS)    FACILITY
                      --------                              --------         --------------   --------
Zeeland Logistic Center I*...........................          Zeeland, MI        202          Public
Zeeland Logistic Center II...........................          Zeeland, MI        220          Public
Michigan Distr. Center I*............................        Kalamazoo, MI         88          Public
Munster Logistic Center*.............................          Munster, IN        125          Public
South Brunswick Logistic Center*.....................  South Brunswick, NJ        200          Public
                                                                                  ---
Total.....................................................................        835
                                                                                  ===

---------------

  *Leased facility

 **Includes 1.8 million cubic feet of dry storage capacity.

DESCRIPTION OF PROPERTIES

     A brief description of each of the properties described above follows, listed alphabetically by state and city.

  Illinois Properties.

Rochelle Logistic Center I                  Rochelle Logistic Center II
975 South Caron Road                        600 Wiscold Drive
Rochelle, IL 61068                          Rochelle, IL 61068

     Rochelle Cold Storage campus is Logistic's newest and largest refrigerated facility, initially constructed in 1986. Logistic believes that Rochelle Cold Storage is one of the largest and most modern cold storage warehouse facilities in the United States. Currently this facility is comprised of 14,100,000 cubic feet of capacity after undergoing four capacity expansions in 1988, 1990, 1993, and 1996. All space is capable of temperatures of -20 degreesF to ambient. Rochelle Cold Storage is strategically located at the intersection of two main line East-West railroads, the Burlington Northern and the Chicago Northwestern, and the cross roads of interstate highways I 39 and I 88. Rochelle Cold Storage serves primarily distribution customers in the Midwest.

  Indiana Properties.

     Munster Logistic Center
     9200 Calumet Avenue
     Munster, IN 46321

     Munster Logistic Center is located just south of the Chicago market with access to major north-south and east-west highways. The facility has access to rail through Conrail and is a food grade warehouse. The total facility has available 125,000 square feet of dry storage. The warehouse operates as a public warehouse with most of the customer base on short term contracts.

  Michigan Properties.

     Holland Logistic Center
     449 Howard Avenue
     Holland, MI 49424

     Holland Logistic Center has undergone a number of expansions over the years, with a major reconstruction in 1983 after a fire destroyed approximately 50% of the facility. Today, this refrigerated facility comprises 2,100,000 cubic feet of storage capacity of which 1,300,000 cubic feet is freezer capacity, 400,000 cubic feet is cooler capacity and 400,000 cubic feet is convertible capacity between freezer and cooler. Holland services both distribution customers as well as blueberry growers in the West Michigan area. This location is situated on a CSX rail spur with two refrigerated rail docks. This facility is held under a lease which expires December 31, 2000.

Kalamazoo Logistic Center I                    Kalamazoo Logistic Center II
6677 Beatrice Drive                            6805 Beatrice Drive
Kalamazoo, MI 49009                            Kalamazoo, MI 49009

     Kalamazoo Logistic Center campus has two distribution centers at this location. Facility #1 is a 3,300,000 cubic foot facility with 1,100,000 cubic feet of freezer capacity, 400,000 cubic feet of cooler capacity and 1,800,000 cubic feet of dry storage capacity. This location services a number of distribution customers in the Midwest and is strategically located at the I 94 and U.S. 31 crossroads in Michigan, equal distance between Chicago and Detroit.

     Facility #2 is located adjacent to Facility #1 and is comprised of 2,800,000 cubic feet of capacity. This facility contains 1,500,000 cubic feet of cooler capacity and 1,300,000 cubic feet of freezer capacity. Two large distribution customers utilize 75% of this space. These facilities are held under long term leases.

     Also located at the Kalamazoo Logistic Center is a company owned 10,000 square foot transportation equipment maintenance center. Approximately 50% of Logistic's fleet of over-the-road transportation units is domiciled in Kalamazoo, Michigan.

Zeeland Logistic Center I                      Zeeland Logistic Center II
8250 Logistic Drive                            8363 Logistic Drive
Zeeland, MI 49464                              Zeeland, MI 49464

     Zeeland Logistic Center campus has two facilities each of which provide dry warehousing storage as public warehouses. Each of these facilities are Foreign Trade Zones and food grade warehouses, that provide both racked and bulk storage. Capacity is utilized by both long term contractual customers and as short term public warehouses. Zeeland Logistic Center I has 201,600 square feet of storage and Zeeland Logistic Center II has 220,000 square feet.

     On May 20, 1998, Logistic entered into a preliminary agreement to purchase a refrigerated warehouse facility in Hudsonville, Michigan. The purchase price for this facility is approximately $12.3 million and the transaction is expected to close in July 1998, subject to the satisfaction of customary conditions. The Hudsonville Logistic Center, initially constructed in 1987 and then expanded in 1990, has 4.6 million cubic feet of storage capacity and is capable of maintaining temperatures of -20 degreesF.

  New Jersey Properties.

     South Brunswick Logistic Center
     308 Herrod Blvd.
     South Brunswick, NJ 08852

     South Brunswick provides warehousing and distribution services for customers to the Northeast region of the country. The facility has both contractual and short term customers and operates as a public warehouse. In total, the facility has 200,000 square feet of dry storage capacity.

  Wisconsin Properties.

     Beaver Dam Logistic Center
     1201 Green Valley Road
     Beaver Dam, WI 53916

     Beaver Dam Logistic Center was originally constructed in 1975. Since 1975, this facility has undergone three freezer additions, the most recent in 1991, and today is comprised of 7,200,000 cubic feet of freezer storage space. Beaver Dam Logistic Center serves distribution related customers as well as vegetable and cranberry processors. This facility's unique capabilities involve value added services for vegetable processors including IQF, blanching, slicing, dicing and food service and retail poly bag packaging operations. Badger's IQF tunnels have the capacity to freeze 30,000 pounds of product per hour.

     Milwaukee Logistic Center
     11400 West Burleigh Street
     Milwaukee, WI 53222

     Milwaukee Logistic Center was originally constructed in 1954. There have been six expansions of this facility and today the Milwaukee Logistic Center facility comprises 4,300,000 cubic feet of which 3,754,000 cubic feet is freezer capacity and 546,000 cubic feet is cooler space. This facility has multi-temperature refrigerated storage ranging from -20 degreesF to +40 degreesF and daily blast freezing capacity of 750,000 pounds. This location has a 7-car private rail siding. An additional 3,000,000 cubic feet of company owned refrigerated and processing space adjacent to the Milwaukee Logistic Center facility is leased on a long term basis to a third party retail grocery company.

OTHER ASSETS

     Christiana also holds mortgage notes receivable derived from certain condominium sales which, as of March 31, 1998, had an aggregate principal amount outstanding of $1,231,000 (accruing interest at rates ranging from 6.875% to 9%). In addition, Logistic holds approximately 1.9 acres of undeveloped, partially submerged land in Huntington Beach, California with a current book value of zero. This property is currently subject to an easement granted in the favor of the City of Huntington Beach. Logistic is currently pursuing a change in zoning applicable to the property in order to conduct residential development on the property. The outcome of these efforts, and the value of the property if such efforts are successful, are unable to be predicted at this time.

LEGAL PROCEEDINGS

     From time to time, Christiana is named as a defendant in actions arising out of the normal course of business. As of March 31, 1998, Christiana was not a party to any pending legal proceeding that it believes to be material.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  Nine Months Ended March 31, 1998 compared to Nine Months Ended March 31, 1997.

     For the nine months of fiscal 1998 Christiana's consolidated revenues were $68,579,000 versus $63,271,000 for the comparable period last year, an increase of $5,308,000 or 8.4%. Volume increases in transportation and refrigerated warehousing, offset by a decline in dry warehousing operations, were the main factors in the year to year revenue increase.

     Selling, general and administrative expense for the nine months of fiscal 1998 increased $501,000 due to higher business development and information services activities.

     Earnings from operations for the nine months ended March 31, 1998 increased $15,000 from the same period in the prior fiscal year to $4,121,000. The decline in operating margin is primarily attributable to increased revenues from transportation operations which are inherently lower margin and lower volume in dry warehousing operations as previously noted.

     Consolidated net earnings reported for the nine months ended March 31, 1998 were $4,176,000 or $0.81 ($0.80 diluted) per share versus $5,831,000 or $1.14 per share ($1.13 per diluted share) reported for the comparable period last year. Net earnings were lower this period due to the decrease in Equity in Earnings of EVI related to the one-time gain realized in the sale of Mallard Bay Drilling, Inc. ("Mallard") last year. Net earnings attributable to Christiana's warehousing and logistic operations were $1,588,000 for the nine months ended March 31, 1998 compared to $766,000 for the comparable period last year.

     Net earnings in both the nine months of fiscal 1998 and 1997 were impacted by one-time events. In the first nine months of fiscal 1997, Christiana reported an after-tax gain of $3,475,000 attributable to EVI's sale of Mallard. Additionally, Christiana reported an after-tax charge of $769,000 resulting from the disposal of excess vegetable processing equipment. In the first nine months of fiscal 1998, the Company incurred after-tax charges of $588,000 related to the settlement of litigation.

     Net earnings adjusted for the one-time events described above for the first nine months of fiscal 1998 were $4,764,000 representing an increase of 52.4%, compared to $3,125,000 of adjusted net earnings for the comparable period last year.

  Fiscal 1997 compared to Fiscal 1996.

     Christiana's consolidated revenues for fiscal 1997 were $84,208,000 compared to $77,170,000 reported for fiscal 1996, an increase of 9.1%. Revenue growth was primarily attributable to increased volume in transportation and refrigerated warehousing services. The most significant improvement was in transportation revenues which increased 20.6% over the previous year. During fiscal 1997, Logistic secured a large multi-year contract to provide logistic services to a major frozen food producer. This contract, as well as certain management changes, enabled Christiana to significantly improve the operating performance in transportation related logistic services during fiscal 1997. Refrigerated warehousing services revenues increased 14.7% over last year's level due primarily to increased utilization of the expanded capacity at the Rochelle Logistic Center and higher utilization at all the Michigan based refrigerated facilities during fiscal 1997.

     Revenue growth combined with aggressive cost management resulted in a 1% increase in gross margin. During fiscal 1997, Logistic closed two dry public warehouses which were leased facilities, Atlanta, Georgia and Sparks, Nevada. The closure of these facilities resulted from Christiana's inability to secure longer term value-added logistic services contracts in line with Christiana's strategic focus on dry warehousing operations. Warehousing and Logistic expenses were negatively impacted by $358,000 of charges related to warehouse closures and corporate restructuring. Selling, general and administrative expenses increased $1,125,000 or 14.9% due mainly to increased marketing and sales activities. Earnings from operations increased $358,000 or 8.5% to $4,579,000 in fiscal 1997 from $4,221,000 in fiscal 1996.

     Loss on disposal of assets of $765,000 was primarily related to a $1,085,000 charge incurred in the disposal of special freezing equipment in connection with securing a long term contract for vegetable processing, IQF freezing, and warehouse services with a major customer of the Beaver Dam Logistic Center.

In addition, in fiscal 1997 gains on the sales of real estate totaled $271,000 which included the final sales of the 366 condominium home project in San Diego. In fiscal 1996, gains on sales of real estate were $2,818,000.

     Consolidated net earnings for fiscal 1997 were $6,663,000, or $1.30 per share, up 85% from last year's level of $3,603,000, or $.69 per share. The principal factors impacting net earnings in fiscal 1997 was the growth in equity earnings in EVI and improved operating performance at Logistic.

  Fiscal 1996 compared to Fiscal 1995.

     Christiana's consolidated revenues for fiscal 1996 were $77,170,000 compared to $126,881,000 reported for fiscal 1995. Consolidated revenues in fiscal 1996 all of which were derived from the Refrigerated Warehousing and Logistics segment were lower due entirely to the June 30, 1995 merger of Prideco. Prior to the merger, Prideco's operations were included in Christiana's financial statements. In fiscal 1995, Prideco contributed $55,239,000 or 43.5% of Christiana's consolidated revenues. In fiscal 1996, revenues of Christiana's operating business, Logistic grew 8% to $77,170,000 compared to revenues of $71,642,000 for the previous year. The gain is primarily attributable to increased warehouse capacity and integrated logistic services.

     Selling, general and administrative expenses were lower by $4,208,000 compared to the previous year, of which approximately $3,800,000 was attributable to the deconsolidation of Prideco.

     Operating income for fiscal 1996 was $4,221,000 compared to $10,324,000 in fiscal 1995. The prior year included $4,225,000 from Prideco. Excluding Prideco and before non-recurring expenses of $310,000 associated with consolidating the operations of Wiscold and Total Logistic, operating income for fiscal 1996 was down $1,568,000 from the prior year to $4,531,000. The decline was the result primarily of lower vegetable processing and freezing volume distribution accounts and high operating costs in transportation stemming from less than optimal utilization of equipment due to lower demand, high maintenance expense and price pressures related to general market conditions. In addition, during the year Logistic incurred expenses associated with the construction and initial occupancy of two new distribution centers without the benefit of concurrent revenues.

     Interest income in fiscal 1996 was $531,000, down from $942,000 the prior year due primarily to the use of $13,291,000 of cash to purchase additional EVI common stock in connection with the Prideco merger on June 30, 1995.

     The decline in interest expense of $1,746,000 in fiscal 1996 compared to the previous year is mainly related to the deconsolidation of Prideco which had $1,577,000 of interest expense in fiscal 1995.

     Christiana's effective tax rate in fiscal 1996 increased to 40% from 37% primarily because of the absence of tax exempt interest and increased state taxes due to year to year changes in the relative state components of Christiana's earnings.

     Consolidated net earnings for fiscal 1996 were $3,603,000 or $.69 per share, down $1,459,000 from net earnings in fiscal 1995 of $5,062,000 or $.96 per share. Before the effects of the consolidation charges, net income was $3,789,000 or $.73 per share, a decline of 25% compared to fiscal 1995. Equity in earnings of EVI totaled $1,096,000 after providing for deferred taxes. In fiscal 1995, Prideco's operations contributed net earnings of $971,000. Real estate sales in fiscal 1996 totaled 71 condominium homes contributing net earnings of $1,712,000, compared to sales of 48 homes last year which generated earnings of $1,850,000. In fiscal 1996, 30 homes were sold to a single buyer in an as-is condition without Christiana incurring refurbishment expense. At June 30, 1996, Christiana had 12 condominium homes available for sale.

FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

     Cash equivalents and short term investments totaled $5,290,000 as of March 31, 1998 compared with $7,499,000 at June 30, 1997, a decrease of $2,209,000.
Christiana's working capital at March 31, 1998 was $4,893,000 compared to $4,258,000 at June 30, 1997.

     Cash provided by operating activities for the nine months ended March 31, 1998 of $5,656,000 was attributable primarily to net earnings, depreciation, amortization and deferred taxes. Cash provided by investing activities of $3,518,000 for the nine months ended March 31, 1998 resulted from a decrease in short-term investments of $4,611,000, capital expenditures of $1,919,000 primarily attributable to warehousing and logistics operation, proceeds from the asset sales of $308,000 and the payment of mortgage notes receivable in the amount of $518,000.

     In the nine month period ended March 31, 1998, total funded debt was reduced by $7,268,000, all of which was generated by internal cash flow from its operations. In addition, the exercise of stock options resulted in cash flow of $337,000.

     Christiana's balance sheet at March 31, 1998 reflects $47,268,000 as its carrying value for 3,897,462 shares of EVI common stock. At March 31, 1998, these shares had a market value of $180,501,209 or $35.05 per Christiana share.

     At March 31, 1998, Christiana has no commitments for any material capital projects.

     At March 31, 1998, Christiana had in place a $15.0 million unsecured line of credit for general corporate purposes. Borrowings under this line of credit bear interest at a floating rate of LIBOR plus 125 basis points or prime, at Christiana's option. At March 31, 1998, there were $159,000 of borrowings under this facility.

     Through March 31, 1998, Logistic had a loan commitment of $40.0 million under an amended revolving credit agreement. At March 31, 1998, $29.6 million was outstanding. After April 1, 1998, the loan commitment reduced to $35.0 million for a period which extends beyond fiscal 1998 year end. In addition, at March 31, 1998, Logistic has a bank line of credit, which permits borrowings up to $5.0 million. At March 31, 1998, there were no borrowings under this credit facility.

     Logistic has arranged a new $65.0 million revolving credit facility, which will replace the aforementioned amended revolving credit agreement. This new facility will be utilized in connection with the Merger Agreement to fund a $20.0 million dividend and repayment of a $3.0 million note to Christiana.

     Christiana's current sources of capital include: cash generated from operations, sale of existing mortgage portfolio, borrowing under its revolving credit agreement and line of credit. Christiana believes that current reserves of cash and short-term investments, access to existing credit facilities and internally generated cash from operations are sufficient to fund the projected cash requirements of its current operations.

  Year 2000 Disclosure.

     During fiscal 1997, Christiana evaluated and developed a plan to address the impact of the Year 2000 on its computer systems. The impact of this plan is not expected to be significant to Christiana's financial position or its ongoing results of operations.

DIRECTORS AND EXECUTIVE OFFICERS

     The following table provides certain information, as of the date hereof, about the members of the Board of Directors of Christiana and also provides information about the beneficial ownership of Christiana's capital stock by all of the directors and executive officers as a group. The persons shown in the table as officers of Christiana comprise all of Christiana's executive officers. Directors of Christiana are elected annually by a plurality of the votes cast by shareholders. Executive officers are appointed annually by the Board of Directors.

                                                                         SERVED AS   NO. OF SHARES
                                          PRINCIPAL OCCUPATION           DIRECTOR    BENEFICIALLY
        NAME (AND AGE)                   DURING LAST FIVE YEARS            SINCE         OWNED
        --------------                   ----------------------          ---------   -------------
Nicholas F. Brady(67)..........  Chairman and President (since 2/93)       10/93         200,000(1)
                                 of Darby Advisors, Inc., a private                        (3.9%)
                                 investment company, Easton,
                                   Maryland(1)
William T. Donovan(45).........  President and Chief Financial Officer     10/90         163,532(2)
                                 of Christiana(2)                                          (3.2%)
Raymond F. Logan(74)...........  Former Vice President (Real Estate) of    10/90           1,575*
                                   Christiana
David J. Lubar(43).............  President of Lubar & Co. Incorporated     10/90         427,403
                                 ("Lubar & Co."), venture capital                          (8.3%)
                                 and investments, Milwaukee, Wisconsin
Sheldon B. Lubar(68)...........  Chairman and Chief Executive               1/87         968,615(3)
                                 Officer of Christiana(3)                                  18.8%
Albert O. Nicholas(66).........  Owner and President of Nicholas            1/90         310,700(4)
                                 Company, Inc., a registered                               (6.0%)
                                 investment adviser, Milwaukee,
                                   Wisconsin(4)
John R. Patterson(50)..........  President and Chief Executive Officer     10/96          25,000(5)*
                                 of Logistic(5)
Gary R. Sarner(51).............  Chairman of Logistic(6)                   10/92          51,000(6)*
All directors and executive officers as a group...................................     2,147,825(7)
                                                                                          (41.7%)

---------------

* Less than 1%.

(1) Previously, Secretary of the United States Department of the Treasury for over four years, and before that, Chairman of Dillon, Read & Co., Inc. He is also a director of Amerada Hess Corporation and H.J. Heinz Company, as well as a director (or trustee) of 27 Templeton Funds, which are registered investment companies. The shares listed are owned by a trust of which Mr. Brady is the beneficiary and a co-trustee.

(2) Donovan has served in the capacity listed or in another capacity as an executive officer of Christiana for more than the last five years. He has also been a principal of Lubar & Co. for more than the last five years. Mr. Donovan is also a director of Grey Wolf, Inc. The shares listed include 10,000 shares subject to acquisition upon exercise of employee stock options currently exercisable or exercisable within 60 days from the date hereof.

(3) Mr. Lubar has also been a principal of Lubar & Co. for more than the last five years. Mr. Lubar is also a director of Ameritech Corporation, EVI, Firstar Corporation, Massachusetts Mutual Life Insurance Co., Jefferies & Company, Inc. and MGIC Investment Corporation. Includes 433,705 shares held by Mr. Lubar's wife.

(4) Nicholas Company is the adviser to six registered investment companies:
    Nicholas Fund, Inc., Nicholas II, Inc., Nicholas Income Fund, Inc., Nicholas Limited Edition, Inc., Nicholas Money Market Fund, Inc. and Nicholas Equity Income Fund. Mr. Nicholas is the president and a director of each of those companies. Mr. Nicholas is also a director of Bando McGlocklin Capital Corporation.

(5) Mr. Patterson has served in the capacity listed since February 1996. Before joining Total Logistic Control, LLC, Mr. Patterson served as Vice President-Operations for Schneider Logistics, Inc., Green Bay, Wisconsin (a provider of transportation and logistics services). For six years prior thereto, Mr. Patterson was the President and principal owner of Pro Drive, Inc., Green Bay, Wisconsin (a truck driver recruiting and training firm). The shares listed include 12,300 shares subject to acquisition upon exercise of employee stock options currently exercisable or exercisable within 60 days from the date hereof.

(6) Chairman of Logistic since January 1994. Before that, Mr. Sarner was the President of Wiscold, Inc., the business of which was acquired by Christiana in September 1992. The shares listed include 45,000 shares subject to acquisition upon exercise of employee stock options currently exercisable or exercisable within 60 days from the date hereof.

(7) Does not include shares for which Messrs. Donovan, Sarner and Patterson hold options that are not currently exercisable or exercisable within 60 days of the date hereof.

     Sheldon B. Lubar is the father of David J. Lubar.

     During fiscal 1997, the Board of Directors met four times. Each director attended at least 75% of the aggregate of (i) the total number of all Board meetings and (ii) the total number of meetings of committees of which he was a member. The Board has two standing committees: audit and compensation. It has no standing nominating committee or any committee performing similar functions.

EXECUTIVE COMPENSATION

     Summary Compensation Table. This table gives information about the compensation of the four persons who were executive officers of Christiana during fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                    COMPENSATION
                                            ANNUAL COMPENSATION   -----------------
                                   FISCAL   -------------------   SHARES UNDERLYING      ALL OTHER
   NAME AND PRINCIPAL POSITION      YEAR     SALARY     BONUS      OPTIONS (#)(1)     COMPENSATION(2)
   ---------------------------     ------   --------   --------   -----------------   ---------------
Sheldon B. Lubar,                    1997   $ 66,000         --             --            $  750
  Chairman and Chief                 1996     66,000         --             --               750
  Executive Officer                  1995     80,000         --             --               750
William T. Donovan,                  1997   $150,000   $100,000         15,000            $  750
  President and Chief                1996    150,000         --             --               750
  Financial Officer                  1995    127,500     75,000             --               750
Raymond F. Logan,                    1997   $149,700         --             --                --
  Vice President                     1996    149,700         --             --                --
                                     1995    149,700   $ 17,500             --                --
Gary R. Sarner,                      1997   $167,500   $ 15,000             --            $  750
  Chairman of TLC                    1996    167,500         --             --               750
                                     1995    150,000     35,000             --               750
John R. Patterson(3)                 1997   $175,000   $ 40,000             --            $2,900(3)
President and Chief                  1996     55,000     25,000        100,000             2,150(3)
  Executive Officer of TLC           1995         --         --             --                --

---------------

(1) Christiana's only long-term compensation plan or program is the 1995 Stock Option Plan. The amounts shown are the number of shares underlying options granted during the fiscal year.

(2) Except as set forth in footnote 3, this column consists solely of amounts contributed by Christiana to a Section 401(k) retirement plan.

(3) Mr. Patterson joined Logistic in February 1996. In fiscal 1997 and 1996, Christiana paid life insurance premiums in the amount of $2,150 on a term life policy maintained by Christiana for Mr. Patterson's benefit. In fiscal 1997, Christiana contributed $750 to a Section 401(k) retirement plan for the benefit of Mr. Patterson.

     Options Granted in Fiscal 1997. The table below sets forth information regarding Incentive Stock Options granted in Fiscal 1997 to William T. Donovan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                       VALUE AT ASSUMED ANNUAL
                                     PERCENTAGE OF                                      RATES OF STOCK PRICE
                         SHARES      TOTAL OPTIONS                                     APPRECIATION FOR OPTION
                       UNDERLYING    GRANTED TO ALL     EXERCISE                               TERM(3)
                        OPTIONS       EMPLOYEES IN      PRICE(2)                       -----------------------
        NAME           GRANTED(1)   1997 FISCAL YEAR   (PER SHARE)   EXPIRATION DATE       5%          10%
        ----           ----------   ----------------   -----------   ---------------   ----------   ----------
William T. Donovan...    15,000          37.5%           $21.50      August 15, 2006    $188,000     $514,000

---------------

(1) The options reflected in the table are incentive stock options under the Code and were granted on August 15, 1996. The exercise price of the options were equal to 100% of the fair market value of the Christiana Common Stock on the date of grant. The options granted to Mr. Donovan vest in five equal consecutive annual installments.

(2) The exercise price of options may be paid in cash, by delivering previously issued Christiana Common Stock or any combination thereof.

(3) The potential realizable values set forth under the columns represent the difference between the stated option exercise price and the market value of the Christiana Common Stock based on certain assumed rates of stock price appreciation and assuming that the options are exercised on their stated expiration date; the potential realizable values set forth do not take into account applicable tax and expense payments which may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future stock price of the Christiana Common Stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed rates of stock price appreciation over the ten-year exercise period of the options used in the table above are mandated by rules of the Commission and do not represent Christiana's estimate or projection of the future price of the Christiana Common Stock on any date. There can be no assurance that the stock price appreciation rates for the Christiana Common Stock assumed for purposes of this table will actually be achieved.

     Fiscal Year-End Option Value Table. The table below gives information about the number and value of unexercised options for Christiana's stock held by William T. Donovan, Gary R. Sarner and John R. Patterson at June 30, 1997. Christiana's other executive officers, Sheldon B. Lubar and Raymond F. Logan, do not hold any options on Christiana's stock. The closing price as reported by the NYSE on that date was $39.875 per share. At June 30, 1997 only options whose exercise price was below $39.875 were in-the-money. For these options, the value shown is the difference between $39.875 and the exercise price for the number of options held. The value of options which were not-in-the-money is shown as zero.

                                                              JUNE 30, 1997
                                        ----------------------------------------------------------
                                              NO. OF SHARES
                                           UNDERLYING OPTIONS        VALUE OF IN-THE-MONEY OPTIONS
                 NAME                   EXERCISABLE/UNEXERCISABLE      EXERCISABLE/UNEXERCISABLE
                 ----                   -------------------------    -----------------------------
William T. Donovan....................     10,000/15,000                   $165,750/$248,625
Gary R. Sarner........................     45,000/50,000                   $387,626/$436,250
John R. Patterson.....................     12,300/80,000                  $192,188/$1,250,000

     Pensions. Christiana has no pension plans or programs. Raymond F. Logan, who retired after 34 years of service with Christiana, receives a lifetime annuity (10-years) of $75,000 per year; after those ten years the annual payment changes to $37,500 upon the death of Mr. Logan or his wife and that payment continues until the death of the survivor.

     Compensation of Directors. Non-employee directors (Nicholas F. Brady, David
J. Lubar and Albert O. Nicholas) are each paid an annual retainer of $15,000 for attendance at Board and committee meetings and other consultations.

     Employment Contracts. No officer of Christiana has an employment contract.

     Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee are Nicholas F. Brady, Sheldon B. Lubar and Albert O. Nicholas. This Committee, which also administers Christiana's stock option program, met twice during fiscal 1997. Mr. Lubar is Christiana's principal officer and its principal shareholder.

     William T. Donovan, David J. Lubar and Sheldon B. Lubar are officers and directors of Lubar & Co., and own 25%, 37.5% and 37.5% of its stock, respectively. Christiana's headquarters are in part of the premises occupied by Lubar & Co., 700 North Water Street, Suite 1200, Milwaukee, Wisconsin. Christiana reimburses Lubar & Co. for its pro rata share ($5,400 per month for fiscal 1997) of the rent, utilities and other expenses of those premises. This amount is offset by Lubar & Co. reimbursing Christiana for its partial utilization of Christiana staff time at a rate of $7,200 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to the Merger, each share of Christiana Common Stock as of the Effective Time will be converted into the right to receive (i) the EVI Share Consideration, (ii) the Cash Consideration and (iii) the Contingent Cash Consideration.

     The directors and officers of Christiana beneficially own shares of Christiana Common Stock (including shares of Christiana Common Stock subject to options) in the amounts set forth under "-- Management -- Directors and Executive Officers".

     Sheldon B. Lubar's three daughters, Joan P. Lubar, Kristine L. Thomson and Susan Solvang (the wife of Oyvind Solvang, the Vice President of C2), each own 448,551, 430,478 and 442,953 shares of Christiana Common Stock, respectively.

     In connection with the Merger, the Lubar/C2 Agreement was entered into providing (i) that all Christiana shareholders would have the right to purchase at least the same percentage ownership in C2 as such Christiana shareholder has in Christiana immediately prior to the Effective Time and at the same price per share as each member of the Lubar Family and (ii) that Mr. Lubar and the remainder of the Lubar Family agreed to purchase shares of Common Stock of C2 in the C2 Offering to raise at least $10.67 million. This agreement will insure that C2 has sufficient funds to complete the Logistic Sale.

     The Lubar Family, Lubar & Co. and Venture Capital Fund, L.P., a fund managed by Lubar & Co., and William T. Donovan own 5.3%, 0.8%, 6.0% and 0.7%, respectively, of Emmpak Foods, Inc. ("Emmpak"), a customer of Logistic. During fiscal 1997, Emmpak accounted for approximately $2.1 million in gross revenue for Logistic. David J. Lubar serves on the board of directors of Emmpak.

                               DESCRIPTION OF C2

GENERAL

     C2 was formed on December 11, 1997 for the purpose of acquiring a two-thirds interest in Logistic. C2 is a Wisconsin corporation with its executive offices located at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, and its telephone number is (414) 291-9000.

     Simultaneously herewith, C2 is offering, pursuant to a separate prospectus, 5,202,664 shares of C2 Common Stock for $4.00 per share, with the objective of raising approximately $21.0 million. Approximately $10.67 million of the proceeds from the C2 Offering will be utilized to fund the acquisition of a two-thirds interest in Logistic. C2 intends to utilize any additional funds raised in the C2 Offering for general corporate purposes, including future acquisitions. The Lubar Family has committed, pursuant to the Lubar/C2 Agreement, to purchase such number of shares of C2 Common Stock as is necessary for the net proceeds of the C2 Offering, after deducting expenses of the C2 Offering, to equal $10.67 million.

     C2 will bear expenses associated with the C2 Offering. These expenses are estimated as follows: (i) Securities and Exchange Commission filing fee, $6,140;
(ii) Nasdaq listing fee, $10,000; (iii) Blue Sky fees and expenses, $2,000; (iv) Transfer Agent expenses and fees, $3,000; (v) printing and engraving expenses, $30,000; (vi) accounting fees, $45,000; and (vii) legal fees, $70,000. Mr. Lubar will not personally bear any expenses relating to the Merger, the Logistic Sale or the C2 Offering.

MANAGEMENT

     The following table contains the name, age and position with C2 of each executive officer and director as of January 1, 1998. Each person's respective background is described following the table.

                      NAME                         AGE         POSITION
                      ----                         ---   ---------------------
William T. Donovan...............................  45    Chairman and Director
                                                         President and
David J. Lubar...................................  43    Director
Oyvind Solvang...................................  38    Vice President
David E. Beckwith................................  69    Secretary
Nicholas F. Brady................................  67    Director
Sheldon B. Lubar.................................  68    Director
Albert O. Nicholas...............................  66    Director

     William T. Donovan was named Chairman of C2 in December 1997. Mr. Donovan is also the President, Chief Financial Officer and a director of Christiana, positions he will vacate on the Effective Time. Mr. Donovan has held various executive positions with Christiana since June 1988. Mr. Donovan has also been a principal of Lubar & Co., a venture capital and investments firm located in Milwaukee, Wisconsin since January 1980. Mr. Donovan is also a Director of Grey Wolf, Inc.

     David J. Lubar has been President of C2 since December 1997, Mr. Lubar also serves as President of Lubar & Co., a position he has held since January 1991. Mr. Lubar is a Director of Christiana, a position he will vacate as of the Effective Time. Mr. Lubar is the son of Sheldon B. Lubar.

     Oyvind Solvang has been Vice President of C2 since December 1997. Mr. Solvang is also the Vice President of Christiana, a position he will vacate on the Effective Time. Mr. Solvang has served as President of Cleary Gull Reiland & McDevitt, Inc., an investment banking firm located in Milwaukee, Wisconsin from January 1996 to October 1996 and Chief Operating Officer of Cleary Gull Reiland & McDevitt, Inc., from October 1995 to January 1996. Prior thereto, from May 1994 to September 1995, Mr. Solvang served as President of Scinticor, Incorporated, a manufacturer of cardiac imaging devices, located in Milwaukee, Wisconsin, and from August 1990 to April 1994 as Vice President and General Manager of Applied Power, Inc., a supplier of hydraulic systems, located in Butler, Wisconsin.

     David E. Beckwith has been Secretary of C2 since December 1997. Since May 1995, he served as Secretary of Christiana, a position he will vacate as of the Effective Time. Mr. Beckwith has been associated with the law firm of Foley & Lardner since 1952 and has been a Partner at Foley & Lardner since 1960.

     Nicholas F. Brady has been a Director of C2 since December 1997. Since February 1993, Mr. Brady has been Chairman and President of Darby Advisors, Inc., a private investment company located in Easton, Maryland. Prior thereto, Mr. Brady served as Secretary of the United States Department of the Treasury for over four years, and before that, Chairman of Dillon, Reed & Co., Inc. Mr. Brady is a Director of Amerada Hess Corporation and H.J. Heinz Company, as well as a Director (or trustee) of 27 Templeton funds, which are registered investment companies. Mr. Brady is also a Director of Christiana, a position he will vacate as of the Effective Time.

     Sheldon B. Lubar has been a Director of C2 since December 1997. Mr. Lubar has also been a principal of Lubar & Co. since its inception in 1977. Mr. Lubar is a Director of Ameritech Corporation, EVI, Firstar Corporation, Massachusetts Mutual Life Insurance Co. and MGIC Investment Corporation. Mr. Lubar currently serves as Chairman, Chief Executive Officer and a Director of Christiana, all of which positions he will vacate as of the Effective Time. Mr. Lubar is the father of David J. Lubar.

     Albert O. Nicholas has been a Director of C2 since December 1997. Mr. Nicholas has been owner and President of Nicholas Company, Inc., a registered investment advisor located in Milwaukee, Wisconsin since December, 1967. Nicholas Company, Inc. is the advisor to six registered investment companies:
Nicholas Fund, Inc., Nicholas Two, Inc., Nicholas Income Fund, Inc., Nicholas Limited Addition, Inc., Nicholas Money Market Fund, Inc. and Nicholas Equity Income Fund. Mr. Nicholas is the President and a Director of each of these investment companies. Mr. Nicholas is also a Director of Bando McGlocklin Capital Corporation. In addition, Mr. Nicholas serves as a Director of Christiana, a position he will vacate as of the Effective Time.

DESCRIPTION OF LOGISTIC CREDIT AGREEMENT

     In connection with the Transaction, Logistic intends to enter into a credit agreement (the "Credit Agreement") with Firstar Bank Milwaukee, N.A., as agent, and certain other banks which will be parties thereto (together, the "Banks") on or before the Effective Time of the Merger, Pursuant to the Credit Agreement, Logistic will, subject to the achievement of certain financial ratios and compliance with certain conditions, have the right to obtain revolving loans in the following outstanding principal amounts:

                                                             MAXIMUM AMOUNT OF
TIME PERIOD                                             REVOLVING LOANS OUTSTANDING
-----------                                             ---------------------------
Closing date through April 15, 1999...................         $  65 million
April 16, 1999 through April 15, 2000.................         $  61 million
April 16, 2000 through April 15, 2001.................         $  56 million
April 16, 2001 through April 15, 2002.................         $50.5 million
April 16, 2002 through April 15, 2003.................         $  43 million

     The entire unpaid principal balance of loans made under the Credit Agreement will be due and payable on April 15, 2003. There are currently no plans or arrangements to repay such unpaid principal balance prior to such time.


     The proceeds of the initial loans under the Credit Agreement will be used to refinance existing indebtedness of Logistic to the Banks in the amount of approximately $36.0 million; finance the payment of a distribution to Christiana of $20.0 million cash prior to the Effective Time; finance the repayment of the Wiscold Note prior to the Effective Time; and pay related fees and expenses. The available balance of the facility, estimated to be $1 million after completion of the C2 Offering and the purchase of a refrigerated warehouse facility in Hudsonville, Michigan, will be available for working capital and general corporate purposes.

     The Credit Agreement will be secured by liens or security interests on all or substantially all of the assets of Logistic, other than certain transportation equipment, and mortgages on its real estate.

     The initial interest rate on borrowings under the Credit Agreement is expected to be, at the option of Logistic, LIBOR plus 225 basis points or the prime rate. These rates will vary over the term of the Credit Agreement pursuant to a pricing grid based on the ratio of Consolidated Funded Debt to Consolidated EBITDA (the "Consolidated Funded Debt Ratio"), all as defined in the Credit Agreement, in accordance with the following table:

                             APPLICABLE PERCENTAGES

                                                           APPLICABLE
                                                           PERCENTAGE   APPLICABLE   APPLICABLE
                                                              FOR       PERCENTAGE   PERCENTAGE
                                                           EURODOLLAR   FOR PRIME    FOR LETTER
            PRICING                CONSOLIDATED FUNDED     REVOLVING       RATE      OF CREDIT
             LEVEL                     DEBT RATIO            LOANS        LOANS         FEE
            -------              -----------------------   ----------   ----------   ----------
  7............................         >4.5:1.0              2.25         0.00         1.25
  6............................   <4.5:1.0 but >4.0:1.0       2.00        (0.25)        1.25
  5............................   <4.0:1.0 but >3.5:1.0       1.75        (0.25)        1.25
  4............................   <3.5:1.0 but >3.0:1.0       1.50        (0.50)        1.25
  3............................   <3.0:1.0 but >2.5:1.0       1.25        (0.50)        1.25
  2............................   <2.5:1.0 but >2.0:1.0       1.00        (0.50)        1.25
  1............................         <2.0:1.0              0.75        (1.00)        1.25

The Credit Agreement also contains provisions requiring Logistic to reimburse the Banks for increases in certain taxes, revenue requirements and other costs incurred by the Banks.

     Loans made under the Credit Agreement may be prepaid in whole or in part without premium or penalty, except for reimbursement of the Banks for any losses the Banks suffer as a result of repayment of LIBOR-based loan prices to the last day of that applicable interest period.

     The Credit Agreement contains representations and warranties, including without limitation those relating to financial statements, ownership of properties, liens and encumbrances, corporate existence, compliance with law, legal authorization and enforceability, absence of default, litigation, ERISA, environmental and tax matters, use of proceeds, solvency, accuracy of information and the matters set forth in the merger and divestiture documents.

     The Credit Agreement also contains conditions precedent (or in certain instances concurrent) to the initial funding at the Closing, which will include, without limitation, those relating to the following: (i) satisfactory financing documentation; (ii) the obtaining of certain approvals and agreements; (iii) consummation of the Merger; (iv) satisfactory proforma and other financial statements; (v) environmental reports; (vi) certain appraisals and business valuations; (vii) the absence of a material adverse change; and (viii) the delivery of customary closing documents. The conditions to all borrowings include requirements relating to prior notice of borrowing, the accuracy of representations and warranties, the absence of any default or potential event of default and the absence of a material adverse change in Logistic's business.

     The Credit Agreement also contains affirmative and negative covenants (including, where appropriate, certain exceptions and baskets mutually agreed upon), including but not limited to furnishing financial and other information payment of obligations, conduct of business, maintenance of existence, maintenance of property, insurance, inspection of property, books and records, notices, environmental laws, additional subsidiary guarantors, bank accounts, indebtedness, liens, nature of business, consolidation, merger, sale or purchase of assets, advances, investments and loan guarantee obligations, transactions with affiliates, ownership of subsidiaries, fiscal year, prepayment of indebtedness and dividends. The Credit Agreement also contains the following financial covenants; minimum consolidated tangible net worth; maximum consolidated funded debt ratio; minimum cash flow ratio; and positive annual earnings.

     Events of default under the Credit Agreement, include without limitation, those relating to: (i) non-payment of interest, principal or fees payable under the Credit Agreement; (ii) inaccuracy of representations or warranties in the loan documents; (iii) non-performance of covenants; (iv) cross-default to other material debt of the Company and its subsidiaries; (v) bankruptcy or insolvency;
(vi) judgments in excess of specified amounts; (vii) certain ERISA events;
(viii) impairment of security interests in collateral; (ix) invalidity of guarantees; (x) materially inaccurate or false representations or warranties; and (xi) a change in control.

     As a result of the borrowings under the Credit Agreement, Logistic, as well as C2 on a pro forma basis, will be highly leveraged. C2's pro forma total funded debt to total capitalization including minority interest at March 31, 1998 was 64% assuming 5,202,664 shares are sold in the C2 Offering. In addition, Logistic may, subject to certain restrictions in its debt agreements, incur further indebtedness from time to time to finance expansion, either through acquisitions or capital leases, or for other purposes.

     Due to Logistic's substantial indebtedness, a significant portion of its cash flow from operations will be required for debt service. On a pro forma basis, for the fiscal year ended June 30, 1997, this results in C2's earnings being insufficient to cover fixed charges by approximately $79,000, principally as a result of significant interest charges on the debt to be incurred in connection with the financing of the $20.0 million distribution to Christiana. In addition, C2's Pro Forma Income Statement reflects a net loss of $738,000 for the year ended June 30, 1997 and a net loss of $15,000 for the nine months ended March 31, 1998.

     The extent to which Logistic is leveraged could have the following consequences: (a) impairment of Logistic's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes; (b) dedication of a substantial portion of Logistic's cash flow from operations to the payment of debt service requirements (principal and interest) on its indebtedness; (c) vulnerability of Logistic to changes in general economic conditions; and (d) limitations on Logistic's ability to capitalize on significant business opportunities and to respond to competition. In addition, if Logistic experiences losses, C2 may decide to contribute some or all of the excess proceeds of the C2 Offering to Logistic to fund such operating losses. To the extent of such a contribution, the proceeds of the C2 Offering in excess of the amount necessary to finance the acquisition of two-thirds of Logistic would be unavailable for future acquisitions.

                DESCRIPTION OF EVI AND CHRISTIANA CAPITAL STOCK

EVI

     EVI's authorized capital stock consists of 250,000,000 shares of EVI Common Stock, par value $1.00 per share, and 3,000,000 shares of Preferred Stock, par value $1.00 per share ("EVI Preferred Stock"). At July 10, 1998, 96,966,877 shares of EVI Common Stock were outstanding, including (i) 50,228 shares of EVI Common Stock remaining to be exchanged for shares of common stock of GulfMark International, Inc. ("GulfMark") in connection with EVI's prior acquisition of GulfMark, (ii) 7,381 shares of EVI Common Stock remaining to be exchanged for common shares of Taro Industries Limited ("Taro") in connection with EVI's prior acquisition of Taro and (iii) 1,990,095 shares of EVI Common Stock remaining to be exchanged for shares of common stock of Weatherford in connection with the Weatherford Merger. In addition, at April 22, 1998, there were (i) 5,031,250 shares of EVI Common Stock reserved for issuance upon the conversion of EVI's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, (ii) 3,900,000 shares of EVI Common Stock reserved for issuance pursuant to the proposed Merger and (iii) 3,673,484 shares of EVI Common Stock reserved for issuance pursuant to various employee benefit plans of EVI and its subsidiaries, of which 2,013,252 shares of EVI Common Stock were reserved for issuance upon the exercise of outstanding options and awards. At July 10, 1998, there were no shares of EVI Preferred Stock issued or outstanding. The holders of shares of EVI Common Stock are not liable to further calls or assessments by EVI. The description below is a summary of and is qualified in its entirety by the provisions of EVI's Restated Certificate of Incorporation as currently in effect.


     Subject to the rights of the holders of any outstanding shares of EVI Preferred Stock and those rights provided by law, (i) dividends may be declared and paid or set apart for payment upon the EVI Common Stock out of any assets or funds of EVI legally available for the payment of dividends and may be payable in cash, stock or otherwise, (ii) the holders of EVI stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of EVI, the net assets of EVI will be distributed pro rata to the holders of the EVI Common Stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of EVI Preferred Stock.

     Although the holders of the EVI Common Stock are generally entitled to vote for the approval of amendments to EVI's Restated Certificate of Incorporation, the voting rights of the holders of the EVI Common Stock are limited with respect to certain amendments to EVI's Restated Certificate of Incorporation that affect only the holders of the EVI Preferred Stock. Specifically, subject to the rights of any outstanding shares of any series of EVI Preferred Stock, EVI's Restated Certificate of Incorporation provides that it may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of EVI Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of EVI Preferred Stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of EVI Preferred Stock pursuant to the authority vested in the Board of Directors as to such matters.

     Holders of the EVI Common Stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of EVI. Holders of the EVI Common Stock have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future.

     The EVI Preferred Stock may be issued from time to time in one or more series, with each such series having such powers, preferences and rights and qualifications and limitations or restrictions as may be fixed by EVI's Board of Directors pursuant to the resolution or resolutions providing for the issuance of such series.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by EVI of stock or any transaction from which the director derived an improper personal benefit. EVI's Restated Certificate of Incorporation provides that EVI's directors are not liable to EVI or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.

     As a Delaware corporation, EVI is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. EVI has approved the acquisition by Christiana of the shares of EVI Common Stock owned by them under Section 203 and Christiana are therefore not subject to the restrictions under Section 203.

     The Registrar and Transfer Agent for the EVI Common Stock is American Stock Transfer and Trust Company, New York, New York.

CHRISTIANA


     Authorized Capital Stock. The aggregate number of shares of Christiana capital stock which Christiana has authority to issue is 13,000,000, consisting of one class, designated as "Common Stock", with a par value of $1.00 per share and 1,000,000 shares of a class designated as Preferred Stock, with a par value of $10.00 per share. As of July 10 there were 5,149,330 shares of Christiana Common Stock issued and outstanding. Based on certain commitments by officers of Christiana to exercise options and purchase shares of Christiana Common Stock, as of the Effective Time, Christiana expects that there will be 5,202,664 shares of Christiana Common Stock issued and outstanding. There are no shares of Preferred Stock outstanding and the Board of Directors of Christiana has not fixed any powers, preferences or rights with respect to any Preferred Stock.


     Dividend and Liquidation Rights. All shares of Christiana Common Stock will participate equally with respect to dividends and rank equally upon liquidation subject to the rights of holders of any prior ranking stock which may be subsequently authorized and issued. In the event of liquidation, dissolution or winding up of Christiana, the owners of Christiana Common Stock are entitled to receive pro rata the assets and funds of Christiana remaining after satisfaction of all creditors of Christiana and payment of all amounts to which owners of prior ranking stock, if any, then outstanding may be entitled.

     Voting Rights. Except as hereinafter set forth, every holder of Christiana Common Stock has one vote for each share.

     No shareholder of Christiana has cumulative voting rights which means that the holders of shares entitled to exercise more than 50% of the voting power of shares entitled to vote, represented in person or by proxy at a meeting at which a quorum (a majority of the shares entitled to vote) is represented, are entitled to elect all of the directors to be elected. Under Christiana's Bylaws, each member of the Board of Directors is elected each year at Christiana's annual meeting.

     Certain Statutory Provisions. Section 180.1150 of the WBCL provides that the voting power of shares of an "issuing public corporation", which includes Christiana, which are held by any person holding in excess of 20% of the voting power in the election of directors of the issuing public corporation's shares shall be limited to 10% of the full voting power of such excess shares. This statutory voting restriction will not be applicable to shares acquired directly from Christiana, to shares acquired in a transaction incident to which shareholders of Christiana vote to restore the full voting power of such shares (either before or after the acquisition of the shares) and under certain other circumstances.

     Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Sections 180.1130 through 180.1134 of the WBCL provide generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation", certain business combinations not meeting certain adequacy-of-price standards specified in the statute must be approved by (a) the holders of at least 80% of the votes entitled to be case and (b) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation.

     Pursuant to the requirements of Sections 180.1130 through 180.1134 of the WBCL, the Lubar Shares will not be counted for purposes of obtaining the 80% affirmative vote of Christiana shareholders required to approve the Merger.

     Sections 180.1140 through 180.1145 of the WBCL provide that a "resident domestic corporation", such as Christiana, may not engage in a "business combination" with an "interested stockholder" (e.g., a person beneficially owning 10% or more the aggregate voting power of the stock of such corporation) within three years after the date (the "stock acquisition date") on which the interested stockholder acquired his or her 10% or greater interest, unless the business combination (or the acquisition of the 10% or greater interest) was approved before the stock acquisition date by the corporation's board of directors. If the interested stockholder fails to obtain such approval by the board of directors, then even after such three-year period, a business combination with the interested stockholder may be consummated only with the approval of the holders of a majority of the voting stock not beneficially owned by such interested stockholder, unless the combination satisfies certain adequacy-of-price standards intended to provide a fair price for shares held by non-interested shareholders.

     The above sections of the WBCL could have the effect, among others, of discouraging takeover proposals for Christiana or impeding a business combination between Christiana and a major shareholder of Christiana.

     Preemptive Rights. No holder of Christiana Common Stock has any preemptive or subscription rights.

     Conversion Rights, Redemption Provisions and Sinking Fund
Provisions. Christiana Common Stock is not convertible, is not redeemable and has no sinking fund.

     Liability to Further Calls or to Assessment. Certain statutory personal liability may be imposed upon shareholders of Wisconsin corporations, including Christiana, under Section 180.0622(2)(b) of the WBCL. The substantially identical predecessor to such statute has been judicially interpreted to mean that shareholders of a Wisconsin corporation are subject to personal liability, up to an amount equal to the consideration for which their shares were issued (instead of the aggregate par value in the case of shares with par value, as the statute states), for all debts owing to employees of the corporation for services performed for the corporation, but not exceeding six months service in any one case. The provisions of this Section of the WBCL are presently applicable to the shares of capital stock of Christiana.

            COMPARATIVE RIGHTS OF STOCKHOLDERS OF EVI AND CHRISTIANA

     The rights of holders of Christiana Common Stock are currently governed by Wisconsin law, Christiana's Articles of Incorporation, as amended, and Christiana's By-laws, as amended. Upon consummation of the Merger, holders of Christiana Common Stock will become holders of EVI Common Stock, and their rights as holders of EVI Common Stock will be governed by Delaware law and EVI's Restated Certificate of Incorporation and By-laws. Set forth below is an explanation of material differences between the rights of holders of Christiana Common Stock and rights of holders of EVI Common Stock.

SPECIAL VOTE REQUIRED FOR CERTAIN COMBINATIONS

     Section 203 of the DGCL applies to EVI. Although EVI is subject to Section 203, the Merger with Christiana is not prohibited by Section 203.

     Except as may otherwise be provided by law, the requisite affirmative vote of shareholders for certain significant corporate actions, including a merger or share exchange with another corporation, sale of all or substantially all of the corporate property and assets, or voluntary liquidation, is a majority of all the votes entitled to be cast on the transaction by each voting group of outstanding shares entitled to vote thereon. Section 180.1131 of the WBCL provides generally that, in addition to the vote otherwise required by law or the articles of incorporation of an "issuing public corporation", certain business combinations not meeting certain adequacy-of-price standards specified in the statute must be approved by (i) the holders of at least 80% of the votes entitled to be cast and (ii) two-thirds of the votes entitled to be cast by the corporation's outstanding voting shares owned by persons other than a "significant shareholder" who is a party to the transaction or an affiliate or associate thereof. Section 180.1130 defines "business combination" to include, subject to certain exceptions, a merger or share exchange of the issuing public corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all assets of the issuing public corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to mean a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation. Although Christiana believes that Sections 180.1130 through
180.1134 of the WBCL are not intended to apply to transactions such as the Merger, Christiana will require the shareholder vote required under Section
180.1131 under the assumption that such Section applies to the Merger.

VOTE REQUIRED FOR CORPORATE TRANSACTIONS AND OTHER MATTERS

     Under the DGCL, an amendment to a corporation's certificate of incorporation requires the affirmative vote of the holders of a majority of the outstanding stock of the corporation entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class unless the corporation's certificate of incorporation provides for a higher percentage. The DGCL also provides that the holders of a majority of the outstanding stock of the corporation entitled to vote thereon may approve an agreement of merger or consolidation or the dissolution of a corporation.

     The WBCL generally requires the approval of a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment would create dissenters' rights and a majority of votes of every other voting group entitled to vote on the amendment, unless the articles of incorporation, bylaws adopted under authority granted in the articles of incorporation or the WBCL require a greater proportion. The WBCL also provides generally that holders of a majority of outstanding stock of a corporation entitled to vote thereon may approve an agreement of merger, consideration or the dissolution of a corporation, subject to the statutory provisions described above under "-- Special Vote Required for Certain Combinations" and "Description of EVI and Christiana Capital
Stock -- Christiana".

     Article 8 of EVI's Restated Certificate of Incorporation provides that the Restated Certificate of Incorporation may be amended, altered, changed or repealed as prescribed by statute. Under the DGCL, such amendment must be approved by a majority of the outstanding EVI Common Stock. Under Article 4 of EVI's Restated Certificate of Incorporation, any amendment to the Restated Certificate of Incorporation that affects any series of outstanding preferred stock must be approved by a majority of the holders of such series. The DGCL does not require a vote of the EVI stockholders for the consummation of the Merger.

     Christiana's Articles of Incorporation are silent as to amendments to the Articles of Incorporation and the vote required to approve mergers and other material corporate transactions.

DISPOSITION OF ASSETS

     The DGCL provides that a corporation may sell, lease or exchange all or substantially all of its property and assets for such consideration as its Board of Directors deems expedient and in the best interest of the corporation, when and as authorized by resolution adopted by the holders of a majority of the outstanding stock of the corporation entitled to vote thereon.

     Under the WBCL, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets otherwise than in the usual and regular course of business on such terms and conditions and for the consideration determined by the corporation's Board of Directors, upon adoption of a resolution by the Board of Directors approving the proposed transaction and approval by the majority of all the votes entitled to be cast on the transactions by the shareholders of the corporation.

POWER TO AMEND BY-LAWS

     Under the DGCL, the power to adopt, amend or repeal By-laws of a corporation is vested in the authority of the stockholders entitled to vote, unless the corporation's certificate of incorporation confers such power upon its directors. However, power conferred shall not divest the stockholders of their power to adopt, amend or repeal the By-laws. EVI's By-laws do not permit amendments by its board of directors.

     Under the WBCL, the power to adopt, amend or repeal By-laws of a corporation is vested in the authority of the board of directors of the corporation, unless the articles of incorporation provide otherwise. However, the corporation's stockholders may adopt, amend or repeal By-laws even though the board of directors has this power as well. Christiana's articles of incorporation do not divest the directors of their power to adopt, amend and repeal by-laws.

QUORUM REQUIREMENTS FOR DIRECTORS' MEETINGS

     The DGCL provides that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the certificate of incorporation or by-laws require a greater number. EVI's By-laws provide that a majority of the total number of directors shall constitute a quorum for the transaction of business.

     The WBCL provides that a majority of the total number of directors shall constitute a quorum for the transaction of business, unless the articles of incorporation or by-laws provide for a greater or lesser number, provided that a quorum may not be fewer than one-third of the number of directors. Christiana's By-laws provide that a quorum of the board of directors consists of any four directors of the eight member board of directors.

REMOVAL OF DIRECTORS

     The DGCL and EVI's By-laws provide that directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. In addition, EVI's By-laws provide that directors may be removed from office to the extent permitted by law, for cause by vote of the majority of the directors then in office.

     The WBCL provides that directors may be removed with or without cause, unless the articles of incorporation or by-laws provide that directors may be removed only for cause. Shareholders may remove a director if the number of shareholder votes cast to remove the director exceeds the numbers of shareholder votes cast not to remove such director, unless the articles of incorporation or by-laws provide for a greater voting requirement. Neither Christiana's articles of incorporation nor its By-laws expressly addresses the removal of directors.

DIRECTOR ELECTIONS, QUALIFICATIONS AND NUMBER

     The DGCL provides that the number of directors of a Delaware corporation shall be fixed by, or in the manner provided in, the by-laws, unless such the certificate of incorporation fixes such number, in which case, it can only be changed by amending the certificate. Under the DGCL, a director need not be a stockholder to be qualified unless so required by the corporation's certificate of incorporation or by-laws. EVI's By-laws provide that directors are to be elected by a plurality vote of the stockholders; provided, however, that any vacancies occurring in the board may be filled by the remaining directors.

     The WBCL provides that the number of directors of a Wisconsin corporation shall be fixed in accordance with the articles of incorporation or by-laws. Under the WBCL, a director need not be a stockholder to be qualified unless so required by the corporation's articles of incorporation or by-laws. Under the WBCL, unless otherwise provided by the articles of incorporation, directors are to be elected by a plurality of votes cast by the shares entitled to vote in the election; provided, however, that a vacancy on the board may be filled by the shareholders or the board of directors. Christiana's articles of incorporation are silent with respect to the qualifications and election of directors.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     EVI Common Stock and Christiana Common Stock are each traded on the NYSE under the symbols "EVI" and "CST", respectively. The following table sets forth the range of high and low sale prices for EVI Common Stock and Christiana Common Stock for the periods indicated, as reported on the NYSE. The prices for the EVI Common Stock have been adjusted to reflect a two-for-one stock split effected in May 1997.


                                                                     EVI                      CHRISTIANA
                                                            ----------------------      ----------------------
                                                              HIGH          LOW           HIGH          LOW
                                                              ----          ---           ----          ---
Twelve Months Ended December 31, 1996
  Quarter ended March 31, 1996............................    $14 7/16      $11 1/8       $24 3/4       $22 1/4
  Quarter ended June 30, 1996.............................     17 1/2        12 7/8        24 1/4        20 1/8
  Quarter ended September 30, 1996........................     20 1/4        14            22 3/4        20 5/8
  Quarter ended December 31, 1996.........................     25 3/4        19 1/2        25 3/4        23 1/2
Twelve Months Ended December 31, 1997
  Quarter ended March 31, 1997............................    $31 7/8       $23 7/8       $33 3/4       $26 1/2
  Quarter ended June 30, 1997.............................     45 1/2        28            39 7/8        31 1/2
  Quarter ended September 30, 1997........................     64            42 1/16       42 5/8        37 5/8
  Quarter ended December 31, 1997.........................     73            40 1/4        49 9/16       36 5/8
Twelve Months Ended December 31, 1998
  Quarter ended March 31, 1998............................    $53 7/8       $37 1/2       $41 1/2       $33 15/16
  Quarter ended June 30, 1998.............................     58 7/16       34 3/4        43 5/8        29 3/16
  Quarter ended September 30, 1998 (through July 10,
     1998)................................................

     On December 12, 1997, the last trading date prior to the announcement by EVI and Christiana that they had reached an agreement concerning the Merger, the closing sale prices of EVI Common Stock and of Christiania Common Stock as reported by the NYSE were $46 3/8 and $40 3/4 per share, respectively.


     On July 10, 1998, the closing sale prices of EVI Common Stock and of
Christiana Common Stock as reported by the NYSE were $     and $     per share,
respectively.


     Following the Merger, EVI Common Stock will continue to be traded on the NYSE under the symbol "EVI", Christiana Common Stock will cease to be traded and there will be no further market for such stock.

     EVI has not paid any dividends on the EVI Common Stock since 1984 and currently anticipates that, for the foreseeable future, any earnings will be retained for the development of EVI's business. The declaration of all dividends is at the discretion of EVI's Board of Directors. EVI's dividend policy will be reviewed by the Board of Directors at such future time as may be appropriate in light of relevant factors at the time; however, EVI is subject to restrictions under its principal working capital facility in the amount of dividends, distributions and other restricted payments that it may make to stockholders.

     Christiana has not declared or paid any dividends during the past five years.

                 STOCK OWNERSHIP AND CERTAIN BENEFICIAL OWNERS

EVI

     The following table sets forth certain information with respect to each person who as of the Record Date, was known by EVI to be the beneficial owner of more than 5% of the outstanding shares of EVI Common Stock.


                                                BEFORE THE MERGER                 AFTER THE MERGER
                                          ------------------------------   ------------------------------
                                          NUMBER OF SHARES                 NUMBER OF SHARES
                                            BENEFICIALLY       PERCENT       BENEFICIALLY       PERCENT
            NAME AND ADDRESS                  OWNED(1)       OF CLASS(%)       OWNED(1)       OF CLASS(%)
            ----------------              ----------------   -----------   ----------------   -----------
First Reserve Corporation(2)............     5,623,340                        5,623,340
  475 Steamboat Road
  Greenwich, CT 06830
FMR Corp.(3)............................     6,181,292                        6,181,292
  82 Devonshire Street
  Boston, Massachusetts 02109


---------------

(1) Unless otherwise indicated below, the persons or group listed have sole voting and dispositive power with respect to their shares of EVI Common Stock, and none of such shares are deemed to be owned because the holder has the right to acquire the shares within 60 days.

(2) Based upon information contained in Amendment No. 4 to Schedule 13D/A dated March 4, 1998, filed with the Commission by First Reserve Corporation ("First Reserve"). Represents shares owned by the following funds (the "First Reserve Funds"), for each of which First Reserve is the general partner: American Gas & Oil Investors, Limited Partnership -- 1,292,000 shares; AmGO II, Limited Partnership -- 807,500 shares; First Reserve Secured Energy Assets Fund, Limited Partnership -- 617,500 shares; First Reserve Fund V, Limited Partnership -- 2,185,000 shares; First Reserve Fund V-2, Limited Partnership -- 608,000 shares; and First Reserve Fund VI, Limited Partnership -- 698,602 shares. First Reserve, in its role as managing general partner of the First Reserve Funds and acting on behalf of the First Reserve Funds, has the power to cause each First Reserve Fund to dispose of or vote shares of Common Stock held by such First Reserve Fund. Also includes 32,238 shares owned directly by First Reserve. The principal beneficial owners of the common stock of First Reserve are its executive officers, including Mr. Hill, Chairman of the Board of First Reserve, and Mr. Macaulay, President and Chief Executive Officer of First Reserve, who is also a director of EVI.

(3) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the
    beneficial owner of           shares as a result of acting as investment
    adviser to various registered investment companies (the "Funds"). Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the
    beneficial owner of           shares as a result of serving as investment
    manager of various institutional accounts. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity,
    and the Funds each has sole power to dispose of the           shares owned
    by the Funds and Mr. Johnson and FMR, through its control of FMTC, each has
    sole power to vote and dispose of the           shares owned by the
    institutional accounts; however, sole power to vote           shares owned
    by the Funds resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Board of Trustees. Additionally, Mr. Johnson, FMR and the Funds
    may be deemed to be the beneficial owner of an additional        shares
    resulting from the assumed conversion of        of EVI's Debentures. Members
    of the Mr. Johnson's family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, Mr. Johnson's wife and a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR.

CHRISTIANA

     The following table gives information, as of the date hereof, about the beneficial ownership of Common Stock of Christiana by the persons known to the Board of Directors to own beneficially more than 5% of the outstanding Common Stock. As used in this proxy statement, "beneficial ownership" has the meaning set forth in Rule 13d-3 of the Exchange Act. The information is provided as of the date hereof except that information regarding Dimensional Fund Advisors, Inc. is provided as of February 10, 1998, the date on which it filed its
Schedule 13G with the Commission.

                                                                NO. OF SHARES       PERCENT
                      NAME AND ADDRESS                        BENEFICIALLY OWNED    OF CLASS
                      ----------------                        ------------------    --------
Sheldon B. Lubar............................................       968,615(1)        18.8%
  Suite 1200
  700 North Water Street
  Milwaukee, WI 53202
Albert O. Nicholas..........................................       310,700            6.0%
  700 North Water Street
  Milwaukee, WI 53202
David J. Lubar..............................................       427,403            8.2%
Joan P. Lubar(1)............................................       448,551            8.7%
Kristine L. Thomson(1)......................................       430,478            8.4%
Susan Solvang(1)............................................       442,953            8.6%
Dimensional Fund Advisors Inc.(2)...........................       290,100            5.6%

---------------

(1) Joan P. Lubar, Kristine L. Thomson and Susan Solvang (the wife of Oyvind Solvang, the Vice President of Christiana) are Sheldon B. Lubar's daughters. Their address is c/o Christiana Companies, Inc., 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202.

(2) Includes 22,100 shares owned by DFA Investment Dimensions Group Inc. (the "Fund") and 69,000 shares owned by The DFA Investment Trust Company (the "Trust"). Persons who are officers of Dimensional Fund Advisors Inc. also serve as officers of the Fund and the Trust, each an open-end management investment company registered under the Investment Company Act of 1940. In their capacities as officers of the Fund and the Trust, these persons vote the shares owned by the Fund and the Trust. Dimensional Fund Advisors Inc.'s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The information provided with respect to the Fund and the Trust is based on a Schedule 13G filed with the Commission.

               RELATIONSHIPS WITH INDEPENDENT PUBLIC ACCOUNTANTS

     It is expected that representatives of Arthur Andersen LLP will be present at the EVI Special Meeting and the Christiana Special Meeting to respond to appropriate questions of stockholders and make a statement if they so desire.

                                 LEGAL MATTERS

     The validity of the shares of EVI Common Stock to be issued in connection with the Merger will be passed upon by Fulbright & Jaworski L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010. Uriel E. Dutton, formerly a director of EVI, is a partner of Fulbright & Jaworski L.L.P. Mr. Dutton currently holds options to purchase 70,000 shares of EVI Common Stock, which options were granted to him pursuant to EVI's Amended and Restated Non-Employee Director Stock Option Plan. In addition, Curtis W. Huff, who serves as Of Counsel to Fulbright & Jaworski L.L.P., is Senior Vice President, General Counsel and Secretary of EVI and pursuant to an agreement with EVI holds 75,000 restricted shares of EVI Common Stock and options to purchase 100,000 shares of EVI Common Stock.

                                    EXPERTS

     EVI's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Christiana's consolidated financial statements as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, included in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Weatherford's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Joint Proxy Statement/ Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     GulfMark Retained Assets' financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Joint Proxy Statement/ Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.


     The consolidated financial statements of Trico at December 31, 1995 and 1996 and for the years then ended, appearing in EVI's Amendment No. 1 to Form 8-K dated December 2, 1997 on Form 8-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


     The combined financial statements for BMW as of March 31, 1997 and 1996, and for each of the two years in the period ended March 31, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus and the Registration Statement have been audited by Arthur Andersen & Co., independent chartered accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                            STOCKHOLDERS' PROPOSALS

     In light of the Weatherford Merger, EVI rescheduled its annual meeting of stockholders for 1998 for a date to be determined in September 1998. As a result, any proposals of holders of EVI Common Stock intended to be presented at the 1998 annual meeting must be submitted within 10 days following the date on which notice of the date of the meeting is made or public disclosure of the date of the meeting is provided. Such proposals are required to be addressed to the Secretary of EVI at 5 Post Oak Park, Suite 1760, Houston, Texas 77027.


     If the Merger is not consummated, any proposals of stockholders of Christiana intended to be presented at the Annual Meeting of Stockholders of Christiana to be held in 1998 are required to be received by Christiana, addressed to the Secretary at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, no later than September 15, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

                           CHRISTIANA COMPANIES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE NO.
                                                              --------
Report of Independent Public Accountants....................     F-2
Consolidated Statements of Earnings for the years ended June
  30, 1997, 1996, and 1995..................................     F-3
Consolidated Balance Sheets as of June 30, 1997 and June 30,
  1996......................................................     F-4
Consolidated Statements of Shareholders' Equity for the
  years ended June 30, 1997, 1996
  and 1995..................................................     F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1997, 1996 and 1995..............................     F-6
Notes to Consolidated Financial Statements..................     F-7
Quarterly Financial Information.............................    F-19
Consolidated Statements of Operations for the nine months
  ended March 31, 1998 and 1997 and the three months ended
  March 31, 1998 and 1997...................................    F-20
Consolidated Balance Sheets as of March 31, 1998 and June
  30, 1997..................................................    F-21
Consolidated Statements of Shareholders' Equity for the nine months ended March 31, 1998 and the year ended June 30,
  1997......................................................    F-22
Consolidated Statements of Cash Flows for the nine months
  ended March 31, 1998 and 1997.............................    F-23
Notes to Consolidated Financial Statements..................    F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Christiana Companies, Inc.:

     We have audited the accompanying consolidated balance sheets of Christiana Companies, Inc. (a Wisconsin corporation) as of June 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three year period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Christiana Companies, Inc. as of June 30, 1997 and 1996, and the results of its consolidated operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
August 1, 1997

                           CHRISTIANA COMPANIES, INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                              FOR THE YEAR ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Revenues:
  Product Sales.......................................  $        --   $        --   $55,239,000
  Warehousing and Logistic Services...................   84,208,000    77,170,000    71,642,000
                                                        -----------   -----------   -----------
                                                         84,208,000    77,170,000   126,881,000
                                                        -----------   -----------   -----------
Costs and Expenses:
  Cost of Product Sales...............................           --            --    47,134,000
  Warehousing and Logistic Expenses...................   70,973,000    65,418,000    57,684,000
  Selling, General & Administrative Expenses..........    8,656,000     7,531,000    11,739,000
                                                        -----------   -----------   -----------
                                                         79,629,000    72,949,000   116,557,000
                                                        -----------   -----------   -----------
Earnings From Operations..............................    4,579,000     4,221,000    10,324,000
                                                        -----------   -----------   -----------
Other Income (Expense):
  Interest Income.....................................      516,000       531,000       942,000
  Interest Expense....................................   (3,166,000)   (3,096,000)   (4,842,000)
  Gain (Loss) on Disposal of Assets...................     (765,000)    2,818,000     3,083,000
  Equity in Earnings of EVI, Inc......................   10,479,000     1,745,000            --
  Other (Expense), Net................................     (674,000)     (208,000)     (367,000)
                                                        -----------   -----------   -----------
                                                          6,390,000     1,790,000    (1,184,000)
                                                        -----------   -----------   -----------
Earnings Before Income Taxes and Minority Interest....   10,969,000     6,011,000     9,140,000
Income Tax Provision..................................    4,306,000     2,408,000     3,394,000
                                                        -----------   -----------   -----------
Net Earnings Before Minority Interest.................    6,663,000     3,603,000     5,746,000
Minority Interest.....................................           --            --      (684,000)
                                                        -----------   -----------   -----------
Net Earnings..........................................  $ 6,663,000   $ 3,603,000   $ 5,062,000
                                                        ===========   ===========   ===========
Earnings Per Share....................................  $      1.30   $      0.69   $      0.96
                                                        ===========   ===========   ===========
Weighted Average Number of Shares Outstanding.........    5,136,630     5,186,679     5,275,947

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    AS OF JUNE 30,
                                                              ---------------------------
                                                                  1997           1996
                                                              ------------   ------------
Current Assets:
  Cash and Cash Equivalents.................................  $  2,888,000   $  3,728,000
  Short-Term Investments....................................     4,611,000        750,000
  Accounts Receivable, Net..................................     7,649,000      8,294,000
  Inventories, Prepaids and Other Assets....................     1,729,000      1,732,000
                                                              ------------   ------------
          Total Current Assets..............................    16,877,000     14,504,000
                                                              ------------   ------------
Long-Term Assets:
  Investment in EVI, Inc....................................    41,257,000     23,631,000
  Mortgage Notes Receivable.................................     1,749,000      3,314,000
  Rental Properties, Net....................................            --        867,000
  Fixed Assets, Net.........................................    75,604,000     81,283,000
  Goodwill..................................................     5,592,000      5,749,000
  Other Assets..............................................     1,277,000      1,670,000
                                                              ------------   ------------
          Total Long-Term Assets............................   125,479,000    116,514,000
                                                              ------------   ------------
          TOTAL ASSETS......................................  $142,356,000   $131,018,000
                                                              ============   ============

                          LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts Payable..........................................  $  3,526,000   $  5,294,000
  Accrued Liabilities.......................................     5,562,000      4,072,000
  Short-Term Debt...........................................            --      1,354,000
  Current Portion of Long-Term Debt.........................     3,531,000      1,295,000
                                                              ------------   ------------
          Total Current Liabilities.........................    12,619,000     12,015,000
                                                              ------------   ------------
Long-Term Liabilities:
  Long-Term Debt............................................    36,149,000     44,013,000
  Deferred Income Taxes.....................................    20,289,000     12,674,000
  Other Liabilities.........................................     1,214,000      1,239,000
                                                              ------------   ------------
          Total Long-Term Liabilities.......................    57,652,000     57,926,000
                                                              ------------   ------------
          Total Liabilities.................................    70,271,000     69,941,000
                                                              ------------   ------------
Shareholders' Equity:
  Preferred Stock...........................................            --             --
  Common Stock..............................................     5,196,000      5,196,000
  Additional Paid-In capital................................    12,022,000     12,022,000
  Treasury Stock, at Cost...................................    (1,236,000)    (1,236,000)
  Retained Earnings.........................................    56,103,000     45,095,000
                                                              ------------   ------------
          Total Shareholders' Equity........................    72,085,000     61,077,000
                                                              ------------   ------------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $142,356,000   $131,018,000
                                                              ============   ============

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

             CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY(1)(2)

                               COMMON STOCK           TREASURY STOCK       ADDITIONAL
                          ----------------------   ---------------------     PAID-IN      RETAINED
                           SHARES       AMOUNT     SHARES      AMOUNT        CAPITAL      EARNINGS        TOTAL
                          ---------   ----------   -------   -----------   -----------   -----------   -----------
Balance, June 30,
  1994..................  5,440,899   $5,441,000        --   $        --   $18,217,000   $36,430,000   $60,088,000
  Repurchase of Stock...   (245,269)    (245,000)       --            --    (6,195,000)           --    (6,440,000)
  Net Earnings..........         --           --        --            --            --     5,062,000     5,062,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------
Balance, June 30,
  1995..................  5,195,630   $5,196,000        --            --   $12,022,000   $41,492,000   $58,710,000
  Purchase of Treasury
    Stock...............         --           --   (59,000)   (1,236,000)           --            --    (1,236,000)
  Net Earnings..........         --           --        --            --            --     3,603,000     3,603,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------
Balance, June 30,
  1996..................  5,195,630   $5,196,000   (59,000)  $(1,236,000)  $12,022,000   $45,095,000   $61,077,000
  EVI Stock Issuance....         --           --        --            --            --     4,345,000     4,345,000
  Net Earnings..........         --           --        --            --            --     6,663,000     6,663,000
                          ---------   ----------   -------   -----------   -----------   -----------   -----------
Balance, June 30,
  1997..................  5,195,630   $5,196,000   (59,000)  $(1,236,000)  $12,022,000   $56,103,000   $72,085,000
                          =========   ==========   =======   ===========   ===========   ===========   ===========

---------------

(1) Preferred stock: $10 par value, 1,000,000 shares authorized, none issued.

(2) Common stock: $1 par value, 12,000,000 shares authorized.

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                               FOR THE YEAR ENDED JUNE 30,
                                                       --------------------------------------------
                                                           1997            1996            1995
                                                       ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Earnings.......................................  $  6,663,000    $  3,603,000    $  5,062,000
  Adjustments to Reconcile Net Earnings to Net Cash
     Provided By Operating Activities:
     Depreciation and Amortization...................     7,155,000       7,159,000       8,207,000
     (Gain) Loss on Disposal of Assets...............       765,000      (3,024,000)     (3,213,000)
     Deferred Income Tax (Benefit) Provision.........     4,813,000      (1,084,000)      1,462,000
     Minority Interest...............................            --              --         684,000
     Equity in Earnings of EVI, Inc..................   (10,479,000)     (1,745,000)             --
  Changes in Assets and Liabilities:
     (Increase) Decrease in Accounts Receivable......       645,000         (34,000)     (2,240,000)
     (Increase) Decrease in Inventories..............      (166,000)       (191,000)      2,566,000
     (Increase) Decrease in Prepaids and Other
       Assets........................................      (303,000)        788,000        (485,000)
     Increase in Accounts Payable and Accrued
       Liabilities...................................        90,000       3,091,000         396,000
                                                       ------------    ------------    ------------
Net Cash Provided By Operating Activities............     9,183,000       8,563,000      12,439,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from (Purchase of) Short-Term Investments,
     net Investments, Net............................    (3,861,000)      2,072,000      11,742,000
  Capital Expenditures...............................    (3,488,000)    (19,715,000)    (10,931,000)
  Business Acquisitions, Net of Cash Acquired........            --              --     (13,291,000)
  (Increase) Decrease in Mortgage Notes Receivable...     1,565,000        (109,000)        356,000
  Decrease in Cash due to Merger of Prideco..........            --              --        (533,000)
  Proceeds from Sales of Assets......................     2,743,000       8,894,000       6,954,000
                                                       ------------    ------------    ------------
Net Cash Used In Investing Activities................    (3,041,000)     (8,858,000)     (5,703,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (Payments) on Line of Credit, Net.......    (1,354,000)       (489,000)        501,000
  Stock Repurchase...................................            --      (1,236,000)     (3,805,000)
  Proceeds from Notes Payable........................            --       9,011,000       4,125,000
  Payments of Notes and Mortgages Payable............    (5,628,000)     (3,638,000)    (11,111,000)
                                                       ------------    ------------    ------------
Net Cash Provided By (Used In) Financing
  Activities.........................................    (6,982,000)      3,648,000     (10,290,000)
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS........................................      (840,000)      3,353,000      (3,554,000)
BEGINNING CASH AND CASH EQUIVALENTS, JULY 1..........     3,728,000         375,000       3,929,000
                                                       ------------    ------------    ------------
ENDING CASH AND CASH EQUIVALENTS, JUNE 30............  $  2,888,000    $  3,728,000    $    375,000
                                                       ============    ============    ============
Supplemental Disclosures of Cash Flow Information:
  Interest Paid......................................  $  3,190,000    $  3,228,000    $  4,612,000
  Income Taxes Paid..................................  $  1,396,000    $  2,579,000    $  2,950,000

                See notes to consolidated financial statements.

                           CHRISTIANA COMPANIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       (THREE YEARS ENDED JUNE 30, 1997)

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Description of Business: At June 30, 1997, Christiana is engaged in providing public refrigerated and dry (non-refrigerated) warehousing and logistic services; and owning 3,897,462 shares of EVI, Inc. common stock which represents an 8.5% ownership interest at that date.

     Principles of Consolidation: The consolidated financial statements include the accounts of Christiana Companies, Inc., ("Christiana") and its majority-owned subsidiaries (together with Christiana referred to as the "Company"). All material intercompany transactions have been eliminated.

     Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Short-Term Investments: As of June 30, 1997 and 1996, short-term investments are classified as "available for sale" and include U.S. Treasury securities and commercial paper maturing in less than one year. These investments are carried at market, which approximates cost.

     Accounts Receivable: Accounts receivable are presented net of a reserve for bad debts of $233,000 and $253,000 at June 30, 1997 and 1996, respectively. The provision for bad debts was $123,000 and $227,000 for the years ended June 30, 1997 and 1996, respectively. Deductions from the reserve were $143,000 and $94,000 for the years ended June 30, 1997 and 1996, respectively.

     Investment in EVI, Inc.: At June 30, 1997, the Company owned 3,897,462 shares of EVI, Inc. (NYSE:EVI) which represented 8.5% of the then outstanding common stock. Based on the facts and circumstances associated with the Investment in EVI, Inc., including the Company's Board of Directors representation, and in accordance with the Accounting Principles Board Opinion No. 18 the Company accounts for this investment under the equity method of accounting. At June 30, 1997, these shares had a market value of $163,693,000.

     Mortgage Notes Receivable: At June 30, 1997, mortgage notes receivable, derived from condominium sales, totaled $1,749,000 and accrue interest at rates ranging from 6.875% to 9.000%. The carrying value of the Company's mortgage notes receivable approximates fair value.

     The principal balance of mortgage notes receivable matures as follows:

                        YEAR ENDED JUNE 30,
--------------------------------------------------------------------
1998.................  $ 17,000        2001.............  $   16,000
1999.................   407,000        2002.............      63,000
2000.................    22,000        Thereafter.......   1,224,000

     During the years ended June 30, 1997 and 1996, mortgage notes receivable of $1,882,000 and $286,000, respectively, were sold or prepaid.

     Fixed Assets: Fixed assets are carried at cost less accumulated depreciation, which is computed using both straight-line and accelerated methods for financial reporting purposes. The cost of major renewals and

                           CHRISTIANA COMPANIES, INC.

improvements are capitalized; repair and maintenance costs are expensed. A summary of the cost of fixed assets and the estimated useful lives for financial reporting purposes is as follows:

                                                     AT JUNE 30,
                                             ---------------------------      ESTIMATED
                                                 1997           1996         USEFUL LIVES
                                             ------------   ------------     ------------
Rental Properties..........................  $         --   $  1,029,000     20-40 years
  Less: Accumulated Depreciation...........            --       (162,000)
                                             ------------   ------------
                                             $         --   $    867,000
                                             ============   ============
Fixed Assets:
  Land.....................................  $  3,380,000   $  3,416,000          --
  Machinery and Equipment..................    53,171,000     54,314,000      5-7 years
  Buildings and Improvements...............    41,534,000     41,394,000     30-32 years
  Construction-In-Progress.................       451,000         12,000          --
  Less: Accumulated Depreciation...........   (22,932,000)   (17,853,000)
                                             ------------   ------------
                                             $ 75,604,000   $ 81,283,000
                                             ============   ============

     Goodwill: Goodwill is amortized on a straight-line basis over 40 years ($157,000 in 1997 and $157,000 in 1996). The accumulated amortization at June 30, 1997 and 1996 was $566,000 and $409,000, respectively. The Company continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the goodwill measuring whether the goodwill is recoverable.

     Other Assets: Other Assets primarily represent deferred charges and cash surrender value of officer's life insurance.

     Long-lived Assets: During fiscal 1997, the Company adopted Statement of Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of." Adoption of this standard did not have a material impact on the Company's financial position or results of operations.

     Income Taxes: Deferred income taxes are provided on the temporary differences in the carrying values of assets and liabilities for financial reporting and income tax purposes.

     Earnings Per Share: Earnings per share is computed on the basis of the weighted average number of common shares outstanding. The Company has stock options which are considered common stock equivalents for purposes of computing earnings per share. The impact of these common stock equivalents is not material.

     Cash and Cash Equivalents: The Company considers all highly liquid investments with original maturities of less than ninety days to be cash equivalents.

     Reclassifications: Certain reclassifications have been made in the 1996 statements to conform with 1997 presentation.

     Derivatives: Derivative financial instruments have been used by the Company to manage its interest rate exposure on certain debt instruments. Amounts to be received or paid under interest rate swap agreements are recognized as interest income or expense in the periods in which they accrue. If interest rate swap agreements are terminated due to the underlying debt being extinguished, any resulting gain or loss is recognized as interest income or expense at the time of termination.

                           CHRISTIANA COMPANIES, INC.

B. ACQUISITIONS

     On June 30, 1995, Prideco, Inc. ("Prideco"), a majority-owned subsidiary of the Company, merged with Grant Acquisition Company, a wholly-owned subsidiary of EVI, Inc. In the merger, the Company's shares of Prideco were converted into 2,071,716 shares of Common Stock, $1.00 par value, of EVI. Prideco's results of operations are included in the Company's Consolidated Statement of Earnings through June 30, 1995, the date of the merger. Concurrent with the merger, the Company acquired an additional 1,825,746 shares of EVI, Inc. common stock directly from EVI and the minority shareholders of Prideco for an aggregate cash price of $13,291,000.

     On January 4, 1994, the Company acquired, by way of merger, The TLC Group, Inc., a Zeeland, Michigan-based firm which provides fully integrated logistic services including refrigerated and dry warehousing, transportation and information services. The purchase price consisted of approximately $5,630,000 in cash, the issuance of 234,269 shares of Christiana common stock, an 8% subordinated note in the amount of $1,764,000 and the assumption of its liabilities. As part of this acquisition, the assets of The TLC Group were revalued to their fair market value with the excess of purchase price over fair value amounting to $5,991,000 being recorded as goodwill. This acquisition was accounted for as a purchase and accordingly, the results of TLC's operations are included in the consolidated financial statements of the Company since the date of acquisition.

     During fiscal 1995, the Company repurchased the 234,269 shares issued in the TLC acquisition for $3,805,000 and a three year note in the amount of $2,286,000.

     The following summarizes the unaudited consolidated pro forma operating results of the Company as if the merger of Prideco and the acquisition of EVI shares had occurred at the beginning of fiscal year 1995.

                                                              YEAR ENDED JUNE 30,
                                                                     1995
                                                              -------------------
Revenues....................................................      $71,642,000
Net Earnings................................................        4,173,000
Earnings Per Share..........................................      $      0.79

     Pro forma results are not necessarily indicative of results that would have occurred had the purchase been made at the beginning of the respective period, or of results which may occur in the future.

                           CHRISTIANA COMPANIES, INC.

C. INDEBTEDNESS

     The following is a summary of consolidated indebtedness:

                                                                   AT JUNE 30,
                                                            --------------------------
                                                               1997           1996
                                                            -----------    -----------
Christiana Corporate
  Notes Payable...........................................  $ 2,286,000    $ 2,286,000
  Line of Credit..........................................           --             --
Total Logistic Control, LLC
  Revolving Credit Agreement..............................   31,248,000     35,248,000
  Line of Credit..........................................           --      1,354,000
  Notes Payable, Equipment Related........................    4,382,000      6,010,000
  Subordinated Note.......................................    1,764,000      1,764,000
                                                            -----------    -----------
          Subtotal........................................   39,680,000     46,662,000
Less: Current Portion of Long-Term Debt...................   (3,531,000)    (1,295,000)
      Short-Term Debt.....................................           --     (1,354,000)
                                                            -----------    -----------
Long-Term Debt............................................  $36,149,000    $44,013,000
                                                            ===========    ===========

     Christiana has a $15,000,000 unsecured line of credit, renewable annually. Borrowings under this line bear interest at either the London Interbank Offered Rate ("LIBOR") plus 125 basis points, or prime at the Company's option. No compensating balances are required under the terms of this credit facility.

     Notes payable attributable to Christiana Corporate are amounts due as a result of repurchased common stock. The notes payable are unsecured and bear interest at the rate of 7%.

     Total Logistic Control, LLC has a revolving credit agreement that provides for borrowings at June 30, 1997 up to $40,000,000. Borrowings under this agreement mature on March 31, 2001 and bear interest, payable monthly at either LIBOR plus 125 basis points, or a floating rate at the bank's prime rate (6.7% at June 30, 1997) and are unsecured. At June 30, 1996 Wiscold's borrowings under the original revolving credit were priced at LIBOR plus 175 basis points or prime (7.10% at June 30, 1996) and were secured by Wiscold's assets. The revolving credit agreement requires, among other things, that defined levels of net worth and debt service coverage be maintained and restricts certain activities including limitation on new indebtedness and the disposition of assets. No compensating balances are required under the terms of this credit facility.

     On September 15, 1992, Wiscold entered into an interest rate swap agreement with three commercial banks which expires on December 15, 1997. As of June 30, 1997, $12,650,000 of outstanding Wiscold debt was subject to the swap agreement. The agreement effectively fixes the interest rate payable by Wiscold on this portion of the debt at 5.3% plus an interest rate spread determined by Wiscold's leverage ratio. As of June 30, 1997, the effective rate of this outstanding debt was 6.55%.

     Under the swap agreement, the Company is exposed to credit risk only in the event of nonperformance by the commercial banks, which is not anticipated.

     Total Logistic Control, LLC has a bank line of credit which permits borrowings up to $5,000,000. Borrowings bear interest at either LIBOR plus 200 basis points, or the bank's prime rate, at TLC's option (7.69% and 7.48% at June 30, 1997 and 1996, respectively), and are secured by certain accounts receivable. Notes payable relate to specific equipment purchases, primarily transportation and material handling equipment and a new distribution facility, and are secured by specified assets. These notes bear interest on both fixed and floating terms ranging from 6.375% to 9.37%. No compensating balances are required under the terms of these credit arrangements. TLC's subordinated note bears interest at 8% and was incurred in the

                           CHRISTIANA COMPANIES, INC.

redemption of a former shareholder's ownership coincident with the sale to Christiana. This obligation is guaranteed by Christiana.

     Future maturities of consolidated indebtedness are as follows:

YEAR ENDED
 JUNE 30,                                              TOTAL
----------                                          -----------
  1998............................................  $ 3,531,000
  1999............................................    4,078,000
  2000............................................    5,193,000
  2001............................................   25,150,000
  2002............................................    1,728,000
Thereafter........................................           --

     The weighted average interest rate paid on short term borrowings, all of which was attributable to TLC, was 7.46% and 8.21% for fiscal 1997 and 1996, respectively. The carrying value of the Company's debt approximates fair value.

D. INCOME TAXES

     The Income Tax Provision consists of the following:

                                                          YEAR ENDED JUNE 30,
                                                ---------------------------------------
                                                   1997          1996           1995
                                                ----------    -----------    ----------
Current
  Federal.....................................  $ (442,000)   $ 3,029,000    $1,866,000
  State.......................................     (65,000)       463,000        66,000
Deferred......................................   4,813,000     (1,084,000)    1,462,000
                                                ----------    -----------    ----------
                                                $4,306,000    $ 2,408,000    $3,394,000
                                                ==========    ===========    ==========

     The components of Deferred Income Taxes are:

                                                                   AT JUNE 30,
                                                            --------------------------
                                                               1997           1996
                                                            -----------    -----------
Deferred Tax Assets:
  Alternative Minimum Tax.................................  $        --    $ 1,255,000
  Other...................................................    1,612,000      1,431,000
                                                            -----------    -----------
          Total Deferred Tax Asset........................  $ 1,612,000    $ 2,686,000
                                                            -----------    -----------
Deferred Tax Liabilities:
  Condemnation Proceeds...................................  $ 4,513,000    $ 5,259,000
  Tax Over Book Depreciation..............................    7,816,000      7,311,000
  Equity in Earnings of EVI, Inc..........................    4,767,000        649,000
  EVI, Inc. Stock Issuance................................    2,787,000             --
  Installment Sale........................................      407,000        676,000
  Other...................................................      860,000      1,083,000
                                                            -----------    -----------
          Total Deferred Tax Liability....................   21,150,000     14,978,000
                                                            -----------    -----------
Net Deferred Tax Liability................................  $19,538,000    $12,292,000
                                                            ===========    ===========

                           CHRISTIANA COMPANIES, INC.

     A reconciliation of the statutory Federal income tax rate to the Company's effective tax rate follows:

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                              1997    1996    1995
                                                              ----    ----    ----
Statutory Federal Income Tax Rate...........................   35%     34%     34%
  Increase (Reduction) in Taxes Resulting From:
     State Income Tax, Net..................................    5       5       3
     Municipal Bond Interest................................   --      --      (1)
     Other, Net.............................................   (1)      1       1
                                                               --      --      --
                                                               39%     40%     37%
                                                               ==      ==      ==

E. EMPLOYEE BENEFIT PLANS

     The Company has 295,000 shares of its common stock reserved for issuance under a stock option plan, which permits the granting of options as well as appreciation rights and awards. During fiscal 1997, options for a total of 40,000 shares were granted at exercise prices of $21.50 and $22.25. During fiscal 1996, options for a total of 100,000 shares were granted at an exercise price of $24.25 per share. At June 30, 1997 and 1996, 36.0% and 23.5%, respectively, of total options granted were exercisable. The remaining options are exercisable over the next seven years.

     Changes in stock options outstanding are summarized as follows:

                                                            NUMBER OF     EXERCISE PRICE
                                                             OPTIONS        PER OPTION
                                                            ---------    ----------------
Balance, June 30, 1994....................................   151,250      26.000 - 34.375
  Options Granted.........................................     5,000              28.8125
  Options Canceled........................................     5,000               27.125
                                                             -------     ----------------
Balance, June 30, 1995....................................   151,250      26.000 - 34.375
  Options Granted.........................................   100,000               24.250
  Options Canceled........................................     7,500      27.125 - 34.375
                                                             -------     ----------------
Balance, June 30, 1996....................................   243,750      24.250 - 34.375
  Options Granted.........................................    40,000      21.500 - 22.250
                                                             -------     ----------------
Balance, June 30, 1997....................................   283,750      21.500 - 34.375
                                                             =======     ================

     As of June 30, 1997, the total number of stock options outstanding and those currently exercisable was 283,750 and 102,167, respectively. The weighted-average exercise price of total stock options and those currently exercisable was $27.145 and $28.950, respectively. Additionally, the weighted-average contractual life of stock options outstanding as of June 30, 1997 was 2.7 years.

     Pro forma information regarding net income and earnings per share is required by Statement of Financial Accounting Standards No. 123 and has been determined as if the Company had accounted for its stock options under the fair value method as provided there-in. The fair value of each option grant is estimated on the date of the grant using an option pricing model with the following weighted-average assumptions used for options issued in fiscal 1997 and 1996, respectively: risk-free interest rate of 6.5%; expected remaining lives of 6 and 5 years; expected volatility of 25% and 20%; and no expected dividends.

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Set forth below is a summary of the Company's net income and earnings per share as reported and pro forma as if the fair value based method of accounting defined in SFAS No. 123 had been applied. The pro forma information is not meant to be representative of the effects on reported net income for

                           CHRISTIANA COMPANIES, INC.

future years, because as provided by SFAS No. 123, only the effects of awards granted after July 1, 1996 are considered in the pro forma calculation.

                                                  JUNE 30, 1997                JUNE 30, 1996
                                            -------------------------    -------------------------
                                            AS REPORTED    PRO FORMA     AS REPORTED    PRO FORMA
                                            -----------    ----------    -----------    ----------
Net Earnings............................    $6,663,000     $6,282,000    $3,603,000     $3,330,000
Earnings Per Share......................    $     1.30     $     1.22    $      .69     $      .65

     The Company has 401(k) plans covering substantially all of its employees. The costs under these plans have not been material. The Company does not provide post employment medical or life insurance benefits.

F. COMMITMENTS

     Total Logistic Control, LLC has operating leases for warehousing and office facilities. Rental expense under these leases was $7,213,000, $5,479,000 and $5,100,000 in fiscal 1997, 1996 and 1995, respectively. At June 30, 1997, future minimum lease payments under these operating leases are as follows:

                        YEAR ENDED JUNE 30,
                        -------------------
      1998............................................  $ 5,800,773
      1999............................................    4,513,455
      2000............................................    3,982,490
      2001............................................    2,993,435
      2002............................................    2,274,180
      Thereafter......................................   11,976,486

G. ACCOUNTING STANDARDS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share". This statement establishes standards for computing and presenting earnings per share (EPS). This statement simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, Earnings per Share. The Company is required to adopt this statement for financial statements issued for the years ending after June 30, 1998; earlier application is not permitted. Pro forma disclosure of EPS computed in accordance with SFAS No. 128 is as follows:

                                                              FISCAL YEAR ENDED JUNE 30,
                                                              --------------------------
                                                               1997      1996      1995
                                                              ------    ------    ------
Earnings Per Share As Reported..............................  $1.30     $0.69     $0.96
Pro Forma:
  Basic Earnings Per Common Share...........................  $1.30     $0.69     $0.96
  Diluted Earnings Per Common Share.........................  $1.29     $0.69     $0.96

                           CHRISTIANA COMPANIES, INC.

H. MARKET SEGMENT INFORMATION

     The Company was engaged in primarily two distinct lines of business, namely, the manufacture of industrial products and the operation of warehousing, logistic services and rental properties. On June 30, 1995, the Company's manufacturing segment, Prideco, was merged with a unit of EVI, Inc.

                                                                YEAR ENDED JUNE 30,
                                                     ------------------------------------------
                                                         1997           1996           1995
                                                     ------------   ------------   ------------
Revenues
  Industrial Products..............................  $         --   $         --   $ 55,239,000
  Warehousing and Logistic Services................    84,208,000     77,170,000     71,642,000
                                                     ------------   ------------   ------------
          Total....................................  $ 84,208,000   $ 77,170,000   $126,881,000
                                                     ============   ============   ============
Earnings from Operations
  Industrial Products..............................  $         --   $         --   $  4,226,000
  Warehousing and Logistic Services................     6,473,000      5,580,000      7,533,000
  Corporate Expenses...............................    (1,894,000)    (1,359,000)    (1,435,000)
                                                     ------------   ------------   ------------
          Total....................................  $  4,579,000   $  4,221,000   $ 10,324,000
                                                     ============   ============   ============
Assets
  Industrial Products..............................  $         --   $         --   $         --
  Warehousing and Logistic Services................    91,355,000     98,370,000     91,992,000
  Corporate........................................    51,001,000     32,648,000     29,750,000
                                                     ------------   ------------   ------------
          Total....................................  $142,356,000   $131,018,000   $121,742,000
                                                     ============   ============   ============
Capital Expenditures
  Industrial Products..............................  $         --   $         --   $    682,000
  Warehousing and Logistic Services................     3,488,000     19,715,000     10,249,000
                                                     ------------   ------------   ------------
          Total....................................  $  3,488,000   $ 19,715,000   $ 10,931,000
                                                     ============   ============   ============
Depreciation and Amortization
  Industrial Products..............................  $         --   $         --   $  1,256,000
  Warehousing and Logistic Services................     7,148,000      7,144,000      6,885,000
  Corporate........................................         7,000         15,000         66,000
                                                     ------------   ------------   ------------
          Total....................................  $  7,155,000   $  7,159,000   $  8,207,000
                                                     ============   ============   ============

     There were no intersegment sales. Corporate assets consist primarily of cash equivalents, short-term investments, marketable securities and residential real estate.

                           CHRISTIANA COMPANIES, INC.

I. EVI, INC. SUMMARY FINANCIAL INFORMATION

     The following represents summarized financial information for EVI, Inc. The Company's investment is accounted for under the equity method. EVI's fiscal year ends on December 31, 1996. For more information regarding EVI's financial condition and operations, reference is made to the EVI's Form 10-K filed with the Securities and Exchange Commission.

                           SUMMARIZED BALANCE SHEETS

                                                                AT DECEMBER 31,
                                                              -------------------
                                                                1996       1995
                                                              --------   --------
                                                                (IN THOUSANDS)
Current Assets..............................................  $558,681   $249,574
Noncurrent Assets...........................................   294,162    241,486
                                                              --------   --------
          Total Assets......................................  $852,843   $491,060
                                                              ========   ========
Current Liabilities.........................................  $233,126   $ 97,116
Noncurrent Liabilities......................................   165,633    165,878
Stockholders' Equity........................................   454,084    228,066
                                                              --------   --------
                                                              $852,843   $491,060
                                                              ========   ========

                          SUMMARIZED INCOME STATEMENTS

                                                                FOR YEAR ENDED DECEMBER 31,
                                                             ---------------------------------
                                                               1996        1995        1994
                                                             ---------   ---------   ---------
                                                                      (IN THOUSANDS)
Revenues...................................................  $ 478,020   $ 351,587   $ 248,537
Expenses...................................................   (431,733)   (319,147)   (229,068)
Other Expenses, Net........................................    (14,741)    (16,049)    (13,021)
                                                             ---------   ---------   ---------
Income Before Taxes........................................     31,546      16,391       6,448
Taxes......................................................     (7,041)     (5,080)     (1,806)
                                                             ---------   ---------   ---------
Income from Continuing Operations..........................     24,505      11,311       4,642
Discontinued Operations, Net of Taxes......................     74,392          --          --
                                                             ---------   ---------   ---------
Income before Extraordinary Item...........................     98,897      11,311       4,642
Extraordinary Item.........................................       (731)         --      (3,784)
                                                             ---------   ---------   ---------
          Net Income.......................................  $  98,166   $  11,311   $     858
                                                             =========   =========   =========

     During fiscal 1997, EVI issued additional stock in a public offering. The Company's share of the gain was $4,345,000 and is reflected as an increase in retained earnings in the consolidated statement of Shareholders' Equity.

     Included in the Company's retained earnings if $11,812,000 related to its' investment in EVI.

                           CHRISTIANA COMPANIES, INC.

J. PARENT COMPANY ONLY STATEMENTS

     Following are the Parent Company only Condensed Balance Sheet, Statement of Operations and Statement of Cash Flows:

                         PARENT COMPANY ONLY STATEMENTS

                            CONDENSED BALANCE SHEET
                          AS OF JUNE 30, 1997 AND 1996

                                     ASSETS

                                                                     AT JUNE 30,
                                                              --------------------------
                                                                 1997           1996
                                                              -----------    -----------
Current Assets:
  Cash Equivalents and Short-Term Investments...............  $ 7,276,000    $ 4,444,000
  Accounts Receivable and Other Current Assets..............    1,576,000      1,309,000
Long-Term Assets:
  Investment in EVI, Inc....................................   41,257,000     23,631,000
  Investments in and Advances to Subsidiaries...............   33,551,000     34,071,000
  Fixed Assets, Net.........................................   10,848,000     11,330,000
  Other Assets..............................................    1,039,000      1,035,000
                                                              -----------    -----------
          TOTAL ASSETS......................................  $95,547,000    $75,820,000
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts Payable and Accrued Liabilities..................  $ 5,525,000    $ 1,884,000
Long-Term Liabilities:
  Deferred Income Taxes.....................................   17,083,000      9,711,000
  Other Liabilities.........................................      854,000      3,148,000
                                                              -----------    -----------
          Total Liabilities.................................   23,462,000     14,743,000
                                                              -----------    -----------
          Total Shareholders' Equity........................   72,085,000     61,077,000
                                                              -----------    -----------
          TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY........  $95,547,000    $75,820,000
                                                              ===========    ===========

                           CHRISTIANA COMPANIES, INC.

                         PARENT COMPANY ONLY STATEMENTS

                       CONDENSED STATEMENT OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                              FISCAL YEAR ENDED JUNE 30,
                                                        ---------------------------------------
                                                           1997          1996          1995
                                                        -----------   -----------   -----------
Revenues:
  Warehousing and Logistic Services...................  $14,628,000   $11,432,000   $10,943,000
                                                        -----------   -----------   -----------
                                                         14,628,000    11,432,000    10,943,000
                                                        -----------   -----------   -----------
Costs and Expenses:
  Warehousing and Logistic Services...................    8,554,000     7,692,000     6,682,000
  Selling, General and Administrative Expenses........    1,815,000     1,504,000     1,582,000
                                                        -----------   -----------   -----------
                                                         10,369,000     9,196,000     8,264,000
                                                        -----------   -----------   -----------
     Earnings from Operations.........................    4,259,000     2,236,000     2,679,000
Other Income (Expense):
  Interest Income (Expense), Net......................      174,000      (426,000)        2,000
  Equity in Earnings of EVI, Inc......................   10,479,000     1,745,000            --
  Other (Expense), Net................................   (3,975,000)   (3,129,000)   (2,683,000)
                                                        -----------   -----------   -----------
          Total Other Income (Expense)................    6,678,000    (1,810,000)   (2,681,000)
                                                        -----------   -----------   -----------
Earnings Before Income Taxes..........................   10,937,000       426,000        (2,000)
Income Tax Provision (Benefit)........................    4,287,000       167,000      (648,000)
                                                        -----------   -----------   -----------
  Net Earnings (Loss) Before Equity in Undistributed
     Net Earnings of Subsidiaries.....................    6,650,000       259,000       646,000
Equity in Undistributed Net Earnings of
  Subsidiaries........................................       13,000     3,344,000     4,416,000
                                                        -----------   -----------   -----------
          Net Earnings................................  $ 6,663,000   $ 3,603,000   $ 5,062,000
                                                        ===========   ===========   ===========

                           CHRISTIANA COMPANIES, INC.

                         PARENT COMPANY ONLY STATEMENTS

                            STATEMENT OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

                                                             FISCAL YEAR ENDED JUNE 30,
                                                      -----------------------------------------
                                                          1997          1996           1995
                                                      ------------   -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Earnings......................................  $  6,663,000   $ 3,603,000   $  5,062,000
  Adjustments to Reconcile Net Earnings to Net Cash
     Provided By (Used In) Operating Activities:
     Equity in Earnings of EVI, Inc.................   (10,479,000)   (1,745,000)            --
     Equity in Undistributed Net Income of
       Subsidiaries.................................       (13,000)   (3,344,000)    (4,416,000)
     Depreciation and Amortization..................       979,000       859,000        828,000
     Deferred Income Tax Provision..................     4,571,000       997,000      1,348,000
     Net Changes in Assets and Liabilities..........     1,076,000      (410,000)     1,868,000
                                                      ------------   -----------   ------------
Net Cash Provided By (Used In) Operating
  Activities........................................     2,797,000       (40,000)     4,690,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from (Purchase of) Short-Term
     Investments....................................    (3,861,000)    2,072,000     11,742,000
  Capital Expenditures..............................      (512,000)     (793,000)      (143,000)
  Investment In Subsidiaries........................       546,000     3,691,000     (2,546,000)
  Investment In EVI, Inc............................            --            --    (13,291,000)
                                                      ------------   -----------   ------------
Net Cash Provided By (Used In) Investing
  Activities........................................    (3,827,000)    4,970,000     (4,238,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Stock Repurchase/Purchase of Treasury Stock.......            --    (1,236,000)    (3,805,000)
                                                      ------------   -----------   ------------
Net Cash Used In Financing Activities...............            --    (1,236,000)    (3,805,000)
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.......................................    (1,030,000)    3,694,000     (3,353,000)
BEGINNING CASH AND CASH EQUIVALENTS, JULY 1.........     3,695,000         1,000      3,354,000
                                                      ------------   -----------   ------------
ENDING CASH AND CASH EQUIVALENTS, JUNE 30...........  $  2,665,000   $ 3,695,000   $      1,000
                                                      ============   ===========   ============

                           CHRISTIANA COMPANIES, INC.

                        QUARTERLY FINANCIAL INFORMATION
                                  (UNAUDITED)

                                                  QUARTER ENDED
                              -----------------------------------------------------
                               SEPTEMBER     DECEMBER        MARCH         JUNE          TOTAL
                              -----------   -----------   -----------   -----------   -----------
FISCAL 1997
Revenues....................  $20,480,000   $20,342,000   $22,450,000   $20,936,000   $84,208,000
Earnings From Operations....    1,489,000     1,525,000     1,093,000       472,000     4,579,000
Earnings Before Taxes.......    1,767,000     6,126,000*    1,671,000     1,405,000    10,969,000
Net Earnings................    1,083,000     3,730,000     1,019,000       831,000     6,663,000
Basic Earnings Per Share....  $      0.21   $      0.73   $      0.20   $      0.16   $      1.30
FISCAL 1996
Revenues....................  $19,937,000   $19,651,000   $19,416,000   $18,166,000   $77,170,000
Earnings From Operations....    2,053,000     1,053,000       810,000       305,000     4,221,000
Earnings Before Taxes.......    2,694,000     1,249,000     1,510,000       558,000     6,011,000
Net Earnings................    1,638,000       760,000       918,000       287,000     3,603,000
Basic Earnings Per Share....  $      0.32   $      0.14   $      0.18   $      0.05   $      0.69

---------------

* Includes $5,715,000 of gain on the sale of Mallard Drilling, an EVI subsidiary.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                            NINE MONTHS ENDED             THREE MONTHS ENDED
                                                MARCH 31,                     MARCH 31,
                                        --------------------------    --------------------------
                                           1998           1997           1998           1997
                                        -----------    -----------    -----------    -----------
Revenues:
  Warehousing and logistic services...  $68,579,000    $63,271,000    $21,865,000    $22,450,000
Costs and Expenses:
  Warehousing and logistic services...   57,843,000     53,051,000     18,526,000     19,138,000
  Selling, general and
     administrative...................    6,615,000      6,114,000      2,273,000      2,219,000
                                        -----------    -----------    -----------    -----------
                                         64,458,000     59,165,000     20,799,000     21,357,000
                                        -----------    -----------    -----------    -----------
Earnings from Operations..............    4,121,000      4,106,000      1,066,000      1,093,000
Other Income (Expense):
  Interest income.....................      349,000        376,000        101,000        119,000
  Interest expense....................   (2,150,000)    (2,437,000)      (658,000)      (770,000)
  Gain (losses) on sales of real
     estate...........................           --        279,000             --             --
  Equity in earnings of EVI, Inc......    6,011,000      8,855,000      2,564,000      1,219,000
  Gain (loss) on disposal of assets...      (17,000)    (1,281,000)       (24,000)            --
  Other income (expenses), net........   (1,434,000)      (336,000)       (48,000)        10,000
                                        -----------    -----------    -----------    -----------
                                          2,759,000      5,456,000      1,935,000        578,000
                                        -----------    -----------    -----------    -----------
Earnings before income taxes..........    6,880,000      9,562,000      3,001,000      1,671,000
Income tax provision..................    2,704,000      3,731,000      1,168,000        652,000
                                        -----------    -----------    -----------    -----------
Net earnings..........................  $ 4,176,000    $ 5,831,000    $ 1,833,000    $ 1,019,000
                                        ===========    ===========    ===========    ===========
Basic earnings per common share
  (Note 5)............................  $      0.81    $      1.14    $      0.36    $      0.20
                                        ===========    ===========    ===========    ===========
Diluted net earnings per common share
  (Note 5)............................  $      0.80    $      1.13    $      0.35    $      0.20
                                        ===========    ===========    ===========    ===========
Average number of shares
  outstanding.........................    5,142,980      5,136,630      5,149,330      5,136,630

                See notes to consolidated financial statements.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                               MARCH 31,        JUNE 30,
                                                                  1998            1997
                                                              ------------    ------------
                                                              (UNAUDITED)      (AUDITED)
Cash and cash equivalents...................................  $  5,290,000       2,888,000
Short-term investments......................................            --       4,611,000
Accounts receivable.........................................     8,169,000       7,649,000
Prepaids and other current assets...........................     1,734,000       1,729,000
                                                              ------------    ------------
          Total Current Assets..............................    15,193,000      16,877,000
                                                              ------------    ------------
Long-Term Assets:
  Investment in EVI, Inc....................................    47,268,000      41,257,000
  Mortgage notes receivable.................................     1,231,000       1,749,000
  Fixed assets, net.........................................    72,301,000      75,604,000
  Other long-term assets....................................     6,771,000       6,869,000
                                                              ------------    ------------
          Total Long-Term Assets............................   127,571,000     125,479,000
                                                              ------------    ------------
                                                              $142,764,000    $142,356,000
                                                              ============    ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
  Accounts payable..........................................  $  4,081,000    $  3,526,000
  Accrued liabilities.......................................     4,815,000       5,562,000
  Short term debt...........................................       159,000              --
  Current portion of long-term debt.........................     1,245,000       3,531,000
                                                              ------------    ------------
          Total Current Liabilities.........................    10,300,000      12,619,000
                                                              ------------    ------------
Long-Term Liabilities:
  Long-term debt............................................    31,167,000      36,149,000
  Deferred federal and state income taxes...................    23,518,000      20,289,000
  Other liabilities.........................................     1,181,000       1,214,000
                                                              ------------    ------------
          Total Long-Term Liabilities.......................    55,866,000      57,652,000
                                                              ------------    ------------
          Total Liabilities.................................    66,166,000      70,271,000
                                                              ------------    ------------
Shareholders' Equity:
  Preferred stock...........................................            --              --
  Common stock, par value $1 per share; authorized
     12,000,000 shares; issued 5,208,330....................     5,209,000       5,196,000
  Additional paid-in capital................................    12,346,000      12,022,000
Less: Treasury Stock........................................    (1,236,000)     (1,236,000)
Retained earnings...........................................    60,279,000      56,103,000
                                                              ------------    ------------
          Total Shareholders' Equity........................    76,598,000      72,085,000
                                                              ------------    ------------
                                                              $142,764,000    $142,356,000
                                                              ============    ============

                See notes to consolidated financial statements.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 COMMON STOCK            TREASURY STOCK       ADDITIONAL
                            ----------------------   ----------------------     PAID-IN      RETAINED
                             SHARES       AMOUNT      SHARES      AMOUNT        CAPITAL      EARNINGS
                            ---------   ----------   --------   -----------   -----------   -----------
Balance, June 30, 1996....  5,195,630   $5,196,000    (59,000)  $(1,236,000)  $12,022,000   $45,095,000
EVI stock issuance........         --           --         --            --            --     4,345,000
Net earnings..............         --           --         --            --            --     6,663,000
                            ---------   ----------   --------   -----------   -----------   -----------
Balance, June 30, 1997....  5,195,630   $5,196,000    (59,000)  $(1,236,000)  $12,022,000   $56,103,000
Common shares issued......     12,700       13,000         --            --       324,000            --
Net earnings
  (Unaudited).............         --           --         --            --            --     4,176,000
                            ---------   ----------   --------   -----------   -----------   -----------
Balance, March 31, 1998...  5,208,330   $5,209,000    (59,000)  $(1,236,000)  $12,346,000   $60,279,000
                            =========   ==========   ========   ===========   ===========   ===========

                See notes to consolidated financial statements.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                     MARCH 31,
                                                              ------------------------
                                                                 1998          1997
                                                              -----------   ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings..............................................  $ 4,176,000   $5,831,000
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................    4,951,000    5,432,000
     Loss on sale of assets.................................       17,000    1,002,000
     Deferred income tax expenses...........................    3,229,000    3,693,000
     Equity earnings of EVI, Inc............................   (6,011,000)  (8,855,000)
  Changes in assets and liabilities:
     (Increase) in accounts receivable......................     (520,000)    (637,000)
     Decrease in other assets...............................        6,000      580,000
     (Decrease) in accounts payable and accrued
      liabilities...........................................     (192,000)    (713,000)
                                                              -----------   ----------
Net cash provided by operating activities...................    5,656,000    6,333,000
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of assets..............................      308,000    2,242,000
  Decrease in mortgage notes receivable.....................      518,000    1,477,000
  (Increase) decrease in short-term investments.............    4,611,000   (5,621,000)
  Capital expenditures......................................   (1,919,000)  (2,306,000)
                                                              -----------   ----------
Net cash provided by (used in) investing activities.........    3,518,000   (4,208,000)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (repayments) on long-term notes and credit
     lines..................................................      159,000   (1,684,000)
  Payments of notes and loans payable.......................   (7,268,000)  (3,447,000)
  Common stock issuance.....................................      337,000           --
                                                              -----------   ----------
Net cash (used in) financing activities.....................   (6,772,000)  (5,131,000)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........    2,402,000   (3,006,000)
BEGINNING CASH AND CASH EQUIVALENTS, July 1.................    2,888,000    3,728,000
                                                              -----------   ----------
ENDING CASH AND CASH EQUIVALENTS, December 31...............  $ 5,290,000   $  722,000
                                                              ===========   ==========
Supplemental disclosures of cash flow information:
  Interest paid.............................................  $ 2,150,000   $2,398,000
  Income taxes paid.........................................  $   395,000   $  381,000

                See notes to consolidated financial statements.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- ACCOUNTING POLICIES

     The accompanying unaudited financial statements reflect all adjustments which are, in the opinion of management, necessary to fairly present the results for the interim periods presented and should be read in conjunction with the Company's 1997 Annual Report.

NOTE 2 -- EVI, INC. STOCK ISSUANCE

     The Company accounts for its investment in EVI under the equity method of accounting. In July 1996, the Company's share of the underlying net assets of EVI increased $7,146,000 as a result of a public offering of EVI's common stock. This was recorded as an increase of $4,345,000 in retained earnings, and a $2,801,000 increase in deferred income taxes.

NOTE 3 -- MERGER AGREEMENT

     The Company and EVI, Inc. executed a definitive merger agreement, dated December 12, 1997, under which EVI will acquire all the outstanding common shares of the Company. The terms of the merger provide that each Christiana common share will be converted into approximately .74913 shares of EVI common stock, cash in the approximate amount of $3.60, depending on the balance of certain assets and liabilities at the time of closing and a contingent cash payment of approximately $1.92 after five years, subject to the incurrence of any indemnity claims by EVI during this period.

     The merger transaction is subject to the approval of shareholders of both EVI and the Company as well as customary regulatory approvals.

NOTE 4 -- ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1998, the Company adopted Statement of Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other non-owner changes in equity. Because the Company has no comprehensive income components other than net income, comprehensive income and net income are identical for all periods presented.

     Effective January 1, 1998, the Company adopted Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company's accounting for costs of computer software developed or obtained for internal use is consistent with the guidance established in the SOP. As a result, adoption of this statement did not have a material impact on the Company's financial position or results of operations.

     Effective January 1, 1998, the Company adopted SOP 98-5, "Reporting on the Costs of Start-up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Adoption of this statement did not have a material impact on the Company's financial position or results of operations.

                  CHRISTIANA COMPANIES, INC. AND SUBSIDIARIES

NOTE 5 -- EARNINGS PER SHARE

                                                  THREE MONTHS ENDED          NINE MONTHS ENDED
                                                       MARCH 31,                  MARCH 31,
                                                -----------------------    -----------------------
                                                   1998         1997          1998         1997
                                                ----------   ----------    ----------   ----------
Basic earnings per share:
  Net income available to common
     shareholders.............................  $1,833,000   $1,019,000    $4,176,000   $5,831,000
                                                ==========   ==========    ==========   ==========
  Average shares of common stock
     outstanding..............................   5,149,330    5,136,630     5,142,980    5,136,630
  Basic earnings per share....................  $     0.36   $     0.20    $     0.81   $     1.14
                                                ==========   ==========    ==========   ==========
Diluted earnings per share:
  Average shares of common stock
     outstanding..............................   5,149,330    5,136,630     5,142,980    5,136,630
  Incremental common shares applicable to
     common stock options.....................      57,434       32,356        68,854        8,402
                                                ----------   ----------    ----------   ----------
  Average common shares assuming full
     dilution.................................   5,206,764    5,168,986     5,211,834    5,145,032
  Diluted earnings per share..................  $     0.35   $     0.20    $     0.80   $     1.13
                                                ==========   ==========    ==========   ==========

                                                                      APPENDIX A

                         AGREEMENT AND PLAN OF MERGER*

                                     AMONG

                                   EVI, INC.,

                         CHRISTIANA ACQUISITION, INC.,

                           CHRISTIANA COMPANIES, INC.

                                      AND

                                    C2, INC.

                               DECEMBER 12, 1997

* As amended by Amendment No. 1 to Agreement and Plan of Merger and Logistic Purchase Agreement dated May 26, 1998.

                               TABLE OF CONTENTS

                                   ARTICLE I

        THE MERGER..................................................    1
1.1     THE MERGER..................................................    1
1.2     CLOSING DATE................................................    2
1.3     CONSUMMATION OF THE MERGER..................................    2
1.4     EFFECTS OF THE MERGER.......................................    2
1.5     CERTIFICATE OF INCORPORATION; BYLAWS........................    2
1.6     DIRECTORS AND OFFICERS......................................    2
1.7     CONVERSION OF SECURITIES....................................    2
1.8     EXCHANGE OF CERTIFICATES....................................    4
        (a) Exchange Agent..........................................    4
        (b) Payment of Merger Consideration.........................    4
        (c) Retention of Cash Pending Post Closing Audit............    4
        (d) Payment of Contingent Cash Consideration................    4
        (e) Exchange Procedure......................................    5
        (f) Distributions with Respect to Unexchanged Christiana
        Shares......................................................    6
        (g) No Further Ownership Rights in Christiana Shares........    6
        (h) Escheat.................................................    6
1.9     TAKING OF NECESSARY ACTION; FURTHER ACTION..................    7

                               ARTICLE II

        REPRESENTATIONS AND WARRANTIES..............................    7
2.1     REPRESENTATIONS AND WARRANTIES OF EVI AND SUB...............    7
        (a) Organization and Compliance with Law....................    7
        (b) Capitalization..........................................    7
        (c) Authorization and Validity of Agreement.................    8
        (d) No Approvals or Notices Required; No Conflict...........    8
        (e) Commission Filings; Financial Statements................    8
        (f) Absence of Certain Charges and Events...................    9
        (g) Tax Matters.............................................    9
        (h) Voting Requirements.....................................    9
        (i) Brokers.................................................    9
        (j) Information Supplied....................................   10
2.2     REPRESENTATIONS AND WARRANTIES OF CHRISTIANA AND C2.........   10
        (a) Organization............................................   10
        (b) Capitalization..........................................   10
        (c) Authorization and Validity of Agreement.................   11
        (d) No Approvals or Notices Required; No Conflict with
        Instruments
        to which Christiana is a Party..............................   12
        (e) Commission Filings; Financial Statements................   13
        (f) Conduct of Business in the Ordinary Course; Absence of
        Certain Changes and Events..................................   13
        (g) Litigation..............................................   14
        (h) Employee Benefit Plans..................................   14
        (i) Taxes...................................................   16
        (j) Environmental Matters...................................   17
        (k) Investment Company......................................   18
        (l) Severance Payments......................................   18
        (m) Voting Requirements.....................................   19

        (n) Brokers.................................................   19
        (o) Assets and Liabilities at Closing.......................   19
        (p) Compliance with Laws....................................   19
        (q) Contracts...............................................   20
        (r) Title to Property.......................................   21
        (s) Insurance Policies......................................   21
        (t) Loans...................................................   21
        (u) No Fraudulent Transfer..................................   21
        (v) Information Supplied....................................   22

                               ARTICLE III

        COVENANTS OF CHRISTIANA.....................................   22
3.1     CONDUCT OF BUSINESS BY CHRISTIANA PENDING THE MERGER........   22
3.2     CASH REQUIREMENTS...........................................   25
3.3     AFFILIATES' AGREEMENTS......................................   25

                               ARTICLE IV

        COVENANTS OF EVI PRIOR TO THE EFFECTIVE TIME................   26
4.1     RESERVATION OF EVI STOCK....................................   26
4.2     CONDUCT OF EVI PENDING THE MERGER...........................   26
4.3     STOCK EXCHANGE LISTING......................................   26

                                ARTICLE V

        ADDITIONAL AGREEMENTS.......................................   26
5.1     JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT....   26
5.2     ACCOUNTANTS LETTER..........................................   26
5.3     MEETINGS OF STOCKHOLDERS....................................   27
5.4     FILINGS; CONSENTS; REASONABLE EFFORTS.......................   27
5.5     NOTIFICATION OF CERTAIN MATTERS.............................   27
5.6     EXPENSES....................................................   28
5.7     CHRISTIANA'S EMPLOYEE BENEFITS..............................   28
5.8     LIQUIDATION OR MERGER OF CHRISTIANA.........................   28

                               ARTICLE VI

        CONDITIONS..................................................   29
        CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE
6.1     MERGER......................................................   29
6.2     ADDITIONAL CONDITIONS TO OBLIGATIONS OF EVI.................   29
6.3     ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHRISTIANA..........   31

                               ARTICLE VII

        MISCELLANEOUS...............................................   32
7.1     TERMINATION.................................................   32
7.2     EFFECT OF TERMINATION.......................................   33
7.3     WAIVER AND AMENDMENT........................................   33
7.4     NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES...............   33
7.5     PUBLIC STATEMENTS...........................................   33
7.6     ASSIGNMENT..................................................   33
7.7     NOTICES.....................................................   34
7.8     GOVERNING LAW...............................................   35
7.9     ARBITRATION.................................................   35

7.10    SEVERABILITY................................................   36
7.11    COUNTERPARTS................................................   36
7.12    HEADINGS....................................................   36
7.13    CONFIDENTIALITY AGREEMENT...................................   36
7.14    ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES.................   36
7.15    DISCLOSURE LETTERS..........................................   36

LIST OF EXHIBITS

Exhibit A -- Logistic Purchase Agreement

Exhibit B -- Amended and Restated Certificate of Incorporation of Christiana

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER dated as of December 12, 1997, as amended by Amendment No. 1 dated May 26, 1998 (this "Agreement"), is made and entered into by and among EVI, INC., a Delaware corporation ("EVI"), CHRISTIANA ACQUISITION, INC., a Wisconsin corporation and wholly owned subsidiary of EVI ("Sub"), CHRISTIANA COMPANIES, INC., a Wisconsin corporation ("Christiana"), and C2, INC., a Wisconsin corporation ("C2").


     WHEREAS, subject to and in accordance with the terms and conditions of this Agreement, the respective Boards of Directors of EVI, Sub and Christiana, and EVI as sole stockholder of Sub, have approved the merger of Sub with and into Christiana (the "Merger"), whereby each issued and outstanding share of common stock, $1.00 par value, of Christiana ("Christiana Common Stock") not owned directly or indirectly by Christiana will be converted into the right to receive
(i) common stock, $1.00 par value, of EVI ("EVI Common Stock") plus (ii) the Cash Consideration Per Share (as defined in Section 1.7(e)) and (iii) the Contingent Cash Consideration Per Share (as defined in Section 1.7(f));

     WHEREAS, as a condition to the Merger, Christiana will sell to C2 two-thirds of the interest (the "Logistic Interest") in Total Logistic Control, LLC, a Delaware limited liability company and wholly owned subsidiary of Christiana ("Logistic"), in consideration for $10,666,667 in cash (the "Logistic Sale") pursuant to a Purchase Agreement between Christiana, C2, EVI and Sub in substantially the form attached hereto as Exhibit A (the "Logistic Purchase Agreement");

     WHEREAS, immediately after the Effective Time, Christiana will only hold the Christiana Assets, as such terms are hereinafter defined in Sections 1.3 and 2.2(o);

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(A) by reason of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties hereto desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the consummation of the Merger;

     NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 THE MERGER. Subject to and in accordance with the terms and conditions of this Agreement and in accordance with the General Corporation Law of the State of Wisconsin ("WGCL"), at the Effective Time (as defined in Section 1.3), Sub shall be merged with and into Christiana. As a result of the Merger, the separate corporate existence of Sub shall cease and Christiana shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation"), and all the properties, rights, privileges, powers and franchises of Sub and Christiana shall vest in the Surviving Corporation, without any transfer or assignment having occurred, and certain liabilities, debts and duties of Sub and Christiana shall attach to the Surviving Corporation, all in accordance with the WGCL and subject to the provisions of the Logistic Purchase Agreement.

     1.2 CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P, Houston, Texas, as soon as practicable after the satisfaction or waiver of the conditions set forth in Article VI hereof or at such other time and place and on such other date as EVI and Christiana shall agree; provided that the closing conditions set forth in Article VI hereof shall have been satisfied or waived at or prior to such time. The date on which the Closing occurs is herein referred to as the "Closing Date".

     1.3 CONSUMMATION OF THE MERGER. As soon as practicable on the Closing Date, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Wisconsin a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the WGCL. The "Effective Time" of the Merger, as that term is used in this Agreement, shall mean such time as a certificate of merger is duly filed with the Wisconsin Secretary of State or at such later time (not to exceed seven days from the date the certificate of merger is filed) as is specified in the certificates of merger pursuant to the mutual agreement of EVI and Christiana.

     1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the WGCL. If at any time after the Effective Time of the Merger, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and all privileges, powers and franchises of Christiana and Sub, the Surviving Corporation and its proper officers and directors, in the name and on behalf of Christiana and Sub, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of Christiana or otherwise to take any and all such action.

     1.5 CERTIFICATE OF INCORPORATION; BYLAWS. The Certificate of Incorporation of Christiana, as amended and restated by the amendment set forth in Exhibit B attached hereto, shall be the Certificate of Incorporation of the Surviving Corporation and thereafter shall continue to be its Certificate of Incorporation until amended as provided therein or under the WGCL. The bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and thereafter shall continue to be its bylaws until amended as provided therein or under the WGCL.

     1.6 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation at and after the Effective Time, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and after the Effective Time, in each case until the earlier of their resignation or removal or their respective successors are duly elected or appointed and qualified.

     1.7 CONVERSION OF SECURITIES. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of EVI, Christiana, Sub or their stockholders:

          (a) Subject to adjustments pursuant to Sections 1.7(d) and 1.7(e) hereof, each share of Christiana Common Stock issued and outstanding immediately prior to the Effective Time (the "Christiana Shares") shall be converted into the right to receive (i) .75876 of one share of EVI Common Stock (the "Stock Exchange Ratio") plus (ii) the Cash Consideration Per Share as defined in Section 1.7(e) and (iii) the Contingent Cash Consideration Per Share (as defined in Section 1.7(f)); provided, however, that no fractional shares of EVI Common Stock shall be issued and, in lieu thereof, all fractional shares of EVI Common Stock that would otherwise be issuable in the Merger shall be rounded to the nearest whole share of EVI Common Stock. Except as set forth in the preceding sentence with respect to the Cash Consideration Per Share, no other consideration will be paid to the Christiana stockholders.

          (b) Each Christiana Share owned directly or indirectly by Christiana as treasury stock and each Christiana Share owned by Sub, EVI or any direct or indirect wholly-owned subsidiary of EVI or of Christiana immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment or other consideration shall be made or paid with respect thereto.

          (c) Each share of common stock, $1.00 par value, of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, $1.00 par value, of the Surviving Corporation.

          (d) The Stock Exchange Ratio is based on (i) 5,136,630 shares of Christiana Common Stock being issued and outstanding immediately prior to the Effective Time and (ii) 3,897,462 shares of EVI Common Stock being held by Christiana immediately prior to the Effective Time. In the event the number of shares of Christiana Common Stock outstanding immediately prior to the Effective Time is greater or less than 5,136,630 or the number of shares of EVI Common Stock held by Christiana immediately prior to the Effective Time is greater or less than 3,897,462, the Stock Exchange Ratio shall be adjusted to equal the number of shares of EVI Common Stock held by Christiana immediately prior to the Effective Time divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time.

          (e) The "Cash Consideration Per Share", shall equal the quotient of the Christiana Net Cash divided by 5,136,630. The "Christiana Net Cash" shall mean and be equal to (i) the sum of (A) $20,000,000 obtained in connection with the TLC Dividend, (B) $10,666,667 to be obtained in connection with the Logistic Sale (provided, however, that if such funds are not received by Christiana when and as required under the Logistic Purchase Agreement, such funds will not be considered as part of Christiana Net Cash), (C) $3,000,000 obtained in connection with the Wiscold Note, (D) the cash received from the exercise of stock options and (E) all other cash on hand of Christiana at the Closing minus (ii) the sum of (A) an amount of cash necessary to pay the Christiana Liabilities in full without giving effect to the use or application of any tax deductions relating to the exercise of options or any tax benefits that may be realized as a result of amended Tax Returns and (B) $10,000,000. The "Cash Consideration Per Share" is based on 5,136,630 shares of Christiana Common Stock being issued and outstanding immediately prior to the Effective Time. In the event the number of shares of Christiana Common Stock outstanding immediately prior to the Effective Time is greater or less than 5,136,630, the Cash Consideration Per Share shall be adjusted to equal the quotient of the Christiana Net Cash divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time. The terms "TLC Dividend," "Wiscold Note" and "Christiana Liabilities" shall have the meanings set forth in Sections 3.1(s), 3.1(t) and 2.2(o), respectively.

          (f) The "Contingent Cash Consideration Per Share" shall mean the Remaining Contingent Cash divided by 5,136,630. The "Remaining Contingent Cash" shall mean $10,000,000 less the sum of (i) all Assumed Liabilities (as defined in the C2 Purchase Agreement) paid by Christiana, EVI or their respective successors and assigns during the Contingent Liability Period and (ii) all other Liabilities (as defined in the Logistic Purchase Agreement) incurred by or on behalf of them during the Contingent Liability Period; provided, however, that no subtraction shall be made in either (i) or (ii) for liabilities previously subtracted for Christiana Liabilities in
     Section 1.7(e). The Contingent Liability Period shall mean the period from the Effective Date through the earlier of: (a) fifth anniversary of Effective Date or (b) the date that Christiana receives consideration with a fair market value of $20,000,000 or more for its one-third interest in TLC; provided, however, that if there is any pending or threatened claim, demand or suit or existing matter for which EVI has reasonably determined that an EVI Indemnified Party (as defined in the Logistic Purchase Agreement) will be entitled to indemnification under Section 6.1(a) of the Logistic Purchase Agreement, the Contingent Liability Period shall be extended until such time that such claim, demand, suit or matter is wholly resolved, paid and not subject to appeal or further claims. The "Contingent Cash Consideration Per Share" is based on 5,136,630 shares of Christiana Common Stock being issued and outstanding immediately prior to the Effective Time. In the event the number of shares of Christiana Common Stock outstanding immediately prior to the Effective Time is greater or less than 5,136,630, the Contingent Cash Consideration Per Share shall be adjusted to equal the quotient of the Remaining Contingent Cash divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time.

1.8  EXCHANGE OF CERTIFICATES.

          (a) Exchange Agent. Prior to the Effective Time of the Merger, EVI shall select a bank or trust company to act as exchange agent (the "Exchange Agent") for the issue of shares of EVI Common Stock upon surrender of certificates representing Christiana Shares.

          (b) Payment of Merger Consideration. EVI shall take all steps necessary to enable and cause there to be provided to the Exchange Agent on a timely basis, as and when needed after the Effective Time of the Merger, certificates for the shares of EVI Common Stock to be issued upon the conversion of the

     Christiana Shares pursuant to Section 1.7 and the cash necessary to be issued for the Cash Consideration Per Share. The Contingent Cash Consideration Per Share shall be paid as provided in Section 1.8(d).

          (c) Retention of Cash Pending Post Closing Audit. Within 30 days following the Effective Date, EVI shall (i) complete a post closing audit by EVI of the Christiana Net Cash and (ii) pay to the Exchange Agent on behalf of the holders of the Christiana Shares the Cash Consideration Per Share in respect of such Christiana Shares subject to the prior presentation of the certificates that immediately prior to the Effective Time represented the outstanding Christiana Shares (the "Certificates").

          (d) Payment of Contingent Cash Consideration. Within 60 days following the expiration of the Contingent Liability Period, EVI shall send a notice to the prior holders of the Christiana Shares as of the Effective Time of the Merger at their last known address advising them as to the amount of the Contingent Cash Consideration Per Share as determined in the reasonable good faith by EVI; provided, however, that if on the date the Contingent Liability Period would otherwise terminate, there is any pending or threatened claim, demand or suit or existing matter for which EVI has reasonably determined an EVI Indemnified Party will be entitled to indemnification under Section 6.1(a) of the Logistic Agreement (an "Extension Event"), EVI shall within 60 days thereafter determine the amount, if any, of the Contingent Cash Consideration that is in excess of the sum of (i) the amount necessary to pay the full amount of all such pending or threatened claims, demands, suits or matters based on the amount claimed, demanded or sought and (ii) the estimated costs of investigation and defense of such matters (the "Excess Cash") and send a notice to the prior holders of the Christiana Shares as of the Effective Time of the Merger at their last known address advising them of the amount of the Excess Cash Per Share (as defined below). The Excess Cash Per Share shall mean the Excess Cash divided by the number of shares of Christiana Common Stock issued and outstanding immediately prior to the Effective Time. The Excess Cash Per Share shall be part of the Contingent Cash Per Share and not a separate right to payment. Such determinations shall be conclusive and binding on the prior holders of the Christiana Shares. Subject to any limitations existing under law, along with the aforementioned notice, EVI shall send to each holder of record of a Certificate that was tendered for exchange pursuant to Section 1.8(e) a check in an amount equal to (i) if an Extension Event exists on the fifth anniversary of the Effective Date, the Excess Cash Per Share with the first notice and the Contingent Cash Consideration Per Share, if any, less the Excess Cash Per Share at the time of the second notice and (ii) if an Extension Event does not exist on the fifth anniversary of the Effective Time of the Merger, the Contingent Cash Consideration Per Share, in each case, payable in respect of the Christiana Shares represented by such Certificate. Such payments shall be made without interest and be subject to any applicable withholding for taxes thereon. The Contingent Cash Consideration Per Share shall represent an inchoate right to receive cash in the future under certain limited circumstances provided herein and shall not represent any right to or in any of the assets of EVI or Christiana. The right to receive the Contingent Cash Consideration Per Share shall not be transferrable except for transfers by operation of law or by will or intestate succession. EVI may, but shall not be required to, establish a trust or escrow fund with respect to the Contingent Cash Consideration Per Share that may be payable hereunder.

          (e) Exchange Procedure. As soon as reasonably practical after the Effective Time of the Merger, the Exchange Agent shall mail to each holder of record of a Certificate or Certificates, other than EVI, Sub and Christiana and any directly or indirectly wholly owned subsidiary of EVI, Sub or Christiana, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as EVI and Sub may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the certificates representing the shares of EVI Common Stock, the Cash Consideration Per Share and Contingent Cash Consideration Per Share. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Corporation, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate or certificates representing the number of whole shares of EVI Common Stock into which the Christiana Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.7 and the Cash Consideration Per Share and Contingent Cash Consideration Per Share as provided in Section 1.8(c) and (d), and the Certificate so surrendered shall forthwith be canceled. If the shares of EVI Common Stock are to be issued to an individual, corporation, limited liability company, partnership, governmental authority or any other entity (a "Person"), other than the person in whose name the Certificate so surrendered is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the number of shares of EVI Common Stock, the Cash Consideration Per Share and Contingent Cash Consideration Per Share payable in respect of the Christiana Shares pursuant to Section 1.7. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of EVI Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto. Any unexchanged shares of EVI Common Stock issuable pursuant to the Merger in respect of the Christiana Shares shall be issued in the name of the Exchange Agent pending the receipt by the Exchange Agent of Certificates.

          (f) Distributions with Respect to Unexchanged Christiana Shares. No dividends or other distributions declared or made after the Effective Time of the Merger with respect to the shares of EVI Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of EVI Common Stock represented thereby and the Cash Consideration Per Share shall not be paid until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the Certificates representing the shares of EVI Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such whole shares of EVI Common Stock, as the case may be, (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time of the Merger but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of EVI Common Stock and
     (iii) the Cash Consideration Per Share and Contingent Cash Consideration Per Share at the appropriate payment date as provided in this Section 1.8.

          (g) No Further Ownership Rights in Christiana Shares. All shares of EVI Common Stock issued upon the surrender of Certificates in accordance with the terms of this Article I, together with any dividends payable thereon to the extent contemplated by this Section 1.8 and the rights to receive the Cash Consideration Per Share and the Contingent Cash Consideration Per Share as provided herein, shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the Christiana Shares theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Christiana Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

          (h) Escheat. None of EVI, Sub, Christiana, the Surviving Corporation or their transfer agents shall be liable to a holder of the Christiana Shares for any amount properly paid to a public official pursuant to applicable property, escheat or similar laws.

     1.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. The parties hereto shall take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and the Logistic Sale as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement or the Logistic Sale, and to vest the Surviving Corporation with

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

full right, title and possession to all assets, property, rights, privileges, powers and franchises of Christiana or Sub as of the Effective Time, such corporations shall direct their respective officers and directors to take all such lawful and necessary action.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 REPRESENTATIONS AND WARRANTIES OF EVI AND SUB. EVI and Sub hereby jointly and severally represent and warrant to Christiana that:

          (a) Organization and Compliance with Law. EVI and Sub are corporations duly incorporated, validly existing and in good standing under the laws of the states of Delaware and Wisconsin, respectively. Each of EVI and Sub has all requisite corporate power and corporate authority to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing would not have a material adverse effect on the financial condition of EVI and its subsidiaries (the "EVI Subsidiaries"), taken as a whole (an "EVI MAE"). Each of EVI and Sub is duly qualified to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified would not have an EVI MAE. Each of EVI and Sub is in compliance with all applicable laws, judgments, orders, rules and regulations, except where such failure would not have an EVI MAE. EVI has heretofore delivered to Christiana true and complete copies of EVI's Restated Certificate of Incorporation, as amended (the "EVI Certificate"), and Sub's Certificate of Incorporation and their respective bylaws as in existence on the date hereof.

          (b) Capitalization.

             (i) The authorized capital stock of EVI consists of 80,000,000 shares of EVI Common Stock, $1.00 par value, and 3,000,000 shares of preferred stock, $1.00 par value ("EVI Preferred Stock"). As of December 10, 1997, there were 47,103,494 shares of EVI Common Stock issued and outstanding. As of December 10, 1997, (i) 5,031,250 shares of EVI Common Stock were reserved for issuance pursuant to the conversion provisions of EVI's 5% Convertible Subordinated Preferred Equivalent Debentures due 2027, (ii) 800,000 shares of EVI Common Stock were reserved for issuance pursuant to pending or proposed acquisitions and (iii) 2,506,400 shares of EVI Common Stock were reserved for issuance pursuant to EVI's employee and director benefit plans and arrangements, of which 1,376,400 shares of EVI Common Stock were reserved for issuance upon exercise of outstanding options. At December 10, 1997, there were no shares of EVI Preferred Stock issued or outstanding. No holder of EVI Common Stock is entitled to preemptive rights under Delaware law or EVI's Certificate of Incorporation.

             (ii) As of the date hereof, the authorized capital stock of Sub consists of 1,000 shares of common stock, $1.00 par value, all of which are validly issued, fully paid and nonassessable and are owned by EVI.

             (iii) Each share of EVI Common Stock to be issued hereunder as a result of the Merger will be fully paid and non-assessable upon issuance.

          (c) Authorization and Validity of Agreement. The execution and delivery by EVI and Sub of this Agreement and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger, to approval of this Agreement by each of their stockholders as provided for in Section 5.3). On or prior to the date hereof, the Board of Directors of EVI or duly authorized committee thereof has determined to recommend approval of the Merger to the stockholders of EVI, and such determination is in effect on the date hereof. This Agreement has been duly executed and delivered by EVI and Sub and is the valid and binding obligation of EVI and Sub, enforceable against EVI and Sub in accordance with its terms.

          (d) No Approvals or Notices Required; No Conflict. Neither the execution and delivery of this Agreement nor the performance by EVI or Sub of its obligations hereunder, nor the consummation of the transactions contemplated hereby by EVI and Sub, will (i) conflict with the EVI Certificate or the bylaws of EVI or Sub; (ii) assuming satisfaction of the requirements set forth in clause (iii) below, violate any provision of law applicable to EVI or any of the EVI Subsidiaries; (iii) except for (A) requirements of Federal or state securities laws, (B) requirements arising out of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (C) requirements of notice filings in such foreign jurisdictions as may be applicable, and (D) the filing of a Certificate of Merger by Sub in accordance with the WGCL, require any consent or approval of, or filing with or notice to, any public body or authority, domestic or foreign, under any provision of law applicable to EVI or any of the EVI Subsidiaries; or
     (iv) require any consent, approval or notice under, or violate, breach, be in conflict with or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the creation or imposition of any lien, mortgage, pledge, security interest, restriction on transfer, option, charge, right of any third Person or any other encumbrance of any nature (a "Lien") upon any properties, assets or business of EVI or any of the EVI Subsidiaries under, any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument or other agreement or commitment or any order, judgment or decree to which EVI or any of the EVI Subsidiaries is a party or by which EVI or any of the EVI Subsidiaries or any of its or their assets or properties is bound or encumbered, except (A) those that have already been given, obtained or filed and (B) those that, in the aggregate, would not have an EVI MAE.

          (e) Commission Filings; Financial Statements. EVI has filed all reports and documents required to filed with the Securities and Exchange Commission (the "Commission") since December 31, 1994. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by EVI with the Commission since December 31, 1994, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "EVI Commission Filings". EVI has heretofore delivered to, or made accessible to, Christiana copies of the EVI Commission Filings. As of the respective dates of their filing with the Commission, the EVI Commission Filings complied in all material respects with the applicable requirements of the Securities Act of 1934 (the "Securities Act"), the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (f) Absence of Certain Charges and Events. Since December 31, 1996, except as contemplated by this Agreement or as disclosed in the EVI Commission Filings filed with the Commission prior to the date hereof, there has been no EVI MAE.

          (g) Tax Matters.

             (i) Except as set forth in Section 2.1(g) of the disclosure letter delivered by EVI to Christiana on the date hereof (the "EVI Disclosure Letter"), all returns and reports, including, without limitation, information and withholding returns and reports ("Tax Returns"), of or relating to any foreign, federal, state or local tax, assessment or other governmental charge ("Taxes" or a "Tax") that are required to be filed on or before the Closing Date by or with respect to EVI or any of the EVI Subsidiaries, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which EVI was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been paid or, except as set forth in
        Section 2.1(g) of the EVI Disclosure Letter, adequately provided for in reserves established by EVI, except where the failure to file, pay or provide for would not have a EVI MAE.

             (ii) EVI has no present plan or intention after the Merger to (A) liquidate the Surviving Corporation, (B) merge the Surviving Corporation with or into another corporation, (C) sell or otherwise dispose of the stock of the Surviving Corporation, (D) cause or permit the Surviving Corporation to sell or otherwise dispose of any of the assets of Christiana or the assets of Sub vested in the Surviving Corporation except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Surviving Corporation within the meaning of Section 368(a)(2)(C) of the Code, or
        (E) reacquire any of the stock issued to the Christiana stockholders pursuant to the Merger.

             (iii) EVI is not an investment company as defined in sec.368(a)(2)(F)(iii) and (iv) of the Code or as defined in the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

          (h) Voting Requirements. The affirmative vote of the holders of a majority of the shares of EVI Common Stock present at the special stockholders' meeting and entitled to vote is the only vote of the holders and any class or series of the capital stock of EVI necessary to approve this Agreement and the Merger.

          (i) Brokers. Except for fees and expenses payable by EVI to Morgan Stanley & Co. Incorporated, no broker, investment banker, or other Person acting on behalf of EVI is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

          (j) Information Supplied. None of the information supplied or to be supplied by EVI for inclusion or incorporation by reference in (i) the Registration Statement (as defined in Section 5.1) will, at the time the Registration Statement is filed with the Commission, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to EVI's stockholders and at the time of the EVI Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the parties agree that the statements made and information in the Registration Statement and the Proxy Statement relating to the Federal income tax consequences of the transactions contemplated hereby shall be deemed to be supplied by Christiana and not by EVI or Sub.

     2.2 REPRESENTATIONS AND WARRANTIES OF CHRISTIANA AND C2. Each of Christiana and C2 hereby, jointly and severally, represents and warrants to EVI that:

          (a) Organization. Each of Christiana and C2 is a corporation duly organized, validly existing and in good standing under the laws of the state of Wisconsin. Logistic is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware. Each of Christiana, C2 and Logistic has all requisite corporate (or equivalent) power and corporate (or equivalent) authority and all necessary governmental authorizations to own, lease and operate all of its properties and assets and to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such governmental authority would not (i) have a material adverse effect on the financial condition of Christiana or Logistic after giving effect to the Logistic Sale or (ii) prevent or adversely affect the ability of Christiana and C2 to perform and comply with their respective obligations under this Agreement, the Logistic Purchase Agreement or any other agreement to be executed and delivered in connection with the transactions contemplated hereby or thereby (a "Christiana MAE"). Except as set forth in Section 2.2(a) of the disclosure letter delivered by Christiana to EVI on the date hereof (the "Christiana Disclosure Letter"), each of Christiana, Logistic and C2 is duly qualified as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except in such jurisdictions where the failure to be duly qualified does not and would not have a Christiana MAE. Each of Christiana, Logistic and C2 is in compliance with all applicable laws, judgments, orders, rules and regulations, domestic and foreign, except where failure to be in such compliance would not have a Christiana MAE. Christiana has heretofore delivered to EVI true and complete copies of (i) Christiana's Certificate of Incorporation (the "Christiana Certificate") and bylaws, (ii) Logistic's Certificate of Organization and operating agreement and (iii) C2's Articles of Incorporation and operating agreement, in each case as in existence on the date hereof.

          (b) Capitalization.

             (i) The authorized capital stock of Christiana consists of 12,000,000 shares of Christiana Common Stock, $1.00 par value, and 1,000,000 shares of preferred stock, $10.00 par value ("Christiana Preferred Stock"). As of December 12, 1997, there were 5,136,630 shares of Christiana Common Stock issued and outstanding and no shares of Christiana Common Stock were held as treasury shares. There are no outstanding shares of Christiana Preferred Stock. A total of 500,000 shares of Christiana Common Stock have been reserved for issuance pursuant to the stock option plan described in Section 2.2(b)(iii). All issued and outstanding shares of Christiana Common Stock are validly issued, fully paid and nonassessable (except as set forth in Wis Stats sec. 180.0622) and no holder thereof is entitled to preemptive rights. Christiana is not a party to, and is not aware of, any voting agreement, voting trust or similar agreement or arrangement relating to any class or series of its capital stock, or any agreement or arrangement providing for registration rights with respect to any capital stock or other securities of Christiana.

             (ii) Christiana owns 100% of the membership interests in Logistic. All issued and outstanding membership interests of Logistic are validly issued, fully paid and nonassessable and no holder thereof is entitled to preemptive rights. Logistic is not a party to, any voting agreement, voting trust or similar agreement or arrangement relating to its membership interests, or any agreement or arrangement providing for registration rights with respect to any membership interests or other interests of Logistic.

             (iii) As of the date hereof, there are outstanding options (the "Christiana Options") to purchase an aggregate of 267,083 shares of Christiana Common Stock under the 1995 Stock Option Plan (the "Christiana Option Plan"). All Christiana Options shall be terminated or exercised prior to the Effective Time. As of the Effective Time, there will be no options outstanding under the Christiana Option Plan. There are not now (other than as set forth in this Section 2.2(b)), and at the Effective Time there will not be, any (A) shares of capital stock or other equity securities of Christiana outstanding other than Christiana Common Stock issued pursuant to the exercise of Christiana Options or
        (B) outstanding options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any class of capital stock of Christiana, or contracts, understandings or arrangements to which Christiana is a party, or by which it is or may be bound, to issue additional shares of its capital stock or options, warrants, scrip or rights to subscribe for, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock.

             (iv) Section 2.2(b)(iv) of the Christiana Disclosure Letter sets forth a list of all corporations, partnerships, limited liability companies and other entities of which Christiana owns directly or indirectly, an equity interest (such entities, excluding EVI and its subsidiaries, referred to herein as the "Christiana Subsidiaries").

          (c) Authorization and Validity of Agreement. Each of Christiana and C2 has all requisite corporate power and authority to enter into this Agreement, the Logistic Purchase Agreement and the other agreements and instruments contemplated to be executed and delivered in connection with the Merger and the Logistic Sale (the Logistic Purchase Agreement and such other agreements and instruments contemplated to be executed and delivered in connection with the Merger and the Logistic Sale being referred to as the "Other Agreements") and to perform its obligations hereunder and thereunder. The execution and delivery by Christiana and C2 of this Agreement and the Other Agreements to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (subject only, with respect to the Merger and the Logistic Sale, to approval of this Agreement and the Logistic Sale by the Christiana stockholders as provided for in
     Section 5.3). On or prior to the date hereof the Board of Directors of Christiana has determined to recommend approval of the Merger and the Logistic Sale to the stockholders of Christiana, and such determination is in effect as of the date hereof. This Agreement has been duly executed and delivered by Christiana and C2 and is the valid and binding obligation of Christiana and C2 enforceable against it in accordance with its terms. The Other Agreements, when executed and delivered by Christiana and C2, as applicable, will constitute valid and binding obligations of Christiana and C2, enforceable against them in accordance with their respective terms.

          (d) No Approvals or Notices Required; No Conflict with Instruments to which Christiana is a Party. The execution and delivery of this Agreement and the Other Agreements do not, and the consummation of the transactions contemplated hereby and thereby and compliance with the provisions hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Christiana, Logistic, C2 or any of their subsidiaries under, any provision of (i) the Christiana Certificate or bylaws of Christiana, the Certificate of Organization or operating agreement of Logistic or the Articles of Incorporation or bylaws of C2, or any provision of the comparable organizational documents of its subsidiaries, (ii) except as set forth in Section 2.2(d) of the Christiana Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Christiana or its properties or assets, (iii) except as set forth in Section 2.2(d) of the Christiana Disclosure Letter, any loan or credit agreement, note, bond, mortgage, indenture, lease, guaranty or other financial assurance agreement or other agreement, instrument, permit, concession, franchise or license applicable to Logistic or any other Christiana Subsidiary, or their respective properties or assets and (iv) subject to governmental filing and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to Christiana, Logistic or C2 or any of their subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have a Christiana MAE. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to Christiana, Logistic or C2 or any of their subsidiaries in connection with the execution and delivery of this Agreement by Christiana and C2 or the consummation by Christiana of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification and report form by Christiana under the HSR Act, (ii) the filing with the Commission of (A) a proxy or information statement relating to Stockholder Approval (such proxy or information statement as amended or supplemented from time to time, the "Proxy Statement"), and (B) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Certificate of Merger with the Wisconsin Secretary of State with respect to the Merger as provided in the WGCL and appropriate documents with the relevant authorities of other states in which Christiana is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices as are set forth in
     Section 2.2(d) of the Christiana Disclosure Letter.

          (e) Commission Filings; Financial Statements. Christiana has filed all reports, registration statements and other filings, together with any amendments required to be made with respect thereto, that it has been required to file with the Commission. All reports, registration statements and other filings (including all notes, exhibits and schedules thereto and documents incorporated by reference therein) filed by Christiana with the Commission since December 31, 1994, through the date of this Agreement, together with any amendments thereto, are sometimes collectively referred to as the "Christiana Commission Filings." Christiana has heretofore delivered to EVI copies of the Christiana Commission Filings. As of the respective dates of their filing with the Commission, the Christiana Commission Filings complied in all material respects with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. To the best knowledge of Christiana, all material contracts of Christiana and its subsidiaries have been included in the Christiana's filings with the Commission since the initial registration of its stock under the Exchange Act, except for those contracts not required to be filed pursuant to the rules and regulations of the Commission.

          Each of the consolidated financial statements (including any related notes or schedules) included in the Christiana Commission Filings was prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be noted therein or in the notes or schedules thereto) and complied with the rules and regulations of the Commission. Such consolidated financial statements fairly present the consolidated financial position of Christiana as of the dates thereof and the results of operations, cash flows and changes in stockholders' equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments on a basis comparable with past periods). As of the date hereof, Christiana has no liabilities, absolute or contingent, that may reasonably be expected to have a Christiana MAE, that are not reflected in the Christiana Commission Filings, except (i) those incurred in the ordinary course of business consistent with past operations and not relating to the borrowing of money and (ii) those set forth in Section 2.2(e) of the Christiana Disclosure Letter.

          (f) Conduct of Business in the Ordinary Course; Absence of Certain Changes and Events. Since December 31, 1995, except as contemplated by this Agreement, the Logistic Purchase Agreement or as disclosed in the Christiana Commission Filings or set forth in Section 2.2(f) of the Christiana Disclosure Letter, Christiana and its subsidiaries have conducted their respective businesses only in the ordinary and usual course in accordance with past practice, and there has not been: (i) a Christiana MAE or any other material adverse change in the financial condition, results of operations, assets or business of Christiana, taken as a whole;
     (ii) to the knowledge of Christiana, any other condition, event or development that reasonably may be expected to result in any such material adverse change or a Christiana MAE; (iii) any change by Christiana or Logistic in its accounting methods, principles or practices; (iv) any revaluation by Christiana or Logistic of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business and consistent with past practice; (v) any entry by Christiana or Logistic into any commitment or transaction that would be material to Christiana or Logistic; (vi) any declaration, setting aside or payment of any dividends or distributions in respect of the Christiana Common Stock or any redemption, purchase or other acquisition of any of its securities; (vii) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of Christiana or Logistic;
     (viii) any increase in indebtedness of borrowed money other than borrowing under existing credit facilities as disclosed in Section 2.2(f) of the Christiana Disclosure Letter; (ix) any granting of a security interest or Lien on any property or assets of Christiana or Logistic, other than (A) Liens for taxes not due and payable and (B) inchoate mechanics', warehousemen's and other statutory Liens incurred in the ordinary course of business (collectively, "Permitted Liens"); or (x) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan or any other increase in the compensation payable or to become payable to any directors, officers or key employees of Christiana or Logistic or which Christiana or Logistic would be responsible.

          (g) Litigation. Except as disclosed in the Christiana Commission Filings or as set forth in Section 2.2(g) of the Christiana Disclosure Letter, there are no claims, actions, suits, investigations, inquiries or proceedings, ("Demands"), pending or, to the knowledge of Christiana, threatened against or affecting (i) Christiana or Logistic or any of their respective properties at law or in equity, or any of their employee benefit plans or fiduciaries of such plans, or (ii) C2 or any Christiana or C2 subsidiaries or any of their respective properties at law or in equity, or any of their respective employee benefit plans or fiduciaries of such plans, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel (each a "Governmental Entity"), wherever located (i) that exist today or (ii) that would otherwise, if adversely determined, have a Christiana MAE. None of Christiana, Logistic or C2 is subject to any judicial, governmental or administrative order, writ, judgment, injunction or decree.

          (h) Employee Benefit Plans.

             (i) Section 2.2(h) of the Christiana Disclosure Letter provides a description of each of the following which is sponsored, maintained or contributed to by Christiana or any corporation, trade, business or entity under common control with Christiana within the meaning of
        Section 414(b),(c),(m) or (o) of the Code or Section 4001 of ERISA (a "Christiana ERISA Affiliate") for the benefit of its employees, or has been so sponsored, maintained or contributed to within three years prior to the Closing Date.

                (A) each "employee benefit plan," as such term is defined in
           Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), ("Plan"); and

                (B) each stock option plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 2.2(h)(i)(A) to which Christiana or Logistic is a party or has any obligation ("Benefit Program or Agreement").

                True and complete copies of each of the Plans, Benefit Programs or Agreements, related trusts, if applicable, and all amendments thereto, together with (i) the Forms 5500, 990 and 1041, as applicable, for the three most recent fiscal years, (ii) all current summary plan descriptions for each such Plan, (iii) the most recent Internal Revenue Service determination letters for each such Plan, as applicable, and all correspondence with the Internal Revenue Service and the Department of Labor relating to such Plans, Benefit Programs and Agreements have been furnished to EVI.

             (ii) Except as otherwise set forth in Section 2.2(h) of the Christiana Disclosure Letter,

                (A) None of Christiana or any Christiana ERISA Affiliate contributes to or has an obligation to contribute to, or has at any time contributed to or had an obligation to contribute to, a plan subject to Title IV of ERISA, including, without limitation, a multi employer plan within the meaning of Section 3(37) of ERISA, nor have such companies engaged in any transaction described in Sections 406 and 407 of ERISA (unless exempt under Section 408) or Section 4975 of the Code (unless exempt);

                (B) Each Plan and each Benefit Program or Agreement has been administered, maintained and operated in all material respects in accordance with the terms thereof and in compliance with its governing documents and applicable law (including, where applicable, ERISA and the Code and timely filing of Form 5500's for each year);

                (C) There is no matter pending with respect to any of the Plans before any governmental agency, and there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Christiana or C2, threatened against, or with respect to, any of the Plans or Benefit Programs or Agreements or its assets;

                (D) No act, omission or transaction has occurred which would result in imposition on Christiana or any Christiana ERISA Affiliate of breach of fiduciary duty liability damages under Section 409 of ERISA, a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code; and

                (E) Except as provided in Section 5.7, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not require Christiana or any Christiana ERISA Affiliate to make a larger contribution to, or pay greater benefits under, any Plan, Benefit Program or Agreement than it otherwise would or create or give rise to any additional vested rights or service credits under any Plan or Benefit Program or Agreement or cause the companies to make accelerated payments.

             (iii) Except as set forth in Section 2.2(h) of the Christiana Disclosure Letter, termination of employment of any employee of Christiana immediately after consummation of the transactions contemplated by this Agreement would not result in payments under the Plans, Benefit Programs or Agreements which, in the aggregate, would result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code.

             (iv) Each Plan may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

             (v) Except as set forth in Section 2.2(h) of the Christiana Disclosure Letter, none of the employees of Christiana or Logistic are subject to union or collective bargaining agreements.

             (vi) None of Christiana or any of the Christiana ERISA Affiliates has agreed or is obligated to provide retiree medical coverage and each of such companies has fully complied with all obligations under COBRA applicable to it.

          (i) Taxes.

             (i) Except as set forth in Section 2.2(i) of the Christiana Disclosure Letter, all Tax Returns of or relating to any Tax that are required to be filed on or before the Closing Date by or with respect to Christiana or any Christiana Subsidiary, or any other corporation that is or was a member of an affiliated group (within the meaning of Section 1504(a) of the Code) of corporations of which Christiana was a member for any period ending on or prior to the Closing Date, have been or will be duly and timely filed, and all Taxes, including interest and penalties, due and payable pursuant to such Tax Returns have been or will be duly and timely paid or adequately provided for in reserves established by Christiana or any such Christiana Subsidiary, except where the failure to file, pay or provide for would not have a material adverse effect on the financial condition, results of operations, or business of Christiana or otherwise result in a Christiana MAE. All income Tax returns of or with respect to Christiana or any Christiana Subsidiary have been audited by the applicable Governmental Authority, or the applicable statute of limitations has expired, for all periods up to and including the tax year ended June 30, 1993. There is no material claim against Christiana or any Christiana Subsidiary with respect to any Taxes, and no material assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Christiana or any Christiana Subsidiary that has not been adequately provided for in reserves established by Christiana or such Christiana Subsidiary. The total amounts set up as liabilities for current and deferred Taxes in the consolidated financial statements included in the Christiana Commission Filings have been prepared in accordance with generally accepted accounting principles and are sufficient to cover the payment of all material Taxes, including any penalties or interest thereon and whether or not assessed or disputed, that are, or are hereafter found to be, or to have been, due with respect to the operations of Christiana or any Christiana Subsidiary through the periods covered thereby. Christiana has (and as of the Closing Date will have) made estimated tax payments for taxable years for which the United States consolidated federal income Tax return is not yet due required with respect to Taxes. Except as set forth in Section 2.2(i) of the Christiana Disclosure Letter, no waiver or extension of any statute of limitations as to any federal, state, local or foreign Tax matter has been given by or requested from Christiana or any Christiana Subsidiary. Except for statutory Liens for current Taxes not yet due, no Liens for Taxes exist upon the assets of Christiana. Except as set forth in paragraph 2.2(i) of the Christiana Disclosure Letter, none of Christiana or any Christiana Subsidiary has filed consolidated income Tax Returns with any corporation, other than consolidated federal, state or foreign income Tax returns by Christiana for any taxable period which is not now closed by the applicable statute of limitations. Except as set forth in Section 2.2(i) of the Christiana Disclosure Letter, none of Christiana or any Christiana Subsidiary has any deferred intercompany gain as defined in Treasury Regulations Section 1.1502-13.

             (ii) As of the Closing Date, to Christiana's knowledge, there is no plan or intention by the stockholders of Christiana to sell, exchange or otherwise dispose of a number of shares of EVI received in the Merger that would reduce the Christiana stockholders' ownership of EVI shares to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding Christiana Shares as of the same date. The shares of EVI Common Stock held by the Christiana stockholders and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered in making this representation.

             (iii) Christiana is not under the jurisdiction of a court in a Title 11 or similar case with the meaning of sec.368(a)(3)(A) of the Code.

             (iv) There is no intercorporate indebtedness existing between Christiana and EVI that was issued, acquired or will be settled at a discount.

             (v) As of the Closing Date, Christiana shall have fully accrued for all Taxes that may be required to be paid as a result of the Logistic Sale and the other transactions contemplated hereby. The value of the interest in Logistic Common Stock to be sold pursuant to the Logistic Sale has been determined pursuant to an outside appraisal and reflects an amount equal to or greater than the fair value and fair market value of such shares.

          (j) Environmental Matters. Except as set forth in Section 2.2(j) of the Christiana Disclosure Letter, (i) the properties, operations and activities of Christiana and each of its Subsidiaries complies in all material respects with all applicable Environmental Laws; (ii) none of Christiana or any of its Christiana Subsidiaries is subject to any existing, pending or, to the knowledge of Christiana, threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law; (iii) except where the failure would have a Christiana MAE, all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by Christiana under any Environmental Law in connection with any aspect of the business of Christiana, Logistic or any Christiana Subsidiary, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance or solid waste, have been duly obtained or filed and will remain valid and in effect after the Merger and the Logistic Sale, and each of Christiana, Logistic and each other Christiana Subsidiary is in compliance with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) Christiana and each of its Subsidiaries has satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any other Environmental Law, and none of such parties has received any notice of noncompliance with any such requirements; (v) to Christiana's knowledge, there are no physical or environmental conditions existing on any property currently owned or previously owned by Christiana or any entity in which it has or had ownership interest that could reasonably be expected to give rise to any on-site or off-site remedial obligations under any Environmental Laws; and
     (vi) to Christiana's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws, all hazardous substances or solid wastes generated by Christiana or used in connection with their properties or operations have been transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under environmental laws to treat, store or dispose of such substances and wastes, and, to the knowledge of Christiana, such carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending, or overtly threatened action, investigation, or inquiry by any governmental authority in connection with any Environmental Laws.

          For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, orders or determinations of any Governmental Authority pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990 ("OPA"), any state laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," "solid waste" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. For purposes of this Agreement, the term "Governmental Authority" includes the United States, any foreign jurisdiction, the state, county, city, and political subdivisions in which the party in question owns property or conducts business, and any agency, department, commission, board, bureau or instrumentality of any of them.

          (k) Investment Company. Christiana is not an investment company as defined in the Investment Company Act of 1940 and the rules and regulations promulgated thereunder.

          (l) Severance Payments. Except as set forth in Section 2.2(l) of the Christiana Disclosure Letter, Christiana will not have any liability or obligation to pay a severance payment or similar obligation to any of their respective employees, officers, or directors as a result of the Merger or the transactions contemplated by this Agreement, nor will any of such Persons be entitled to an increase in severance payments or other benefits as a result of the Merger, the Logistic Sale or the transactions contemplated by this Agreement or the Other Agreements in the event of the subsequent termination of their employment.

          (m) Voting Requirements. Subject to the provisions of Section 5.3(a), the affirmative vote of the holders of a majority of the outstanding shares of Christiana Common Stock is the only vote of the holders of any class or series of the capital stock of Christiana necessary to approve this Agreement, the Merger, the Logistic Sale and the transactions contemplated hereby and by the Other Agreements in order to comply with the WGCL, Christiana's Certificate of Incorporation and Bylaws and the rules and regulations of the New York Stock Exchange (the "NYSE").

          (n) Brokers. Except for Prudential Securities Incorporated, whose fees shall be paid by Christiana, no broker, investment banker, or other Person acting on behalf of Christiana is or will be entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

          (o) Assets and Liabilities at Closing. At the Effective Time:

             (i) the assets of Christiana (the "Christiana Assets") shall consist of (1) 3,897,462 shares of EVI Common Stock, which shall be held free and clear of all Liens, (2) cash in the amount of $20,000,000 received in connection with the TLC Dividend as defined in Section 3.1(s), (3) the right to receive $10,666,667 in connection with the Logistic Sale (4) $3,000,000 to be received in connection with the Wiscold Note, (5) the cash received from the exercise of stock options,
        (6) all other cash on hand, (7) a one-third interest in Logistic, and
        (8) all tax, financial, accounting and other general corporate records, including records relating to all past operations and subsidiaries (including partnerships and joint ventures);

             (ii) the liabilities of Christiana (the "Christiana Liabilities") shall consist only of (1) transactional expenses related to the Merger and the Logistic Sale, (2) all Taxes of Christiana relating to periods through the Closing Date, including Taxes (other than the EVI Related Taxes) from the Logistic Sale and deferred intercompany Taxes and (3) all other outstanding and accrued liabilities to which Christiana may be subject, other than Assumed Liabilities (as defined in the Logistic Purchase Agreement) and EVI Related Taxes;

             (iii) all obligations and liabilities (fixed or contingent, known or unknown) of Christiana shall have been assumed by C2 and Logistic other than liabilities described in clause (ii); and

             (iv) except as set forth in Section 2.2(o) of the Disclosure Schedule or agreed to in writing by EVI prior to the Closing, Christiana shall have been released from all continuing obligations (i) relating to Logistic or any other historical business of Christiana or its subsidiaries and affiliates and (ii) under any and all agreements relating to the borrowing of funds, including any and all guarantees or similar arrangements relating thereto.

          (p) Compliance with Laws. Christiana, Logistic, C2 and each of their respective subsidiaries hold all required, necessary or applicable permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold could not reasonably be expected to have a Christiana MAE (the "Christiana Permits"). All applications with respect to such permits, licenses, variances, exemptions, orders, franchises and approvals were complete and correct in all material respects when made and neither Christiana nor C2 know of any reason why any of such permits, licenses, variances, exemptions, orders, franchises and approvals would be subject to cancellation. Christiana, Logistic, C2 and each of their respective subsidiaries are in compliance with the terms of the Christiana Permits except where the failure to so comply could not reasonably be expected to have a Christiana MAE. None of Christiana, Logistic, C2 or any of their respective subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Federal, state or local government, domestic or foreign, or any Governmental Entity, any arbitration award or any judgment, decree or order of any court or other Governmental Entity, applicable to Christiana, Logistic, C2 or any of their respective subsidiaries or their respective business, assets or operations, except for violations and failures to comply that would not have a Christiana MAE.

          (q) Contracts.

             (i) Section 2.2(q) to the Christiana Disclosure Letter contains a complete list of the following contracts, agreements, arrangements and commitments: (i) all employment or consulting contracts or agreements to which Christiana or Logistic is contractually obligated; (ii) current leases, sales contracts and other agreements with respect to any property, real or personal, of Christiana or Logistic or to which Christiana or Logistic is contractually obligated; (iii) contracts or commitments for capital expenditures or acquisitions in excess of $30,000 to which Christiana or Logistic is obligated; (iv) agreements, contracts, indentures or other instruments relating to the borrowing of money, or the guarantee of any obligation for the borrowing of money, to which Christiana or Logistic or any of their subsidiaries is a party or any of their respective properties is bound; (v) contracts or agreements or amendments thereto that would be required to be filed as an exhibit to an Annual Report on Form 10-K filed by Christiana as of the date hereof that has not been filed as an exhibit to the Christiana's Annual Report on Form 10-K for the year ended June 30, 1997, filed by it with the Commission or any report filed with the Commission under the Exchange Act since such date; (vi) all corporations, partnerships, limited liability companies and other entities which Christiana has owed, directly or indirectly, an equity interest since 1953, (vii) all material indemnification and guaranty or other similar obligations to which Christiana or Logistic is bound and which the officers of Christiana, after reasonable investigation, are aware, (viii) any outstanding bonds, letters of credit posted or guaranteed by Christiana or Logistic with respect to any Person, (ix) any covenants not to compete or other obligations affecting Christiana or Logistic that would restrict the Surviving Corporation or EVI and its affiliates from engaging in any business or activity which the officers of Christiana or Logistic are aware, after reasonable investigation and

        (x) contracts, agreements, arrangements or commitments, other than the foregoing that could reasonably be considered to be material to Christiana or Logistic.

             (ii) True and correct copies of all the instruments described in
        Section 2.2(q) of the Christiana Disclosure Letter have been furnished or made available to EVI. Except as noted in the Christiana Disclosure Letter, all such agreements, arrangements or commitments are valid and subsisting and each of Christiana, Logistic and their respective subsidiaries to the extent each is a party, has duly performed its obligations thereunder in all material respects to the extent such obligations have accrued, and no breach or default thereunder by Christiana, Logistic or their respective subsidiaries or, to the knowledge of Christiana, any other party thereto has occurred that could impair the ability of Christiana, Logistic or their respective subsidiaries to enforce any material rights thereunder. There are no material liabilities of any of the parties to any of the contracts between Christiana, Logistic or C2 or any of their respective subsidiaries and third parties arising from any breach of or default in any provision thereof or which would permit the acceleration of any obligation of any party thereto or the creation of a Lien upon any asset of Christiana, Logistic or any of their respective subsidiaries.

          (r) Title to Property.

             (i) At the Effective Time, Christiana will have good and marketable title to, or valid leasehold interests in, all its properties and assets. Christiana has good and valid title to 3,897,462 shares of EVI Common Stock, free and clear of all Liens. Christiana has good and valid title to 1000 units of Logistic, free and clear of all Liens, which units represents all of the interest in Logistics.

             (ii) Except as set forth in Section 2.2(r)(ii) of the Christiana Disclosure Letter, each of Christiana and Logistic has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. Each of Christiana and Logistic enjoys peaceful and undisturbed possession under all such leases.

          (s) Insurance Policies. Section 2.2(s) of the Christiana Disclosure Letter contains a correct and complete description of all insurance policies of Christiana covering Christiana, Logistic and their respective subsidiaries, any employees or other agents of Christiana, Logistic and their respective subsidiaries or any assets of Christiana and its subsidiaries. Each such policy is in full force and effect, is with responsible insurance carriers and is substantially equivalent in coverage and amount to policies covering companies of the size of Christiana and in the business in which Christiana and its subsidiaries is engaged, in light of the risk to which such companies and their employees, businesses, properties and other assets may be exposed. All retroactive premium adjustments under any worker's compensation policy of Christiana or any of its Subsidiaries have been recorded in Christiana's financial statements in accordance with generally accepted accounting principles and are reflected in the financial statements contained in the Commission Filings.

          (t) Loans. Section 2.2(t) of the Christiana Disclosure Letter sets forth all existing loans, advances or other extensions of credit (excluding accounts receivable arising in the ordinary course of business) by Christiana or its subsidiaries to any party other than intercompany loans, advances, guaranties or extensions of credit. All items listed in Section 2.2(t) of the Christiana Disclosure Letter will be repaid in full or assumed by C2 prior to the Effective Time of the Merger. All intercompany obligations and loans between Christiana and its subsidiaries, including C2, will be extinguished prior to the Logistic Sale without any ongoing liability to Christiana or C2 with respect thereto, except as set forth herein or in the Logistic Purchase Agreement.

          (u) No Fraudulent Transfer. Christiana has not within the last twelve months made any transfer or incurred any obligation with actual intent to hinder, delay or defraud any entity to which it was or may become indebted and it has not transferred any material property without receiving reasonably equivalent value for any such transfer obligation. Both immediately prior to and immediately after the Logistic Sale and the Merger, (i) the fair value of (x) Christiana's assets at the time of the Merger and (y) Logistic's and C2's assets after the Logistic Sale and (z) the assets of CST Financial, Inc. ("CST") Martinique

     Holdings, Inc. ("MHI") and Christiana Community Builders, Inc. ("CCB") immediately prior to their liquidation in each case at a fair valuation exceeds their respective debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of Christiana's, Logistic's, C2's, CST's, MHI's and CCB's property is greater than the amount that will be required to pay its probable liability on their respective debts and other liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and mature, (iii) Christiana prior to the Logistic Sale and Logistic, C2 after the Logistic Sale and CST, MHI and CCB prior to their liquidation each reasonably expect to be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and
     (iv) Christiana before the Logistic Sale and Logistic and C2 after the Logistic Sale will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. For all purposes of clauses of
     (i) through (iv), the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

          (v) Information Supplied. None of the information supplied or to be supplied by Christiana or C2 for inclusion or incorporation by reference in
     (i) the Registration Statement (as defined in Section 5.1) will, at the time the Registration Statement is filed with the Commission, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to Christiana's stockholders and at the time of the Christiana Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. For purposes of this Agreement, the parties agree that the statements made and information in the Registration Statement and the Proxy Statement relating to the Federal income tax consequences of the transactions contemplated hereby shall be deemed to be supplied by Christiana and C2 and not by EVI or Sub.

                                  ARTICLE III

                            COVENANTS OF CHRISTIANA

     3.1 CONDUCT OF BUSINESS BY CHRISTIANA PENDING THE MERGER. Christiana covenants and agrees that, from the date of this Agreement until the Effective Time, unless EVI shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement or the Logistic Purchase Agreement or set forth in Section 3.1 of the Christiana Disclosure Letter:

          (a) the business of Christiana and the Christiana Subsidiaries shall be conducted only in, and Christiana and the Christiana Subsidiaries shall not take any action except in, the ordinary course of business and consistent with past practice;

          (b) Christiana shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any capital stock of Christiana except upon the exercise of Christiana Options; (ii) split, combine, or reclassify any outstanding capital stock, or declare, set aside, or pay any dividend payable in cash, stock, property, or otherwise with respect to its capital stock whether now or hereafter outstanding; (iii) redeem, purchase or acquire or offer to acquire any of its capital stock; (iv) acquire, agree to acquire or make any offer to acquire for cash or other consideration, any equity interest in or assets of any corporation, partnership, joint venture, or other entity in an amount greater than $500,000; or (v) enter into any contract, agreement, commitment, or arrangement with respect to any of the matters set forth in this Section 3.1(b);

          (c) Christiana shall not transfer, dispose or otherwise convey any of the shares of EVI Common Stock held by it or grant or permit there to exist any Lien on such shares;

          (d) Christiana shall not enter into any contract regarding its business having a term greater than 120 days or involving an amount in excess of $50,000 or commit to do the same and except for a cold storage facility in Hudsonville, Michigan, no Christiana Subsidiary shall enter into any contract outside the ordinary course of business;

          (e) Christiana shall not become bound by any agreement or obligation in an amount in excess of $500,000 in the aggregate for all such agreements and obligations;

          (f) Christiana shall not pledge or encumber any of the assets to be held by Christiana following the Logistic Sale;

          (g) Neither Christiana nor any of its Subsidiaries shall enter into any employment or consulting contracts;

          (h) Neither Christiana nor any of its Subsidiaries shall enter into any contract or agreement that if effective on the date hereof would be required to be identified as a disclosure pursuant to Section 2.2(q) of the Christiana Disclosure Letter;

          (i) Neither Christiana nor any of its Subsidiaries shall sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or otherwise dispose of any of Christiana's or its Subsidiaries' properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and Christiana may liquidate (in a manner acceptable to EVI) CST Financial, Inc., Martinique Holdings, Inc. and Christiana Community Builders, Inc. and transfer their assets to Logistic without consideration;

          (j) Neither Christiana nor any of its Subsidiaries shall, directly or indirectly, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Christiana or its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice which obligations in respect of Christiana and its Subsidiaries other than Logistic shall be released in connection with the Logistic Sale, or make or permit to remain outstanding any loans, advances or capital contributions to, or investments in, any other Person, other than to Christiana or any direct or indirect wholly owned subsidiary of Christiana;

          (k) Neither Christiana nor any of its Subsidiaries shall make any election relating to Taxes except for those elections to be made in connection with its 1997 Tax Returns that are consistent with the 1996 Tax Returns;

          (l) Neither Christiana nor any of its Subsidiaries shall change any accounting principle used by it;

          (m) Christiana shall use its reasonable efforts (i) to preserve intact the business organization of Christiana and Logistic except Christiana may liquidate (in a manner acceptable to EVI) CST Financial, Inc., Martinique Holdings, Inc. and Christiana Community Builders, Inc. and transfer their assets to Logistic without consideration, (ii) to maintain in effect any material authorizations or similar rights of Christiana and Logistic, (iii) to preserve the goodwill of those having material business relationships with it; (iv) to maintain and keep each of Christiana's properties in the same repair and condition as presently exists, except for deterioration due to ordinary wear and tear and damage due to casualty; and (v) to maintain in full force and effect insurance comparable in amount and scope of coverage to that currently maintained by it;

          (n) Christiana shall, and shall cause the Christiana Subsidiaries to, perform their respective obligations under any contracts and agreements to which it is a party or to which any of its assets is subject, except to the extent such failure to perform would not have a Christiana MAE and except for such obligations as Christiana in good faith may dispute;

          (o) Christiana shall cause there to exist immediately prior to the Effective Time Christiana Net Cash (including $10,666,677 to be paid by C2 under the Logistic Purchase Agreement) of not less than $20 million;

          (p) Neither Christiana nor any of its Subsidiaries shall settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises: (i) of litigation where the amount paid in settlement or compromise does not exceed $500,000, or if greater, the amount of the reserve therefor reflected in the most recent SEC Documents and the terms of the settlement would not otherwise have a Christiana MAE, or (ii) in consultation and cooperation with EVI, and, with respect to any such settlement, with the prior written consent of EVI;

          (q) Christiana shall cause the Logistic Purchase Agreement to be executed and delivered by Christiana and the Logistic Sale to be effected prior to the Merger immediately prior to the Effective Time;

          (r) Christiana shall not authorize any of, or commit or agree to take any of, or permit any Christiana Subsidiary to take any of, the foregoing actions to the extent prohibited by the foregoing and shall not, and shall not permit any of the Christiana Subsidiaries to, take any action that would, or that reasonably could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the Merger set forth in Article VI not being satisfied. Christiana promptly shall advise EVI orally and in writing of any change or event having, or which, insofar as reasonably can be foreseen, would have, a material adverse effect on Christiana and the Christiana Subsidiaries, taken as a whole, or cause a Christiana MAE.

          (s) Christiana shall cause Logistic to pay to Christiana a distribution in the amount of $20 million cash prior to the Effective Time (the "TLC Dividend");

          (t) Christiana shall cause Logistic to pay in full the entire principal amount of the Wiscold Note dated September 1, 1992, in the principal amount of $3,000,000, together with all accrued interest thereon (the "Wiscold Note"); and

          (u) Except as set forth in Section 2.2(o) of the Disclosure Schedule or agreed to in writing by EVI prior to the Closing, Christiana shall cause all of its obligations (i) relating to Logistics or any other historical business of Christiana or its Subsidiaries and (ii) under any and all agreements relating to the borrowing of funds, including all guarantees and other similar arrangements relating thereto, to be fully released or otherwise satisfied in a manner acceptable to EVI.

     3.2 CASH REQUIREMENTS. Christiana covenants that as of the Effective Time it shall have cash equal to the sum of (i) $30 million (including $10,666,677 to be received under the Logistic Purchase Agreement) and (ii) all accrued and unpaid liabilities and obligations of Christiana. For purposes of this Section 3.2, the unpaid liabilities and obligations of Christiana shall mean the full undiscounted amount of liabilities for which Christiana shall be responsible, including any liabilities that will accrue as a result of the Merger, the Logistic Sale or the transactions contemplated herein, whether or not such liabilities would be required to be reflected as a liability by generally accepted accounting principles; provided, however, that such liabilities shall not include any liabilities for any gain on any EVI Common Stock held by Christiana realized as a result of a sale of such stock by Christiana or a liquidation or merger of Christiana (other than the Merger) within two years after the Effective Time, nor any tax liability for income of EVI attributable to Christiana under the equity method of accounting either before or after the Effective Time (the "EVI Related Taxes"). Further, for purposes of calculating such liabilities, any Taxes (other than the EVI Related Taxes) payable in respect of the Logistic Sale or other transactions contemplated herein or under the Logistic Purchase Agreement shall be fully accrued as a liability and any Tax credits, deductions, other Tax benefits of Christiana shall not be considered or used to offset any such liability. The provisions of this Section
3.2 shall not affect Logistic's and C2's obligations under the Logistic Purchase Agreement to assume and indemnify EVI as set forth therein.

     3.3 AFFILIATES' AGREEMENTS. Prior to the Closing Date, Christiana shall deliver to EVI a letter identifying all Persons that are, at the time this Agreement is submitted for approval to the stockholders of Christiana,

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

"affiliates" of Christiana for purposes of Rule 145 under the Securities Act ("Affiliates"). Christiana shall deliver or cause to be delivered to EVI an undertaking by each Affiliate in form satisfactory to EVI that no EVI Common Stock received or to be received by such Affiliate pursuant to the Merger will be sold or disposed of except pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of Rule 144 or paragraph (d) of Rule 145 under the Securities Act or another exemption from registration under the Securities Act.

                                   ARTICLE IV

                  COVENANTS OF EVI PRIOR TO THE EFFECTIVE TIME

     4.1 RESERVATION OF EVI STOCK. EVI shall reserve for issuance, out of its authorized but unissued capital stock, such number of shares of EVI Common Stock as may be issuable upon consummation of the Merger.

     4.2 CONDUCT OF EVI PENDING THE MERGER. EVI covenants and agrees that, from the date of this Agreement until the Effective Time, unless Christiana shall otherwise agree in writing or as otherwise expressly contemplated by this Agreement, it will not take any action that would, or that could be expected to, result in any of the representations and warranties set forth in this Agreement becoming untrue or any of the conditions to the merger set forth in Article VI not being satisfied.

     4.3 STOCK EXCHANGE LISTING. EVI shall use reasonable efforts to cause the shares of EVI Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

     4.4 PUBLICATION OF FINANCIAL RESULTS. In the event that the proposed merger (the "Weatherford Merger") between EVI and Weatherford Enterra, Inc., a Delaware corporation, does not close prior to June 1, 1998, EVI shall publish, as soon as reasonably practicable following the closing of the Weatherford Merger, financial results covering 30 days of post-Weatherford Merger combined operations of EVI and Weatherford; provided, however, that EVI shall not be required to publish financial results covering any period other than a period ending on the last business day of a calendar month.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     5.1 JOINT PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. As promptly as reasonably practicable after the execution of this Agreement, EVI and Christiana shall prepare and file with the Commission preliminary proxy materials that shall constitute the Proxy Statement of EVI and Christiana and the registration statement with respect to the EVI Common Stock to be issued in connection with the Merger (the "Registration Statement"). As promptly as reasonably practicable after final comments are received from and cleared by the Commission on the preliminary proxy materials, EVI and Christiana shall file with the Commission a combined joint proxy statement and registration statement on Form S-4 (or on such other form as shall be appropriate) relating to the approval and adoption of the Merger and this Agreement by the stockholders of EVI and the stockholders of Christiana and the issuance by EVI of EVI Common Stock in connection with the Merger and shall use their reasonable efforts to cause the Registration Statement to become effective as soon as practicable. Subject to the terms and conditions set forth in Section 6.2 and the fiduciary obligations of the Board of Directors of EVI with respect to such matters, the Proxy Statement shall contain a statement that the Board of Directors of EVI recommended that the stockholders of EVI approve and adopt the Merger and this Agreement. Subject to the terms and conditions set forth in Section 6.3 and the fiduciary obligations of the Board of Directors of Christiana with respect to such matters, the Proxy Statement shall contain a statement that the Board of Directors of Christiana recommended that the stockholders of Christiana approve and adopt the Merger and this Agreement.

     5.2 ACCOUNTANTS LETTER. Christiana shall use its reasonable efforts to cause Arthur Andersen LLP to deliver a letter pursuant to SAS 72 dated as of the date of the Proxy Statement and confirmed and updated at the Closing as of the Closing Date, and addressed to itself and EVI, in the form and substance reasonably
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

satisfactory to EVI and customary in the scope and substance for agreed upon procedures letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Registration Statement and Proxy Statement.

     5.3  MEETINGS OF STOCKHOLDERS.

          (a) Christiana shall promptly take all action reasonably necessary in accordance with the WGCL and its Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement and the Logistic Sale. Christiana shall provide that, in addition to any vote that may be required by law, the approval of the Merger and this Agreement and the Logistic Sale shall require approval of a majority of the votes cast for or against such matters excluding any shares of Christiana Common Stock held by Lubar & Co. Incorporated and its affiliates; provided, however, Christiana may, in lieu of such requirement, obtain an agreement by Lubar & Co. Incorporated and its affiliates to vote all of its shares of Christiana Common Stock for, against or abstain from voting with respect to such matters in the same proportion as the shares of Christiana Common Stock are voted on such matters by the other stockholders of Christiana. Subject to the terms and conditions set forth in Section 6.3 and the fiduciary obligations of the Board of Directors of Christiana with respect to such matters, the Board of Directors of Christiana (i) shall recommend at such meeting that the stockholders of Christiana vote to adopt and approve the Merger and this Agreement and the Logistic Sale, (ii) shall use its best efforts to solicit from stockholders of Christiana proxies in favor of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement.

          (b) EVI shall promptly take all action reasonably necessary in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and its Certificate of Incorporation and bylaws to convene a meeting of its stockholders to consider and vote upon the adoption and approval of the Merger and this Agreement. Subject to the terms and conditions set forth in Section 6.2 and the fiduciary obligations of the Board of Directors of EVI with respect to such matters, the Board of Directors of EVI (i) shall recommend at such meeting that the stockholders of EVI vote to adopt and approve the Merger and this Agreement, (ii) shall use its reasonable efforts to solicit from stockholders of EVI proxies in favor of such adoption and approval and (iii) shall take all other action reasonably necessary to secure a vote of its stockholders in favor of the adoption and approval of the Merger and this Agreement.

          (c) EVI and Christiana shall coordinate and cooperate with respect to the timing of such meetings and shall endeavor to hold such meetings on the same day and as soon as practicable after the date hereof.

     5.4 FILINGS; CONSENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, Christiana and EVI shall (i) make all necessary filings with respect to the Merger and this Agreement under the HSR Act, the Securities Act, the Exchange Act, and applicable blue sky or similar securities laws and shall use all reasonable efforts to obtain required approvals and clearances with respect thereto; (ii) use reasonable efforts to obtain all consents, waivers, approvals, authorizations, and orders required in connection with the authorization, execution, and delivery of this Agreement and the consummation of the Merger; and (iii) use reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

     5.5 NOTIFICATION OF CERTAIN MATTERS. Christiana shall give prompt notice to EVI, and EVI shall give prompt notice to Christiana, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time; and (ii) any material failure of Christiana or EVI, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be compiled with or satisfied by it hereunder.

     5.6 EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except those out-of-pocket expenses (which do not include fees for attorneys, accountants and financial advisors) incurred in connection with
(i) the registration fees for the EVI Common Stock under the Securities Act to be issued in the Merger, (ii) the registration and qualification of the EVI Common Stock under any state securities and blue sky laws, (iii) the listing of the EVI Common Stock on the NYSE, (iv) the HSR filing fee (v) the investment banking, appraisal, and related expenses of Christiana, (vi) the cost of any proxy solicitors and (vii) the printing and mailing of the Registration Statement and the Proxy Statement shall be paid by Christiana; provided, however, that if this Agreement shall have been terminated pursuant to Section
7.1 as a result of the willful breach by a party of any of its representations, warranties, covenants, or agreements set forth in this Agreement, such breaching party shall pay the direct out-of-pocket costs and expenses of the other parties in connection with the transactions contemplated by this Agreement.

     5.7  CHRISTIANA'S EMPLOYEE BENEFITS.

          (a) Christiana shall take action prior to the Merger and the Logistic Sale to (i) either cancel all outstanding Christiana Options or accelerate such Christiana Options and make such Christiana Options terminate prior to the Effective Time and (ii) and terminate the Christiana Option Plan.

          (b) Christiana shall pay to each holder of Christiana Options an amount of cash necessary to obtain cancellation of all Christiana Options held by such holders.

          (c) Christiana shall cause all employee benefit plans to which it is a sponsor or has obligations to be terminated or assumed by Logistic or C2 without any continuing obligations on the part of Christiana.

          (d) Christiana shall transfer to Logistic or C2 all employees of Christiana without any liability to the Surviving Corporation. C2 shall be responsible for all severance and other obligations with respect to such terminated employees, if any. As of the Effective Time, Christiana shall have no employees or employee benefit plans or obligations.

     5.8 LIQUIDATION OR MERGER OF CHRISTIANA. EVI agrees that for a period of two years following the Effective Date it shall not cause or permit Christiana to (i) liquidate or dissolve, (ii) sell or transfer any shares of EVI Common Stock held by Christiana or (iii) merge Christiana into any other entity unless EVI receives an opinion of a nationally-recognized tax counsel or accounting firm that such transaction will not adversely affect the tax treatment of the Merger; provided, however, this restriction shall not be deemed to prohibit or restrict (i) a sale or disposition of Christiana's interest in Logistic to the extent permitted by the Logistic Purchase Agreement or the operating agreement relating to Logistic, (ii) a change in control of EVI, (iii) a merger, consolidation, share exchange or similar transaction involving EVI or its subsidiaries (other than Christiana) or (iv) a sale or disposition of any assets of EVI or its subsidiaries (other than Christiana).

                                   ARTICLE VI

                                   CONDITIONS

     6.1 CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) This Agreement and the Merger (and the Logistic Sale in the case of Christiana) shall have been approved and adopted by the requisite vote of the stockholders of Christiana and EVI, as may be required by law, by the rules of the NYSE, by Section 5.3(a) and by any applicable provisions of their respective charters or bylaws;

          (b) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or

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

     administrative agency or commission that would prevent or make illegal the consummation of the Logistic Sale and the Merger;

          (d) The Registration Statement and a registration statement under the Securities Act to be filed by C2 in connection with the Merger shall each be effective on the Closing Date, and all post-effective amendments thereto filed shall have been declared effective or shall have been withdrawn; and no stop-order suspending the effectiveness thereof shall have been issued and no proceedings for that purpose shall have been initiated or, to the knowledge of the parties, threatened by the Commission;

          (e) There shall have been obtained any and all material permits, approvals and consents of securities or blue sky commissions of any jurisdiction, and of any other governmental body or agency, that reasonably may be deemed necessary so that the consummation of the Merger and the transactions contemplated thereby will be in compliance with applicable laws, the failure to comply with which would have a Christiana MAE or EVI MAE;

          (f) The shares of EVI Common Stock issuable upon consummation of the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance;

          (g) EVI, C2 and Christiana shall have received an opinion, dated as of the Effective Date, from American Appraisal Associates, Inc. in form and substance satisfactory to them, in respect of the matters described in
     Section 2.2(u); and

          (h) All approvals and consents of third Persons (i) the granting of which is necessary for the consummation of the Merger, the Logistic Sale or the transactions contemplated in connection therewith and (ii) the non-receipt of which would have a Christiana MAE or an EVI MAE.

     6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF EVI. The obligation of EVI to effect the Merger is, at the option of EVI, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of Christiana contained in
     Section 2.2 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all of the terms, covenants and conditions of this Agreement to be complied with and performed by Christiana on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer and the president of Christiana shall have been delivered to EVI;

          (b) There shall not have occurred or exist any fact or condition that would reasonably result in a Christiana MAE or would constitute a material fixed or contingent liability to Christiana, and EVI shall have received a certificate signed by the president of Christiana dated the Closing Date to such effect;

          (c) The Board of Directors of EVI shall have received from Morgan Stanley & Co. Incorporated, financial advisor to EVI, a written opinion, satisfactory in form and substance to the Board of Directors of EVI, to the effect that consideration to be paid by EVI in the Merger is fair to EVI from a financial point of view, which opinion shall have been confirmed in writing to such Board as of a date reasonably proximate to the date the Proxy Statement is first mailed to the stockholders of EVI and not subsequently withdrawn;

          (d) The Christiana Options shall have been cancelled and the Christiana Plans shall have been terminated or such options shall have been exercised;

          (e) Christiana shall have received, and furnished written copies of EVI of, the Christiana affiliates' agreements pursuant to Section 3.3;

          (f) EVI shall have received from Foley & Lardner, counsel to Christiana, an opinion dated the Closing Date covering customary matters relating to the Agreement and the Merger, including an opinion in form and substance satisfactory to EVI with respect to the matters described in
     Section 2.2(a), (b),

     (c), (d) and (k) (provided that the form of such opinion shall be agreed upon prior to the filing of the Registration Statement with the Commission);

          (g) EVI shall have received from Arthur Andersen LLP a written opinion, in form and substance satisfactory to EVI, dated as of the date that the Proxy Statement is first mailed to the Stockholders of Christiana and EVI to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code,
     (ii) EVI, Sub and Christiana will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) EVI, Sub and Christiana shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger (although Christiana will recognize gain or loss for U.S. federal income tax purposes as a result of the Logistic
     Sale), and such opinion shall be confirmed at the Closing;

          (h) EVI shall have received from Arthur Andersen LLP a letter, in form and substance satisfactory to EVI, dated as of the Closing Date, to the effect that the Merger would not adversely affect the ability of EVI to account for any prior or future business combination as a pooling of interest;

          (i) C2 shall have executed and delivered to Christiana and EVI the Logistic Purchase Agreement and agreement among members in form and substance, including schedules, acceptable to EVI;

          (j) The Logistic Sale shall have been consummated;

          (k) Christiana shall have delivered to EVI a pro forma balance sheet after giving effect to the Logistic Sale, including a full accrual for Taxes thereon without regard to any tax credits or tax deductions that Christiana may have in connection with the exercise of any stock options, reflecting Christiana Net Cash in an amount not less than $20 million;

          (l) Except as permitted by Section 3.1, all outstanding Indebtedness (including guarantees thereof) of Christiana and its Subsidiaries (other than Logistics) shall have been paid in full or Christiana shall have been fully released therefrom;

          (m) The assets of Christiana shall consist only of cash of at least $30 million, 3,897,462 shares of EVI Common Stock and 333.333 units of Logistic representing one-third of the outstanding interests of Logistic; and

          (n) There shall not be pending any litigation involving Christiana or any of its subsidiaries, that EVI, in its sole discretion, considers to be a material liability for which adequate security has not been provided.

     6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF CHRISTIANA. The obligation of Christiana to effect the Merger is, at the option of Christiana, also subject to the fulfillment at or prior to the Closing Date of the following conditions:

          (a) The representations and warranties of EVI and Sub contained in
     Section 2.1 shall be accurate as of the date of this Agreement and (except to the extent such representations and warranties speak specifically as of an earlier date) as of the Closing Date as though such representations and warranties had been made at and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by EVI on or before the Closing Date shall have been duly complied with and performed in all material respects; and a certificate to the foregoing effect dated the Closing Date and signed by the chief executive officer of EVI shall have been delivered to Christiana;

          (b) The Board of Directors of Christiana and C2 shall have received from Prudential Securities Corporation, financial advisor to Christiana and C2, a written opinion, satisfactory in form and substance to the Board of Directors of Christiana and C2, to the effect that from a financial point of view to the Christiana Shareholders the Merger, which includes (i) the consideration to be received in the Merger and (ii) the purchase price for Logistic is fair to the Christiana Shareholders, which opinion shall have been confirmed in writing to such Board as of a date reasonably proximate to the date the Proxy Statement is first mailed to the stockholders of Christiana and EVI and not subsequently withdrawn;

          (c) Christiana and C2 shall have received from Fulbright & Jaworski L.L.P. counsel to EVI, an opinion dated the Closing Date covering customary matters relating to this Agreement and the Merger, including an opinion in form and substance with respect to the matters described in Section 2.1(a),
     (b)(iii), (c) and (d)(i), (ii) and (iii);

          (d) C2 and Christiana shall have received from Arthur Andersen LLP, a written opinion, in form and substance satisfactory to Christiana, dated as of the date that the Proxy Statement is first mailed to stockholders of Christiana and EVI to the effect that (i) the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of
     Section 368(a)(1)(A) of the Code by reason of Section 368(a)(2)(E) of the Code; (ii) EVI, Sub and Christiana will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) EVI, Sub and Christiana shall not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger (although Christiana will recognize gain or loss for U.S. federal income tax purposes as a result of the Logistic Sale), and such opinion shall be confirmed at the Closing; and

          (e) The Logistic Sale under the Logistic Purchase Agreement shall have occurred.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 TERMINATION. This Agreement may be terminated and the Merger and the other transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether prior to or after approval by the stockholders of EVI or the stockholders of Christiana:

          (a) by mutual written consent of EVI and Christiana;

          (b) by either EVI or Christiana if (i) the Merger has not been consummated on or before June 30, 1998 (provided that the right to terminate this Agreement under this clause (i) shall not be available to any party whose breach of any representation or warranty or failure to fulfill any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any court of competent jurisdiction, or some other governmental body or regulatory authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger; (iii) the stockholders of Christiana shall not approve the Logistic Sale or the Merger at the Christiana stockholder meeting or at any adjournment thereof; (iv) the stockholders of EVI shall not approve the Merger at the EVI stockholder meeting or any adjournment thereof; or (v) in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law, as advised by outside counsel, the Board of Directors of Christiana or EVI determines that such termination is appropriate in complying with its fiduciary obligations.

          (c) by Christiana if (i) EVI shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by EVI or Sub at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by EVI of written notice from Christiana of such breach and is existing at the time of termination of this Agreement); (ii) any representation or warranty of EVI contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by EVI of written notice from Christiana of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have an EVI MAE, assuming the effectiveness of the Merger; or (iii) the Board of Directors of EVI withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to Christiana or shall have resolved to do any of the foregoing.

          (d) by EVI if (i) Christiana shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by it at or prior to such date of termination (provided such breach has not been cured within 30 days following receipt by Christiana of written notice from EVI of such breach and is existing at the time of termination of this Agreement; (ii) any representation or warranty of Christiana contained in this Agreement shall not be true in all respects when made (provided such breach has not been cured within 30 days following receipt by Christiana of written notice from EVI of such breach and is existing at the time of termination of this Agreement) or on and as of the Effective Time as if made on and as of the Effective Time (except to the extent it relates to a particular date), except for such failures to be so true and correct which would not individually or in the aggregate, reasonably be expected to have a Christiana MAE assuming the effectiveness of the Merger or (iii) the Board of Directors of Christiana withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to EVI or shall have resolved to do any of the foregoing.

     7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either EVI or Christiana as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of EVI, Sub or Christiana, except (i) with respect to this Section 7.2, Section
5.6 and Section 7.13, and (ii) such termination shall not relieve any party hereto for any intentional breach prior to such termination by a party hereto of any of its representations or warranties or of any of its covenants or agreements set forth in this Agreement.

     7.3 WAIVER AND AMENDMENT. Any provision of this Agreement may be waived at any time by the party that is, or whose stockholders are, entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that after this Agreement has been approved and adopted by the stockholders of EVI and Christiana, this Agreement may be amended only as may be permitted by applicable provisions of the DGCL and the WGCL. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     7.4 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties of C2 contained herein, which shall survive without limitation, none of the representations and warranties in this Agreement shall survive the Effective Time.

     7.5 PUBLIC STATEMENTS. Christiana and EVI agree to consult with each other prior to issuing any press release or otherwise making any public statement with respect to the transactions contemplated hereby.

     7.6 ASSIGNMENT. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

     7.7 NOTICES. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in Person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

        if to Christiana:

           Christiana Companies, Inc.
           700 N. Water Street, Suite 1200
           Milwaukee, Wisconsin 53202
           Attn: William T. Donovan
           Facsimile: (414) 291-9061
        with a copy to:

           Foley & Lardner
           777 East Wisconsin Avenue
           Milwaukee, Wisconsin 53202
           Attn: Joseph B. Tyson, Jr.
           Facsimile: (414) 297-4900

        if to C2:

           C2, Inc.
           700 N. Water Street, Suite 1200
           Milwaukee, Wisconsin 53202
           Attn: William T. Donovan
           Facsimile: (414) 291-9061

        with a copy to:

           Foley & Lardner
           777 East Wisconsin Avenue
           Milwaukee, Wisconsin 53202
           Attn: Joseph B. Tyson, Jr.
           Facsimile: (414) 297-4900

        if to EVI or Sub:

           EVI, Inc.
           5 Post Oak Park, Suite 1760
           Houston, Texas 77027
           Attn: Bernard J. Duroc-Danner
           Facsimile: (713) 297-8488

        with a copy to:

           Fulbright & Jaworski, L.L.P.
           1301 McKinney, Suite 5100
           Houston, Texas 77010-3095
           Attn: Curtis W. Huff
           Facsimile: (713) 651-5246

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.7. Such notices shall be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     7.8 GOVERNING LAW. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.

     7.9 ARBITRATION. Any disputes, claims or controversies connected with, arising out of, or related to, this Agreement and the rights and obligations created herein, or the breach, validity, existence or termination hereof, shall be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as such Commercial Rules may be changed by this Section 7.9. The disputes, claims or controversies shall be decided by three independent arbitrators (that is, arbitrators having no substantial economic or other material relationship with the parties), one to be appointed by Christiana, if prior to the Merger, or C2, if after the Merger, and one to be appointed by EVI within fourteen days following the submission of the claim to the parties hereto and the third to be appointed by the two so appointed within five days thereafter. Should either party refuse or neglect to join in the timely appointment of the arbitrators, the other party shall be entitled to select both arbitrators. Should the two arbitrators fail timely to appoint a third arbitrator, either party may apply to the Chief Judge of the United States District Court for the Southern District of Texas to make such appointment. The arbitrators shall have ninety days after the selection of the third arbitrator within which to allow discovery, hear evidence and issue their decision or award and shall in good faith attempt to comply with such time limits; provided, however, if two of the three arbitrators believe additional time is necessary to reach a decision, they may notify the parties and extend the time to reach a decision in thirty day increments, but in no event to exceed an additional ninety days. Discovery of evidence shall be conducted expeditiously by the parties, bearing in mind the parties desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the parties. Judgment upon an award rendered pursuant to such Arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, and an order of enforcement, as the case may be. The place of Arbitration shall be Houston, Texas. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision. Notwithstanding the provisions of this Section 7.9, neither party shall be prohibited from seeking injunctive relief pending the completion of any arbitration. The costs and expenses of the arbitration proceeding, including the fees of the arbitrators and all costs and expenses, including legal fees and witness fees, incurred by the prevailing party, shall be borne by the losing party.

     Solely for purposes of injunctive relief, orders in aid of arbitration and entry of the arbitrators' award:

          (a) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration, or entry of an arbitral award arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by an EVI Indemnified Party (as defined in the Logistic Purchase Agreement) may be brought with respect to any claim for indemnification by an EVI Indemnified Party;

          (b) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitral award arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim hereunder or for indemnification under the Logistic Purchase Agreement by an EVI Indemnified Party may be brought with respect to any claim for indemnification by an EVI Indemnified Party, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum;

          (c) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby for the purposes of injunctive relief, orders in aid of arbitration and entry of an arbitral award.

     7.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provision, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

     7.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.12 HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7.13 CONFIDENTIALITY Agreement. The Confidentiality Agreements entered into between EVI and Christiana on December 10, 1997 (the "Confidentiality Agreements") are hereby incorporated by reference herein and made a part hereof.

     7.14 ENTIRE AGREEMENT: THIRD PARTY BENEFICIARIES. This Agreement, the Other Agreements and the Confidentiality Agreements constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof and neither this nor any document delivered in connection with this Agreement confers upon any Person not a party hereto any rights or remedies hereunder.

     7.15  DISCLOSURE LETTERS.

          (a) The Christiana Disclosure Letter, executed by Christiana as of the date hereof, and delivered to EVI on the date hereof, contains all disclosure required to be made by Christiana under the various terms and provisions of this Agreement. Each item of disclosure set forth in the Christiana Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

          (b) The EVI Disclosure Letter, executed by EVI as of the date hereof, and delivered to Christiana on the date hereof, contains all disclosure required to be made by EVI under the various terms and provisions of this Agreement. Each item of disclosure set forth in the EVI Disclosure Letter specifically refers to the Article and Section of the Agreement to which such disclosure responds, and shall not be deemed to be disclosed with respect to any other Article or Section of the Agreement.

     IN WITNESS WHEREOF each of the parties caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                            EVI, INC.


                                            By: /s/ BERNARD J. DUROC-DANNER


                                              ----------------------------------

                                            Name: Bernard J. Duroc-Danner


                                               ---------------------------------

                                            Title: President


                                               ---------------------------------

                                            CHRISTIANA ACQUISITION, INC.


                                            By: /s/ BERNARD J. DUROC-DANNER


                                              ----------------------------------

                                            Name: Bernard J. Duroc-Danner


                                               ---------------------------------

                                            Title: President


                                               ---------------------------------

                                            CHRISTIANA COMPANIES, INC.


                                            By:   /s/ WILLIAM T. DONOVAN


                                              ----------------------------------

                                            Name: William T. Donovan


                                               ---------------------------------

                                            Title: President


                                               ---------------------------------

                                            C2, INC.


                                            By:   /s/ WILLIAM T. DONOVAN


                                              ----------------------------------

                                            Name: William T. Donovan


                                               ---------------------------------

                                            Title: President


                                               ---------------------------------

                                                                      APPENDIX B

                                   AGREEMENT*

                                  BY AND AMONG

                                   EVI, INC.,

                          TOTAL LOGISTIC CONTROL, LLC,

                          CHRISTIANA COMPANIES, INC.,

                                      AND

                                    C2, INC.

                               DECEMBER 12, 1997

* As amended by Amendment No. 1 to Agreement and Plan of Merger and Logistic Purchase Agreement dated May 26, 1998.

                                   AGREEMENT


     THIS AGREEMENT ("Agreement") made as of this 12th day of December, 1997, as amended by Amendment No. 1 dated May 26, 1998, by and among EVI, INC., a Delaware corporation ("EVI"), TOTAL LOGISTIC CONTROL, LLC, a Delaware limited liability company ("TLC"), CHRISTIANA COMPANIES, INC., a Wisconsin corporation ("Christiana") and C2, INC., a Wisconsin corporation ("C2").


                             W I T N E S S E T H :

     WHEREAS, EVI, Christiana Acquisition, Inc., a Wisconsin corporation ("Sub"), Christiana and C2 have entered into an Agreement and Plan of Merger dated December 12, 1997 (the "Merger Agreement") pursuant to which Sub, a wholly owned subsidiary of EVI, will merge with and into Christiana and thereby Christiana will become a wholly owned subsidiary of EVI (the "Merger").

     WHEREAS, as a condition to the Merger, Christiana will sell 666.667 Membership Units (as defined in Section 1.16 hereof) of TLC to C2 pursuant to the terms and conditions hereinafter set forth (the "Logistic Sale").

     NOW, THEREFORE, in consideration of the mutual covenants of the parties herein and the mutual benefits derived from this Agreement ("Agreement"), the parties, intending to be legally bound, hereby agree as follows:

     1.  Definitions.

     1.1 Affiliate. Affiliate means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

     1.2 Assumed Liabilities. Assumed Liabilities means any and all Liabilities and Environmental Liabilities (except for the Retained Liabilities) to which Christiana, EVI or a Christiana Company may now or at any time in the future become subject (whether directly or indirectly, including by reason of Christiana or a Christiana Company owning, controlling or operating any business or assets of any Person (including any current or past Affiliate)), resulting from, arising out of or relating to (i) any Christiana Company (other than TLC),
(ii) the business, operations or assets of Christiana or any Christiana Company on or prior to the Effective Date, (iii) any Christiana Taxes for periods ending on or before the Effective Date (except Christiana Taxes to be expressly retained by Christiana pursuant to the Merger Agreement), (iv) any obligation, matter, fact, circumstance or action or omission by any Person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana Company that existed on or prior to the Effective Date; (v) any product or service provided by Christiana or any Christiana Company prior to the Effective Date, (vi) the Merger, the Logistic Sale or any of the other transactions contemplated hereby, (vii) previously conducted operations of Christiana or any Christiana Company and (viii) C2's interest in TLC. The term "Assumed Liabilities" shall include, without limitation, the following Liabilities (other than Retained Liabilities):

          (a) Any and all Liabilities and Environmental Liabilities resulting from, arising out of or relating to (i) the assets, activities, operations, current or former facilities, actions or omissions of Christiana or any of its officers, directors, employees, independent contractors or agents occurring on or before the Effective Date, (ii) the assets, activities, operations, current or former facilities, actions or omissions of any Christiana Company or any of its officers, directors, employees, independent contractors or agents, (iii) any product liability claim, recall, replacement, returns or customer allowances of or relating to Christiana or any Christiana Company, or (iv) any contract or permit of Christiana or any Christiana Company;

          (b) Any and all accounts and notes payable of Christiana or any Christiana Company, excluding accounts payable which have been accounted for in the calculation of Christiana Net Cash set forth in the Merger Agreement;

          (c) Any and all Liabilities relating to Christiana or any Christiana Company employee benefit plans;

          (d) Any and all Liabilities and Environmental Liabilities on behalf of or which arise from or relate to active employees, or retired and inactive employees, of Christiana or any Christiana Company, including, without limitation, (i) liability for any salaries, wages, tax equalization payments, vacation pay, sick leave, personal leave, severance pay, wrongful dismissal or discrimination claims; (ii) liability for or under any employee benefit plan, policy or arrangement, including, without limitation, retirement, pension, medical, dental, profit sharing, unemployment, supplemental unemployment or disability plan policy or arrangement; (iii) liability for any payroll taxes, social security or similar taxes or withholding; (iv) liability arising from claims or litigation; and (v) liability arising from any injury, death, loss, disability, occupational disease or claims under any worker's compensation laws;

          (e) Any and all Liabilities and Environmental Liabilities resulting from, arising out, relating to or occurring on the Properties, including those properties listed on Schedule 1.2 hereof, the operations on any of the foregoing, and any off-site Environmental Liabilities related to any of the foregoing, including without limitation, those under any indemnification agreement or obligation of Christiana or any Christiana Company and any documents relating thereto;

          (f) Any and all Liabilities of TLC or any of its subsidiaries with respect to transactions or events occurring or existing on or prior to the Effective Date;

          (g) Any and all litigation and claims for Liabilities of Christiana or any Christiana Company existing as of the Effective Date;

          (h) Any and all Liabilities for Christiana Taxes, arising out of, or related to, Christiana for taxable periods on or before the Effective Date (except such Christiana Taxes expressly retained by Christiana pursuant to the Merger Agreement);

          (i) Any misrepresentation or incorrect representation or warranty of Christiana under the Merger Agreement without regard to any materiality or knowledge qualification; and

          (j) Any and all legal, accounting, consulting and expert fees and expenses incurred after the date hereof in investigating, preparing, defending, settling or discharging any claim or action arising under, out of or in connection with any of the Assumed Liabilities other than those associated with EVI's counsel's evaluation of the Merger and the Logistic sale.

     1.3 Business Day. Business Day means a day on which national banks are generally open for the transaction of business in Houston, Texas.

     1.4 CERCLA. CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601, et seq.

     1.5 Christiana. Christiana, for purposes of the assumption indemnification provisions of this Agreement includes Christiana Companies, Inc. and any and all predecessors thereto, whether by merger, purchase or acquisition of assets or otherwise, and any and all predecessors to any such entities.

     1.6 Circumstance. Circumstance has the meaning specified in Section 6.2 hereof.

     1.7 Effective Date. Effective Date means the time and date the Merger is made effective.

     1.8 Environmental Conditions. Environmental Conditions means any pollution, contamination, degradation, damage or injury caused by, related to, arising form or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Waste Materials.

     1.9 Environmental Law or Environmental Laws. Environmental Law or Environmental Laws means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity now or at any time in the future in effect relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and

(iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Law" or "Environmental Laws" includes, without limitation, (1) the terms and conditions of any license, permit, approval or other authorization by any governmental entity and (2) judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Law" or "Environmental Laws" includes, but is not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. sec. 7401 et seq., The Clean Water Act, 33 U.S.C. sec. 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. sec. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. sec. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. sec. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq., CERCLA and any state, county or local regulations similar thereto.

     1.10 Environmental Liabilities. Environmental Liabilities means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or
(ii) pursuant to any claim by a governmental entity or other person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute.

     1.11 EVI Indemnified Parties. EVI Indemnified Parties shall have the meaning set forth in Section 6.1(a) hereof.

     1.12 Christiana Company. Christiana Company means any corporation, partnership, limited liability company, association or other entity, of which Christiana or any Christiana Company now or at any time in the past owned, directly or indirectly, an ownership interest in (whether or not such ownership interest constituted control of the entity and whether or not such interest represented a passive or active investment), including those companies named on
Schedule 1.12 hereto.

     1.13 Christiana Taxes. Christiana Taxes means any and all taxes (other than EVI Related Taxes as defined in the Merger Agreement) to which Christiana or any Christiana Company may be obligated relating to or arising from (i) the current or past operations or assets of Christiana or any Christiana Company through the Effective Date, (ii) the Logistic Sale, (iii) the Merger, (iv) any tax return filed by any current or past member of Christiana's consolidated group, (v) any Tax to which Christiana may be alleged to be liable by reason of being affiliated with any other Person for all periods prior to the Effective Date, (vi) property taxes with respect to the assets of Christiana or any Christiana Company for all periods prior to the Effective Date and (vii) any transfer taxes or value added taxes in connection with the transactions contemplated by the Logistic Sale and the Merger.

     1.14 Liability. Liability means any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, or fixed or contingent.

     1.15 Member. Member means each person who has been admitted to TLC as a member as provided in the Delaware Limited Liability Company Act (the "DLLCA") and the Operating Agreement.

     1.16 Membership Units. Membership Units means the basis by which a Member's ownership interest in TLC issued pursuant to the Operating Agreement is measured.

     1.17 Merger. Merger means the merger of Christiana Acquisition, Inc. with and into Christiana Companies, Inc. as contemplated by the Merger Agreement.

     1.18 Merger Agreement. Merger Agreement means the Agreement and Plan of Merger dated December 12, 1997, by and among EVI, Christiana Acquisition, Inc., Christiana Companies, Inc. and C2, Inc.

     1.19 Operating Agreement. Operating Agreement shall mean the form of Operating Agreement attached hereto as Exhibit A.

     1.20 Person. Person means an individual, corporation, limited liability company, partnership, governmental authority or any other entity.

     1.21 Properties. Properties means the properties currently or previously owned or operated by Christiana or any Christiana Company.

     1.22 Retained Liabilities. Retained Liabilities shall mean and be limited solely to (i) those accounts payable relating to Christiana that are reflected on the Effective Date balance sheet of Christiana, (ii) those accounts payable reflected on the Effective Date balance sheet of Christiana and agreed to by EVI prior to the Effective Date, (iii) the obligations of Christiana that arise after the Effective Date (other than obligations relating to matters existing or occurring on or prior to the Effective Date and indemnification, warranty and product liability, wrongful death or property claims associated with actions or omissions prior to the Effective Date or any business conducted prior to the Effective Date) and (iv) EVI Related Taxes (as defined in the Merger Agreement).

     1.23 Taxes. Taxes means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term Tax means any one of the foregoing Taxes.

     1.24 Waste Materials. Waste Material means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

     2.  Purchase and Sale of Membership Units; Purchase Price.

     2.1  Purchase and Sale of Membership Units.

          (a) Effective as of the closing, Christiana shall sell, transfer, assign, convey and deliver, and C2 shall purchase and accept, 666.667 Membership Units.

          (b) CHRISTIANA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE MEMBERSHIP UNITS OR THE ASSETS (CURRENT, FIXED, PERSONAL, REAL, TANGIBLE OR INTANGIBLE) OF TLC AND ITS SUBSIDIARIES, INCLUDING, BUT NOT LIMITED TO, CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, CAPACITY, SUITABILITY, UTILITY, SALABILITY, AVAILABILITY, COLLECTIBILITY, OPERATIONS, CONDITIONS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF C2, TLC AND CHRISTIANA THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, C2 WILL ACQUIRE THE MEMBERSHIP UNITS AND INTEREST IN THE ASSETS OF TLC THROUGH SUCH OWNERSHIP INTEREST IN THEIR PRESENT CONDITION AND STATE OF REPAIR, ON AN "AS IS AND WHERE IS, WITH ALL FAULTS" BASIS.

     2.2 Assumption. Effective as of the closing, as an inducement to Sub to merge with Christiana, C2 hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities. Notwithstanding the foregoing, Christiana hereby retains and C2 will have no liability with respect to the Retained Liabilities. In addition, effective as of the Closing, as a further inducement to Sub to merge with Christiana, TLC hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities to the extent such Assumed Liabilities relate to any of the historical businesses, operations or assets of TLC and its subsidiaries. The closing shall occur on or prior to the closing of the Merger.

     2.3 Purchase Price. The aggregate purchase price ("Purchase Price") for the 666.667 Membership Units shall be (i) $10,666,667, payable on the same date that funds are paid by EVI to the Exchange Agent (as defined in the Merger Agreement) pursuant to Section 1.8(c) of the Merger Agreement by C2 to Christiana in the form of a certified or cashier's check, or, at the option of Christiana, by wire transfer of immediately available funds to an account designated by Christiana and (ii) the assumption by C2 at the closing of the Assumed Liabilities.

     2.4 ABSOLUTE ASSUMPTION. IT IS THE INTENT OF THE PARTIES THAT THE LIABILITIES AND ENVIRONMENTAL LIABILITIES ASSUMED BY C2 AND TLC UNDER THIS AGREEMENT SHALL BE WITHOUT REGARD TO THE CAUSE THEREOF OR THE NEGLIGENCE OF ANY PERSON, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE, AND WHETHER SUCH LIABILITY OR ENVIRONMENTAL LIABILITY IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISING AS AN OBLIGATION OF CONTRIBUTION. C2 AND TLC EACH HEREBY WAIVES AND RELEASES FOR ITSELF AND ON BEHALF OF AFFILIATES (OTHER THAN CHRISTIANA, EVI AND THEIR RESPECTIVE AFFILIATES) ANY CLAIMS, DEFENSES OR CLAIMS FOR CONTRIBUTION THAT IT HAS OR MAY HAVE AGAINST CHRISTIANA, EVI OR ANY OF THEIR RESPECTIVE AFFILIATES WITH RESPECT TO THE ASSUMED LIABILITIES.

     3.  Representations of Christiana.

     3.1 Organization. Christiana is a corporation duly organized and validly existing under the laws of the state of Wisconsin. TLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

     3.2 Title. The 666.667 Membership Units being transferred pursuant to this Agreement without any representation or warranty of any kind, including any implied representations of the title.

     4.  Representations of C2 and TLC.

     4.1 Organization. TLC is a limited liability company duly organized and validly existing under the laws of the state of Delaware. C2 is a corporation duly organized and validly existing under the laws of the state of Wisconsin.

     4.2 Corporate Power. Each of C2 and TLC has full power, legal right and authority to enter into this Agreement, and to carry out the transactions contemplated hereby. The execution of this Agreement, and full performance hereunder, has been duly authorized by C2's Board of Directors and TLC's Members.

     4.3 Validity. This Agreement has been duly and validly executed and delivered by C2 and TLC and is the legal, valid and binding obligation of each of C2 and TLC, enforceable in accordance with its terms.

     5.  Operating Agreement; Put and Participation Rights.

     5.1 Operating Agreement. At the Closing, C2 and Christiana shall enter into the Operating Agreement.

     5.2 Put. At any time after the fifth anniversary date of the Effective Date, Christiana shall have the option (but shall not be required) to sell to C2 or TLC, at Christiana's option, and C2 and TLC, as applicable, shall be required to purchase, all (but not less than all) of Christiana's Membership Units for a price equal to $7 million. To exercise this option, Christiana shall provide notice in writing to C2 or TLC, as applicable, of such election. The closing of any purchase pursuant to this Section 5.2 shall occur within 60 days of notice to C2 or TLC, as applicable. The price required to be paid by C2 or TLC, as applicable pursuant to this Section 5.2 shall be paid in cash. The rights contained in this Section 5.2 shall expire on the date one year after the fifth anniversary of the Effective Date.

     5.3 Participation Rights.

     (a) If (x) there shall be proposed a C2 Change of Control or (y) C2 shall propose to transfer or sell all of its interest in TLC to an unrelated third party (a "Third Party") in one or more transactions (a "TLC Disposition"), Christiana shall have the right, but not the obligation, to participate (a "Tag Along Right") in such transaction as follows:

          (i) In the case of a C2 Change of Control, Christiana shall have a right to sell its Membership Units to C2 and Logistic as determined as set forth below for cash at the fair market value of such Membership Units as may be agreed to by Christiana and C2 or, in the absence of such agreement, as determined by appraisal, as set forth below; and

          (ii) In the case of a TLC Disposition, Christiana shall have the right to sell its Membership Units to the proposed purchaser of C2's Membership Units for the same equivalent consideration per equivalent unit in TLC, in cash, and otherwise on the same terms as C2 sells or transfers its interests in TLC.

     The purchasing entity in the case of a C2 Change of Control shall be determined by C2 and Logistic; provided, however, that each shall be responsible for the purchase in the event of a default by the selected purchasing entity.

     If circumstances occur which give rise to the Tag Along Right, then C2 shall give written notice ("Tag Along Notice") to Christiana providing a summary of the terms of the proposed transaction and advising Christiana of its Tag Along Right. The Tag Along Notice shall be required to be accompanied by the offer to purchase required by this Section 5.3 by (x) the proposed purchasing entity in the case of a C2 Change of Control and (y) the proposed purchaser in the case of a proposed TLC Disposition. Christiana may exercise its Tag Along Right by delivery of written notice to C2 within fifteen (15) days of its receipt of the Tag Along Notice. If Christiana gives written notice indicating that it wishes to exercise its Tag Along Right,

          (1) In the case of a C2 Change of Control, Christiana shall be obligated to sell its Membership Units to C2 or TLC, as the case may be, and C2 and TLC shall be obligated to purchase for cash at the fair market value of such Membership Units as may be agreed to by Christiana and C2 or, in the absence of such agreement, as determined by a mutually acceptable Third Party appraiser contemporaneous with the closing of the C2 Change of Control; provided that if the parties cannot agree on an appraiser, each shall appoint its own appraiser and those appraisers will appoint the Third Party appraiser; and, provided, further, that the final decision of the appraisers shall be as agreed by two of the three appraisers; and

          (2) In the case of a TLC Disposition, Christiana shall be obligated to sell its Membership Units, and the proposed purchaser shall be obligated to purchase, for the same equivalent consideration per equivalent unit in TLC and otherwise on the same terms as C2 sells or transfers its interests in TLC with the sale to occur on or prior to the closing of the TLC Disposition; provided, however, that Christiana shall receive its equivalent consideration per equivalent unit in TLC in cash.

     No transaction which would result in a C2 Change of Control may be effected unless such transaction is effected in full compliance with the terms of this
Section 5.3.

     (b) For the purposes of this Section 5.3, a "C2 Change of Control" shall be defined to be (x) a transfer, conveyance or other disposition of shares of C2 stock by a member of the Lubar Family, (y) the issuance by C2 of any additional shares of C2 stock or (z) a merger, consolidation, conversion or share exchange or other similar transaction involving C2, if, after giving effect to such transaction described in (x), (y) or (z), the Lubar Family shall cease to beneficially own (defined to mean both the right to vote and dispose of the full economic interests in the shares) at least 25% of all of the voting and ownership interests in C2 or the resulting entity.

     (c) For the purposes of this Section 5.3, the "Lubar Family" shall be defined to be Sheldon B. Lubar, Joan P. Lubar, David J. Lubar, Kristine L. Thomson, Susan L. Solvang, their spouses, their children, trusts for the benefit of any of the foregoing and the Lubar Family Foundation.

     6.  Indemnification.

     6.1  Indemnification Matters.

     (a) Indemnification. Each of C2 and TLC, jointly and severally, hereby agree to indemnify, defend and hold Christiana, EVI and their respective officers, directors, employees, agents and assigns (collectively, the "EVI Indemnified Parties") harmless from and against any and all Liabilities or Environmental Liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that the EVI Indemnified Parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of:

          (i) Any breach of any covenant or agreement of C2 or TLC contained in this Agreement or in any other agreement contemplated hereby;

          (ii) The acts or omissions of Christiana or any Christiana Company on or before the Effective Date;

          (iii) The acts or omissions of TLC, any Christiana Company or any of its Affiliates (other than Christiana or EVI) or the conduct of any business by them on or after the Effective Date (it being understood that this indemnification shall not apply to acts or omissions by Christiana or EVI after the Effective Date);

          (iv) The Assumed Liabilities;

          (v) Any and all amounts for which Christiana or EVI may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from claims by Christiana or any Christiana Company, or the employees of any of the foregoing, or claims by insurance carriers of Christiana or any Christiana Company for indemnity arising from or out of claims by or against Christiana or any Christiana Company for acts or omissions of Christiana or any Christiana Company, or related to any current or past business of Christiana or any Christiana Company or any product or service provided by Christiana or any Christiana Company in whole or part prior to the Effective Date;

          (vi) Any settlements or judgments in any litigation commenced by one or more insurance carriers against Christiana or EVI on account of claims by any Christiana Company or employees of any Christiana Company and, if filed prior to the Effective Date, by Christiana or any employee of Christiana;

          (vii) Any Taxes (other than EVI Related Taxes) as a result of the Logistic Sale and any Taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, federal, state or local law purposes regardless of the theory or reason for the transactions being subject to Tax;

          (viii) The on-site or off-site handling, storage, treatment or disposal of any Waste Materials generated by Christiana or any Christiana Company on or prior to the Effective Date or any Christiana Company at any time;

          (ix) Any COBRA Liability with respect to any employees of Christiana or any Christiana Company prior to the Closing;

          (x) Any and all Environmental Conditions, known or unknown, existing on, at or underlying any of the Properties on or prior to the Effective Date;

          (xi) Any and all Liabilities incurred by Christiana or EVI pursuant to its obligations hereunder in seeking to obtain or obtaining any consent or approval to assign and transfer any interest in TLC;

          (xii) Any acts or omissions of Christiana or any Christiana Company relating to the ownership or operation of the business of Christiana or any Christiana Company or the Properties on or prior to the Effective Date;

          (xiii) Any Liability relating to any claim or demand by any stockholder of Christiana or EVI with respect to the Merger, the Logistic Sale or the transactions relating thereto; and

          (xiv) Any Liability relating to any Christiana or any Christiana Company employee benefit or welfare plans arising out of circumstances occurring on or prior to the Effective Date.

     (b) Allocation of Liability Payment Obligations. To the extent a Liability exists or a claim for indemnification is made by an EVI Indemnified Party hereunder, such Liability shall be paid and such claim shall be defended and paid as follows:

          (i) If the Liability or claim relates primarily to the historic assets, liability operations of business TLC (excluding [describe non TLC historic subs] (the "TLC Historic Business"), TLC shall, as between C2 and TLC, be primarily responsible for the payment of such Liability and the defense and payment of such claim. If TLC does not defend or pay such claim, C2 shall be responsible for the defense and payment of such claim.

          (ii) If the Liability or claim relates primarily to a matter other than the TLC Historic Business, C2 shall, as between C2 and TLC and subject to the provisions of clause (iii) below, be primarily responsible for the payment of such Liability and the defense and payment of such claim. If C2 does not defend or pay such claim, TLC shall be responsible for the defense and payment of such claim.

          (iii) If the Liability or claim relates primarily to a matter other than the TLC Historic Business, the costs of defense and payment of the Liability shall be paid by EVI to the extent and only to the extent of the Christiana Retained Cash (as defined in the Merger Agreement); provided that once such Christiana Retained Cash is paid pursuant to the Merger Agreement, EVI shall have no obligation to pay such amounts. Any such payments shall be subject to EVI being provided with reasonable documentation regarding the payment obligations.

          (iv) If TLC pays any amounts relating to an Assumed Liability or an indemnification claim hereunder, Christiana shall be entitled to receive a cash payment equal to one-third of any such amount paid when and if (i) TLC or all or substantially all of its assets are sold, (ii) there is a sale of Membership Units by C2 or (iii) there is a direct or indirect transfer or sale of the membership units of TLC held by C2 or of the membership units of C2. The obligation to pay such amounts shall be payable by C2.

          (v) To secure the obligations of C2 hereunder, C2 shall pledge to Christiana all of C2's interest in TLC, including all rights to distributions in respect thereof, pursuant to a pledge agreement in such form and having such terms as Christiana may reasonably request.

          (vi) Notwithstanding the foregoing, nothing contained in this Agreement shall be construed to be an assumption of any obligation or responsibility by EVI of any Assumed Liabilities and its obligations hereunder shall be personal to TLC and C2 to the extent and only to the extent EVI has agreed to fund the payment of indemnity claims by it with the Christiana Retained Cash as expressly provided herein. No third party shall be deemed to have any rights against EVI as result of this Agreement.

     (c) Absolute Indemnity. NONE OF THE EVI INDEMNIFIED PARTIES WILL BE OBLIGATED TO INSTITUTE ANY LEGAL PROCEEDINGS IN CONNECTION WITH THE COLLECTION OR PURSUIT OF ANY INSURANCE IN ORDER TO EXERCISE AN INDEMNIFICATION REMEDY UNDER THIS SECTION VI. UNLESS OTHERWISE SPECIFICALLY EXPRESSED, THIS INDEMNITY OBLIGATION SHALL APPLY WITHOUT REGARD TO WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY WAS CAUSED BY THE ORDINARY OR GROSS NEGLIGENCE OF ANY OF THE EVI INDEMNIFIED PARTIES (WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), OR WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISES AS AN OBLIGATION OF CONTRIBUTION OR INDEMNITY. EACH OF C2 AND TLC ACKNOWLEDGES THAT IT IS AWARE OF VARIOUS THEORIES KNOWN AS THE "EXPRESS NEGLIGENCE" DOCTRINE AND OTHER SIMILAR DOCTRINES AND THEORIES THAT MAY LIMIT INDEMNIFICATION AND AGREES AND STIPULATES THAT THE PROVISIONS OF THIS AGREEMENT REFLECT THE EXPRESS INTENT OF THE PARTIES THAT THE INDEMNIFICA-

TION TO BE PROVIDED BY TLC AND C2 APPLY NOTWITHSTANDING THE FACT THAT THE LIABILITY OR ENVIRONMENTAL LIABILITY (I) MAY NOT CURRENTLY BE KNOWN BY IT OR MANIFEST ITSELF IN ANY REGARD, (II) MAY ARISE UNDER A STATUTE OR THEORY THAT MAY NOT CURRENTLY EXIST OR BE KNOWN TO TLC, (III) MAY ARISE AS A RESULT OF A NEGLIGENT ACT OR OMISSION BY ANY OF THE EVI INDEMNIFIED PARTIES (WHETHER SUCH CONDUCT BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR (IV) MAY CONSTITUTE A VIOLATION OF ANY APPLICABLE CIVIL OR CRIMINAL LAW OR REGULATION.

     6.2 Notice of Circumstance. After receipt by an EVI Indemnified Party of notice, or an EVI Indemnified Party's actual discovery, of any action, proceeding, claim, demand or potential claim which could give rise to a right to indemnification pursuant to any provision of this Agreement (any of which is individually referred to a as a "Circumstance"), the EVI Indemnified Party shall give TLC and C2 (collectively the "TLC Parties") written notice describing the Circumstances in reasonable detail; provided, however, that no delay by an EVI Indemnified Party in notifying the TLC Parties shall relieve the TLC Parties from any Liability or Environmental Liability hereunder unless (and then solely to the extent) the TLC Parties' position is actually adversely prejudiced. In the event the TLC Parties notifies the EVI Indemnified Party within 15 days after such notice that the TLC Parties is assuming the defense thereof, (i) the TLC Parties will defend the EVI Indemnified Parties against the Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to EVI, (ii) the EVI Indemnified Parties may retain separate co-counsel at its or their sole cost or expense (except that the TLC Parties will be responsible for the fees and expenses for the separate co-counsel to the extent EVI concludes reasonably that the counsel the TLC Parties has selected has a conflict of interest), (iii) the EVI Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Circumstances without the written consent of the TLC Parties, and (iv) the TLC Parties will not consent to the entry of any judgment with respect to the Circumstances, or enter into any settlement which (x) requires any payments by or continuing obligations of an EVI Indemnified Party, (y) requires an EVI Indemnified Party to admit any facts or liability that could reasonably be expected to adversely affect an EVI Indemnified Party in any other matter or (z) does not include a provision whereby the plaintiff or claimant in the matter released the EVI Indemnified Parties from all Liability with respect thereto, without the written consent of EVI. In the event the TLC Parties does not notify EVI within 15 days after EVI has given notice of the Circumstance that the TLC Parties is assuming the defense thereof, the EVI Indemnified Parties may defend against, or enter into any settlement with respect to, the Circumstance in any manner the EVI Indemnified Parties reasonably may deem appropriate, at the TLC Parties' sole cost. The foregoing provisions shall be subject to the provisions of Section 6.1(b).

     6.3 Insurance. The TLC Parties shall not be obligated to indemnify the EVI Indemnified Parties for amounts which shall have been covered and paid by insurance of the EVI Indemnified Parties, provided, however, insurance shall not include deductibles or self-insured retentions.

     6.4 Scope of Indemnification. INDEMNIFICATION UNDER THIS SECTION VI SHALL BE IN ADDITION TO ANY REMEDIES CHRISTIANA, EVI OR ANY EVI INDEMNIFIED PARTY MAY HAVE AT LAW OR EQUITY. THERE SHALL BE NO TIME LIMIT AS TO C2'S OF TLC'S INDEMNIFICATION OBLIGATIONS HEREUNDER.

     6.5 Indemnity for Certain Environmental Liabilities. It is the intention of the parties that the indemnity provided herein with respect to Environmental Liabilities under CERCLA and corresponding provisions of state law is an agreement expressly not barred by 42 U.S.C. sec. 9607(e)(i) and corresponding provisions of state law.

     6.6 C2 and TLC Covenants. To assure the performance of the obligations of C2 and TLC under this Agreement, C2 and TLC each hereby covenants and agrees that it will not, and will cause its subsidiaries to not, merge, convert into another entity, engage in a share or interest exchange for a majority of its units or shares, liquidate or transfer, assign or otherwise convey or allocate, directly or indirectly, in one or more transactions, whether or not related, a majority of C2's or TLC's assets (determined in good faith by a board or similar managing body's resolution prior to the transaction on a fair value and consolidated basis) to any

Person unless the acquiring Person expressly assumes the obligations of C2 or TLC, as the case may be, hereunder, (ii) executes and delivers to Christiana and EVI an agreement agreeing to be bound by each and every provision of this Agreement as if it were C2 or TLC, as the case may be,and (iii) has a net worth on a pro forma basis after giving effect to the acquisition or business combination equal to or greater than that of C2 or TLC, as the case may be, on a consolidated basis.

     7.  Miscellaneous.

     7.1 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that this Agreement may be amended only as may be permitted by the laws that govern EVI, TLC, Christiana and C2. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.

     7.2 Arbitration. Any disputes, claims or controversies connected with, arising out of, or related to, this Agreement and the rights and obligations created herein, or the breach, validity, existence or termination hereof, shall be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as such Commercial Rules may be changed by this Section 7.2. The disputes, claims or controversies shall be decided by three independent arbitrators (that is, arbitrators having no substantial economic or other material relationship with the parties), one to be appointed by TLC and C2 and one to be appointed by EVI within fourteen days following the submission of the claim to the parties hereto and the third to be appointed by the two so appointed within five days. Should either party refuse or neglect to join in the timely appointment of the arbitrators, the other party shall be entitled to select both arbitrators. Should the two arbitrators fail timely to appoint a third arbitrator, either party may apply to the Chief Judge of the United States District Court for the Southern District of Texas to make such appointment. The arbitrators shall have ninety days after the selection of the third arbitrator within which to allow discovery, hear evidence and issue their decision or award and shall in good faith attempt to comply with such time limits; provided, however, if two of the three arbitrators believe additional time is necessary to reach a decision, they may notify the parties and extend the time to reach a decision in thirty day increments, but in no event to exceed an additional ninety days. Discovery of evidence shall be conducted expeditiously by the Parties, bearing in mind the parties desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the parties. Judgment upon an award rendered pursuant to such Arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, and an order of enforcement, as the case may be. The place of Arbitration shall be Houston, Texas. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision. Notwithstanding the provisions of this Section 7.2, neither party shall be prohibited from seeking injunctive relief pending the completion of any arbitration. The costs and expenses of the arbitration proceeding, including the fees of the arbitrators and all costs and expenses, including legal fees and witness fees, incurred by the prevailing party, shall be borne by the losing party.

Solely for purposes of injunctive relief, orders in aid of arbitration and entry of the arbitrator's award:

     (a) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by an EVI Indemnified Party may be brought with respect to any claim for indemnification by an EVI Indemnified Party;

     (b) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitration arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim for indemnification hereunder by an EVI Indemnified Party may be brought with respect to any claim for indemnification by an EVI Indemnified Party, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and

     (c) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby.

     7.3 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than TLC, C2, Christiana, EVI, and the EVI Indemnified Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     7.4 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in Person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

        if to EVI:

           EVI, Inc.
           5 Post Oak Park, Suite 1760
           Houston, Texas 77027
           Attn: Bernard J. Duroc-Danner
           Facsimile: (713) 297-8488

        with a copy to:

           Fulbright & Jaworski, L.L.P.
           1301 McKinney, Suite 5100
           Houston, Texas 77010-3095
           Attn: Curtis W. Huff
           Facsimile: (713) 651-5246

        if to TLC:

           Total Logistic Control, LLC
           700 N. Water Street
           Suite 1200
           Milwaukee, Wisconsin 53202
           Attn: William T. Donovan
           Facsimile: (414) 291-9061

        with a copy to:

           Foley & Lardner
           777 East Wisconsin Avenue
           Milwaukee, Wisconsin 53202
           Attn: Joseph B. Tyson, Jr.
           Facsimile: (414) 297-4900
        if to Christiana:

           5 Post Oak Park, Suite 1760
           Houston, Texas 77027
           Attn: James G. Kiley
           Facsimile: (713) 297-8488

        with a copy to:

           Fulbright & Jaworski, L.L.P.
           1301 McKinney, Suite 5100
           Houston, Texas 77010-3095
           Attn: Curtis W. Huff
           Facsimile: (713) 651-5246

        if to C2:

           700 N. Water Street
           Suite 1200
           Milwaukee, Wisconsin 53202
           Attn: William T. Donovan
           Facsimile: (414) 291-9061

        with a copy to:

           Foley & Lardner
           777 East Wisconsin Avenue
           Milwaukee, Wisconsin 53202
           Attn: Joseph B. Tyson, Jr.
           Facsimile: (414) 297-4900

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.4. Such notices shall be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

     7.5 Governing Law. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall by governed by the laws of the State of Texas without regard to conflict of laws principles.

     7.6 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

     7.8 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

     7.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                            EVI, INC.
                                            ("EVI")


                                            By: /s/ BERNARD J. DUROC-DANNER


                                              ----------------------------------

                                            Title: President


                                               ---------------------------------

                                            TOTAL LOGISTIC CONTROL, LLC
                                            ("TLC")


                                            By:   /s/ WILLIAM T. DONOVAN


                                              ----------------------------------

                                            Title: Vice President


                                               ---------------------------------

                                            CHRISTIANA COMPANIES, INC.
                                            ("Christiana")


                                            By:   /s/ WILLIAM T. DONOVAN


                                              ----------------------------------

                                            Title: President


                                               ---------------------------------

                                            C2, INC.
                                            ("C2")


                                            By:   /s/ WILLIAM T. DONOVAN


                                              ----------------------------------

                                            Title: President


                                               ---------------------------------

                                                                      APPENDIX C

                          TOTAL LOGISTIC CONTROL, LLC

                           FIRST AMENDED AND RESTATED


                              OPERATING AGREEMENT


                                        , 1998

                               TABLE OF CONTENTS

                                                                         PAGE
                                                                         ----
ARTICLE I  FORMATION.................................................      4
 1.01    Definitions.................................................      4
 1.02    Formation; Name.............................................      4
 1.03    Purposes....................................................      4
 1.04    Registered and Principal Offices............................      4
 1.05    Term........................................................      4
 1.06    Foreign Qualification.......................................      5
 1.07    No State Law Partnership....................................      5
 1.08    Partnership Classification..................................      5
ARTICLE II  MEMBERS..................................................      5
 2.01    Members.....................................................      5
 2.02    Admission of Additional Members.............................      5
ARTICLE III  CAPITAL CONTRIBUTIONS...................................      5
 3.01    Capital Contributions by Members............................      5
 3.02    Purchase of Units by C2, Inc................................      5
 3.03    Loans to the Company........................................      5
 3.04    Withdrawal and Return of Contributions......................      6
 3.05    Interest on Contributions...................................      6
 3.06    Limitation on Member's Deficit Make-up......................      6
 3.07    Capital Accounts............................................      6
 3.08    Units.......................................................      6
ARTICLE IV  ALLOCATIONS..............................................      6
 4.01    Profits and Losses..........................................      6
 4.02    Tax Allocations.............................................      6
 4.03    Construction................................................      7
ARTICLE V  DISTRIBUTIONS.............................................      7
 5.01    Current Tax Distributions...................................      7
 5.02    Other Distributions.........................................      7
 5.03    Amounts Withheld............................................      7
 5.04    Distribution Restrictions...................................      7
ARTICLE VI  MANAGEMENT...............................................      8
 6.01    Voting and Decisions........................................      8
 6.02    Restriction on Transactions.................................      8
 6.03    Regular Meetings............................................      8
 6.04    Special Meetings............................................      8
 6.05    Quorum......................................................      9
 6.06    Notice......................................................      9
 6.07    Manner of Acting............................................      9
 6.08    Vacancies...................................................      9
 6.09    Presumption of Assent.......................................      9
 6.10    Resignation of Manager......................................      9
 6.11    Action Without Meeting......................................      9
 6.12    Telephonic Meetings.........................................     10
 6.13    Reliance by Third Parties...................................     10
 6.14    Filing of Documents.........................................     10
 6.15    Limitation on Liability; Indemnification....................     10
 6.16    Delegation to Members or Representatives of Members.........     10

                                                                         PAGE
                                                                         ----
 6.17    Time Devoted to Business....................................     11
 6.18    Compensation of Members and Officers........................     12
ARTICLE VII ASSIGNMENT, TRANSFER AND REPURCHASE OF MEMBER'S UNITS AND
  DISASSOCIATION.....................................................     12
 7.01    Assignment and Transfer.....................................     12
 7.02    Disassociation..............................................     13
 7.03    Restraining Order...........................................     13
ARTICLE VIII DISSOLUTION AND WINDING UP..............................     13
 8.01    Dissolution.................................................     13
 8.02    Winding Up and Liquidation..................................     14
 8.03    Compliance With Timing Requirements of Regulations..........     14
ARTICLE IX BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS.............     14
 9.01    Books and Records...........................................     14
 9.02    Fiscal Year and Method of Accounting........................     14
 9.03    Reports and Statements......................................     15
 9.04    Tax Elections...............................................     15
 9.05    Tax Matters Partner.........................................     15
ARTICLE X MISCELLANEOUS..............................................     15
10.01    Amendments..................................................     15
10.02    Bank Accounts...............................................     15
10.03    Binding Effect..............................................     15
10.04    Rules of Construction.......................................     15
10.05    Choice of Law and Severability..............................     16
10.06    Counterparts................................................     16
10.07    Entire Agreement............................................     16
10.08    Last Day for Performance Other Than a Business Day..........     16
10.09    Notices.....................................................     16
10.10    Title to Property; No Partition.............................     16
ARTICLE XI GLOSSARY..................................................     17

                          TOTAL LOGISTIC CONTROL, LLC

                           FIRST AMENDED AND RESTATED

                              OPERATING AGREEMENT


     THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Operating
Agreement") is effective as of the [     ] day of [            ], 1998, between
Christiana Companies, Inc., a Wisconsin corporation, and C2, Inc., a Wisconsin corporation (individually, "Member", and collectively, the "Members").


                                  WITNESSETH:

     WHEREAS, Christiana Companies, Inc. has formed a limited liability company known as Total Logistic Control, LLC (the "Company"), by causing the filing of a Certificate of Organization (the "Certificate") pursuant to the Act;


     WHEREAS, C2, Inc. desires to acquire an interest in the Company and Christiana Companies, Inc. desires to sell a portion of its interest to C2, Inc. pursuant to the terms and conditions of that certain Agreement by and among EVI, Inc., a Delaware corporation, Christiana Acquisition Co., a Wisconsin corporation, Christiana Companies, Inc., a Wisconsin corporation, and C2, Inc., a Wisconsin corporation, dated December 12, 1997, as amended by Amendment No. 1 dated May 26, 1998 (the "Purchase Agreement").


     WHEREAS, the parties hereto desire to set forth in full all of the terms and conditions of their agreements and understandings in this Operating Agreement;

     NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

                                   ARTICLE I

                                   FORMATION

     1.01 Definitions. Capitalized terms used in this Operating Agreement shall have the meanings set forth in the text of this Operating Agreement in the Glossary contained in Article XI.

     1.02 Formation; Name. Christiana Companies, Inc. formed the Company as a limited liability company pursuant to the Act by causing, on June 13, 1997, the Certificate to be filed with the Delaware Secretary of State, which shall constitute notice that the Company is a limited liability company. The Company's name shall be Total Logistic Control, LLC.

     1.03 Purposes. The purposes of the Company shall be to engage in any and all general business activities permissible under the Act.

     1.04 Registered and Principal Offices. The registered office of the Company shall initially be located at 1209 Orange Street, Wilmington (County of New Castle), Delaware, 19801. The registered agent of the Company shall be the Corporation Trust Company, whose address is the same as that of the registered office. The principal office of the Company shall be located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. The Board of Managers may establish additional offices or may relocate the principal or registered offices.

     1.05 Term. The Company's term officially began on June 13, 1997, and shall continue until terminated by operation of law or by some provision of this Operating Agreement.

     1.06 Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

     1.07 No State Law Partnership. The Members intend that the Company be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes and not be operated or treated as a "partnership" (including, without limitation, a limited partnership or joint venture) for any other purpose, including, but not limited to, Section 303 of the Federal Bankruptcy Code, and this Operating Agreement shall not be construed to suggest otherwise. No Member shall take any action inconsistent with the express intent of the parties hereto as set forth herein.

     1.08 Partnership Classification. The Members hereby agree that the Company shall not be operated or treated as an "association" taxed as a corporation under the Code and that no election shall be made under the Treasury Regulations by the Members, the Members or any officer to treat the Company as an "association" taxable as a corporation without the prior unanimous written consent of the Members.

                                   ARTICLE II

                                    MEMBERS

     2.01 Members. The names and business addresses of the Members of the Company are set forth on Exhibit A hereto.

     2.02 Admission of Additional Members. Additional members may be admitted to the Company only with Member Approval.

                                  ARTICLE III

                             CAPITAL CONTRIBUTIONS

     3.01  Capital Contributions by Members.

          (a) Initial Capital Contributions. The initial capital contribution made by Christiana Companies, Inc. to the Company in exchange for its 100% percentage interest in the Company is set forth on Exhibit C to this Operating Agreement of Total Logistic Control, LLC dated June 13, 1997. Christiana Companies, Inc.'s 100% percentage interest is hereby restated as 1,000 Units in the Company.

          (b) Additional Capital Contributions. No additional capital contributions to the Company shall be required. Additional capital contributions to the Company may be made with Manager Approval. No additional Units in the Company may be issued without prior Member Approval.

     3.02 Purchase of Units by C2, Inc. Pursuant to the terms and conditions of the Purchase Agreement, C2, Inc. purchased 666.667 of the Units in the Company held by Christiana Companies, Inc. Immediately following such purchase, each Member holds the number of Units in the Company set forth on Exhibit A hereto.

     3.03 Loans to the Company. Except as set forth in this Operating Agreement, no Member shall make a loan to the Company without Manager Approval.

     3.04 Withdrawal and Return of Contributions. No Member shall be entitled to withdraw or to the return of its capital contributions. No Member shall have the right to demand and receive property other than cash in return for its contributions, except that upon dissolution, the Members shall be entitled to share in the distribution of the remaining assets of the Company in accordance with Article VIII of this Operating Agreement.

     3.05 Interest on Contributions. Capital contributions to the Company shall not earn interest.

     3.06 Limitation on Member's Deficit Make-up. The Members shall have no obligation to restore any deficit in their Capital Accounts.

     3.07  Capital Accounts.

          (a) Maintenance of Capital Accounts. A separate Capital Account shall be maintained and adjusted for each Member on the books and records of the Company in accordance with the Code and the Treasury Regulations. The initial balance of each Member's Capital Account shall be the amount of its initial contribution to the Company.

          (b) Transfers. In the event any interest in the Company is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

          (c) Revaluation. In the event the Values of Company assets are adjusted pursuant to the definition of the term "Value" in Article XI hereof, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment, and such adjustment shall be allocated to the Members in accordance with Article IV hereof.

          (d) Interpretation. The manner in which Capital Accounts are to be maintained pursuant to this Section 3.07 is intended to and shall be construed so as to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

     3.08 Units. The membership interests in the Company shall be divided into Units. Except as set forth herein, each Unit shall have identical preferences, limitations, and other relative rights.

                                   ARTICLE IV

                                  ALLOCATIONS

     4.01 Profits and Losses. Except as otherwise provided in Section 4.02 hereof, Profits and Losses shall be allocated among the Members in proportion to the number of Units held by such Members.

     4.02  Tax Allocations.

          (a) Capital Contributions. In accordance with section 704(c) of the Code and the Treasury Regulations under that section, income, gain, loss, and deduction with respect to any capital contribution shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the capital contribution for federal income tax purposes and its initial Value.

          (b) Adjustment of Value. If the Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the asset's adjusted basis for federal income tax purposes and its Value as so adjusted in the same manner as under section 704(c) of the Code and the Treasury Regulations under that section.

          (c) Elections. Any elections or other decisions relating to the allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intent of this Operating Agreement. Allocations pursuant to this Section 4.02 are solely for purposes of national, state and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits and Losses, other items, or Distributions pursuant to any provision of this Operating Agreement.

          (d) Determination of Allocable Amounts. For purposes of determining the Profits and Losses, or any other items of income, gain, loss, or deduction allocable to any fiscal period, Profits and Losses, and any other such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under section 706 of the Code and the Treasury Regulations under that section.

          (e) Income Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Article IV and agree to be bound by the provisions of this Article IV in reporting their shares of income, gain, loss, and deductions for income tax purposes.

     4.03 Construction. The provisions of this Article IV (and other related provisions in this Operating Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

                                   ARTICLE V

                                 DISTRIBUTIONS

     5.01 Current Tax Distributions. To the extent permitted by law and consistent with the Company's obligations to its creditors, the Company shall make distributions ("Tax Distributions") in accordance with this Section 5.01 on or before April 15, June 15, September 15 and December 15 of each year. The aggregate amount of the Tax Distribution made with respect to a given date shall be the product of (1) the Company's estimated federal taxable income (computed without taking into account any asset change in value due to the Agreement among EVI, Inc., Total Logistic Control, LLC, Christiana and C2, Inc. dated
  , 1997) for the calendar quarter that includes such date, multiplied by (2) the sum of (i) the highest corporate federal income tax rate as stated in the Internal Revenue Code, plus (ii) the highest corporate Wisconsin income tax rate as stated in Wisconsin law, minus (iii) the product of (i) and (ii). The aggregate amount of each Tax Distribution shall be distributed to the Members in proportion to the number of Units held by such Members.

     5.02 Other Distributions. At such times and in such form as may be determined by Member Approval, distributions (in addition to the distributions described in Sections 5.01 and 5.03) shall be made to the Members in proportion to the number of Units held by each such Member.

     5.03 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article V for all purposes under this Operating Agreement.

     5.04 Distribution Restrictions. The Company shall make no distribution if, and to the extent, that after such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the fair value of the Company's total assets would be less than the sum of its total liabilities.

                                   ARTICLE VI

                                   MANAGEMENT

     6.01 Voting and Decisions. Subject to the provisions of Section 6.02, the management of the Company shall be vested in a Board of Managers. The initial
Board of Managers shall consist of (     ) (     ) Managers. Each Manager shall
be elected by the vote or written consent of the Members owning at least a majority of the Units in the Company provided, however, that Christiana Companies, Inc. and C2, Inc. shall at all times each be entitled to elect, without the consent of any other Member, a number of Managers that is proportionate to the number of Units in the Company held by Christiana Companies, Inc. and C2, Inc., respectively.

     6.02 Restriction on Transactions. The following actions shall require Member Approval:

          (a) The authorization or issuance of additional Units except for the issuance of up to 101 Units to Company management for management incentive options with five year cliff vesting;

          (b) The authorization or payment of any distribution with respect to Units, except for payment of any distribution that is necessary for C2, Inc. to fulfill its obligation with respect to Section 5.2 of the agreement among EVI, Inc., Total Logistic Control, LLC, Christiana and C2, Inc. dated
                 , 1997;

          (c) The direct or indirect purchase or acquisition by the Company or any Subsidiary of the Company of Units;

          (d) The approval of any merger, consolidation or other similar transaction involving the Company or any subsidiary of the Company or sale of all or substantially all of the operating assets of the Company or any subsidiary of the Company in one or more transactions;

          (e) The creation of any new direct or indirect Subsidiary of the Company;

          (f) The making of any tax election;

          (g) The liquidation or dissolution of the Company or any Subsidiary of the Company;

          (h) Any transaction between the Company or any Subsidiary of the Company and any affiliate of a Member (other than a transaction between the Company and a Subsidiary of the Company);

          (i) The payment of any compensation to any Member or any affiliate of a Member or the entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member except as permitted under Section 6.18;

          (j) Any amendment to this Operating Agreement or the Certificate; and

          (k) Any other matter for which Member Approval is required under the Act.

     6.03 Regular Meetings. A regular meeting of the Managers shall be held without other notice other than this Operating Agreement [INSERT TIME AND PLACE]. The Board of Managers may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such resolution. An annual meeting of Members shall be held without notice other than this Operating Agreement [INSERT TIME AND PLACE].

     6.04 Special Meetings. Special meetings of the Board of Managers or Members may be called at the request of any two Managers or any Member. The person or persons authorized to call special meetings of the Board of Managers may fix any place, either within our without the State of Delaware, as the place for holding any special meeting of the Board of Managers called by them.

     6.05  Quorum.

          (a) Managers. A majority of the number of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, but if less than such majority is present at a meeting, a majority of the Board of Managers or Members present may adjourn the meeting from time to time without further notice.

          (b) Members. All Members shall be required to be present to constitute a quorum for the transaction of business of a meeting of the Members. A Member may not unreasonably fail to attend a meeting of Members where such failure would cause irreparable damage to the Company, its business or its assets.

     6.06 Notice. Notice of any special meeting shall be given at least five business days prior thereto by written notice delivered personally or mailed to each Manager at his business address, or by telegram; provided, however, telephonic meetings may be called on only two business days' notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any Manager or Member may waive notice of any meeting. The attendance of a Manager or Member at a meeting shall constitute a waiver of notice of such meeting, except where a Manager or Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

     6.07 Manner of Acting. The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers ("Manager Approval").

     6.08 Vacancies. Subject to the provisions of Section 6.01 hereof, any vacancy occurring in the Board of Managers shall be filled by the affirmative vote of a majority of the remaining Managers through less than a quorum of the Board of Managers. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

     6.09 Presumption of Assent. A Manager of the Company who is present at a meeting of the Board of Managers at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless such Manager's dissent shall be entered into the minutes of the meeting or unless such Manager shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

     6.10 Resignation of Manager. A Manager may resign from his or her position as a Manager at any time by notice to the Board of Managers. Such resignation shall become effective as set forth in such notice.

     6.11 Action Without Meeting. Any action required or permitted by this Operating Agreement or by law to be taken at a meeting of the Board of Managers or by the Members may be taken without a meeting if a written consent or consents, describing the action so taken, is signed by all of the Managers or Members, respectively, entitled to vote with respect to the subject matter thereof and delivered to the Company for inclusion in the Company's records.

     6.12 Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or this Operating Agreement, Members, Board of Managers and any committees thereof may participate in regular or special meetings by, or through the use of, any means of communication by which (a) all participants may simultaneously hear each other, such as by conference telephone, or (b) all communication is immediately transmitted to each participant, and each participant can immediately send messages to all other participants. If a meeting is conducted by such means, then at the commencement of such meeting, the presiding person shall inform the participating Managers and Members that a meeting is taking place at which official business may be transacted. Any participants in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter, which the presiding person determines, in his or her sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

     6.13 Reliance by Third Parties. Any person dealing with the Company, other than a Member, may rely on the authority of the Board of Managers and any officer of the Company in taking any action that is in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance therewith. Every instrument purporting to be the action of the Company and executed by the Board of Managers or any officer of the Company shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that, at the time of delivery thereof, this Operating Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Company.

     6.14 Filing of Documents. The Board of Managers shall file or cause to be filed all certificates or documents as may be determined by the Board of Managers to be necessary or appropriate for the formation, continuation, qualification, and operation of a limited liability company in the State of Delaware and any other state in which the Company may elect to do business. To the extent that the Board of Managers determines the action to be necessary or appropriate, the Board of Managers shall do all things to maintain the Company as a limited liability company under the laws of the State of Delaware and any other state in which the Company may elect to do business.

     6.15 Limitation on Liability; Indemnification. No Manager, Member or officer of the Company shall be liable, responsible, or accountable in damages or otherwise to the Members or the Company for any act or omission in connection with the business of the Company if the officer acted (i) in good faith and in a manner he or she reasonably believed to be within the scope of the authority granted to him or her by this Operating Agreement and (ii) in the best interests, or not opposed to the best interests, of the Company; provided that the Manager or officer shall not be relieved from liability for any claim, issue or matter as to which the officer shall have been finally adjudicated to have committed fraud or willful misconduct. Subject to this limitation in the case of such adjudication of liability, the Company shall indemnify the Managers, to the fullest extent permitted under the Act, against any losses, judgements, liabilities, and expenses (including, without limitation, reasonable attorney's fees) incurred by reason of any act or omission in connection with the business of the Company.

     6.16 Delegation to Members or Representatives of Members. The Board of Managers may, from time to time, fill the offices of president, vice president, secretary and treasurer. The Board of Managers may appoint such other officers and assistant officers as they deem necessary. Unless the Board of Managers decide otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, as set forth below, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section 6.16. Any number of titles may be held by the same person. Any delegation pursuant to this Section 6.16 may be revoked at any time by the Board of Managers. Any person so delegated under this Section
6.16 shall not be considered a "manager" as defined in Section 18.101(10) of the Act.

          (a) President. The President shall be the principal executive officer of the Company and, subject to the direction of the Board of Managers, shall in general supervise and control the day-to-day operations of the Company. The President shall preside at all meetings of the Board of Managers. He or she shall have authority, subject to the terms of this Operating Agreement and such rules as may be prescribed by the Board of Managers, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute, and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the Company's regular business, or which shall be authorized by resolution of the Board of Managers or Members; and except as otherwise provided by the Board of Managers, he or she may authorize any Vice President or other officer or agent of the Corporation to sign, execute, and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Board of Managers from time to time.

          (b) The Vice President. In the absence of the President or in the event of the President's death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one vice President, the Vice Presidents in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election or appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Managers. The execution of any instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

          (c) The Secretary. The Secretary shall (i) keep minutes of the meetings of the Members and the Board of Managers (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the Members and the Board of Managers); (ii) see that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by the Act; (iii) be custodian of the corporate records; (iv) maintain a record of the Members of the Company, in a form that conforms to the requirements of the Act; and (v) in general perform all duties incidental to the office of Secretary and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President.

          (d) The Treasurer. The Treasurer shall (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) maintain appropriate accounting records; (iii) receive and give receipt for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of this Operating Agreement; and (iv) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President.

     6.17 Time Devoted to Business. The Members and the Managers shall not be required to devote their full time and efforts to the Company, but only so much of their time and efforts as is reasonably necessary to perform their duties and responsibilities to the Company.

     6.18 Compensation of Members and Officers. The Board of Managers may authorize the Company to pay the officers (other than those affiliated with Lubar & Co., Incorporated) any reasonable fees or other compensation for their services. Lubar & Co., Incorporated shall be paid an annual management fee of $250,000.

                                  ARTICLE VII

    ASSIGNMENT, TRANSFER AND REPURCHASE OF MEMBER'S UNITS AND DISASSOCIATION

     7.01  Assignment and Transfer.

          (a) General Restrictions on Transfers. Except as otherwise provided herein, a Member may not Transfer any Unit without the prior written consent of the Board of Managers. Any Transfer, attempted Transfer, or purported Transfer in violation of this Operating Agreement's terms and conditions shall be null and void. Notwithstanding the foregoing, C2, Inc. may pledge and assign its interest to Christiana and Christiana may effect a Transfer of C2, Inc.'s Units pursuant to any action taken with respect to any security interest granted to it by C2, Inc. Christiana may also transfer its Units without consent of the Board of Managers if the transferee is an affiliate of Christiana or C2, Inc. and such party agrees in writing to be bound by the provisions of this Operating Agreement. At any time after the [fifth] anniversary of the date of this Operating Agreement, Christiana may transfer any or all of its Units in the Company to any person without the prior consent of the Board of Managers, provided, however, that in order to effect any such Transfer, Christiana must provide C2, Inc. with a copy of the terms of the proposed transfer (the "Transfer Notice"). C2, Inc. shall have a right of first refusal to purchase such Units for the same price and on the same terms set forth in the Transfer Notice. Such right shall be exercised by C2, Inc. sending an appropriate notice to Christiana within 60 days after receipt of the Transfer Notice. The closing shall then be held 30 days after C2, Inc. sends its notice to Christiana.

          (b) Involuntary Transfer.

             (i) Notice of Involuntary Transfer. In the event of an Involuntary Transfer of a Unit, the Transferor or the Involuntary Transferee shall immediately deliver a Notice of Involuntary Transfer to the Company. During the 90-day period beginning on the earlier of (i) the date of receipt by the Company of the Notice of Involuntary Transfer or (ii) the date that the Company provides a notice to the Involuntary Transferee and the Members that the Company is aware of the Involuntary Transfer, the Company shall have the option to purchase the Units that are subject to the Involuntary Transfer. The purchase price shall be an amount equal to the book value attributable to those Units, as determined by the Company's accountants, calculated as of the last day of the calendar quarter immediately preceding the date of the Involuntary Transfer. The purchase price

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        shall be payable pursuant to the terms of payment set forth in the applicable provisions of Section 7.01(e) below. Notwithstanding the foregoing, in the case of a Member that is an entity, the option described above in this Section 7.01(b) shall not apply with respect to an Involuntary Transfer of Units resulting from a merger of such Member into another entity if the proportionate interest owned by each person who owns, directly or indirectly, an ownership interest in such other entity immediately after the merger is substantially the same as the proportionate interest owned, directly or indirectly, by such person in the Member immediately before the merger.

             (ii) Acceptance of Offer. The Company shall exercise any such option by delivering a written notice to the Transferor (if the Transferor is still in existence) and the Involuntary Transferee within such 90-day period, which notice shall specify a closing date, occurring within 30 days after the end of such 90-day period, for the purchase by the Company.

             (iii) Status of Involuntary Transferee. Regardless of whether the Company exercises such option or closes such purchase, the Involuntary Transferee shall not be considered to be a Member, for any period of time, as a result of the Involuntary Transfer (and the rights of the Involuntary Transferee shall be as described in Section 7.01(c)), unless all the Nontransferring Members have delivered (within such 90-day period) their written consent, which consent may be withheld in the sole and absolute discretion of the Nontransferring Members, to treating the Involuntary Transferee as a Member.

          (c) Effect of Transfers. Until an Involuntary Transferee is considered a Member, if ever, pursuant to the applicable provisions of this Article VII, the Units transferred to an Involuntary Transferee shall be considered in all respects as Units held by the Transferor for purposes of this Operating Agreement except for those provisions relating to the economic rights associated with such Units, the nonmanagement provisions of which will apply to the Involuntary Transferee as though the Involuntary Transferee held the Units. Except as otherwise provided in this Operating Agreement, any actions that a Member takes or would be entitled to take with respect to Units, including, without limitation, votes, consents, offers, sales, purchases, options, or other deeds taken pursuant to this Operating Agreement, shall be taken by the Member for its Involuntary Transferees with respect to the Units held by those Involuntary Transferees. This Section 7.01(c) shall constitute an irrevocable and absolute proxy and power of attorney granted by each Involuntary Transferee to its Transferor to (1) take such actions on behalf of the Involuntary Transferee without any further deed than the taking of the action by the Member, and (2) sign any document or instrument evidencing such action for or on behalf of the Involuntary Transferee relating to the Units held by the Involuntary Transferee.

          (d) Time and Place of Closing. Except as otherwise agreed by the Company, the closing of any Involuntary Transfer (or purchase by the Company) pursuant to this Article VII shall occur at the Company's principal office on such day as the Company shall select pursuant to the provisions of this Article VII. The Company shall notify the Transferor and the Involuntary Transferee in writing of the exact date and time of closing at least 10 days before the closing date.

          (e) Transfer and Payment of Purchase Price. At the closing, the Transferor shall deliver the Units that are subject to the Involuntary Transfer (or purchase or redemption by the Company) free and clear of any liens, security interests, encumbrances, charges, or other restrictions (other than those created pursuant to this Operating Agreement), together with all such instruments or documents of conveyance as shall be reasonably required. If not otherwise provided pursuant to this Section 7.01 and the Notice of Involuntary Transfer, or otherwise agreed, the price for any Units to be purchased or redeemed by the Company shall be paid by certified or bank cashier's check.

     7.02 Disassociation. A person ceases to be a Member of the Company upon the occurrence of, and at the time of, any event of disassociation defined under the Act.

     7.03 Restraining Order. In the event that any Member shall at any time Transfer or attempt to Transfer its Units in violation of the provisions of this Operating Agreement and any rights hereby granted, then the other Members and the Company shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Operating Agreement.

                                  ARTICLE VIII

                           DISSOLUTION AND WINDING UP

     8.01 Dissolution. The Company shall be dissolved upon the happening of any of the following:

          (a) By Member Approval to dissolve the Company;

          (b) The Company being adjudicated insolvent or bankrupt; or

          (c) Entry of a decree of judicial dissolution.

     8.02 Winding Up and Liquidation. Upon a dissolution of the Company, the Members shall by Member Approval select a liquidator (the "Liquidator"). The Liquidator shall liquidate as much of the Company's assets in its discretion, and shall do so as promptly as is consistent with obtaining fair value for them, and shall apply and distribute the assets of the Company in accordance with the following:

          (a) First, to the payment and discharge of all of the Company's debts and liabilities to creditors of the Company regardless of whether they are Members, including, without limitation, the unpaid principal balance (and any interest thereon) of any loan made by a Member; and

          (b) Second, to the Members in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

     8.03 Compliance With Timing Requirements of Regulations. In the event the Company is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, distributions shall be made pursuant to this Article IX by the end of the fiscal year in which such liquidation occurs, or if later, within ninety (90) days of such liquidation. Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Members in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Operating Agreement; provided, however, such trust may only be created if the Company has received an opinion from counsel, which is generally recognized as being capable and qualified in the area of federal income taxation, that such trust will not be classified as an association which would be taxed as a corporation for federal income tax purposes.

                                   ARTICLE IX

                 BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS

     9.01 Books and Records. The Company shall maintain or cause to be maintained at the Company's principal place of business, complete and accurate books and records with respect to all Company business and transactions. Such books and records shall be at all times during normal business hours open to inspection by any Member. At a minimum, the Company shall keep the following books and records at the principal place of business of the Company: (a) a list of the full name(s) and last known business address(es) of each current and former Member in alphabetical order, setting forth the date on which such person became a Member and the date, if applicable, on which the person ceased to be a Member; (b) a copy of the Articles of Organization and all certificates of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; (c) a copy of this Operating Agreement and all amendments thereto, including any prior Operating Agreements no longer in effect; (d) copies of the Company's federal, state, and local income tax returns and reports for the seven
(7) most recent years; (e) copies of any effective written Company agreements and of any financial statements of the Company for the seven (7) most recent years; (f) all such other records as may be required by law; and (g) full and true books of account.

     9.02 Fiscal Year and Method of Accounting. The Company's fiscal year for both tax and financial reporting purposes shall be the calendar year. The method of accounting for both tax and financial reporting purposes shall be the cash method, unless otherwise required for tax purposes or if the Board of Managers determine that there would be a significant advantage to the Company if different methods were followed.

     9.03  Reports and Statements.

          (a) Annual Tax Reports. Within ninety (90) days of the end of each fiscal year of the Company, the Company shall deliver to the Members such information as shall be necessary for the preparation by the Members of their federal, state, and local income and other tax returns.

          (b) Annual Financial Reports. Within ninety (90) days after the end of each fiscal year of the Company, the Company shall deliver to the Members unaudited financial statements of the Company for the just completed fiscal year, prepared at the expense of the Company, which financial statements shall set forth, as of the end of and for the preceding fiscal year, the following:

             (1) A profit and loss statement and a balance sheet of the Company;

             (2) Members' equity and changes in financial position; and

             (3) The balances in the Capital Accounts of each Member.

     9.04  Tax Elections.

          (a) General. The Members shall have the sole authority through Member Approval to make or revoke any elections on behalf of the Company for tax purposes.

          (b) Section 754 Election. In the event of a transfer of all or part of the interest of a Member in the Company, at the request of the transferee, the Board of Managers may, in its sole discretion, cause the Company to elect, pursuant to Code Section 754, or the corresponding provision of subsequent law, to adjust the basis of the Company property as provided by Code Sections 734 and 743 provided, however, such election shall be made effective as of the Closing of the transactions contemplated by the Purchase Agreement.

     9.05  Tax Matters Partner.                is designated as the "tax matters
partner" of the Company, as provided in regulations pursuant to Code Section 6231 and to perform such duties as are required or appropriate thereunder.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.01 Amendments. Except as provided in Section 10.05 hereof, amendments to this Operating Agreement shall be undertaken and effective only with Member Approval.

     10.02 Bank Accounts. Company funds shall be deposited in the name of the Company in accounts designated by the Board of Managers and withdrawals shall be made only by persons duly authorized by the Board of Managers.

     10.03 Binding Effect. Except as provided to the contrary, the terms and provisions of this Operating Agreement shall be binding upon and shall inure to the benefit of all the Members, their personal representatives, heirs, successors, and assigns.

     10.04 Rules of Construction. The captions in this Operating Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Operating Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persons may require. No provision of this Operating Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof.

     10.05 Choice of Law and Severability. This Operating Agreement shall be construed in accordance with the internal laws of Delaware. If any provision of this Operating Agreement shall be contrary to the internal laws of Delaware or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Operating Agreement. This Operating Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Operating Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Operating Agreement.

     10.06 Counterparts. This Operating Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

     10.07 Entire Agreement. This Operating Agreement constitutes the entire agreement among the Members regarding the terms and operations of the Company, except for any amendments to this Operating Agreement adopted in accordance with
Section 10.01 hereof. This Operating Agreement and the other agreements referred to in the preceding sentence supersede all prior and contemporaneous agreements, statements, understandings, and representations of the parties regarding the terms and operations of the Company, except as provided in the preceding sentence.

     10.08 Last Day for Performance Other Than a Business Day. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day immediately following the otherwise last day for such performance or such exercise.

     10.09 Notices. All notices, requests, consents, or other communications provided for in or to be given under this Operating Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person or by fax,
(ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

     If to the Company, to the Board of Managers at:

              Total Logistic Control, LLC
               700 North Water Street
               Suite 1200
               Milwaukee, Wisconsin 53202
               Attention: William T. Donovan
               (414) 291-9000

     If to a Member, to the intended recipient at the Member's most recent address as reflected in the Company's records.

     10.10  Title to Property; No Partition.

     All real and personal property owned by the Company shall be owned by it as an entity and no Member shall have any ownership interest in such property in its individual right or name, and each Member's Units represented thereby shall be personal property.

                                   ARTICLE XI

                                    GLOSSARY

     In this Operating Agreement, the following terms shall have the meanings indicated below, and any derivations of these terms shall have correlative meanings:

     "Act" means the Delaware Limited Liability Company Act in its form as of the date of this Operating Agreement.

     "Affiliate" means any of the following persons or entities: (i) any person directly or indirectly controlling, controlled by, or under common control with the person in question; (ii) any person owning any interest in the person in question; (iii) any officer, director, employee, or partner of the person in question; and (iv) if the person in question or any partner of the person in question is an officer, director, or partner, any company for which such person in question or any partner of the person in question acts in any such capacity.

     "Board of Managers" means the management body of the Company acting on behalf of the Members pursuant to Section 6.01.

     "Business Day" means a day other than a Saturday, Sunday, or a legal holiday on which federally chartered banks in the United States of America are generally closed for business.

     "Capital Account" means the separate account maintained for each Member pursuant to Section 3.06 hereof.

     "Christiana" means Christiana Companies, Inc. and its permitted successors and assigns.

     "Code" means the Internal Revenue Code of 1986, and any successor provisions or codes thereto.

     "Company" means Total Logistic Control, LLC.

     "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

     "Involuntary Transfer" means a Transfer of a Unit due to the bankruptcy of a Member under applicable federal law.

     "Involuntary Transferee" means any person receiving an interest in Units due to the bankruptcy of a Member under applicable federal law pursuant to
Section 7.01(b).

     "Liquidator" means the person selected as such by the Member pursuant to
Section 8.02 hereof.

     "Manager" means an individual serving on the Board of Managers.

     "Manager Approval" means an act of a majority of the Board of Managers pursuant to Section 6.07.

     "Member" means the parties executing this Operating Agreement or any Member admitted pursuant to Section 2.02 or any Transferee permitted to become a Member pursuant to Section 7.01.

     "Member Approval" means the unanimous vote or written consent of the Members.

     "Nontransferring Members" means, with respect to a Transfer of Units, all persons (other than the Transferor) who are Members immediately prior to such Transfer.

     "Notice of Involuntary Transfer" means the written notice to be sent by a Transferor or an Involuntary Transferee to the Company pursuant to Article VII describing the event giving rise to the Involuntary Transfer; the date upon which the Transfer occurred; the reason or reasons for the Transfer; the name, address and capacity of the Involuntary Transferee; and the number of Units involved.

     "Profits and Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          i. Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          ii. Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

          iii. Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value;

          iv. In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period hereof; and

          v. Notwithstanding any other provision of this definition, any items, which are specially allocated pursuant to Section 4.02 hereof shall not be taken into account in computing Profits or Losses.

     "Sale" (or "Sell") means a sale, transfer, financing, refinancing, condemnation, or other disposition by the Company of all or any portion of its assets.

     "Subsidiary" means any corporation, partnership, limited partnership, association, limited liability company or other business entity.

     "Tax Matters Partner" means the person designated in Section 9.05 as provided in regulations pursuant to Code Section 6231.

     "Transfer" means, with respect to a Unit, to voluntarily sell, give, assign, bequeath, pledge or otherwise encumber, divest, dispose of, or transfer direct ownership of all, any part of, or any interest in the Unit, but does not include a change in control of any Member or any affiliate thereof.

     "Transferor" means a Member who Transfers, or proposes to Transfer, any of its Units pursuant to the terms of Article VII.

     "Treasury Regulations" means the Federal Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations, and any References to Temporary Regulations shall be deemed also to refer to any corresponding provisions of final Treasury Regulations.

     "Unit" or "Units" means the basis by which a Member's ownership interest in the Company issued pursuant to Section 3.01(a) or (b) is measured.

     "Value" means, with respect to any asset, the assets adjusted basis for federal income tax purposes, except as follows:

     (a) The initial Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;

          vi. The Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (A) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of

     Company property, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and (C) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

          vii. If the Value of an asset has been determined or adjusted pursuant to (i) or (ii) above, such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     IN WITNESS WHEREOF, the undersigned have caused this Operating Agreement to be executed as of the day and year first above written.

                                            CHRISTIANA COMPANIES, INC.

                                            By:

                                            ------------------------------------
                                               William T. Donovan, President

                                            C2, INC.

                                            By:

                                            ------------------------------------

                                            Name:

                                            ------------------------------------

                                            Title:

                                            ------------------------------------

                                   EXHIBIT A

                           MEMBER                              UNITS
                           ------                             -------
C2, Inc.....................................................  666.667
  700 North Water Street
  Suite 1200
  Milwaukee, Wisconsin 53202
Christiana Companies, Inc...................................  333.333
  [insert address]

                                                                      APPENDIX D

MORGAN STANLEY

                                                         MORGAN STANLEY & CO.
                                                         INCORPORATED
                                                         TEXAS COMMERCE TOWER
                                                         600 TRAVIS, SUITE 3700
                                                         HOUSTON, TX 77002-2993
                                                         (713) 512-4400

                               December 15, 1997

Board of Directors
EVI, Inc.
4400 Post Oak Parkway
5 Post Oak Park
Suite 1760
Houston, TX 77027-3415

Gentlemen:

     We understand that EVI, Inc. ("EVI"), Christiana Acquisition, Inc., a wholly owned subsidiary of EVI ("Sub"), Christiana Companies, Inc. ("Christiana"), and C2, Inc., ("C2"), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 12, 1997 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Sub with and into Christiana. Pursuant to the Merger, Christiana will become a wholly owned subsidiary of EVI and each issued and outstanding share of common stock, par value $1.00 per share, of Christiana, other than shares held directly or indirectly by Christiana, (the "Christiana Common Stock"), will be converted into the right to receive (i) .75876 of a share of common stock, par value $1.00 per share, of EVI (the "EVI Common Stock") and (ii) a certain cash amount per share determined pursuant to a certain formula set forth in the Merger Agreement (the "Cash Consideration"). In addition, $10,000,000 of the Cash Consideration will be held back for a period of 5 years with respect to certain indemnity obligations of C2 and Total Logistic Control, LLC ("Logistic").

     We further understand that in a separate but related transaction, EVI, Christiana, C2 and Logistic, propose to enter into an Agreement, substantially in the form of the draft dated December 12, 1997 (the "Logistic Agreement" and together with the Merger Agreement, the "Agreements"), which provides, among other things, as a condition to the Merger, for the sale by Christiana to C2 of 667 Membership Units (two-thirds of the outstanding interest) in Logistic for $10,666,667 in cash and the assumption by C2 of certain Assumed Liabilities (as defined in the Logistic Agreement) (the "Logistic Sale"). In addition, the Logistic Agreement also provides for the indemnification by C2 and Logistic of EVI and Christiana and certain other parties in certain circumstances. The terms and conditions of the Merger and the Logistic Sales are more fully set forth in the Agreements.

     You have asked for our opinion as to whether the consideration to be paid by EVI pursuant to the Merger Agreement is fair from a financial point of view to EVI.

     For purposes of the opinion set forth herein, we have:

          (i) reviewed certain publicly available financial statements and other information of EVI and Christiana;

          (ii) reviewed certain internal financial statements and other financial and operating data concerning EVI, Christiana and Logistic prepared by the managements of EVI, Christiana and Logistic, respectively;

          (iii) analyzed certain financial projections concerning EVI, Christiana and Logistic prepared by the managements of EVI, Christiana and Logistic, respectively;

          (iv) discussed the past and current operations and financial condition and the prospects of EVI, Christiana and Logistic with senior executives of EVI, Christiana and Logistic, respectively;

          (v) analyzed the pro forma impact of the Merger on EVI's earnings per share;

          (vi) reviewed the reported prices and trading activity for EVI Common Stock and Christiana Common Stock;

          (vii) reviewed the Agreements and certain related documents;

          (viii) reviewed a certain draft letter provided to Logistic by Arthur Andersen LLP, regarding the tax treatment of the Merger;

          (ix) discussed and reviewed with Fulbright & Jaworski L.L.P. the results of their legal and environmental due diligence; and

          (x) performed other such analysis and considered such other factors as we have deemed appropriate.

     We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of EVI, Christiana and Logistic. We have not made any independent valuation or appraisal of the assets or liabilities of EVI, Christiana or Logistic, except, that we have received the draft letter of Arthur Andersen LLP referred to in paragraph
(viii) above and the verbal report concerning certain legal and environmental due diligence analyses performed by Fulbright & Jaworski L.L.P. referred to in paragraph (ix) above and we have relied, without independent verification, upon such items for purposes of this opinion. In addition, we have assumed the Logistic Sale will be consummated prior to or simultaneously with the Merger and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement including that all material conditions to closing have been satisfied and not waived. We have also assumed that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. In arriving at our opinion, we were not authorized to consider, and did not consider, any alternative transaction or transaction structure. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

     It is understood that this letter is for the information of the Board of Directors of EVI and may not be used for any other purpose without our prior written consent, provided however that we consent to the inclusion of our opinion in any filing made by EVI with the Securities and Exchange Commission in connection with the Merger. In addition, we provide no advice or opinion as to how holders of EVI Common Stock should vote at the shareholders' meeting held in connection with the Merger.

     We have been engaged solely to provide this opinion to the Board of Directors of EVI in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory and financing services for EVI and have received fees for the rendering of these services.

     Based on and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be paid by EVI pursuant to the Merger Agreement is fair from a financial point of view to EVI.

                                  Very truly yours,

                                  MORGAN STANLEY & CO. INCORPORATED

                                  /s/ STEPHEN M. TRAUBER
                                  Stephen M. Trauber
                                  Principal

                                                                      APPENDIX E


                                              PRUDENTIAL SECURITIES INCORPORATED

                                                  One New York Plaza, 18th Floor
                                                         New York, NY 10292-2018
                                                        Tel 212 778-4114 Fax 212
778-3243
[PRUDENTIAL SECURITIES LOGO]                      norm.chaleff.ccmail.prusec.com
PRIVATE AND CONFIDENTIAL

                                                               December 24, 1997

The Board of Directors
Christiana Companies, Inc.
Suite 3380
777 E. Wisconsin Avenue
Milwaukee, Wisconsin 53202-5302

Members of the Board:

     We understand that Christiana Companies, Inc., a Wisconsin corporation (the "Company" or "CST"), EVI, Inc., a Delaware corporation ("EVI"), Christiana Acquisition Inc., a Wisconsin corporation and a wholly-owned subsidiary of EVI (the "Acquisition Sub"), and C2, Inc., a Wisconsin Corporation ("C2") and a wholly owned subsidiary of Lubar & Co. Incorporated ("Lubar"), have entered into an Agreement and Plan of Merger dated December 12, 1997 (the "Agreement"). Pursuant to the Agreement, the Acquisition Sub shall merge with and into CST (the "Merger"). In the Merger, each outstanding share of CST common stock, par value $1.00 per share (the "CST Common Stock"), will be converted into the right to receive a number of shares of EVI common stock, par value $1.00 per share (the "EVI Common Stock") and certain cash payments (the "Cash Payment"). The number of shares of EVI Common Stock and the amount of the Cash Payment payable pursuant to the Merger are each determined pursuant to the provisions of section
1.7 of the Agreement. The Agreement is conditioned upon, among other matters, the sale by CST of two-thirds of its interest in Total Logistic Control, LLC, a Delaware Limited Liability Company and a wholly-owned subsidiary of CST ("TLC"), to C2 for $10,666,667 in cash (the "Acquisition"), pursuant to an Acquisition Agreement (the "Acquisition Agreement"). In addition, we understand that C2 and Sheldon Lubar, a stockholder of CST, have entered into an agreement dated December 22, 1997 (the "C2 Agreement") pursuant to which C2 will agree that, at the election of each and any stockholder of CST, such stockholder may purchase from C2 a number of shares of C2 common stock, par value $1.00 per share (the "C2 Common Stock"), representing at least the same proportionate ownership interest in C2 as such stockholder held in CST immediately prior to the effective time of the Merger at the same price as the C2 Common Stock will be acquired by Lubar and its affiliates, by applying a portion of the Cash Payment they will receive pursuant to the Merger (the "C2 Optional Purchase" and together with the Acquisition and the Merger, the "Transaction"). We understand further that C2 will agree that each stockholder of CST at the effective time of the Merger will be a beneficiary of the C2 Agreement for the purpose of enforcing such stockholder's rights thereunder.

     You have requested our opinion as to the fairness of the Transaction from a financial point of view to the stockholders of the Company.

     In conducting our analysis and arriving at the opinion expressed herein, we have reviewed such materials and considered such financial and other factors as we deemed relevant under the circumstances, including:

          (i) The Agreement, the C2 Agreement and a draft of the Acquisition Agreement dated December 12, 1997;

          (ii) certain publicly-available historical financial and operating data concerning the Company, including, but not limited to, (a) the Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended June 30, 1997, (b) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and (c) the Proxy Statement for the Annual Meeting of Shareholders held on October 29, 1996; and certain financial pro-forma financial data prepared by CST management;

                                              PRUDENTIAL SECURITIES INCORPORATED

[PRUDENTIAL SECURITIES LOGO]

          (iii) certain publicly-available historical financial and operating data for EVI including, but not limited to, (a) the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (b) the Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, and (c) Proxy Statement for the Meeting of Stockholders held on May 6, 1997;

          (iv) certain information relating to TLC, including historical financial data for the fiscal years ended June 30, 1993 through June 30, 1997, and the quarters ended September 30, 1997 and September 30, 1996, provided by the management of TLC;

          (v) certain information relating to TLC, including financial forecasts for the fiscal years ending June 30, 1998 through June 30, 2002, prepared by the management of TLC;

          (vi) publicly available financial, operating and stock market data concerning certain companies engaged in businesses we deemed comparable to TLC or otherwise relevant to our inquiry;

          (vii) the financial terms of certain recent transactions we deemed relevant to our inquiry;

          (viii) the historical stock prices and trading volumes of CST Common Stock and EVI Common Stock; and

          (ix) such other financial studies, analyses and investigations that we deemed appropriate.

     We have assumed, with your consent, that the draft of the Acquisition Agreement which we reviewed (as referred to above) will conform in all material respects to the document when in final form.

     We have met with members of the senior management of the Company and TLC to discuss (i) the prospects for the Company's business, (ii) their estimates of the future financial performance of the Company, (iii) the financial impact of the Merger on CST and (iv) such other matters that we deemed relevant. We have also visited selected CST and TLC facilities.

     In connection with our review and analysis and in arriving at our opinion, we have relied upon the accuracy and completeness of the financial and other information provided to us by the Company and by TLC, and have not undertaken any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities of the Company or TLC. With respect to the financial forecasts provided to us by the Company for the Company and by TLC for TLC, we have assumed that such forecasts (and the assumptions and bases therefor) have been reasonably prepared and represent the respective management's best currently available estimate as to the future financial performance of the Company and TLC. Our opinion assumes that: (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; (ii) neither CST nor the Acquisition Sub will recognize any gain or loss for federal income tax purposes as a result of the receipt by EVI of CST Common Stock in exchange for EVI Common Stock in the Merger; (iii) the holders of CST Common Stock will not recognize any gain or loss for federal income tax purposes as a result of the receipt of EVI Common Stock as partial consideration for their CST Common Stock in the Merger and we have assumed that such taxes are the only relevant taxes for purposes of this Opinion other than taxes which may be applicable to the Cash Payment and the C2 Optional Purchase.

     For purposes of our opinion, we have assumed that the stockholders of CST at the effective time of the Merger will be legally entitled to compel performance by C2 of the C2 Agreement in accordance with its terms in a legal proceeding brought by such stockholders and we have further assumed that the C2 Agreement will not be amended or modified.

     Our engagement by the Company was limited to reviewing the financial terms of the transactions described herein, and accordingly, our opinion does not address nor should it be construed to address the relative merits of the Transaction or alternative business strategies that may be available to the Company. In

                                              PRUDENTIAL SECURITIES INCORPORATED

[PRUDENTIAL SECURITIES LOGO]

addition, this option does not in any manner address the prices at which EVI Common Stock or C2 Common Stock will trade following consummation of the Merger. Further, our opinion is necessarily based on economic, financial and market conditions as they exist and can only be evaluated as of the date hereof.

     As you know, we have been retained by the Company to render this opinion in connection with the Merger and will receive a fee for such services, the majority of which fee is contingent upon the consummation of the Merger. In the ordinary course of business we may actively trade the shares of CST Common Stock and EVI Common Stock for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are for the use of the Board of Directors of the Company. This opinion does not constitute a recommendation to the stockholders of the Company as to how such stockholders should vote in connection with the Merger or as to any other action such stockholders should take regarding the Merger. This opinion may not be reproduced, summarized, excerpted from or otherwise publicly referred to or disclosed in any manner, without our prior written consent; except that the Company may include this opinion in its entirety (a) in any proxy statement, or information statement relating to the Merger sent to the Company's stockholders or (b) in a registration statement filed under the Securities Act of 1933 with respect to the C2 Common Stock to be issued pursuant to the C2 Optional Purchase.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Transaction is fair to the stockholders of the Company from a financial point of view.

                                      Very truly yours,

                                      /s/ PRUDENTIAL SECURITIES INCORPORATED
                                      PRUDENTIAL SECURITIES INCORPORATED

                                                                      APPENDIX G
                       AMERICAN APPRAISAL ASSOCIATES LOGO

     UNITED STATES                                                                              INTERNATIONAL
Arcadia          Los Angeles                                                                    Argentina        Morocco
Atlanta          Milwaukee                       American Appraisal Associates(R)               Brazil           Peru
Boston           Minneapolis                        411 East Wisconsin Avenue                   Canada           Philippines
Buffalo          New Orleans                                Suite 1900                          China            Poland
Charlotte        New York                                  P.O. Box 664                         Czech Republic   Portugal
Chicago          Philadelphia                    Milwaukee, Wisconsin 53201-0664                England          Russia
Cincinnati       Pittsburgh                          Telephone (414) 271-7240                   Hong Kong        Spain
Dallas           Princeton                                                                      Hungary          Taiwan
Denver           Rolling Meadows                                                                Italy            Thailand
Detroit          St. Louis                                                                      Japan            Venezuela
Houston          San Francisco                                                                  Mexico
Irvine           Tampa

                                December 1, 1997

Boards of Directors
Christiana Companies, Inc.
EVI, Inc. and
C2, Inc.

     This letter is furnished at the request of Christiana Companies, Inc. ("CST") regarding the proposed restructuring (the "Restructuring") of Total Logistic Control, LLC ("TLC").

OVERVIEW

     We understand that CST currently holds 100% of the member interests of TLC (the "TLC Member Interest"). Pursuant to the Restructuring, CST intends to sell two-thirds ( 2/3) of its TLC Member Interest to a new company, C2, Inc. ("C2"). We also understand that as part of the Restructuring, CST has a put exercisable after five years from the Restructuring (the "Put") to sell its remaining one-third TLC Member Interests to C2.

     As part of the Restructuring, TLC intends to enter into a $65.0 million revolving line of credit (the "Revolver" or "the Financing") with a group of banks led by Firstar Bank Milwaukee, N.A. (Firstar Bank Milwaukee, N.A. and the banks collectively referred to herein as "the Banks"). We understand that the Financing will be used to refinance (the "Refinancing") existing debt of TLC, and as part of the Restructuring, TLC will pay a $20.0 million dividend (the "Dividend") to CST and repay a $3.0 million subordinated note to CST (the "Subordinated Note"), thereby drawing an additional $23.0 million on the Revolver over and above the amount needed for the Refinancing.

     We understand that there will be a number of other transactions involving CST as well as CST and EVI, Inc. ("EVI") which are not a part of this Opinion.

     The transactions contemplated as a result of the Restructuring, the Revolver, the Dividend, the Refinancing, the repayment of the Subordinated Note and the Financing and the payment of related fees and expenses are collectively referred to as the "Transaction".

SOLVENCY TESTS AND DEFINITIONS

     In connection with the Transaction, you have requested that we render a written opinion (the "Opinion") addressed to the Board of Directors of CST and EVI and C2, as to whether, assuming the Transaction has been consummated substantially as proposed after, and giving effect to, the consummation of the
Transaction:

          (a) The fair value of the aggregate assets of TLC will exceed its respective total liabilities (including, without limitation, subordinated, unmatured, unliquidated, disputed and contingent liabilities);

          (b) The present fair saleable value of the aggregate assets of TLC will be greater than its respective probable liabilities on its debts as such debts become absolute and matured;

          (c) TLC will be able to pay its respective debts and other liabilities, including contingent liabilities and other commitments, as they mature; and

          (d) TLC will not have unreasonably small capital for the business in which it is engaged, as managements of TLC and CST have indicated such business is now conducted and proposed to be conducted following the consummation of the Transaction.

     For purposes of the Opinion, the following terms will have meanings set forth below:

          (1) "Fair value" means the amount at which the aggregate assets would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, neither being under any compulsion to act, with equity to both;

          (2) "Present fair saleable value" means the amount that may be realized if the aggregate assets are sold with reasonable promptness in an arm's-length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise;

          (3) "Contingent liabilities" of TLC means the maximum estimated amount of contingent liabilities which contingent liabilities have been identified to us by responsible officers and employees of TLC and CST, their respective accountants and financial advisors, and such other experts as we deemed necessary to consult, and valued by AAA after consultation with responsible officers and employees of TLC and CST, and/or such industry, economic and other experts as we deemed necessary to consult (the valuation of contingent liabilities to be computed in light of all of the facts and circumstances existing at the time of such valuation as an amount that can reasonably be expected to become an actual or matured liability), which contingent liabilities may not meet the criteria for accrual under Statement of Financial Accounting Standards No. 5 and therefore may not be recorded as liabilities under Generally Accepting Accounting Principles ("GAAP");

          (4) "Able to pay its debts as they mature" means that assuming the Transaction has been consummated as proposed (and taking into consideration additional borrowing capacity under TLC's Revolver) during the period covered July 1, 1997 through June 30, 2002 covered by the financial projections faxed to American Appraisal Associates, Inc. on November 17, 1997 and prepared by CST and TLC management (the "Financial Projections"), TLC will have positive cash flow after paying its scheduled anticipated indebtedness; the realization of current assets in the ordinary course of business will be sufficient to pay recurring current debt, short-term debt, long-term debt service and other contractual obligations, including contingent liabilities, as such obligations mature; and the cash flow will be sufficient to provide cash necessary to repay TLC's long-term indebtedness as such debt matures; and

          (5) "Will not have unreasonably small capital with which to conduct its business" means that TLC will not lack sufficient capital for the needs and anticipated needs for capital of its business, including contingent liabilities, as management of TLC and CST have indicated it is, and proposed to be, conducted following the consummation of the Transaction.

     No representation is made herein as to the sufficiency of the above definitions for any purpose; such definitions are used solely for setting forth the scope of our Opinion.

VALUATION METHODOLOGY

     In rendering our Opinion, we have valued the aggregate assets of TLC, on a going concern basis, immediately after, and giving effect to the Transaction and the associated indebtedness incurred or remaining outstanding in connection therewith. The valuation included the aggregate assets of the business of TLC or total invested capital as represented by the total net working capital, tangible plant, property and equipment, and intangible assets of the business enterprise. We believe that this is a reasonable basis to value TLC.

Nothing has come to our attention that causes us to believe that TLC, after the Transaction, is not a going concern.

     The determination of fair value and present fair saleable value was based on the generally accepted valuation principles used in the market and discounted cash flow approaches, described as follows:

          Market Approach -- Based on correlation of (a) current stock market prices of publicly held companies whose businesses are similar to that of TLC and premiums paid over market price by acquirors of total or controlling ownership in such businesses; and (b) acquisition prices paid for total ownership positions in business whose lines of business are similar to that of TLC.

          Discounted Cash Flow Approach -- Based on the present value of TLC's future debt-free operating cash flow as estimated by the management of TLC contained in the Financial Projections. The present value is determined by discounting the projected operating cash flow at a rate of return that reflects the financial and business risks of TLC.

     Our Opinion of fair value and present fair saleable value is subject to the following conditions:

          (i) Any sale of TLC, including the underlying assets thereof, will be completed as the sale of an ongoing business entity;

          (ii) A "commercially reasonable period" of time means at least twelve months for a willing buyer and a willing seller to agree on price and terms, plus the time necessary to complete the sale of TLC;

          (iii) "Reasonable promptness" means a period of time of nine to twelve months for a willing buyer and a willing seller to agree on price and terms, plus the time necessary to complete the sale of TLC; and

          (iv) In determining the fair value and present fair saleable value of the assets of TLC, any taxes or transaction costs which may be owed by TLC as a result of the Transaction, other than those specifically identified in the Financial Projections were not considered.

     While we believe that TLC would be marketable as a separate business enterprise, we have not been requested to identify, and have not identified, potential purchasers or to ascertain the actual prices and terms of which TLC can currently be sold. Furthermore, because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether TLC could actually be sold for amounts we believe to be equivalent to the fair value and present fair saleable values.

FINANCIAL RESULTS AND PROJECTIONS

     In connection with the analysis underlying the Opinion, we were provided historical and projected operating results (the Financial Projections as previously defined). In addition to this information, we were provided other operating data and information all of which has been accepted, without independent verification, as representing a fair statement of historical and projected results of TLC, in the opinion of the managements of TLC and CST. However, in the course of our investigation, nothing has led us to believe that our acceptance and reliance on such operating data and information was unreasonable.

     Although we have not independently verified the accuracy and completeness of the Financial Projections and forecasts, or any of the assumptions, estimates, or judgments referred to therein, or the basis therefore, and although no assurances can be given that such Financial Projections and forecasts can be realized or that actual results will not vary materially from those projected, nothing has come to our attention during the course of our engagement which led us to believe that any information reviewed by us or presented to us in connection with our rendering of the Opinion is unreasonable in any material respect or that it was unreasonable for us to utilize and rely upon the financial projections, financial statements, assumptions, description of the business and liabilities, estimates and judgments of the management of TLC and CST, and their respective counsel, accountants and financial advisors. Our Opinion is necessarily based on business, economic, market and other conditions as they currently exist and as they can be evaluated by us at the date of this Opinion.

CONTINGENT LIABILITIES

     In determining the amount that would be required to pay the total liabilities of TLC as such liabilities become absolute and mature for purposes of Opinion (b) below, we have applied valuation techniques, including present value analysis, using appropriate rates over appropriate periods, to the amounts that will be required from time to time to pay such liabilities and contingent liabilities as they become absolute and mature based on their scheduled maturities.

     In the course of our investigation of identified contingent liabilities, the areas brought to our attention by the management of TLC included, but were not limited to: (i) the adequacy of the corporate safety and insurance program;
(ii) lawsuits or claims filed and or pending against TLC; (iii) environmental matters; (iv) customer concentration; and (v) liabilities of TLC in connection with the Agreement and Plan of Merger by and among EVI, Christiana Acquisition Co., C2 and CST, anticipated to be dated and signed on December 4, 1997 (the "Merger Agreement"), and the Proposed Agreement among EVI, CST, TLC, and C2 regarding the purchase of TLC Member Interests anticipated to be dated and signed on December 4, 1997 (the "TLC Acquisition Agreement").

     We have determined that reserves for the contingent liabilities have been made in the pro forma consolidated balance sheet as of September 30, 1997 (the "Pro Forma Balance Sheet") prepared and furnished to us by the management of TLC, and provisions for the ongoing expenses related to these issues have been included with the projection of income and expenses presented in the Financial Projections, and are considered in our valuation study as ongoing business operating expenses. We have taken these identified contingent liabilities into account in rendering our Opinion and have concluded that such liabilities and ongoing expenses do not require any qualification of our Opinion. Our conclusion is based on, among other things: (i) our review of various acquisition transactions, including leveraged transactions and significant debt-financed recapitalization transactions, involving corporations engaged in businesses similar to those of TLC; (ii) the opinion of the managements of TLC and CST that the issues concerning various lawsuits, claims and other identified contingent liabilities will not have a material adverse effect on the financial position of TLC; and (iii) our discussions with the managements of TLC and CST, their accountants, consultants and counsel concerning, and our investigation of, the various lawsuits, claims and other contingent liabilities identified to us.

     We have assumed that as of the effective date of the closing of the Transaction, the total identified liabilities of TLC will be only those liabilities set forth in its respective Pro Forma Balance Sheet and incorporated in the Financial Projections that were prepared by TLC and CST and furnished to us by the managements of TLC and CST and their financial advisors. In the course of our investigation, nothing came to our attention which caused us to believe such assumptions to be unreasonable. The Pro Forma Balance Sheet is the unaudited Pro Forma Opening Balance Sheet for TLC as of September 30, 1997 reflecting the closing of the Transaction, as reflected in the Financial Projections and adjusted to give effect to (a) the planned financing of the Transaction; and (b) the application of the proceeds of the financing and restated by us to reflect the fair value and present fair saleable value of TLC.

     TLC's and CST's management have represented to us, and we have relied on the representations of the managements of TLC and CST that no adverse changes have occurred since their preparation which would materially impact the content of TLC's Pro Forma Balance Sheet and Financial Projections. Nothing has come to our attention which would lead us to believe our reliance on such representations to be unreasonable.

OPINION CONDITIONS AND ASSUMPTIONS

     We have assumed, without independent verification, that the Pro Forma Balance Sheet and Financial Projections provided to us have been reasonably prepared and reflect the best currently available estimates, after the consummation of the Transaction, of the future financial results and conditions of TLC, and that there has been no material adverse change in the assets, financial condition, business or prospects of TLC, since the date of the most recent financial statements made available to us. Nothing has come to our attention which would lead us to believe that the foregoing assumption is unreasonable. Further our Opinion is subject to the following assumptions:

          (i) The Transaction is consummated as described herein;

          (ii) Pursuant to the terms and conditions of the various financing documents, the operating cash flow of TLC will be made available and used to satisfy its obligations as they mature;

          (iii) Our opinion of TLC's ability to be able to pay its debts and other liabilities including contingent liabilities and other commitments, as they mature, is limited to the period of time of the Financial Projections;

          (iv) Any indebtedness of TLC is permitted to be refinanced in conformity with common business practice to the extent consistent with covenants in the various Financing documents;

OPINION DUE DILIGENCE

     In connection with our Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

          (i) Reviewed the Transaction documents including but not limited to the following: (a) draft of the Credit Agreement among Total Logistic Control, LLC, as Borrower and Firstar Bank Milwaukee, N.A., as Agent for the Banks; (b) the Merger Agreement; and (c) the TLC Acquisition Agreement.

          (ii) Reviewed the Financial Projections prepared by CST and TLC and inquired of managements of CST and TLC as to the foundation for any such projections and the basic assumptions made in the preparation of the Financial Projections relating to the type of business, geographic markets, economic conditions, and capital facilities and working capital requirements;

          (iii) Reviewed audited and unaudited historical financial statements of TLC including income statements, balance sheets and cash flow statements as provided by management of and their accounting firm:

          (iv) Discussed historical and projected operating results and industry data, including the impact of future trends on the industry and TLC, as well as the effects of Financing and the Transaction with management of CST and TLC;

          (v) Reviewed internal financial analyses and other internally generated data with CST and TLC including asset valuations of TLC, if any;

          (vi) Inquired of management of CST and TLC as to estimated levels of cash and working capital to be required by TLC after the Transaction;

          (vii) Reviewed certain publicly available economic, financial and market information as it relates to the business operations of TLC;

          (viii) Reviewed information regarding businesses similar to TLC and investigated the financial terms and post-transaction performance of recent acquisitions;

          (ix) Discussed all of the foregoing information, where appropriate, with management of CST and TLC and their respective employees and agents;

          (x) Met with members of the senior management of CST and TLC, to discuss the business, properties, past history, results of operations and prospects of TLC, including discussions of the competitive environment in which TLC will operate;

          (xi) Held discussions with representatives of CST's and TLC's independent accounting firm, financial advisors and counsel to discuss certain matters; and

          (xii) Conducted such other studies, analyses and investigations as we deemed relevant or necessary for purposes of the Opinion.

OPINION

     Based on the foregoing, and in reliance thereon, it is our opinion as of this date that, assuming the Transaction has been consummated as proposed, immediately after giving effect to, the consummation of the Transaction:

          (a) The fair value of the aggregate assets of TLC exceed its respective total liabilities (including, without limitation, subordinated, unmatured, unliquidated, disputed and contingent liabilities);

          (b) The present fair saleable value of the aggregate assets of TLC is greater than its respective probable liabilities on its debts as such debts become absolute and matured;

          (c) TLC is able to pay its respective debts and other liabilities, including contingent liabilities and other commitments, as they mature; and

          (d) TLC does not have unreasonably small capital for the business in which it is engaged, as managements of TLC and CST have indicated such business is now conducted and proposed to be conducted following the consummation of the Transaction.

     It is understood that this Opinion is solely for the information of the above mentioned addressees, their successors, assignees, participants, title companies delivering policies or commitments with respect to the Financing and transferees, and is not to be quoted, or referred to, in whole or in part, in any written document other than a reference in (i) the filing and disclosure of the Opinion with the Securities and Exchange Commission (the "SEC") and any state securities commission or blue sky authority, or other governmental authority or agency if such filing or disclosure is required pursuant to the rules and regulations thereof, or required by applicable law in the opinion of TLC's counsel; (ii) the use or disclosure of the Opinion upon the demand, order or request of any court, administrative or governmental agency or regulatory body (whether or not such demand, order or request has the force of law) or as may be required or appropriate in response to any summons, subpoena, or discovery requests; (iii) the attachment of this Opinion as an exhibit to the Transaction documents governing the Financing; (iv) the disclosure of this Opinion in connection with (A) the Transaction; (B) the prospective sale, assignment, participation or any other disposition by the Banks or any right of interest in the Financing; (C) an audit of TLC by an independent public accountant or any administrative agency or regulation body; or (D) the exercise of any right or remedy, defense or claim by TLC in any litigation, or any governmental proceeding or investigation to which TLC is subject or purported to be subject; (v) the disclosure of the Opinion as may be requested, required or ordered in, or to protect TLC's interest in, any litigation, governmental proceeding or investigation to which any of such persons or entities is subject or purported to be subject; or (vi) the disclosure of the Opinion as otherwise required by, or reasonably determined by TLC to be required by any law, order, regulation or ruling to TLC.

                                        Very truly yours,

                                        AMERICAN APPRAISAL ASSOCIATES, INC.

                                        /s/ NANCY M. CZAPLINSKI

                                        Nancy M. Czaplinski

                                        Assistant Vice President

                                                                      APPENDIX H

                      DISSENTERS' RIGHTS PROVISIONS OF THE
                       WISCONSIN BUSINESS CORPORATION LAW

180.1301  DEFINITIONS. In sections 180.1301 to 180.1331:

     (1) "Beneficial shareholder" means a person who is a beneficial owner of shares held by a nominee as the shareholder.

     (1m) "Business combination" has the meaning given in section 180.1130(3).

     (2) "Corporation" means the issuer corporation or, if the corporate action giving rise to dissenters' rights under section 180.1302 is a merger or share exchange that has been effectuated, the surviving domestic corporation or foreign corporation of the merger or the acquiring domestic corporation or foreign corporation of the share exchange.

     (3) "Dissenter" means a shareholder or beneficial shareholder who is entitled to dissent from corporate action under section 180.1302 and who exercises that right when and in the manner required by sections. 180.1320 to 180.1328.

     (4) "Fair value", with respect to a dissenter's shares other than in a business combination, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. "Fair value", with respect to a dissenter's shares in a business combination, means market value, as defined in section 180.1130(9)(a)1. to 4.

     (5) "Interest" means interest from the effectuation date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all of the circumstances.

     (6) "Issuer corporation" means a domestic corporation that is the issuer of the shares held by a dissenter before the corporate action.

180.1302 RIGHT TO DISSENT. (1) Except as provided in sub. (4) and section 180.1008(3), a shareholder or beneficial shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of, any of the following corporate actions:

          (a) Consummation of a plan of merger to which the issuer corporation is a party if any of the following applies:

             1. Shareholder approval is required for the merger by section
        180.1103 or by the articles of incorporation.

             2. The issuer corporation is a subsidiary that is merged with its parent under section 180.1104.

          (b) Consummation of a plan of share exchange if the issuer corporation's shares will be acquired, and the shareholder or the shareholder holding shares on behalf of the beneficial shareholder is entitled to vote on the plan.

          (c) Consummation of a sale or exchange of all, or substantially all, of the property of the issuer corporation other than in the usual and regular course of business, including a sale in dissolution, but not including any of the following:

             1. A sale pursuant to court order.

             2. A sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

          (d) Except as provided in sub. (2), any other corporate action taken pursuant to a shareholder vote to the extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that the voting or nonvoting shareholder or beneficial shareholder may dissent and obtain payment for his or her shares.

          (2) Except as provided in sub. (4) and section 180.1008(3), the articles of incorporation may allow a shareholder or beneficial shareholder to dissent from an amendment of the articles of incorporation and obtain payment of the fair value of his or her shares if the amendment materially and adversely affects rights in respect of a dissenter's shares because it does any of the following:

          (a) Alters or abolishes a preferential right of the shares.

          (b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

          (c) Alters or abolishes a preemptive right of the holder of shares to acquire shares or other securities.

          (d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

          (e) Reduces the number of shares owned by the shareholder or beneficial shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 180.0604.

     (3) Notwithstanding sub.(1)(a) to (c), if the issuer corporation is a statutory close corporation under sections 180.1801 to 180.1837, a shareholder of the statutory close corporation may dissent from a corporate action and obtain payment of the fair value of his or her shares, to the extent permitted under sub. (1)(d) or (2) or section 180.1803, 180.1813(1)(d) or (2)(b),
180.1815(3) or 180.1829(1)(c).

     (4) Except in a business combination or unless the articles of incorporation provide otherwise, subs. (1) and (2) do not apply to the holders of shares of any class or series if the shares of the class or series are registered on a national securities exchange or quoted on the national association of securities dealers, inc., automated quotations system on the record date fixed to determine the shareholders entitled to notice of a shareholders meeting at which shareholders are to vote on the proposed corporate action.

     (5) Except as provided in section 180.1833, a shareholder or beneficial shareholder entitled to dissent and obtain payment for his or her shares under sections 180.1301 to 180.1331 may not challenge the corporate action creating his or her entitlement unless the action is unlawful or fraudulent with respect to the shareholder, beneficial shareholder or issuer corporation.

180.1303 DISSENT BY SHAREHOLDERS AND BENEFICIAL SHAREHOLDERS. (1) A shareholder may assert dissenters' rights as to fewer than all of the shares registered in his or her name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of a shareholder who under this subsection asserts dissenters' rights as to fewer than all of the shares registered in his or her name are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on his or her behalf only if the beneficial shareholder does all of the following:

          (a) Submits to the corporation the shareholder's written consent to the dissent not later than the time that the beneficial shareholder asserts dissenters' rights.

          (b) Submits the consent under par.(a) with respect to all shares of which he or she is the beneficial shareholder.

180.1320 NOTICE OF DISSENTERS' RIGHTS. (1) If proposed corporate action creating dissenters' rights under section 180.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders and beneficial shareholders are or may be entitled to assert dissenters' rights under sections 180.1301 to 180.1331 and shall be accompanied by a copy of those sections.

     (2) If corporate action creating dissenters' rights under section 180.1302 is authorized without a vote of shareholders, the corporation shall notify, in writing and in accordance with section 180.0141, all shareholders entitled to assert dissenters' rights that the action was authorized and send them the dissenters' notice described in section 180.1322.

180.1321 NOTICE OF INTENT TO DEMAND PAYMENT. (1) If proposed corporate action creating dissenters' rights under section 180.1302 is submitted to a vote at a shareholders' meeting, a shareholder or beneficial shareholder who wishes to assert dissenters' rights shall do all of the following:

          (a) Deliver to the Issuer corporation before the vote is taken written notice that complies with section 180.0141 of the shareholder's or beneficial shareholder's intent to demand payment for his or her shares if the proposed action is effectuated.

          (b) Not vote his or her shares in favor of the proposed action.

     (2) A shareholder or beneficial shareholder who fails to satisfy sub.(1) is not entitled to payment for his or her shares under sections 180.1301 to 180.1331.

180.1322 DISSENTERS' NOTICE. (1) If proposed corporate action creating dissenters' rights under section 180.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders and beneficial shareholders who satisfied section 180.1321.

     (2) The dissenters' notice shall be sent no later than 10 days after the corporate action is authorized at a shareholders' meeting or without a vote of shareholders, whichever is applicable. The dissenters' notice shall comply with section 180.0141 and shall include or have attached all of the following:

          (a) A statement indicating where the shareholder or beneficial shareholder must send the payment demand and where and when certificates for certificated shares must be deposited.

          (b) For holders of uncertificated shares, an explanation of the extent to which transfer of the shares will be restricted after the payment demand is received.

          (c) A form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires the shareholder or beneficial shareholder asserting dissenters' rights to certify whether he or she acquired beneficial ownership of the shares before that date.

          (d) A date by which the corporation must receive the payment demand, which may not be fewer than 30 days nor more than 60 days after the date on which the dissenters' notice is delivered.

          (3) A copy of sections 180.1301 to 180.1331.

180.1323 DUTY TO DEMAND PAYMENT. (1) A shareholder or beneficial shareholder who is sent a dissenters' notice described in section 180.1322, or a beneficial shareholder whose shares are held by a nominee who is sent a dissenters' notice described in section 180.1322, must demand payment in writing and certify whether he or she acquired beneficial ownership of the shares before the date specified in the dissenters' notice under section 180.1322(2)(c). A shareholder or beneficial shareholder with certificated shares must also deposit his or her certificates in accordance with the terms of the notice.

     (2) A shareholder or beneficial shareholder with certificated shares who demands payment and deposits his or her share certificates under sub. (1) retains all other rights of a shareholder or beneficial shareholder until these rights are canceled or modified by the effectuation of the corporate action.

     (3) A shareholder or beneficial shareholder with certificated or uncertificated shares who does not demand payment by the date set in the dissenters' notice, or a shareholder or beneficial shareholder with certificated shares who does not deposit his or her share certificates where required and by the date set in the dissenters' notice, is not entitled to payments for his or her shares under sections 180.1301 to 180.1331.

180.1324 RESTRICTIONS ON UNCERTIFICATED SHARES. (1) The issuer corporation may restrict the transfer of uncertificated shares from the date that the demand for payment for those shares is received until the corporate action is effectuated or the restrictions released under section 180.1326.

     (2) The shareholder or beneficial shareholder who asserts dissenters' rights as to uncertificated shares retains all of the rights of a shareholder or beneficial shareholder, other than those restricted under sub. (1), until these rights are canceled or modified by the effectuation of the corporate action.

180.1325 PAYMENT. (1) Except as provided in section 180.1327, as soon as the corporate action is effectuated or upon receipt of a payment demand, whichever is later, the corporation shall pay each shareholder or beneficial shareholder who has complied with section 180.1323 the amount that the corporation estimates to be the fair value of his or her shares, plus accrued interest.

     (2) The payment shall be accompanied by all of the following:

          (a) the corporation's latest available financial statements, audited and including footnote disclosure if available, but including not less than a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year and the latest available interim financial statements, if any.

          (b) A statement of the corporation's estimate of the fair value of the shares.

          (c) An explanation of how the interest was calculated.

          (d) A statement of the dissenter's right to demand payment under section 180.1328 if the dissenter is dissatisfied with the payment.

          (e) A copy of sections 180.1301 to 180.1331.

180.1326 FAILURE TO TAKE ACTION. (1) If an issuer corporation does not effectuate the corporate action within 60 days after the date set under section 180.1322 for demanding payment, the issuer corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the issuer corporation effectuates the corporate action, the corporation shall deliver a new dissenters' notice under section 180.1322 and repeat the payment demand procedure.

180.1327 AFTER-ACQUIRED SHARES. (1) A corporation may elect to withhold payment required by section 180.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date specified in the dissenters' notice under section 180.1322 (2)(c) as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(2) To the extent that the corporation elects to withhold payment under sub. (1) after effectuating the corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his or her demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 180.1328 if the dissenter is dissatisfied with the offer.

180.1328 PROCEDURE IF DISSENTER DISSATISFIED WITH PAYMENT OR OFFER. (1) A dissenter may, in the manner provided in sub. (2), notify the corporation of the dissenter's estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate, less any payment received under section 180.1325, or reject the offer under section 180.1327 and demand payment of the fair value of his or her shares and interest due, if any of the following applies:

          (a) The dissenter believes that the amount paid under section 180.1325 or offered under section 180.1327 is less than the fair value of his or her shares or that the interest due is incorrectly calculated.

          (b) The corporation fails to make payment under section 180.1325 within 60 days after the date set under section 180.1322 for demanding payment. H-4

          (c) The issuer corporation, having failed to effectuate the corporate action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set under section 180.1322 for demanding payment.

     (2) A dissenter waives his or her right to demand payment under this section unless the dissenter notifies the corporation of his or her demand under sub. (1) in writing within 30 days after the corporation made or offered payment for his or her shares. The notice shall comply with section 180.0141.

180.1330 COURT ACTION. (1) If a demand for payment under section 180.1328 remains unsettled, the corporation shall bring a special proceeding within 60 days after receiving the payment demand under section 180.1328 and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not bring the special proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall bring the special proceeding in the circuit court for the county where its principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall bring the special proceeding in the county in this state in which was located the registered office of the issuer corporation that merged with or whose shares were acquired by the foreign corporation.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the special proceeding. Each party to the special proceeding shall be served with a copy of the petition as provided in section 801.14.

     (4) The jurisdiction of the court in which the special proceeding is brought under sub. (2) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. An appraiser has the power described in the order appointing him or her or in any amendment to the order. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (5) Each dissenter made a party to the special proceeding is entitled to judgment for any of the following:

          (a) The amount, if any, by which the court finds the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation.

          (b) The fair value, plus accrued interest, of his or her shares acquired on or after the date specified in the dissenter's notice under section 180.1322 (2)(c), for which the corporation elected to withhold payment under section 180.1327.

180.1331 COURT COSTS AND COUNSEL FEES. (1) (a) Notwithstanding sections 814.01 to 814.04, the court in a special proceeding brought under section 180.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court and shall assess the costs against the corporation, except as provided in par. (b).

     (b) Notwithstanding sections 814.01 and 814.04, the court may assess costs against all or some of the dissenters, in amounts that the court finds to be equitable, to the extent that the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 180.1328.

     (2) The parties shall bear their own expenses of the proceeding, except that, notwithstanding sections 814.01 to 814.04, the court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts that the court finds to be equitable, as follows:

          (a) Against the corporation and in favor of any dissenter if the court finds that the corporation did not substantially comply with sections
     180.1320 to 180.1328.

          (b) Against the corporation or against a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

     (3) Notwithstanding sections 814.01 to 814.04, if the court finds that the services of counsel and experts for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel and experts reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation provides that the Registrant's directors are not liable to the Registrant or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.

     Section 145 of the Delaware General Corporation Law grants to the Registrant the power to indemnify each officer and director of the Registrant against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Registrant if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws of the Registrant provide for indemnification of each officer and director of the Registrant to the fullest extent permitted by Delaware law. Messrs. David J. Butters and Robert B. Millard, employees of Lehman Brothers Inc. ("Lehman"), constitute two of the eight members of the Board of Directors of the Registrant. Under the restated certificates of incorporation, as amended to date, of Lehman and its parent, Lehman Brothers Holdings Inc. ("Holdings"), both Delaware corporations, Messrs. Butters and Millard, in their capacity as directors of the Registrant, are to be indemnified by Lehman and Holdings to the fullest extent permitted by Delaware law. Messrs. Butters and Millard are serving as directors of the Registrant at the request of Lehman and Holdings.

     Section 145 of the Delaware General Corporation Law also empowers the Registrant to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Registrant against liability asserted against or incurred by him in any such capacity, whether or not the Registrant would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Registrant has purchased and maintains a directors' and officers' liability policy for such purposes. Messrs. Butters and Millard are insured against certain liabilities which they may incur in their capacity as directors pursuant to insurance maintained by Holdings.

     Under the terms of the Agreement dated December 12, 1997, as amended, by and among the Registrant, Christiana Companies, Inc. ("Christiana"), Total Logistic Control, LLC ("Logistic") and C2, Inc., Logistic and C2 have agreed to indemnify the directors and officers of the Registrant for any liability relating to any claim or damage by any stockholder of Christiana or EVI with respect to the Merger or the Logistic Sale or the transactions relating thereto, including any claims and liabilities arising under the securities laws and claims with respect to the Joint Proxy Statement/Prospectus.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

          2.1            -- Agreement and Plan of Merger dated as of March 4, 1998, by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to
                            Amendment No. 1 to Form 8-K on Form 8-K/A, File 1-13086,
                            filed March 9, 1998).
          2.2            -- Amendment No. 1 dated as of April 17, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed April 21, 1998).

          2.3            -- Amendment No. 2 dated as of April 22, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            as amended by and between EVI, Inc. and Weatherford
                            Enterra, Inc. (incorporated by reference to Exhibit No.
                            2.3 to Form 8-K, File 1-13086, filed April 23, 1998).
          2.4            -- Share Purchase Agreement made and entered into as of
                            January 30, 1998, by and among the shareholders of Nika
                            Enterprises Ltd., an Alberta corporation, listed on the
                            signature pages thereto and EVI Oil Tools Canada Ltd., an
                            Alberta corporation (incorporated by reference to Exhibit
                            No. 2.1 to the Form 8-K, File 1-13086, filed March 3,
                            1998).
          2.5            -- Agreement and Plan of Merger dated as of December 12,
                            1997, by and among EVI, Inc., Christiana Acquisition,
                            Inc., Christiana Companies, Inc. and C2, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to Form
                            8-K, File 1-13086, filed December 31, 1997).
          2.6            -- Agreement dated as of December 12, 1997, by and among
                            EVI, Inc., Christiana Companies, Inc., Total Logistic
                            Control LLC and C2, Inc. (incorporated by reference to
                            Exhibit No. 2.2 to Form 8-K, File 1-13086, filed December
                            31, 1997).
          2.7            -- Letter Agreement dated December 12, 1997, by and among
                            EVI, Inc., Christiana Acquisition, Inc., Christiana
                            Companies, Inc. and C2, Inc. (incorporated by reference
                            to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed
                            December 31, 1997).
          2.8            -- Amended and Restated Arrangement Agreement by and between
                            Taro Industries Limited, and EVI, Inc. and 756745 Alberta
                            Ltd. And 759572 Alberta Ltd. dated as of December 5, 1997
                            (incorporated by reference to Exhibit No. 2.4 to Form
                            8-K, File 1-13086, filed December 31, 1997).
          2.9            -- Stock Purchase Agreement dated as of October 9, 1997,
                            between EVI, Inc. and PACCAR Inc (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed October 21, 1997).
          2.10           -- Stock Purchase Agreement dated as of October 9, 1997,
                            among certain shareholders of BMW Monarch (Lloydminster)
                            Ltd., the shareholders of BMW Pump Inc., the shareholder
                            of Makelki Holdings Ltd., the shareholder of 589979
                            Alberta Ltd., the shareholders of 600969 Alberta Ltd.,
                            the shareholders of 391862 Alberta Ltd. and EVI, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed October 21, 1997).
          2.11           -- Agreement and Plan of Merger dated as of July 16, 1997, as amended, by and among XLS Holding, Inc., EVI, Inc. and
                            GPXL, Inc. (incorporated by reference to Exhibit No. 2.1
                            to Form 8-K, File 1-13086, filed August 26, 1997).
          2.12           -- Stock Purchase Agreement dated as of February 21, 1997, among Seigo Arai, Kanematsu USA Inc. and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit No. 2.1 to
                            Form 8-K, File 1-13086, filed March 17, 1997).
          2.13           -- Agreement and Plan of Merger dated as of December 5,
                            1996, among Energy Ventures, Inc., GulfMark Acquisition
                            Co., GulfMark International, Inc. and New GulfMark
                            International, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 26,
                            1996).
          2.14           -- Agreement and Plan of Distribution dated as of December
                            5, 1996, by and among GulfMark International, Inc., New
                            GulfMark International, Inc. and Energy Ventures, Inc.
                            (incorporated by reference to Exhibit No. 2.3 to Form
                            8-K, File 1-13086, filed December 26, 1996).

          2.15           -- First Amendment to Agreement and Plan of Merger dated as of March 27, 1997, by and among Energy Ventures, Inc.,
                            GulfMark Acquisition Co., GulfMark International, Inc.
                            and GulfMark Offshore, Inc. (incorporated by reference to
                            Exhibit No. 2.3 to the Registration Statement on Form S-4
                            (Reg. No. 333-24133)).
          2.16           -- Stock Purchase Agreement dated as of September 14, 1996, by and among Parker Drilling Company and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit 2.1 to Form
                            8-K, File 1-13086, filed October 3, 1996).
          2.17           -- Agreement and Plan of Merger dated as of June 20, 1996
                            between Energy Ventures, Inc., TCA Acquisition, Inc. and
                            Tubular Corporation of America (incorporated by reference
                            to Exhibit No. 2.1 to Form 8-K, File 1-13086, filed June
                            24, 1996).
          2.18           -- Amendment No. 1 dated as of May 26, 1998, to the
                            Agreement and Plan of Merger dated as of December 12,
                            1997 and to the Agreement dated as of December 12, 1997,
                            by and among EVI, Inc., Christiana Acquisition, Inc.,
                            Christiana Companies, Inc., C2, Inc. and Total Logistic
                            Control, LLC.
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant, as amended (incorporated by reference to
                            Exhibit No. 3.1 to Form 8-K, File 1-13086, dated June 2,
                            1998).
          3.2            -- Amended and Restated By-laws of the Registrant, as
                            amended (incorporated by reference to Exhibit No. 3.2 to
                            Form 8-K, File 1-13086, filed June 2, 1998).
          4.1            -- See Exhibit Nos. 3.1 and 3.2 for provisions of the
                            Amended and Restated Certificate of Incorporation and
                            Amended and Restated By-laws of the Registrant defining
                            the rights of the holders of Common Stock.
          4.2            -- Amended and Restated Credit Agreement dated as of May 27,
                            1998, among EVI Weatherford, Inc., EVI Oil Tools Canada
                            Ltd., Chase Bank of Texas, National Association, as U.S.
                            Administrative Agent, The Bank of Nova Scotia, as
                            Documentation Agent and Canadian Agent, ABN AMRO Bank,
                            N.V., as Syndication Agent, and the other Lenders defined
                            therein, including the forms of Notes (incorporated by
                            reference to Exhibit No. 4.1 to the Form 8-K, File
                            1-13086, filed June 15, 1998).
          4.3            -- Indenture dated March 15, 1994, among Energy Ventures,
                            Inc., as Issuer, the Subsidiary Guarantors party thereto,
                            as Guarantors, and Chemical Bank, as Trustee
                            (incorporated by reference to Form 8-K, File 1-13086,
                            filed April 5, 1994).
          4.4            -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures,
                            Inc. (incorporated by reference to Form 8-K, File
                            1-13086, filed April 5, 1994).
          4.5            -- First Supplemental Indenture by and among Energy
                            Ventures, Inc., Prideco and Chemical Bank, as trustee,
                            dated June 30, 1995 (incorporated by reference to Exhibit
                            No. 4.4 to the Registration Statement on Form S-3 (Reg.
                            No. 33-61933)).
          4.6            -- Second Supplemental Indenture by and among Energy
                            Ventures, Inc., EVI Arrow, Inc., EVI Watson, Inc. and The
                            Chase Manhattan Bank, as trustee, dated effective as of
                            December 6, 1996 (incorporated by reference to Exhibit
                            4.6 to Form 10-K, File 1-13086, filed March 20, 1997).
          4.7            -- Third Supplemental Indenture by and among EVI, Inc.,
                            Ercon, Inc. and The Chase Manhattan Bank, as trustee,
                            dated effective as of May 1, 1997 (incorporated by
                            reference to Exhibit 99.2 to Form 8-K, File 1-13086,
                            filed October 27, 1997).
          4.8            -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).

              4.9            -- Fifth Supplemental Indenture by and between EVI, Inc. and The Chase Manhattan Bank dated as of December 12, 1997 (including the Form of Note and Form of Exchange Note)
                                (incorporated by reference to Exhibit 4.1 to Form 8-K, File 1-13086, filed December 31,
                                1997).
              4.10           -- Indenture dated as of October 15, 1997, between EVI, Inc. and The Chase Manhattan Bank, as Trustee (incorporated by reference to Exhibit No. 4.13 to the Registration Statement on Form S-3 (Reg. No. 333-45207)).
              4.11           -- First Supplemental Indenture dated as of October 28, 1997, between EVI, Inc. and The
                                Chase Manhattan Bank, as Trustee (including Form of Debenture) (incorporated by reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed November 5, 1997).
              4.12           -- Registration Rights Agreement dated November 3, 1997, by and among EVI, Inc., Morgan
                                Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Credit
                                Suisse First Boston Corporation, Lehman Brothers Inc., Prudential Securities
                                Incorporated and Schroder & Co. Inc. (incorporated by reference to Exhibit 4.3 to Form
                                8-K, File 1-13086, filed November 5, 1997).
              4.13           -- Indenture dated May 17, 1996, between Weatherford Enterra, Inc. and Bank of Montreal
                                Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Weatherford
                                Enterra, Inc.'s Current Report on Form 8-K, File No. 1-7867, dated May 28, 1996).
              4.14           -- First Supplemental Indenture dated and effective as of May 27, 1998, by and among EVI
                                Weatherford, Inc., the successor by merger to Weatherford Enterra, Inc., and Bank of
                                Montreal Trust Company, as Trustee (incorporated by reference to Exhibit No. 4.1 to
                                Form 8-K, File 1-13086, filed June 2, 1998).
              4.15           -- Form of Weatherford Enterra, Inc.'s 7 1/4% Notes Due May 15, 2006 (incorporated by reference to Exhibit 4.2 to Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                                File No. 1-7867, dated May 28, 1996).
              5.1            -- Opinion of Fulbright & Jaworski L.L.P., regarding legality of securities.
             *8.1            -- Opinion of Arthur Andersen LLP, regarding certain tax matters.
             23.1            -- Consent of Fulbright & Jaworski L.L.P. (included in Exhibit No. 5.1).
             23.2            -- Consent of Arthur Andersen LLP, with respect to the Tax Opinion (included in Exhibit
                                No. 8.1).
             23.3            -- Consent of Arthur Andersen LLP, with respect to the financial statements of EVI
                                Weatherford, Inc.
             23.4            -- Consent of Arthur Andersen LLP, with respect to the financial statements of Weatherford
                                Enterra, Inc.
             23.5            -- Consent of Arthur Andersen LLP, with respect to the financial statements of Christiana
                                Companies, Inc.
             23.6            -- Consent of Arthur Andersen LLP, with respect to the financial statements of GulfMark
                                Retained Assets.
             23.7            -- Consent of Ernst & Young LLP, with respect to the consolidated financial statements of
                                Trico Industries, Inc.
             23.8            -- Consent of Arthur Andersen LLP, with respect to the combined financial statements of
                                BMW Monarch (Lloydminster) Ltd. and BMW Pump, Inc.
             23.9            -- Consent of Morgan Stanley & Co. Incorporated with respect to their fairness opinion
                                (included in the Morgan Stanley Opinion attached as Appendix D to the Joint Proxy
                                Statement/Prospectus).

             23.10           -- Consent of Prudential Securities Incorporated with respect to their fairness opinion
                                (included in the Prudential Securities Opinion attached as Appendix E to the Joint
                                Proxy Statement/Prospectus).
             23.11           -- Consent of American Appraisal Associates, Inc. with respect to their appraisal opinion.
             24.1            -- Powers of Attorney (included on signature page).
             99.1            -- Proxy card for use at Special Meeting of Stockholders of EVI Weatherford, Inc.
             99.2            -- Proxy card for use at Special Meeting of Shareholders of Christiana Companies, Inc.
             99.3            -- Form of Letter of Transmittal for use by shareholders of Christiana Companies, Inc.

---------------

* To be filed by amendment.

     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Registrant has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Registrant and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant agrees to furnish a copy of any such agreements to the Securities and Exchange Commission upon request.

ITEM 22. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

          (2) Every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on July 7, 1998.

                                            EVI WEATHERFORD, INC.

                                            By: /s/ BERNARD J. DUROC-DANNER
                                              ----------------------------------
                                                   Bernard J. Duroc-Danner
                                                  President, Chief Executive
                                                            Officer,
                                              Chairman of the Board and Director
                                                (Principal Executive Officer)

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Bernard J. Duroc-Danner and James G. Kiley, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and any of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
             /s/ BERNARD J. DUROC-DANNER               President, Chief Executive       July 7, 1998
-----------------------------------------------------    Officer, Chairman of the
               Bernard J. Duroc-Danner                   Board and Director
                                                         (Principal Executive
                                                         Officer)

                 /s/ JAMES G. KILEY                    Vice President and Chief         July 7, 1998
-----------------------------------------------------    Financial Officer
                   James G. Kiley                        (Principal Financial
                                                         Officer)

                /s/ FRANCES R. POWELL                  Vice President, Accounting       July 7, 1998
-----------------------------------------------------    and Controller (Principal
                  Frances R. Powell                      Accounting Officer)

                /s/ DAVID J. BUTTERS                   Director                         July 7, 1998
-----------------------------------------------------
                  David J. Butters

                /s/ SHELDON B. LUBAR                   Director                         July 1, 1998
-----------------------------------------------------
                  Sheldon B. Lubar

                                                       Director                         July 7, 1998
-----------------------------------------------------
                  Robert B. Millard

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                 /s/ ROBERT A. RAYNE                   Director                         July 3, 1998
-----------------------------------------------------
                   Robert A. Rayne

                /s/ PHILIP BURGUIERES                  Director                         July 7, 1998
-----------------------------------------------------
                  Philip Burguieres

               /s/ WILLIAM E. MACAULAY                 Director                         July 7, 1998
-----------------------------------------------------
                 William E. Macaulay

              /s/ ROBERT K. MOSES, JR.                 Director                         July 7, 1998
-----------------------------------------------------
                Robert K. Moses, Jr.

                                 EXHIBIT INDEX

         NUMBER                                    EXHIBIT
         ------                                    -------
          2.1            -- Agreement and Plan of Merger dated as of March 4, 1998, by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to
                            Amendment No. 1 to Form 8-K on Form 8-K/A, File 1-13086,
                            filed March 9, 1998).
          2.2            -- Amendment No. 1 dated as of April 17, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed April 21, 1998).
          2.3            -- Amendment No. 2 dated as of April 22, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            as amended by and between EVI, Inc. and Weatherford
                            Enterra, Inc. (incorporated by reference to Exhibit No.
                            2.3 to Form 8-K, File 1-13086, filed April 23, 1998).
          2.4            -- Share Purchase Agreement made and entered into as of
                            January 30, 1998, by and among the shareholders of Nika
                            Enterprises Ltd., an Alberta corporation, listed on the
                            signature pages thereto and EVI Oil Tools Canada Ltd., an
                            Alberta corporation (incorporated by reference to Exhibit
                            No. 2.1 to the Form 8-K, File 1-13086, filed March 3,
                            1998).
          2.5            -- Agreement and Plan of Merger dated as of December 12,
                            1997, by and among EVI, Inc., Christiana Acquisition,
                            Inc., Christiana Companies, Inc. and C2, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to Form
                            8-K, File 1-13086, filed December 31, 1997).
          2.6            -- Agreement dated as of December 12, 1997, by and among
                            EVI, Inc., Christiana Companies, Inc., Total Logistic
                            Control LLC and C2, Inc. (incorporated by reference to
                            Exhibit No. 2.2 to Form 8-K, File 1-13086, filed December
                            31, 1997).
          2.7            -- Letter Agreement dated December 12, 1997, by and among
                            EVI, Inc., Christiana Acquisition, Inc., Christiana
                            Companies, Inc. and C2, Inc. (incorporated by reference
                            to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed
                            December 31, 1997).
          2.8            -- Amended and Restated Arrangement Agreement by and between
                            Taro Industries Limited, and EVI, Inc. and 756745 Alberta
                            Ltd. And 759572 Alberta Ltd. dated as of December 5, 1997
                            (incorporated by reference to Exhibit No. 2.4 to Form
                            8-K, File 1-13086, filed December 31, 1997).
          2.9            -- Stock Purchase Agreement dated as of October 9, 1997,
                            between EVI, Inc. and PACCAR Inc (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed October 21, 1997).
          2.10           -- Stock Purchase Agreement dated as of October 9, 1997,
                            among certain shareholders of BMW Monarch (Lloydminster)
                            Ltd., the shareholders of BMW Pump Inc., the shareholder
                            of Makelki Holdings Ltd., the shareholder of 589979
                            Alberta Ltd., the shareholders of 600969 Alberta Ltd.,
                            the shareholders of 391862 Alberta Ltd. and EVI, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed October 21, 1997).
          2.11           -- Agreement and Plan of Merger dated as of July 16, 1997, as amended, by and among XLS Holding, Inc., EVI, Inc. and
                            GPXL, Inc. (incorporated by reference to Exhibit No. 2.1
                            to Form 8-K, File 1-13086, filed August 26, 1997).
          2.12           -- Stock Purchase Agreement dated as of February 21, 1997, among Seigo Arai, Kanematsu USA Inc. and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit No. 2.1 to
                            Form 8-K, File 1-13086, filed March 17, 1997).

         NUMBER                                    EXHIBIT
         ------                                    -------
          2.13           -- Agreement and Plan of Merger dated as of December 5,
                            1996, among Energy Ventures, Inc., GulfMark Acquisition
                            Co., GulfMark International, Inc. and New GulfMark
                            International, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 26,
                            1996).
          2.14           -- Agreement and Plan of Distribution dated as of December
                            5, 1996, by and among GulfMark International, Inc., New
                            GulfMark International, Inc. and Energy Ventures, Inc.
                            (incorporated by reference to Exhibit No. 2.3 to Form
                            8-K, File 1-13086, filed December 26, 1996).
          2.15           -- First Amendment to Agreement and Plan of Merger dated as of March 27, 1997, by and among Energy Ventures, Inc.,
                            GulfMark Acquisition Co., GulfMark International, Inc.
                            and GulfMark Offshore, Inc. (incorporated by reference to
                            Exhibit No. 2.3 to the Registration Statement on Form S-4
                            (Reg. No. 333-24133)).
          2.16           -- Stock Purchase Agreement dated as of September 14, 1996, by and among Parker Drilling Company and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit 2.1 to Form
                            8-K, File 1-13086, filed October 3, 1996).
          2.17           -- Agreement and Plan of Merger dated as of June 20, 1996
                            between Energy Ventures, Inc., TCA Acquisition, Inc. and
                            Tubular Corporation of America (incorporated by reference
                            to Exhibit No. 2.1 to Form 8-K, File 1-13086, filed June
                            24, 1996).
          2.18           -- Amendment No. 1 dated as of May 26, 1998, to the
                            Agreement and Plan of Merger dated as of December 12,
                            1997 and to the Agreement dated as of December 12, 1997,
                            by and among EVI, Inc., Christiana Acquisition, Inc.,
                            Christiana Companies, Inc., C2, Inc. and Total Logistic
                            Control, LLC.
          3.1            -- Amended and Restated Certificate of Incorporation of the
                            Registrant, as amended (incorporated by reference to
                            Exhibit No. 3.1 to Form 8-K, File 1-13086, dated June 2,
                            1998).
          3.2            -- Amended and Restated By-laws of the Registrant, as
                            amended (incorporated by reference to Exhibit No. 3.2 to
                            Form 8-K, File 1-13086, filed June 2, 1998).
          4.1            -- See Exhibit Nos. 3.1 and 3.2 for provisions of the
                            Amended and Restated Certificate of Incorporation and
                            Amended and Restated By-laws of the Registrant defining
                            the rights of the holders of Common Stock.
          4.2            -- Amended and Restated Credit Agreement dated as of May 27,
                            1998, among EVI Weatherford, Inc., EVI Oil Tools Canada
                            Ltd., Chase Bank of Texas, National Association, as U.S.
                            Administrative Agent, The Bank of Nova Scotia, as
                            Documentation Agent and Canadian Agent, ABN AMRO Bank,
                            N.V., as Syndication Agent, and the other Lenders defined
                            therein, including the forms of Notes (incorporated by
                            reference to Exhibit No. 4.1 to the Form 8-K, File
                            1-13086, filed June 15, 1998).
          4.3            -- Indenture dated March 15, 1994, among Energy Ventures,
                            Inc., as Issuer, the Subsidiary Guarantors party thereto,
                            as Guarantors, and Chemical Bank, as Trustee
                            (incorporated by reference to Form 8-K, File 1-13086,
                            filed April 5, 1994).
          4.4            -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures,
                            Inc. (incorporated by reference to Form 8-K, File
                            1-13086, filed April 5, 1994).
          4.5            -- First Supplemental Indenture by and among Energy
                            Ventures, Inc., Prideco and Chemical Bank, as trustee,
                            dated June 30, 1995 (incorporated by reference to Exhibit
                            No. 4.4 to the Registration Statement on Form S-3 (Reg.
                            No. 33-61933)).

         NUMBER                                    EXHIBIT
         ------                                    -------
          4.6            -- Second Supplemental Indenture by and among Energy
                            Ventures, Inc., EVI Arrow, Inc., EVI Watson, Inc. and The
                            Chase Manhattan Bank, as trustee, dated effective as of
                            December 6, 1996 (incorporated by reference to Exhibit
                            4.6 to Form 10-K, File 1-13086, filed March 20, 1997).
          4.7            -- Third Supplemental Indenture by and among EVI, Inc.,
                            Ercon, Inc. and The Chase Manhattan Bank, as trustee,
                            dated effective as of May 1, 1997 (incorporated by
                            reference to Exhibit 99.2 to Form 8-K, File 1-13086,
                            filed October 27, 1997).
          4.8            -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).
          4.9            -- Fifth Supplemental Indenture by and between EVI, Inc. and
                            The Chase Manhattan Bank dated as of December 12, 1997
                            (including the Form of Note and Form of Exchange Note)
                            (incorporated by reference to Exhibit 4.1 to Form 8-K,
                            File 1-13086, filed December 31, 1997).
          4.10           -- Indenture dated as of October 15, 1997, between EVI, Inc.
                            and The Chase Manhattan Bank, as Trustee (incorporated by
                            reference to Exhibit No. 4.13 to the Registration
                            Statement on Form S-3 (Reg. No. 333-45207)).
          4.11           -- First Supplemental Indenture dated as of October 28,
                            1997, between EVI, Inc. and The Chase Manhattan Bank, as
                            Trustee (including Form of Debenture) (incorporated by
                            reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
          4.12           -- Registration Rights Agreement dated November 3, 1997, by and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Credit Suisse First Boston Corporation, Lehman Brothers
                            Inc., Prudential Securities Incorporated and Schroder &
                            Co. Inc. (incorporated by reference to Exhibit 4.3 to
                            Form 8-K, File 1-13086, filed November 5, 1997).
          4.13           -- Indenture dated May 17, 1996, between Weatherford
                            Enterra, Inc. and Bank of Montreal Trust Company, as
                            Trustee (incorporated by reference to Exhibit 4.1 to
                            Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                            File No. 1-7867, dated May 28, 1996).
          4.14           -- First Supplemental Indenture dated and effective as of
                            May 27, 1998, by and among EVI Weatherford, Inc., the
                            successor by merger to Weatherford Enterra, Inc., and
                            Bank of Montreal Trust Company, as Trustee (incorporated
                            by reference to Exhibit No. 4.1 to Form 8-K, File
                            1-13086, filed June 2, 1998).
          4.15           -- Form of Weatherford Enterra, Inc.'s 7 1/4% Notes Due May
                            15, 2006 (incorporated by reference to Exhibit 4.2 to
                            Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                            File No. 1-7867, dated May 28, 1996).
          5.1            -- Opinion of Fulbright & Jaworski L.L.P., regarding
                            legality of securities.
         *8.1            -- Opinion of Arthur Andersen LLP, regarding certain tax
                            matters.
         23.1            -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit No. 5.1).
         23.2            -- Consent of Arthur Andersen LLP, with respect to the Tax
                            Opinion (included in Exhibit No. 8.1).
         23.3            -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of EVI, Inc.
         23.4            -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Weatherford Enterra, Inc.

         NUMBER                                    EXHIBIT
         ------                                    -------
         23.5            -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of Christiana Companies, Inc.
         23.6            -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of GulfMark Retained Assets.
         23.7            -- Consent of Ernst & Young LLP, with respect to the
                            consolidated financial statements of Trico Industries,
                            Inc.
         23.8            -- Consent of Arthur Andersen LLP, with respect to the
                            combined financial statements of BMW Monarch
                            (Lloydminster) Ltd. and BMW Pump, Inc.
         23.9            -- Consent of Morgan Stanley & Co. Incorporated with respect to their fairness opinion (included in the Morgan Stanley
                            Opinion attached as Appendix D to the Joint Proxy
                            Statement/Prospectus).
         23.10           -- Consent of Prudential Securities Incorporated with
                            respect to their fairness opinion (included in the
                            Prudential Securities Opinion attached as Appendix E to
                            the Joint Proxy Statement/Prospectus).
         23.11           -- Consent of American Appraisal Associates, Inc. with
                            respect to their appraisal opinion.
         24.1            -- Powers of Attorney (included on signature page).
         99.1            -- Proxy card for use at Special Meeting of Stockholders of
                            EVI Weatherford, Inc.
         99.2            -- Proxy card for use at Special Meeting of Shareholders of
                            Christiana Companies, Inc.
         99.3            -- Form of Letter of Transmittal for use by shareholders of
                            Christiana Companies, Inc.

---------------

* To be filed by amendment.